                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

Filed by the Registrant                        [X]
Filed by a party other than the Registrant     [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement           [ ]   Confidential, for Use of the
[x]   Definitive Proxy Statement                  Commission Only (as
[ ]   Definitive Additional Materials             permitted by Rule 14a-6(e)(2))
[ ]   Soliciting Material Pursuant to
      Rule 14a-12


                                  SEMINIS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[ ]   No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


            --------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:


            --------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


            --------------------------------------------------------------------

      (4)
            --------------------------------------------------------------------

      (5)
            --------------------------------------------------------------------

[X]   Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

            --------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      (3)   Filing Party:

            --------------------------------------------------------------------

      (4)   Date Filed:

            --------------------------------------------------------------------

                                 SEMINIS, INC.
                              2700 CAMINO DEL SOL
                         OXNARD, CALIFORNIA 93030-7967


                                 AUGUST 8, 2003


Dear Seminis Stockholder:


    You are cordially invited to attend a special meeting of the stockholders of Seminis, Inc. to be held on September 5, 2003 at 10:00 a.m. local time at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017. At this meeting, you will be asked to consider and vote upon a proposal to adopt and approve an agreement and plan of merger entered into by and among Seminis, Seminis Acquisition LLC and Seminis Merger Corp. and the related merger. Seminis Acquisition and Seminis Merger Corp. are affiliates of Savia, S.A. de C.V., our majority stockholder. The merger agreement provides for the merger of Seminis Merger Corp. with and into Seminis, with Seminis continuing as the surviving corporation.


    If the merger is completed, each share of Seminis common stock issued and outstanding at the closing of the merger will be converted into the right to receive $3.78 in cash, other than shares held by Seminis Acquisition, Seminis Merger Corp. and Seminis and shares held by dissenting stockholders who perfect their appraisal rights under Delaware law.

    Immediately following the merger, Fox Paine Seminis Holdings, LLC, together with its affiliates and co-investors, will acquire between approximately 74.4% and 91.0% of the then outstanding shares of Seminis common stock. After the merger and related transactions, Seminis will be owned by Fox Paine, several of my affiliates, certain creditors of a Savia affiliate and nine members of Seminis and Savia management. I will continue as chairman of the board of directors and chief executive officer of Seminis.

    The attached notice of meeting and proxy statement describe the merger agreement, merger, related agreements and related transactions. I urge you to read these materials carefully as they set forth the specifics of the merger and other important information related to the merger.

    The Seminis board of directors, based in part on the unanimous recommendation of a special committee of the board of directors consisting of independent directors, has approved the merger agreement, merger, related agreements and related transactions and has determined that the adoption and approval of the merger agreement and merger are advisable and that the proposed merger is fair to, and in the best interests of, the public stockholders of Seminis.

    Accordingly, the board of directors recommends that the Seminis stockholders vote "FOR" the adoption and approval of the merger agreement and merger.

    Under the Delaware General Corporation Law, the affirmative vote of the holders of shares of Seminis common stock representing a majority of the voting power of the outstanding shares of Seminis common stock entitled to vote, voting together as a single class, is necessary to adopt and approve the merger agreement and merger. Seminis stockholders representing approximately 85.3% of the voting power represented by the outstanding shares of Seminis common stock currently entitled to vote at the special meeting have agreed to vote in favor of the merger agreement and merger.

    It is important that your shares be represented at the special meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed white proxy card in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                          Sincerely,


                                          Alfonso Romo Garza
                                          Chairman and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


THIS PROXY STATEMENT IS DATED AUGUST 8, 2003, AND IS BEING MAILED, ALONG WITH A PROXY CARD, TO SEMINIS STOCKHOLDERS BEGINNING ON OR ABOUT AUGUST 8, 2003.

                                 SEMINIS, INC.
                              2700 CAMINO DEL SOL
                         OXNARD, CALIFORNIA 93030-7967

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 5, 2003


     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Seminis, Inc., a Delaware corporation, has been called by the Seminis board of directors. The details of the meeting are as follows:


     PLACE:Offices of Milbank, Tweed, Hadley & McCloy LLP


           601 South Figueroa Street


           30th Floor


           Los Angeles, California 90017



     DATE: September 5, 2003



     TIME: 10:00 a.m. local time


     The purposes of the special meeting are:

        1. To consider and vote on the proposal to adopt and approve the agreement and plan of merger, dated as of May 30, 2003, among Seminis, Seminis Acquisition LLC and Seminis Merger Corp. and merger of Seminis Merger Corp. with and into Seminis.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


     Only stockholders of record at the close of business on August 7, 2003 are entitled to notice of, and to vote at, the special meeting. A list of stockholders will be available for inspection by stockholders of record during business hours at Seminis, Inc., 2700 Camino del Sol, Oxnard, California for 10 days prior to the date of the special meeting and will also be available at the special meeting.


     The Seminis board of directors, based in part on the unanimous recommendation of a special committee of the board of directors consisting of independent directors, has approved the merger agreement, merger, related agreements and related transactions and has determined that the adoption and approval of the merger agreement and merger are advisable and that the proposed merger is fair to, and in the best interests of, the public stockholders of Seminis.

     Accordingly, the board of directors recommends that the Seminis stockholders vote "FOR" the adoption and approval of the merger agreement and merger.

     We urge you to read the attached proxy statement. If you are a stockholder of record, you should receive a proxy card with the attached proxy statement. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the special meeting if you promptly submit your proxy by completing, signing, dating and returning your proxy card in the enclosed postage-prepaid envelope. Prior to being voted, your proxy may be withdrawn in the manner described in the attached proxy statement.

                                          By Order of the Board of Directors



                                          Jorge F. Barrera Gutierrez
                                          Secretary

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED
  TRANSACTIONS..............................................    1
SUMMARY.....................................................    4
  Transaction Participants..................................    4
  Continuing Stockholders...................................    5
  Transaction Structure.....................................    5
  Capitalization............................................    7
  Co-Investment Rights......................................    7
  Vote Required.............................................    7
  Voting Agreement..........................................    8
  Recommendations of the Seminis Board of Directors and the
     Special Committee......................................    8
  Reasons for the Merger and Related Transactions...........    8
  Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith
     Incorporated...........................................    8
  Appraisal Rights..........................................    8
  Interests of Certain Persons in the Merger and Related
     Transactions...........................................    8
  Conditions to the Merger..................................   10
  Amendments to the Merger Agreement........................   10
  Third-Party Beneficiary of the Merger Agreement...........   10
  Savia Covenant............................................   10
  Termination of the Merger Agreement.......................   10
  Termination Fees and Expenses.............................   10
  No Solicitation...........................................   10
  Financing.................................................   10
  Material U.S. Federal Income Tax Consequences.............   11
  Listing...................................................   11
  Litigation Related to the Merger and Related
     Transactions...........................................   11
RECENT DEVELOPMENTS.........................................   12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   13
INFORMATION CONCERNING THE SPECIAL MEETING..................   14
  Date, Time and Place......................................   14
  Purpose...................................................   14
  Record Date and Quorum Requirement........................   14
  Voting Procedures, Voting by Proxy........................   14
  Revoking Your Proxy.......................................   14
  Assistance................................................   15
  Voting at the Special Meeting.............................   15
  How Shares are Voted......................................   15
  Vote Required.............................................   15
  Voting Agreement..........................................   15
  Voting on Other Matters...................................   16
  Proxy Solicitation........................................   16
SPECIAL FACTORS.............................................   17
  Structure of the Transaction..............................   17
  Capitalization............................................   19
  Purposes of the Merger and Related Transactions; Certain
     Effects of the Merger and Related Transactions.........   20
  Background of the Merger and Related Transactions.........   23
  Recommendations of the Special Committee and the Board of
     Directors; Reasons for Recommending the Approval of the
     Transaction Proposal...................................   35
  Opinion of Financial Advisor to the Special Committee.....   39
  Position of Savia, Mr. Romo and the Continuing
     Stockholders...........................................   44

                                                              PAGE
                                                              ----
  Certain Financial Projections.............................   46
  Interests of Certain Persons in the Merger and Related
     Transactions...........................................   49
  Post-Closing Arrangements Among Fox Paine, Mr. Romo and
     the Continuing Stockholders............................   56
  Plans for Seminis Following the Merger and Related
     Transactions...........................................   59
  Conduct of the Business of Seminis if the Merger is not
     Completed..............................................   59
  Fees and Expenses.........................................   59
  Savia and Related Affiliate Restructurings................   60
  Material U.S. Federal Income Tax Consequences.............   60
  Appraisal Rights of Stockholders..........................   62
  Regulatory Requirements...................................   64
  Litigation Related to the Merger and Related
     Transactions...........................................   64
FINANCING FOR THE MERGER AND RELATED TRANSACTIONS...........   65
  Requirements..............................................   65
  Sources of Financing......................................   65
  Senior Bank Loans.........................................   66
  Subordinated Notes........................................   68
THE CONTRIBUTION AGREEMENT..................................   69
  The Contribution..........................................   69
  The Closing...............................................   69
  Representations and Warranties............................   69
  Conditions................................................   70
  Termination...............................................   70
  Miscellaneous.............................................   70
THE MERGER AGREEMENT........................................   71
  The Merger................................................   71
  Conversion of Capital Stock in the Merger.................   71
  Time of Closing...........................................   71
  Exchange and Payment Procedures...........................   71
  Transfers of Shares.......................................   72
  Treatment of Stock Options................................   72
  Representations and Warranties............................   72
  Covenants.................................................   73
  Conditions................................................   77
  Termination of the Merger Agreement.......................   78
  Fees and Expenses.........................................   79
  Amendments; Waivers.......................................   80
  Fox Paine as Third-Party Beneficiary......................   80
  Savia Covenant............................................   80
THE VOTING AGREEMENT........................................   81
THE STOCK PURCHASE AGREEMENT................................   84
  The Stock Purchases; the ARG Trust Option.................   84
  The Closing...............................................   84
  Representations and Warranties............................   84
  Covenants.................................................   85
  Conditions................................................   86
  Termination...............................................   87
SEMINIS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....   88
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION..........   93

                                                              PAGE
                                                              ----
INFORMATION REGARDING SEMINIS COMMON STOCK TRANSACTIONS.....   94
  Purchases by Seminis......................................   94
  Transactions by Seminis Acquisition, Seminis Merger Corp.,
     Mr. Romo, Savia, Mexican SPC and the Continuing
     Stockholders...........................................   94
  Securities Transactions Within 60 Days....................   95
CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF SEMINIS.........   96
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................  100
INFORMATION ABOUT THE TRANSACTION PARTICIPANTS..............  102
SEMINIS BUSINESS DESCRIPTION................................  106
  Company Overview..........................................  106
  Industry Overview.........................................  106
  Competitive Strengths.....................................  108
  Business Strategy.........................................  109
  Products..................................................  110
  Competition...............................................  116
  Intellectual Property.....................................  116
  Regulation................................................  117
  Employees.................................................  118
PROPERTIES..................................................  118
LEGAL PROCEEDINGS...........................................  118
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................  120
  Six Months Ended March 28, 2003 Compared With Six Months
     Ended March 29, 2002...................................  122
  Year Ended September 30, 2002 Compared With Year Ended
     September 30, 2001.....................................  123
  Year Ended September 30, 2001 Compared With Year Ended
     September 30, 2000.....................................  125
  Liquidity and Capital Resources...........................  128
  Critical Accounting Policies and Estimates................  130
  Recent Accounting Pronouncements..........................  131
  Market Risk Disclosures...................................  132
MISCELLANEOUS OTHER INFORMATION.............................  134
  Stockholder Proposals.....................................  134
  Where You Can Find More Information.......................  134


APPENDICES

Appendix A -- Agreement and Plan of Merger

Appendix B -- Voting Agreement

Appendix C -- Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith
              Incorporated

Appendix D -- Section 262 of the Delaware General Corporation Law

Appendix F -- Financial Statements

        QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS

     The following questions and answers are intended to briefly address some commonly asked questions regarding the merger and related transactions. It should be read together with the Summary that follows. These questions and answers may not address all questions that may be important to you as a Seminis stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote to adopt and approve a merger agreement and merger pursuant to which Seminis Merger Corp., an affiliate of Savia, S.A. de C.V., our majority stockholder, will merge with and into Seminis.

Q:  WHAT WILL HAPPEN IN THE MERGER AND RELATED TRANSACTIONS?

A: Pursuant to the terms of the merger agreement, Seminis Merger Corp. will merge with and into Seminis, and Seminis will be the surviving corporation and become a subsidiary of Seminis Acquisition. Immediately following the merger, Fox Paine Seminis Holdings, LLC, together with its affiliates and co-investors, will acquire between approximately 74.4% and 91.0% of the then outstanding shares of Seminis common stock from Seminis Acquisition. After the merger and related transactions, Seminis will be a privately held company owned by Fox Paine, several entities affiliated with Mr. Alfonso Romo Garza, certain creditors of a Savia affiliate and nine members of Seminis and Savia management. Following the merger and related transactions, Mr. Romo will continue as chairman of the board of directors and chief executive officer of Seminis.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: As a public stockholder of Seminis, you will be entitled to receive $3.78 in cash, without interest, in exchange for each of your shares of Seminis common stock outstanding at the time of the merger, unless you are a dissenting stockholder and perfect your appraisal rights under Delaware law.

Q:  WHY DID THE SEMINIS BOARD OF DIRECTORS FORM THE SPECIAL COMMITTEE?

A: The Seminis board of directors formed a special committee consisting of independent directors because some of our directors are affiliated with Savia and/or will have economic interests in Seminis following the merger and related transactions. The Seminis board of directors formed the special committee to evaluate the terms of the proposed transaction and its fairness to the public stockholders of Seminis, to discuss modifications to the transaction proposal that the special committee deemed desirable, to negotiate definitive agreements and to make a recommendation to the full board of directors.

Q: WHY IS THE SEMINIS BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT AND MERGER?

A: The Seminis board of directors, based in part on the unanimous recommendation of the special committee, believes that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to, and in the best interests of, the public stockholders of Seminis. ACCORDINGLY, THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND MERGER. To review the background and reasons for the merger in greater detail, see "Special Factors -- Background of the Merger and Related Transactions" and "Special Factors -- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Transaction Proposal."

Q: DO ANY OF THE OFFICERS, DIRECTORS OR SIGNIFICANT SEMINIS STOCKHOLDERS HAVE INTERESTS IN THE MERGER AND RELATED TRANSACTIONS THAT DIFFER FROM THOSE OF OTHER STOCKHOLDERS?

A: Yes. Mr. Romo, Savia, their respective affiliates and several officers and directors of Seminis have interests that differ from those of other stockholders because, among other things, they will retain equity interests in Seminis following the merger and related transactions, including rights or options to acquire shares of Seminis common stock.

Q:  WHAT WILL HAPPEN TO STOCK OPTIONS IN THE MERGER?

A: Prior to the effective time of the merger, all outstanding options to purchase shares of Seminis common stock (other than those held by persons permitted by Seminis Acquisition to retain their options) will be cancelled. Option holders will receive, for each share of Seminis common stock underlying an option with a per share exercise price less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option, regardless of whether the option is fully vested. Option holders will not receive any consideration in respect of the cancellation of any option with a per share exercise price greater than or equal to $3.78.

Q:  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A: Soon after the merger, you will receive a cash payment for your shares of Seminis common stock that you may not otherwise have received. The merger consideration of $3.78 per share represents an approximate 50.6% premium over the $2.51 per share closing price of Seminis common stock on December 13, 2002, the last trading day prior to the public announcement of the letter of intent among Fox Paine, Mr. Romo, Savia and certain Savia affiliates relating to the transaction proposal, an approximate 43.7% premium over the $2.63 per share average 30-day closing price of Seminis common stock during the period immediately preceding the public announcement of a letter of intent and an approximate 16.3% premium over the $3.25 per share closing price of Seminis common stock on May 30, 2003, the last trading day before the public announcement of the execution of the merger agreement. In addition, you will not bear the risk of any decrease in the value of Seminis and will be able to dispose of your shares of Seminis common stock without incurring any brokerage fees. You will not, however, have the opportunity to participate in Seminis' future earnings and growth, if any.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working toward completing the merger as quickly as possible. Subject to satisfaction of all closing conditions, including obtaining the necessary financing, we expect to complete the merger by the end of September 2003. However, we cannot assure you that all closing conditions will be satisfied by this time.


Q: WHAT HAPPENS IF I SELL MY SHARES OF SEMINIS COMMON STOCK BEFORE THE SPECIAL MEETING?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Seminis common stock after the record date but before the merger, you will retain your right to vote at the special meeting but will transfer the right to receive the $3.78 in cash per share to the person to whom you transfer your shares.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement, please vote by completing, dating and signing your proxy card and then mailing it in the enclosed postage-prepaid envelope as soon as possible so that your shares are represented at the special meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions explaining how to exchange your Seminis share certificates for cash.

Q:  WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?


A: The special meeting of stockholders will be held on September 5, 2003, at 10:00 a.m. local time at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017.


Q:  WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?


A: Stockholders as of the close of business on August 7, 2003, are entitled to vote at the special meeting.


Q:  HOW MANY SHARES OF SEMINIS COMMON STOCK NEED TO BE REPRESENTED AT THE
    MEETING?

A: The holders of a majority of the voting power represented by the outstanding shares of Seminis common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.

Q:  HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER AGREEMENT AND MERGER?

A: Each share of Seminis Class A common stock is entitled to one vote and each share of Seminis Class B common stock is entitled to three votes. Holders of shares of Seminis Class A common stock and Seminis Class B common stock will vote together as one class on the matters presented at the special meeting. Under the Delaware General Corporation Law, the affirmative vote of the holders of shares of Seminis common stock representing a majority of the voting power of the outstanding shares of Seminis common stock entitled to vote, voting together as a single class, is necessary to adopt and approve the merger agreement and merger. Savia and other stockholders representing more than 85.3% of the voting power represented by the outstanding shares of Seminis common stock currently entitled to vote at the special meeting have entered into a voting agreement to vote in favor of the merger agreement and merger.

Q:  HOW DO I VOTE?

A: You can vote by signing and mailing your proxy card in the enclosed postage-paid envelope. See the proxy card for specific instructions. You may also vote in person at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME," WILL MY BANK, BROKER OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A: Generally, your bank, broker or other nominee will not have the power to vote your shares. The nominee, generally, will vote your shares ONLY if you provide your nominee with instructions on how to vote. Any failure to instruct your nominee on how to vote with respect to the merger will have the effect of a vote "AGAINST" the merger agreement and merger for purposes of determining whether the approval requirement under Delaware law has been satisfied. You should follow the directions provided by your nominee on how to instruct your nominee to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:  Yes. You may revoke your vote at any time before the special meeting by:

     - giving written notice of your revocation to Seminis' secretary;

     - filing a revoking instrument or a duly executed proxy bearing a later date with Seminis' secretary; or

     - attending the special meeting and voting in person.

Q:  WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: If you oppose the merger and do not vote in favor of it and the merger is completed, you may dissent and seek appraisal of the "fair value" of your shares under Delaware law. You must, however, comply with all of the required procedures explained under "Special Factors -- Appraisal Rights of Stockholders" and in Appendix D to this proxy statement. Holders of shares of Seminis Class A common stock, Seminis Class B common stock and Seminis Class B preferred stock are entitled to exercise appraisal rights in connection with the merger.

Q:  CAN I CHOOSE TO BE A CONTINUING STOCKHOLDER?

A: No. The continuing stockholders will include only those persons identified in this proxy statement.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or any of the related transactions or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Seminis' Investor Relations Department at the following address and phone number:

                         INVESTOR RELATIONS DEPARTMENT
                                 SEMINIS, INC.
                              2700 CAMINO DEL SOL
                         OXNARD, CALIFORNIA 93030-7967
                                  805-647-1572

                                    SUMMARY

     This summary highlights selected information included in this proxy statement and should be read together with the questions and answers on the previous pages. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the merger and related transactions and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the documents attached to this proxy statement as appendices. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement. For more details regarding where you can find additional information, see "Miscellaneous Other Information -- Where You Can Find More Information."


TRANSACTION PARTICIPANTS (PAGE 102)


SEMINIS, INC.
2700 Camino del Sol
Oxnard, California 93030-7967

     Seminis, Inc. ("Seminis," the "Company," "we," "us" or "our") is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. We produce more than 60 species and 4,000 vegetable and fruit seed products (which do not include tree and citrus fruits). We market our seeds through four full-line brands -- Seminis, Asgrow, Petoseed and Royal Sluis -- and five specialty and regional brands. Our 2002 net seed sales represented approximately 19.0% of the estimated $2.3 billion worldwide market for vegetable and fruit seeds (excluding tree and citrus fruits).

SEMINIS ACQUISITION LLC
Ave. Roble 565 Ote. Piso 4
Col. Valle del Campestre
66265 Garza Garcia, N.L. Mexico

     Seminis Acquisition LLC was formed on February 25, 2003 for purposes of acquiring all of the outstanding shares of Seminis. It has not carried on any activities to date other than those incident to its formation and completion of the merger and related transactions. Seminis Acquisition will be managed by Savia, S.A. de C.V., our majority stockholder.

SEMINIS MERGER CORP.
Ave. Roble 565 Ote. Piso 4
Col. Valle del Campestre
66265 Garza Garcia, N.L. Mexico

     Seminis Merger Corp. was incorporated on February 25, 2003 for purposes of merging with and into Seminis. It has not carried on any activities to date other than those incident to its incorporation and completion of the merger and related transactions. All of the outstanding stock of Seminis Merger Corp. is currently owned by Seminis Acquisition.

FOX PAINE SEMINIS
HOLDINGS, LLC
c/o Fox Paine & Company, LLC
950 Tower Lane, Suite 1150
Foster City, California 94404

     Fox Paine Seminis Holdings, LLC is the entity, along with its affiliates and co-investors, that will acquire between approximately 74.4% and 91.0% of the then outstanding shares of Seminis common stock from Seminis Acquisition immediately following the merger for a price per share of $3.40 in cash. Fox Paine Seminis Holdings, LLC was formed by Fox Paine & Company, LLC. Fox Paine & Company, LLC manages investment funds providing equity capital for corporate acquisitions, company expansion and growth programs and management buyouts.

     Fox Paine may permit institutional investors, funds managed by Fox Paine and entities providing financing for the transaction to purchase a portion of the equity of Seminis that would otherwise be purchased by Fox Paine in the transactions described in this proxy statement. These investors are expected to pay the same price per share as Fox Paine for their shares of Seminis common stock.

SAVIA, S.A. DE C.V.
Ave. Roble 565 Ote. Piso 4
Col. Valle del Campestre
66265 Garza Garcia, N.L. Mexico

     Savia is a holding company and its only material assets are its equity interests in its subsidiaries. Its principal subsidiaries are Seminis, Bionova Holding Corporation, and Desarrollo Inmobiliano Omega, S.A. de C.V. Savia currently owns 40,615,619 shares of Seminis Class B common stock and 16,688 shares of Seminis Class C preferred stock exchangeable, subject to the terms of an exchange agreement previously entered into with Seminis, into 37,669,480 shares of Seminis Class A common stock.

CONTINUING STOCKHOLDERS (PAGE 102)



     Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable Administracion y Pago Numero 167-5), a Mexican Trust (the "ARG Trust"), Conjunto Administrativo Integral, S.A. de C.V. ("CAI"), Park Financial Group Ltd. ("Park") and nine members of Seminis and Savia management, all of which currently hold shares of Seminis common stock, will, or will have the right to, retain an investment in Seminis following the completion of the merger and related transactions. Emprima, S.A. de C.V. ("Emprima") will receive shares of Seminis common stock from the ARG Trust in a transaction that will occur following the merger. Each of the ARG Trust, CAI, Park and Emprima is an affiliate of Mr. Romo. Throughout this proxy statement we refer to the ARG Trust, CAI, Park, Emprima and the members of Seminis and Savia management that will own shares of Seminis common stock following the merger and related transactions as the "continuing stockholders."



TRANSACTION STRUCTURE (PAGE 17)


     The merger and related transactions will occur in a series of steps that will result in:

     - the holders of shares of Seminis common stock at the time of the merger (other than Seminis, Seminis Acquisition, Seminis Merger Corp. and dissenting stockholders) receiving $3.78 in cash, without interest, in exchange for each share of Seminis common stock that they own at the effective time of the merger; and

     - Fox Paine, Savia, the continuing stockholders and/or certain additional stockholders owning 100% of the outstanding shares of Seminis common stock.

     The principal steps that will accomplish the foregoing are as follows:

     The Exchange. Prior to the merger and pursuant to an exchange agreement, Seminis will issue to Savia an aggregate of 37,669,480 shares of Seminis Class A common stock and will pay to Savia an amount in cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million in exchange for:

     - all of Savia's right, title and interest in and to 16,688 shares of Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash dividends on the Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash obligations on additional paid in capital; and

     - any other right or claim with respect to any of the foregoing.

     A special committee of the Seminis board of directors and the Seminis board of directors approved the terms of the exchange, without the $3.0 million reduction referred to above, in July 2002. The Seminis stockholders approved the terms of the exchange, without the $3.0 million reduction, at the annual meeting of Seminis stockholders held on September 26, 2002.


     The Class B Preferred Stock Dividend. Prior to the merger, holders of shares of Seminis Class B preferred stock will receive a dividend equal to all accrued and unpaid dividends as of the dividend payment date immediately preceding the closing of the merger. As of July 25, 2003, the aggregate amount of accrued and unpaid dividends on the shares of Seminis Class B preferred stock was approximately $6.2 million.


     The Contribution. Pursuant to the terms of a contribution agreement, Savia has agreed to contribute to Seminis Acquisition an aggregate of 78,285,099 shares of Seminis common stock in exchange for membership interests in Seminis Acquisition. The 78,285,099 shares of Seminis common stock contributed to Seminis Acquisition by Savia will not receive $3.78 per share cash consideration in the merger. Instead, Seminis Acquisition will sell those shares for $3.40 per share and will distribute to Savia aggregate proceeds of approximately $266.2 million.

     Pursuant to the terms of the contribution agreement, the continuing stockholders have agreed to retain an ownership interest in Seminis following the merger and related transactions. The continuing stockholders have agreed to contribute to Seminis Acquisition an aggregate of 6,092,762 shares of Seminis common stock that they benefi-cially own in exchange for membership interests in Seminis Acquisition. Those shares will not receive the $3.78 per share cash consideration in the merger. Instead, the continuing stockholders will retain an aggregate of 6,092,762 shares of Seminis common stock following the merger and related transactions.

     The Merger. Following the exchange, the dividend and the contribution described above, Seminis Merger Corp. will merge with and into Seminis, and Seminis will be the surviving corporation. In connection with the merger:

     - each share of Seminis common stock issued and outstanding at the closing of the merger (other than shares held by Seminis Acquisition, Seminis Merger Corp. and Seminis and shares held by dissenting stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.78 in cash; and

     - holders of options to purchase shares of Seminis common stock (other than those persons permitted by Seminis Acquisition to retain their options) will receive, for each share of Seminis common stock underlying an option with a per share exercise price less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option. Options with a per share exercise price greater than or equal to $3.78 will be cancelled without any consideration being paid for those options.

     As a result of the merger, the public stockholders of Seminis will no longer have any interest in, and will no longer be stockholders of, Seminis and will not participate in any future earnings or growth of Seminis. For purposes of this proxy statement, the term "public stockholders" refers to the unaffiliated holders of shares of Seminis common stock.

     The Stock Purchases and the Distributions. Immediately following the merger, Seminis, Fox Paine, the continuing stockholders, Savia and/or other additional purchasers will acquire shares of Seminis common stock as follows:

     - pursuant to the terms of a stock purchase agreement, Seminis will purchase from Seminis Acquisition 6,411,953 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $21.8 million and will retire the repurchased shares;

     - pursuant to the terms of a stock purchase agreement, Fox Paine will purchase from Seminis Acquisition 58,017,931 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $197.3 million, and up to an additional 12,954,478 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $44.0 million. Fox Paine will only purchase the additional shares of Seminis common stock referred to in the preceding sentence to the extent that creditors of Pulsar Internacional, S.A. de C.V. ("Pulsar"), an affiliate of Savia, acquire fewer than 12,954,478 shares of Seminis common stock;

     - creditors of Pulsar (the "Additional Purchasers") may purchase from Seminis Acquisition up to 12,954,478 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of up to approximately $44.0 million;

     - the ARG Trust may exercise an option to purchase from Seminis Acquisition 900,737 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $3.1 million. If the ARG Trust does not exercise its purchase option, Seminis Acquisition will distribute 900,737 shares of Seminis common stock to Savia, Savia will own these shares following the merger and related transactions and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million;

     - Seminis Acquisition will distribute 6,092,762 shares of Seminis common stock to the continuing stockholders in amounts equal to the number of shares contributed to Seminis Acquisition by each continuing stockholder;

     - Emprima will acquire the 4,364,257 shares of Seminis common stock initially distributed by Seminis Acquisition to the ARG Trust; and

     - Seminis Acquisition will distribute to Savia aggregate proceeds of approximately $266.2 million in respect of the 78,285,099 shares of Seminis common stock contributed to Seminis Acquisition by Savia immediately prior to the merger.


CAPITALIZATION (PAGE 19)


     Following the merger and related transactions:

     - Fox Paine, together with its affiliates and co-investors, will own between approximately 74.4% and 91.0% of the outstanding shares of Seminis common stock depending upon how many, if any, shares of Seminis common stock the Additional Purchasers acquire;

     - the Additional Purchasers may own up to approximately 16.6% of the outstanding shares of Seminis common stock;

     - Emprima will own approximately 5.6% of the outstanding shares of Seminis common stock;

     - Park will own approximately 1.3% of the outstanding shares of Seminis common stock;

     - if the ARG Trust exercises its purchase option, the ARG Trust will own approximately 1.2% of the outstanding shares of Seminis common stock;

     - if the ARG Trust does not exercise its purchase option, Savia will own approximately 1.2% of the outstanding shares of Seminis common stock;

     - CAI will own approximately 0.05% of the outstanding shares of Seminis common stock;


     - members of management of Seminis and Savia will own an aggregate of approximately 0.9% of the outstanding shares of Seminis common stock; and


     - each share of Seminis Class B preferred stock issued and outstanding immediately prior to the merger will remain outstanding following the merger, to the extent that the holders of Seminis Class B preferred stock do not exercise their appraisal rights.


CO-INVESTMENT RIGHTS (PAGE 50)


     Desarrollo Consolidado de Negocios, S.A. de C.V. ("Mexican SPC"), an affiliate of Mr. Romo, will receive immediately exercisable co-investment rights to acquire 15.0% of the outstanding shares of Seminis common stock on a fully-diluted basis. In addition, Mexican SPC will receive a second tranche of co-investment rights to acquire up to 19.0% of the outstanding shares of Seminis common stock on a fully-diluted basis, subject to reduction by as much as 4.75% to the extent that Fox Paine purchases more than 58,017,931 shares of Seminis common stock. If Fox Paine purchases more than 58,017,931 shares of Seminis common stock, Fox Paine will receive co-investment rights to acquire up to 4.75% of the outstanding shares of Seminis common stock on a fully-diluted basis. The Fox Paine co-investment rights and the second tranche of co-investment rights owned by Mexican SPC will become exercisable only if Fox Paine achieves a 26.0% internal rate of return on its investment in Seminis. Each co-investment right will entitle the recipient to acquire one share of Seminis common stock at an exercise price of $3.40 per share.

     References in this proxy statement to the phrase "fully-diluted" with respect to the outstanding shares of Seminis common stock following the merger and related transactions mean a number of outstanding shares of Seminis common stock after giving effect to the exercise of all of the co-investment rights, but without giving effect to the exercise of outstanding options to purchase shares of Seminis common stock or the vesting of restricted stock units.


VOTE REQUIRED (PAGE 15)


     Seminis has two classes of common stock: Seminis Class A common stock, $.01 par value per share; and Seminis Class B common stock, $.01 par value per share. Each share of Seminis Class A common stock is entitled to one vote and each share of Seminis Class B common stock is entitled to three votes. References in this proxy statement to "Seminis common stock" include the Seminis Class A common stock and the Seminis Class B common stock.

     Under Delaware law, adoption and approval of the merger agreement and merger require the affirmative vote of the holders of shares of Seminis common stock representing a majority of the voting power of the outstanding shares of Seminis common stock entitled to vote at the special meeting, voting together as a single class. Approval of a majority of the public stockholders is not required to approve the merger agreement and merger so long as the special committee does not withdraw or modify its approval or recommendation in favor of the merger. In the event that the special committee withdraws or modifies its approval or recommendation in favor of the merger and the merger agreement is not terminated, the merger agreement and merger will require the approval of the holders of a majority of the outstanding shares beneficially owned by Seminis stockholders (other than Fox Paine, Seminis Acquisition and their respective affiliates).


VOTING AGREEMENT (PAGE 81)


     Savia, the ARG Trust, CAI, Emprima, Park, Mr. Romo and Seminis Acquisition have entered into a voting agreement with Fox Paine that requires them to vote their shares of Seminis common stock to adopt and approve the merger agreement and merger. The shares covered by the voting agreement represent approximately 85.3% of the voting power represented by the currently outstanding shares of Seminis common stock that would be entitled to vote at the special meeting.

     In addition, all of Seminis' directors and executive officers have indicated to Seminis that they intend to vote their shares in favor of the merger agreement and merger.


RECOMMENDATIONS OF THE SEMINIS BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE (PAGE 35)


     The Seminis board of directors and the special committee of the board of directors believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to, and in the best interests of, the public stockholders and recommend that Seminis stockholders vote "FOR" the adoption and approval of the merger agreement and merger.


REASONS FOR THE MERGER AND RELATED TRANSACTIONS (PAGE 35)


     In making the determination to approve and recommend the merger and merger agreement, the Seminis board of directors considered, among other factors, the following:

     - a special committee composed entirely of independent directors determined that the merger and merger agreement are fair to, and in the best interests of, the public stockholders;

     - the special committee unanimously recommended to the board of directors that the merger agreement and merger be approved; and

     - the additional factors described in detail under "Special
       Factors -- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Transaction Proposal."


FAIRNESS OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (PAGE 39)


     The special committee received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated as to the fairness, as of the date of that opinion, from a financial point of view of the merger consideration to be received pursuant to the merger by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates. The full text of the written opinion of Merrill Lynch, dated May 30, 2003, is attached to this proxy statement as Appendix C, and you should read it carefully in its entirety.


APPRAISAL RIGHTS (PAGE 62)


     Holders of shares of Seminis common stock who do not vote in favor of the merger agreement and merger and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the "fair value" of their shares of Seminis common stock in connection with the merger. Holders of Seminis Class B preferred stock who perfect their appraisal rights will have the right to a judicial appraisal of the "fair value" of their shares of Seminis Class B preferred stock.


INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED TRANSACTIONS (PAGE 49)


     In considering the recommendations of the special committee and the board of directors, you should be aware that some Seminis officers, directors and affiliates (including the continuing stock-holders) have interests in the merger that are different from or in addition to your interests as a stockholder generally, including the following:

     - immediately prior to, and in connection with completion of, the merger, Savia will exchange all of its rights with respect to the Seminis Class C preferred stock for 37,669,480 shares of Seminis Class A common stock and an amount in cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million;

     - Savia will receive $3.40 per share in respect of the 78,285,099 shares of Seminis common stock that it will own prior to the merger for an aggregate amount equal to approximately $266.2 million;

     - continuing stockholders will not receive $3.78 per share in cash for their shares of Seminis common stock; instead, they will retain shares of Seminis common stock following the merger and related transactions;

     - Mexican SPC will receive co-investment rights to acquire up to 34.0% of the outstanding shares of Seminis common stock on a fully-diluted basis, a portion of which co-investment rights (up to 4.75%) Fox Paine will receive (in lieu of Mexican SPC) to the extent that Fox Paine purchases more than 58,017,931 shares of Seminis common stock;

     - Seminis Merger Corp., Mr. Romo, Mexican SPC, the continuing stockholders and Fox Paine have entered into a stockholders' agreement that sets forth the terms of their relationship, including corporate governance arrangements, as stockholders of Seminis following the merger and related transactions. Subject to specified trigger events, pursuant to the stockholders' agreement, Mr. Romo will generally have the right to nominate a majority of the Seminis board of directors for a period of up to five years following the merger;

     - following the merger and related transactions, pursuant to a management fee agreement, each of Fox Paine and Mexican SPC will receive an annual advisory services fee of 0.5% of the revenues of Seminis during the prior fiscal year, in addition to reimbursement of reasonable, out-of-pocket expenses incurred in connection with the provision of advisory services;

     - upon the closing of the merger and related transactions, Seminis will be obligated to reimburse Savia for expenses of up to $3.5 million incurred in connection with the merger and related transactions;

     - upon the closing of the merger and related transactions, Seminis will be obligated to pay to Fox Paine a transaction fee equal to $15.0 million plus interest from July 1, 2002, less $3.0 million, in addition to reimbursement of Fox Paine's expenses of up to $7.5 million incurred in connection with the merger and related transactions;

     - following the merger and related transactions, the management of Seminis is expected to include persons who are currently members of the management of Seminis and/or Savia, some of whom are also directors of Seminis;

     - seven executive officers, including Mr. Romo, have entered into employment agreements that will become effective and binding upon completion of the merger and related transactions. These employment agreements will provide significant benefits to the executive officers. Other individuals may enter into similar employment agreements prior to completion of the merger and related transactions;


     - as of the record date, executive officers and directors of Seminis held options to purchase an aggregate of 2,805,056 shares of Seminis common stock, all of which will become fully vested prior to the effective time of the merger. The aggregate amount to be paid to the executive officers and directors in connection with the cancellation of the options will be approximately $6.6 million, less amounts in respect of options that Seminis Acquisition permits individuals to retain;


     - Mr. Romo and the individual continuing stockholders will retain options to purchase shares of Seminis common stock following the merger and related transactions;

     - several executive officers of Seminis will receive restricted stock units following the merger and related transactions in connection with their continuing service as employees of Seminis following the merger and related transactions;

     - each of the members of the special committee has been compensated for serving as a member of the special committee; and

     - Seminis will be obligated to continue to provide indemnification and related insurance coverage to former directors and officers of Seminis following the merger.

     The special committee and the board of directors were aware of these different or additional interests and considered them along with other matters in approving the merger.


CONDITIONS TO THE MERGER (PAGE 77)


     The obligations of Seminis, Seminis Merger Corp. and Seminis Acquisition to complete the merger are subject to various conditions.


AMENDMENTS TO THE MERGER AGREEMENT (PAGE 80)


     After approval of the merger agreement and merger by the Seminis stockholders, no amendment or waiver (including of any condition to the merger) can be made that alters the consideration to be received for shares of Seminis common stock or that would adversely affect the rights of Seminis stockholders without their further approval.


THIRD-PARTY BENEFICIARY OF THE MERGER AGREEMENT (PAGE 80)


     Fox Paine is a third-party beneficiary of the merger agreement and has the right to directly enforce provisions of the merger agreement relating to no solicitation, fees and expenses, amendment and waiver. In addition:

     - Fox Paine has the right to enforce any right under the merger agreement exercisable by Seminis Acquisition or Seminis Merger Corp.;

     - representations, warranties and covenants made by Seminis to Seminis Acquisition and/or Seminis Merger Corp. are deemed made to (and, with respect to covenants, shall be enforceable by) Fox Paine; and


     - anything under the merger agreement that must be approved by or acceptable to Seminis Acquisition and/or Seminis Merger Corp. must also be approved or accepted by Fox Paine.


SAVIA COVENANT (PAGE 80)


     Savia has agreed to cause Seminis Acquisition and Seminis Merger Corp. (and, if applicable, their successors or permitted assigns) to comply with their obligations under the merger agreement and related agreements (to the extent they are parties to those agreements).


TERMINATION OF THE MERGER AGREEMENT (PAGE 78)


     The merger agreement may be terminated before the merger is completed, before or after approval by the Seminis stockholders, in several different circumstances.


TERMINATION FEES AND EXPENSES (PAGE 79)


     Seminis has agreed to pay Fox Paine a termination fee equal to $15.0 million in cash (less any amount paid as an expense reimbursement) upon the termination of the merger agreement under specified circumstances. In addition, Seminis has agreed to reimburse Fox Paine its expenses up to $4.5 million upon the termination of the merger agreement under specified circumstances.


NO SOLICITATION (PAGE 75)


     The merger agreement generally restricts Seminis' ability to solicit, initiate, knowingly encourage or facilitate any competing merger or acquisition inquiries, proposals or offers. However, Seminis may provide confidential information in furtherance of, or participate in discussions or negotiations with respect to, unsolicited written offers if the special committee determines in good faith, after receiving advice from its outside financial and legal advisors, that the offer constitutes or presents a reasonable likelihood of resulting in a proposal that is more favorable to Seminis stockholders.


FINANCING (PAGE 65)


     Completion of the merger and related transactions will require total funding by Seminis and Seminis Acquisition of approximately $401.6 million. Seminis and Seminis Acquisition currently expect that the funds necessary to finance the merger and related transactions and the related fees and expenses will come from the following sources:

     - Seminis Acquisition and Seminis Merger Corp. have received a commitment letter from Citicorp North America, Inc., Citigroup Global Markets Inc., Harris Trust & Savings Bank, Bank of Montreal, CIBC World Markets Corp. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank International," New York Branch to provide (subject to certain conditions) a new senior secured credit facility of up to approximately $230.0 million, of which approximately $190.0 million is currently expected to be funded upon completion of the merger;

     - Seminis Acquisition has received a letter from Citigroup Global Markets stating that Citigroup Global Markets is highly confident that, subject to the terms of the letter, it will be able to underwrite or privately place at least $175.0 million of new senior subordinated notes to be completed concurrently with the closing of the merger;

     - Fox Paine has received an equity commitment letter from Fox Paine Capital Fund II, L.P. agreeing to provide (subject to certain conditions) the funds necessary for Fox Paine to purchase from Seminis Acquisition shares of Seminis common stock representing between approximately 74.4% and 91.0% of the outstanding shares of Seminis common stock immediately following the closing of the merger; and

     - the continuing stockholders have agreed to remain investors in Seminis following the merger and related transactions with respect to shares of Seminis common stock with an aggregate value of approximately $20.7 million.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 60)


     The exchange of your shares of Seminis common stock for cash in the merger will be a taxable event for U.S. federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws. For U.S. federal income tax purposes, you generally will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in the shares of Seminis common stock you surrender in the merger. That gain or loss will be capital gain or loss if you hold the shares of Seminis common stock as a capital asset. This summary does not describe the tax consequences to Seminis Acquisition or the continuing stockholders. You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.


LISTING (PAGE 93)


     Following the merger, Seminis common stock will no longer be traded on The Nasdaq National Market and will not be eligible for listing or trading on any exchange or market system, and the registration of Seminis common stock under the Securities Exchange Act of 1934, as amended, will terminate.


LITIGATION RELATED TO THE MERGER AND RELATED TRANSACTIONS (PAGE 118)


     Five purported class action lawsuits were filed relating to the transaction proposal. All of these complaints purport to be brought on behalf of Seminis common stockholders or their successors. The complaints seek a preliminary and permanent injunction to enjoin the merger and related transactions and, in the event the merger and related transactions are consummated, rescission and damages.

                              RECENT DEVELOPMENTS



     On July 28, 2003, Seminis issued a press release reporting preliminary unaudited results for its fiscal quarter ended June 27, 2003. The press release included the following information:



     - Net sales increase 6.1% year over year to $113.1 million



     - Operating income up by 29.2% or $1.8 million



     - Reports net loss of $3.3 million



NET SALES AND GROSS PROFIT



     Net sales for the quarter were $113.1 million compared to $106.6 million for the same period last year. Gross profit increased to $71.0 million or 62.8% of sales compared to $65.0 million or 61.0% for the same period last year.



OPERATING EXPENSES



     Operating expenses for the quarter increased by $4.1 million, or 6.9%, to $63.3 million, compared to $59.2 million in the same period last year.



OPERATING INCOME



     Operating income in the quarter was $8.1 million compared to $6.3 million for the same period last year. Operating income increased by $1.8 million, or 29.2% compared to the same period last year.



NET INCOME (LOSS)



     In the quarter, the Company posted a net loss of $3.3 million compared to a net income of $4.3 million during the same period last year.



BANK DEBT



     The total outstanding bank debt as of June 27, 2003 was $274.2 million compared to $297.7 million as of June 28, 2002, a reduction of $23.5 million or 7.9%.



                                   *   *   *



     Seminis will provide additional information on its quarterly results in its quarterly report on Form 10-Q for the period ended June 27, 2003. See "Miscellaneous Other Information -- Where You Can Find More Information."

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement includes forward-looking statements. These forward-looking statements include statements relating to Seminis' plans, intentions and expectations to complete the merger and related transactions and implement business segmentation and restructuring plans, as well as the sufficiency of Seminis' liquidity and the availability of capital. Although Seminis believes that its plans, intentions and expectations reflected in the forward-looking statements are reasonable, it can give no assurance that it will achieve its plans, intentions or expectations. The forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, but are not limited to the following:

     - the satisfaction of the conditions to complete the merger and related transactions;

     - the availability of financing and additional capital to complete the merger and related transactions; each on acceptable terms, if at all;

     - our ability to successfully forecast demand for our seeds;

     - the success of our research and development efforts;

     - our ability to access intellectual property from third parties;

     - changes in U.S. and other foreign patent laws;

     - the future profitability of Seminis;

     - competition and pricing in Seminis' market areas;

     - exposure to fluctuations in foreign exchange rates;

     - public acceptance of genetically engineered products;

     - government regulations and enforcement;

     - volatility in the fruit and vegetable market due to market conditions and supply interruptions;

     - Seminis' ability to manage its long-term indebtedness;

     - weather conditions;

     - the favorable resolution of certain pending and future litigation; and

     - general economic conditions.

In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger and related transactions or the impact of the merger and related transactions on operating results, capital resources, profitability, cash requirements and liquidity.

     Except to the extent required under the U.S. federal securities laws, Seminis undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any forward-looking statements.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE


     The special meeting will be held on September 5, 2003 at 10:00 a.m. local time at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017.


PURPOSE

     At the special meeting, you will be asked:

     - to consider and vote on the proposal to adopt and approve the merger agreement and merger; and

     - to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE AND QUORUM REQUIREMENT


     We have fixed the close of business on August 7, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on August 7, 2003, there were 19,012,719 shares of Seminis Class A common stock issued and outstanding held by approximately 75 holders of record and 45,142,508 shares of Seminis Class B common stock issued and outstanding held by approximately 14 holders of record.



     Each holder of record of Seminis Class A common stock at the close of business on August 7, 2003 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting. Each holder of record of Seminis Class B common stock at the close of business on August 7, 2003 is entitled to three votes for each share then held on each matter submitted to a vote of stockholders at the special meeting. Holders of shares of Seminis Class A common stock and Seminis Class B common stock will vote together as a single class on all matters presented at the special meeting.


     The holders of shares of Seminis common stock representing a majority of the voting power of the outstanding shares of Seminis common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be counted for purposes of determining whether a quorum is present at the special meeting.

VOTING PROCEDURES, VOTING BY PROXY

     Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by any of these methods will not affect your right to attend the special meeting and vote.

     If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the adoption and approval of the merger agreement and merger.

REVOKING YOUR PROXY

     You may revoke your proxy at any time before it is voted by:

     - giving notice, in person or in writing, to the Secretary of Seminis, 2700 Camino del Sol, Oxnard, California 93030-7967;

     - delivering to the secretary of Seminis a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date; or

     - attending the special meeting and voting in person.

ASSISTANCE

     If you need assistance, including help in changing or revoking your proxy, please contact Seminis' Investor Relations Department at the following address and phone number:

                         INVESTOR RELATIONS DEPARTMENT
                                 SEMINIS, INC.
                              2700 CAMINO DEL SOL
                         OXNARD, CALIFORNIA 93030-7967
                                  805-647-1572

VOTING AT THE SPECIAL MEETING

     Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

HOW SHARES ARE VOTED

     Subject to revocation, all shares represented by each properly executed proxy received by the secretary of Seminis will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to adopt and approve the merger agreement and merger and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

VOTE REQUIRED

     Under Delaware law, adoption and approval by Seminis stockholders of the merger agreement and merger will require the affirmative vote of a majority of the voting power represented by the outstanding shares of Seminis common stock entitled to vote at the special meeting, voting together as a single class. Approval by a majority of the public stockholders is not required to adopt and approve the merger agreement and merger so long as the special committee does not withdraw or modify its approval or recommendation in favor of the merger. In the event that the special committee withdraws or modifies its approval or recommendation in favor of the merger, and the merger agreement is not terminated, the merger agreement and merger will require the approval of the holders of a majority of the outstanding shares beneficially owned by Seminis stockholders (other than Fox Paine, Seminis Acquisition and their respective affiliates).

     Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present but will not be included in the vote total and therefore, will have the same effect as a vote "AGAINST" the merger agreement and merger for purposes of determining whether the approval requirement under Delaware law has been satisfied. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

VOTING AGREEMENT

     Savia, the ARG Trust, CAI, Emprima, Park, Mr. Romo and Seminis Acquisition have entered into a voting agreement with Fox Paine that requires them to vote their shares of Seminis common stock to adopt and approve the merger agreement and merger. The voting agreement relates to 3,199,361 shares of Seminis Class A common stock and 42,823,515 shares of Seminis Class B common stock owned in the aggregate by Savia, the ARG Trust, CAI and Park. These shares represent in the aggregate approximately 85.3% of the voting power represented by the outstanding shares of Seminis common stock currently entitled to vote at the special meeting. For additional details regarding the voting agreement, see "The Voting Agreement."

VOTING ON OTHER MATTERS

     The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

PROXY SOLICITATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Seminis board of directors. Seminis will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Seminis common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the internet, facsimile or personal conversation. We may also reimburse brokerage firms and others for expenses incurred in forwarding proxy material to the beneficial owners of Seminis common stock.

     PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF SEMINIS COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF SEMINIS COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. FOR A DESCRIPTION OF PROCEDURES FOR EXCHANGING CERTIFICATES REPRESENTING SHARES OF SEMINIS COMMON STOCK FOR THE MERGER CONSIDERATION FOLLOWING COMPLETION OF THE MERGER, SEE "THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES" AND "THE MERGER
AGREEMENT -- TRANSFERS OF SHARES."

                                SPECIAL FACTORS

STRUCTURE OF THE TRANSACTION

     The merger and related transactions will occur in a series of steps that will result in:

     - the holders of shares of Seminis common stock at the time of the merger (other than Seminis, Seminis Acquisition, Seminis Merger Corp. and dissenting stockholders) receiving $3.78 in cash, without interest, in exchange for each share of Seminis common stock that they own at the effective time of the merger; and

     - Fox Paine, Savia, the continuing stockholders and/or the Additional Stockholders owning 100% of the outstanding shares of Seminis common stock.

     The principal steps that will accomplish the foregoing are as follows:

     The Exchange. Prior to the merger, Seminis will issue to Savia an aggregate of 37,669,480 shares of Seminis Class A common stock and will pay to Savia an amount in cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million in exchange for:

     - all of Savia's right, title and interest in and to 16,688 shares of Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash dividends on shares of Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash obligations on additional paid in capital; and

     - any other right or claim with respect to any of the foregoing.

A special committee of the Seminis board of directors and the Seminis board of directors approved the terms of the exchange, without the $3.0 million reduction referred to above, in July 2002. The Seminis stockholders approved the terms of the exchange, without the $3.0 million reduction, at the annual meeting of Seminis stockholders held on September 26, 2002.


     The Class B Preferred Stock Dividend. Prior to the merger, holders of shares of Seminis Class B preferred stock will receive a dividend equal to all accrued and unpaid dividends as of the dividend payment date immediately preceding the closing of the merger. As of July 25, 2003, the aggregate amount of accrued and unpaid dividends on shares of Seminis Class B preferred stock was approximately $6.2 million.


     The Contribution. Pursuant to the terms of a contribution agreement, Savia has agreed to contribute to Seminis Acquisition an aggregate of 78,285,099 shares of Seminis common stock in exchange for membership interests in Seminis Acquisition. The 78,285,099 shares of Seminis common stock contributed to Seminis Acquisition by Savia will not receive the $3.78 per share in the merger. Instead, Seminis Acquisition will sell those shares for $3.40 per share and will distribute to Savia aggregate proceeds of approximately $266.2 million.

     Pursuant to the terms of the contribution agreement, the continuing stockholders have agreed to retain an ownership interest in Seminis following the merger and related transactions. The continuing stockholders have agreed to contribute to Seminis Acquisition an aggregate of 6,092,762 shares of Seminis common stock that they beneficially own in exchange for membership interests in Seminis Acquisition. Those shares will not receive the $3.78 per share cash consideration in the merger. Instead, the continuing stockholders will retain an aggregate of 6,092,762 shares of Seminis common stock following the merger and related transactions.

     The detailed terms of the contribution are as follows:

     - Savia will contribute to Seminis Acquisition 37,669,480 shares of Seminis Class A common stock and 40,615,619 shares of Seminis Class B common stock, in exchange for membership interests in Seminis Acquisition;

     - the ARG Trust will contribute to Seminis Acquisition 2,157,361 shares of Seminis Class A common stock and 2,207,896 shares of Seminis Class B common stock, in exchange for membership interests in Seminis Acquisition;

     - nine members of Seminis and Savia management will contribute to Seminis Acquisition an aggregate of 685,505 shares of Seminis Class A common stock, in exchange for membership interests in Seminis Acquisition;

     - CAI will contribute to Seminis Acquisition 42,000 shares of Seminis Class A common stock, in exchange for membership interests in Seminis Acquisition; and

     - Park will contribute to Seminis Acquisition 1,000,000 shares of Seminis Class A common stock, in exchange for membership interests in Seminis Acquisition.

     The Merger. Following the exchange, the dividend and the contribution described above, Seminis Merger Corp. will merge with and into Seminis, and Seminis will be the surviving corporation. In connection with the merger:

     - each share of Seminis common stock issued and outstanding at the closing of the merger (other than shares held by Seminis Acquisition, Seminis Merger Corp. and Seminis and shares held by dissenting stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.78 in cash; and

     - holders of options to purchase shares of Seminis common stock (other than those persons permitted by Seminis Acquisition to retain their options) will receive, for each share of Seminis common stock underlying an option with a per share exercise price less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option. Options with a per share exercise price greater than or equal to $3.78 will be cancelled without any consideration being paid for those options.

     As a result of the merger, the public stockholders will no longer have any interest in, and will no longer be stockholders of, Seminis and will not participate in any future earnings or growth of Seminis.

     The Stock Purchases and the Distributions. Immediately following the merger, Seminis, Fox Paine, the continuing stockholders, Savia and/or the Additional Purchasers will acquire shares of Seminis common stock as follows:

     - pursuant to the terms of a stock purchase agreement, Seminis will purchase from Seminis Acquisition 6,411,953 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $21.8 million and will retire the repurchased shares;

     - pursuant to the terms of a stock purchase agreement, Fox Paine will purchase from Seminis Acquisition 58,017,931 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $197.3 million, and up to an additional 12,954,478 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $44.0 million. Fox Paine will only purchase the additional shares of Seminis common stock referred to in the preceding sentence to the extent that the Additional Purchasers acquire fewer than 12,954,478 shares of Seminis common stock;

     - the Additional Purchasers may purchase from Seminis Acquisition up to 12,954,478 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $44.0 million;

     - the ARG Trust may exercise an option to purchase from Seminis Acquisition 900,737 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $3.1 million. If the ARG Trust does not exercise its purchase option, Seminis Acquisition will distribute 900,737 shares of Seminis common stock to Savia, Savia will own these shares following the merger and related transactions and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million;

     - Seminis Acquisition will distribute 6,092,762 shares of Seminis common stock to the continuing stockholders in amounts equal to the number of shares contributed to Seminis Acquisition by each continuing stockholder;

     - Emprima will acquire the 4,364,257 shares of Seminis common stock initially distributed by Seminis Acquisition to the ARG Trust; and

     - Seminis Acquisition will distribute to Savia aggregate proceeds of approximately $266.2 million in respect of the 78,285,099 shares of Seminis common stock contributed to Seminis Acquisition by Savia immediately prior to the merger.

     For additional details regarding the terms and structure of the contribution, merger and stock purchases, see "The Contribution Agreement," "The Merger Agreement" and "The Stock Purchase Agreement."

CAPITALIZATION

     The common stock equity capitalization of Seminis is expected to consist of the following after giving effect to all the transactions described under "-- Structure of the Transaction" but prior to the exercise of any co-investment rights:

                                                     SHARES OF SEMINIS
STOCKHOLDER                                            COMMON STOCK          OWNERSHIP
-----------                                       -----------------------   ------------
Fox Paine+......................................  58,017,931 - 70,972,409   74.4% - 91.0%
The ARG Trust**.................................                  900,737            1.2%
The Additional Purchasers+......................           0 - 12,954,478    0.0% - 16.6%
CAI.............................................                   42,000              *
Emprima.........................................                4,365,257            5.6%
Park............................................                1,000,000            1.3%
Gaspar Alvarez Martinez.........................                   36,103              *
Franco Campana..................................                   13,208              *
Bruno Ferrari...................................                  308,194              *
Charles Edward Green............................                   31,608              *
Luis Alberto Maiz Martinez......................                  195,000              *
Mateo Mazal Beja................................                   53,000              *
Bernardo Jimenez Barrera........................                    8,000              *
Jean Pierre Posa................................                   22,014              *
Adrian Rodriguez Macedo.........................                   18,378              *
                                                  -----------------------   ------------
TOTAL...........................................               77,965,908            100%

---------------

 + The ownership by Fox Paine and the Additional Purchasers cannot be determined at the time of mailing this proxy statement. The Additional Purchasers will have the opportunity to purchase up to 12,954,478 shares of Seminis common stock after the merger. If the Additional Purchasers purchase all of the shares offered to them, they would own in the aggregate approximately 16.6% of the shares of Seminis common stock. Fox Paine has agreed to purchase up to an additional 12,954,478 shares of Seminis common stock if the Additional Purchasers choose not to invest in Seminis following the merger.

 * Represents less than 1.0%.

** The ARG Trust has an option to purchase 900,737 shares of Seminis common stock from Seminis Acquisition following the merger. If the ARG Trust does not exercise its purchase option, Seminis Acquisition will distribute these shares to Savia and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million.

     After giving effect to the full exercise of the co-investment rights, the common stock equity capitalization of Seminis following the merger and related transactions is expected to consist of the following:


                                                  SHARES OF SEMINIS
STOCKHOLDER                                         COMMON STOCK           OWNERSHIP
-----------                                    -----------------------   --------------
Fox Paine+...................................  58,017,931 - 76,583,592     49.1% - 64.8%
Mexican SPC..................................  34,553,073 - 40,164,256    29.25% - 34.0%
The ARG Trust**..............................                  900,737                *
The Additional Purchasers+...................           0 - 12,954,478        0% - 11.0%
CAI..........................................                   42,000                *
Emprima......................................                4,365,257              3.7%
Park.........................................                1,000,000                *
Gaspar Alvarez Martinez......................                   36,103                *
Franco Campana...............................                   13,208                *
Charles Edward Green.........................                   31,608                *
Bruno Ferrari................................                  308,194                *
Luis Alberto Maiz Martinez...................                  195,000                *
Mateo Mazal Beja.............................                   53,000                *
Bernardo Jimenez Barrera.....................                    8,000                *
Jean Pierre Posa.............................                   22,014                *
Adrian Rodriguez Macedo......................                   18,378                *
                                               -----------------------   --------------
TOTAL........................................              118,130,164              100%


---------------

 + The ownership by Fox Paine and the Additional Purchasers cannot be determined at the time of mailing this proxy statement. The ownership by Fox Paine and the Additional Purchasers will depend upon the number of shares of Seminis common stock purchased by the Additional Purchasers.

 * Represents less than 1.0%.

** The ARG Trust has an option to purchase 900,737 shares of Seminis common stock from Seminis Acquisition following the merger. If the ARG Trust does not exercise its purchase option, Seminis Acquisition will distribute these shares to Savia and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million.

     The preferred stock equity capitalization of Seminis following the merger and related transactions, whether before or after the exercise of the co-investment rights, is expected to be as follows:

EQUITY PARTICIPANT                                   REDEMPTION VALUE OWNERSHIP   PERCENTAGE
------------------                                   --------------------------   ----------
Seminis Class B preferred stockholders.............        $25.0 million*            100%

---------------

* Seminis Class B preferred stock has a redemption date of October 1, 2005.

PURPOSES OF THE MERGER AND RELATED TRANSACTIONS; CERTAIN EFFECTS OF THE MERGER AND RELATED TRANSACTIONS

     For purposes of the discussion under this heading, the "participating Romo affiliates" include each of the continuing stockholders, Mr. Romo, Mexican SPC and Savia. For a detailed description of the relationship between Mr. Romo and the participating Romo affiliates, see "Information About the Transaction Participants."

     The principal purpose of the merger and related transactions is to enable Fox Paine and the participating Romo affiliates to own all the shares of Seminis common stock while affording the public stockholders the opportunity to receive a cash price for their shares of Seminis common stock that represents a premium over the market price at which the shares traded prior to the public announcement of the transaction proposal.

Following the merger and related transactions, Fox Paine, together with its affiliates and co-investors, will own between approximately 74.4% and 91.0% of the shares of Seminis common stock. If the ARG Trust does not exercise its right to purchase 900,737 shares of Seminis common stock immediately following the merger, Savia will retain the 900,737 shares (approximately 1.2% of the outstanding shares of Seminis common stock following the merger and related transactions) and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million.

     The continuing stockholders' purpose in engaging in the merger and related transactions is to retain an investment in Seminis as a private company and for Seminis' current management, including the individual continuing stockholders who will be employed by Seminis following the merger and related transactions, to continue in their capacity as members of Seminis' management.

     Savia's purpose in engaging in the merger and related transactions is to sell assets necessary to obtain funds to repay its indebtedness and to facilitate the ability of Seminis to refinance its indebtedness. Savia will sell all or substantially all of its interest in Seminis at $3.40 per share for aggregate proceeds of approximately $266.2 million. Savia will use these proceeds to repay its indebtedness and to pay a cash dividend to its shareholders. See "-- Savia and Related Affiliate Restructurings" for a more detailed description of these Savia transactions.

     Mr. Romo's purpose in engaging in the merger and related transactions is to:

     - support Savia's program of selling assets necessary to finance the repayment of its indebtedness and the payment of a cash dividend to Savia's shareholders;

     - retain a continuing, indirect interest in Seminis through the ARG Trust, CAI, Emprima and Park;

     - have the opportunity to increase his equity interest in Seminis indirectly through the exercise of co-investment rights that Mexican SPC will receive in connection with the merger and related transactions; and

     - retain his positions as chairman of the board of directors and chief executive officer of Seminis.

For a more detailed description of the co-investment rights that Mexican SPC will receive in the merger, see "-- Interests of Certain Persons in the Merger and Related Transactions -- Co-Investment Rights."

     Mr. Romo, Savia and the continuing stockholders have determined to engage in the merger and related transactions at this time for the reasons described above and because of Seminis' inability to obtain long-term refinancing of its outstanding indebtedness. In addition, Seminis' current lenders extended the maturity of Seminis' credit facility from December 31, 2002 until December 31, 2003 based upon an expectation that a transaction, including a refinancing of the credit facility, would be consummated by December 31, 2003. For a description of Seminis' attempts to obtain refinancing, see "-- Background of the Merger and Related Transactions."

     On the one hand, the merger presents several benefits to the public stockholders. In particular, if the merger and related transactions are consummated, the public stockholders (other than stockholders who perfect their appraisal rights under Delaware law) will receive $3.78 per share in cash, which represents a premium of approximately 50.6% over the closing market price of the shares of Seminis common stock on December 13, 2002, the last trading day prior to the initial public announcement of the transaction proposal. The merger and related transactions will provide a source of liquidity not otherwise available to the public stockholders and will eliminate the public stockholders' future exposure to fluctuations in the market value of the shares of Seminis common stock.

     On the other hand, there are certain potential detriments to the public stockholders that are inherent in the merger. In particular, if the merger and related transactions are consummated, the public stockholders will no longer have an equity interest in Seminis and will no longer have the opportunity to participate in future earnings growth, if any, of Seminis.

     In contrast to the public stockholders, if the merger and related transactions are consummated, Fox Paine and the participating Romo affiliates will have a 100% interest in Seminis' net book value and tax attributes and the opportunity to participate in Seminis' future growth and earnings, if any. In addition, Fox Paine and the participating Romo affiliates will receive a variety of other benefits. For a description of these benefits, see
"-- Interests of Certain Persons in the Merger and Related Transactions."

     The participating Romo affiliates believe that as a privately held company, Seminis will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The participating Romo affiliates believe that the public markets tend to focus on quarterly earnings reports, while the owners of private companies are less sensitive to quarter-to-quarter results and therefore emphasize long-term business strategies. In addition, because shares of Seminis common stock will cease to be registered under the Exchange Act, Seminis will enjoy increased operating efficiencies resulting from the reduction in time that Seminis executives and other employees must devote to compliance with SEC reporting requirements; provided that Seminis may continue to have reporting obligations under the Exchange Act as a result of the issuance of debt securities. Seminis will further benefit from the fact that its directors and officers and beneficial owners of more than 10.0% of the shares of Seminis common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act since these reporting requirements and restrictions are burdensome and time consuming.

     Although the participating Romo affiliates will continue to participate in Seminis' business opportunities and benefit from Seminis' earnings, there are substantial risks that Seminis will not realize these opportunities. Among other factors, in connection with the merger and related transactions, Seminis and its subsidiaries will incur approximately $405.0 million in long-term debt on a consolidated basis (approximately $243.0 million of which will be used to repay existing indebtedness) that will constrain the operational flexibility of Seminis and its subsidiaries. For example, Seminis and its subsidiaries will be subject to restrictive covenants under the terms of that indebtedness and those restrictions may impede Seminis from taking full advantage of any available business opportunities. In addition, following the merger and related transactions, Seminis will cease to have publicly traded securities that it can use as acquisition currency and will no longer have the ability to grant to its employees stock options exercisable for publicly traded securities. These factors may further limit the ability of Seminis to take advantage of business opportunities following the merger and related transactions.

     The transaction has been structured as a merger, with Seminis continuing as the surviving corporation, in order to preserve Seminis' corporate identity, good will and existing contractual arrangements with third parties. As a result of the merger, Seminis will be a privately held company and there will be no public market for shares of Seminis common stock. Shares of Seminis common stock will cease to be traded on The Nasdaq National Market or any other securities exchange or market system.

     The participating Romo affiliates currently anticipate that management will conduct the business of Seminis in substantially the same manner as it has historically conducted the business of Seminis. The participating Romo affiliates are evaluating Seminis' business, assets, practices, operations, properties, corporate structure, capitalization and personnel and will seek, along with Fox Paine, to cause changes as they deem appropriate. Other than as described in this proxy statement, the participating Romo affiliates have no present intention to dispose of their equity investment in Seminis or to cause Seminis to engage in a significant business combination.

     The exchange of shares of Seminis common stock by the public stockholders for cash in the merger will be a taxable transaction for U.S. federal income tax purposes for the public stockholders who are U.S. holders or, in certain circumstances, non-U.S. holders, and may also be a taxable transaction under state, local and foreign tax laws. For a more detailed description of the tax consequences of the merger, see "-- Material U.S. Federal Income Tax Consequences."

     Before considering the transaction proposal, Savia and Mr. Romo considered various alternatives to the transaction proposal. For a more detailed description of these alternatives, see "-- Background of the Merger and Related Transactions."

BACKGROUND OF THE MERGER AND RELATED TRANSACTIONS

     General. During 1998 and following our initial public offering in 1999, we experienced rapid growth through acquisitions that created a highly complex operation that impacted our results. As a result of this growth and the difficulties associated with managing this growth, we experienced an increasing level of inventory and accounts receivable as well as production and quality assurance problems that resulted in severe financial difficulties.

     As a result of these financial difficulties, during the period from December 1998 through November 2000, Savia invested approximately $154.2 million in Seminis to provide working capital to Seminis. From December 1998 to September 2000, Seminis issued to Savia shares of Seminis Class C preferred stock for an aggregate of approximately $108.3 million. Under the terms of the Seminis Class C preferred stock, each share accrues dividends at the rate of 10.0% per annum of the stated value from December 1, 1998 until the date of redemption. Dividends are payable on a quarterly basis on the first day of January, April, July and October of each year; provided that for each quarterly payment prior to and including the payment due on January 1, 2001, the dividends are payable by issuing a number of shares of Seminis Class C preferred stock determined by dividing the amount of the dividend by the stated value (the "PIK Dividends"). The stated value of each share of Seminis Class C preferred stock is $10,000. As of January 1, 2001, Savia had been issued 12,018 shares of Seminis Class C preferred stock, which included approximately $11.9 million of PIK Dividends. Savia owns all of the issued and outstanding shares of Seminis Class C preferred stock.

     In February 2000, Seminis adopted a cost-saving initiative designed to streamline its operations and improve efficiencies. Seminis also took steps to improve its financial position. An integral part of improving the Company's financial position included an attempt to recapitalize its capital stock, specifically, the shares of Seminis Class C preferred stock and the additional paid in capital ("APIC") held by Savia, and to refinance its existing indebtedness.

     In October and November 2000, Savia invested an additional amount of approximately $45.9 million in Seminis that was recorded on the Company's balance sheet as APIC. The rights and terms of the APIC are equivalent in all respects to the rights and terms of the shares of Seminis Class C preferred stock. As of January 1, 2001, the principal amount of the APIC was approximately $46.7 million, which included $0.8 million of PIK Dividends. The face value of the shares of Seminis Class C preferred stock and the APIC, including PIK Dividends, is approximately $166.9 million.

     After January 1, 2001, the dividends on the shares of Seminis Class C preferred stock and the APIC became payable in cash. In March 2000, Seminis was in default under its bank credit agreement for failure to meet its maximum debt ratio covenant. As a result, Seminis entered into an amendment and waiver to its credit agreement. In December 2000, Seminis was in default for the second time under its bank credit agreement and entered into a modification and waiver agreement that provided, among other things, that Seminis could not pay any cash dividends on the shares of Seminis Class C preferred stock. As a result, from January 1, 2001 through July 1, 2002, the shares of Seminis Class C preferred stock and the APIC accrued cash dividends of $25.0 million that Seminis did not pay.

     In June 2001, the Company's board of directors retained UBS Warburg LLC to act as the Company's financial advisor in connection with the proposed recapitalization and related restructuring transactions.

     In the summer of 2001, members of Seminis management also contacted six potential strategic buyers with businesses similar to its operations. Members of Seminis management provided each potential buyer with projections and information about Seminis. Four of the strategic buyers declined to pursue a transaction. The remaining two strategic buyers attended management presentations, conducted preliminary due diligence and made preliminary indications of interest regarding potential transactions with a total enterprise value of between $600.0 million and $700.0 million. These two strategic buyers ultimately declined to pursue a transaction.

     From June to December 2001, Savia, Seminis and UBS Warburg had discussions with respect to the proposed recapitalization of the Company's capital stock. In December 2001, Savia proposed that Seminis exchange the shares of Seminis Class C preferred stock, the APIC and the accrued and unpaid dividends thereon for shares of Seminis Class A common stock. As proposed, the entire $166.9 million face amount of

Seminis Class C preferred stock and the APIC (including accrued PIK Dividends), as well as all accrued and unpaid cash dividends thereon (approximately $20.7 million as of December 20, 2001), would have been exchanged for shares of Seminis Class A common stock based on an exchange price calculated at a 15.0% premium to the 30-day trailing average closing price of the shares of Seminis Class A common stock. As of December 20, 2001, the 30-day trailing average closing price for the shares of Seminis Class A common stock was $1.20. Based on this average closing price, the exchange price would have been $1.38 per share, and Savia would have received approximately 135.6 million shares of Seminis Class A common stock in the exchange.

     Over the next several months, Savia, Seminis and UBS Warburg had numerous discussions with respect to Savia's proposal and the proposed recapitalization. During this time, the closing price of the shares of Seminis Class A common stock increased substantially, from $1.08 on January 2, 2002 to $2.75 on May 1, 2002.

     As part of the Company's goal to improve its financial position, Seminis also began pursuing a new financing plan to replace its existing $350.0 million revolving and term credit facility and other indebtedness. Seminis, with UBS Warburg, embarked on a plan to issue, through a private placement, high yield notes and to negotiate a new term and revolving credit facility.

     During the months of January, February and March 2002, Seminis and its financial advisor prepared an offering memorandum for the placement of $150.0 million of senior subordinated notes, due in 2012. In addition to the offering, Seminis and its advisors negotiated a new credit facility with a combination of $150.0 million of term loans and a new $50.0 million revolving credit facility. Seminis received commitment letters from a group of banks willing to participate in a syndicate to provide Seminis with the term loans and revolving credit facility. In April 2002, Seminis presented its plan to Moody's Investors Service and Standard & Poor's Ratings Services with the intention of beginning a road show to institutional investors immediately after agencies rated the notes and consummating the sale of the notes and the closing of the new credit facilities shortly thereafter.

     Following the presentations, the rating agencies raised concerns regarding Savia's financial situation and the potential effects that those financial difficulties would have on Seminis. After receiving additional information from Seminis, the rating agencies gave Seminis an unfavorable credit rating that potentially made the anticipated offering of senior subordinated notes unattractive to institutional investors.

     In May 2002, Seminis and its advisors reevaluated the proposed financing plan and revised the plan to include $225.0 million of senior notes, due in 2012, new term loans of $80.0 million and a new $35.0 million revolving credit facility. The Company proposed its new structure to the rating agencies and received a rating that the financial advisors deemed favorable for the sale of the new notes and that satisfied the terms of the new term loans and revolving credit facility. However, shortly before the start of the road show, the credit markets in the United States were negatively impacted by corporate fraud and the bankruptcies of many high profile companies. These corporate scandals effectively closed the market for new note issuances for companies with credit ratings at or below the level Seminis had received at the time. Accordingly, since Seminis could not sell its notes, it could not consummate the remainder of its financing plan.

     In May 2002, the Company's board of directors formed a special committee comprised of Christopher J. Steffen, Frank J. Pipp and Dr. Roger N. Beachy (the "Savia Exchange Special Committee") to review, evaluate, negotiate and take whatever actions it deemed to be in the best interests of the Company's stockholders in connection with the proposed exchange of the shares of Seminis Class C preferred stock, the APIC and all accrued and unpaid dividends thereon for shares of Seminis Class A common stock.

     On June 18, 2002, the Savia Exchange Special Committee held its first meeting at the offices of UBS Warburg in New York City. At the meeting, Mr. Steffen was appointed chairman. UBS Warburg, as financial advisor to Seminis, made a presentation with respect to the proposed exchange. In addition, a representative of Savia made a presentation outlining Savia's intentions. Savia expressed its willingness to exchange its shares of Seminis Class C preferred stock, the APIC and the accrued and unpaid dividends thereon for shares of Seminis Class A common stock and a cash payment. Following the Savia presentation, the Savia representative left the meeting. UBS Warburg then made a presentation to the Savia Exchange Special Committee summarizing the background of the proposed transaction and the Company's desire to simplify and strengthen its capital structure, describing the terms of the exchange proposed by Savia, reviewing methodologies for valuing the shares of Seminis Class C preferred stock and the APIC, and addressing the potential impact of the proposed exchange on the earnings per share of the Seminis common stock, based on the Company's financial statements prepared by Seminis management and on the ownership and voting interests of the Company's stockholders.

     During the remainder of the month of June 2002, the Savia Exchange Special Committee held several meetings through conference calls and negotiated the terms of the exchange with representatives of Savia. The Savia Exchange Special Committee proposed, among other things, that the shares of Seminis Class C preferred stock and the APIC be exchanged based on a theoretical market valuation of these securities and not at the full face amount. In addition, the closing price of the shares of Seminis Class A common stock had continued to increase, from $2.75 on May 1, 2002 to $3.90 on July 1, 2002. The Savia Exchange Special Committee therefore proposed that the exchange price be calculated based on a five-day trailing average closing price, instead of a 30-day trailing average closing price. Savia agreed to these proposed changes.

     On July 1, 2002, the Savia Exchange Special Committee and Savia reached agreement on the terms of the exchange. The Savia Exchange Special Committee and Savia agreed on:

     - an exchange price, calculated based on a five-day trailing average closing price including July 1, 2002, of one share of Seminis Class A common stock for each $3.43 in theoretical value of the shares of Seminis Class C preferred stock, APIC and accrued and unpaid dividends thereon (excluding the $15.0 million of accrued and unpaid cash dividends on the shares of Seminis Class C preferred stock that Seminis agreed to pay to Savia in cash);

     - a discounted value of the shares of Seminis Class C preferred stock, the APIC and accrued PIK Dividends thereon of $119.2 million;

     - the exchange of $10.0 million of accrued and unpaid cash dividends on the shares of Seminis Class C preferred stock and the APIC; and

     - the cash payment by Seminis to Savia of the remaining $15.0 million of accrued and unpaid cash dividends on the shares of Seminis Class C preferred stock, plus interest thereon of 10.0% per annum compounded quarterly from July 1, 2002 until the date of payment.

Based on the $129.2 million discounted value for the shares of Seminis Class C preferred stock, APIC and accrued and unpaid cash dividends thereon at an exchange price of $3.43 per share, Savia would receive 37,669,480 shares of Seminis Class A common stock in the exchange.

     On July 2, 2002, UBS Warburg delivered a presentation to the Seminis board of directors and the Savia Exchange Special Committee with respect to the terms of the exchange as set forth in the exchange agreement. The presentation described the history of the transaction and Savia's investments in Seminis, reviewed the methodologies for valuing the shares of Seminis Class C preferred stock and the APIC, analyzed the value of the shares of Seminis Class C preferred stock and the APIC and addressed the potential impact of the transaction on the earnings per share of Seminis common stock based on the Company's financial statements prepared by the Company's management and on the ownership and voting interests of the Company's stockholders.

     On the evening of July 2, 2002, Seminis and Savia executed an exchange agreement, subject to approval by the Company's board of directors, setting forth the terms of the exchange negotiated between the Savia Exchange Special Committee and Savia.

     On July 3, 2002, UBS Warburg delivered to the Seminis board of directors the opinion of UBS Warburg that, as of that date, the number of shares of Seminis Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of shares of Seminis Class A common stock and Seminis Class B common stock, in each case excluding Savia, the other affiliated stockholders and holders of the Seminis Class B common stock that also hold shares of Seminis Class B preferred stock.

     After a review of all of the factors it deemed relevant and based, in part, on the opinion delivered to the board of directors by UBS Warburg, the Savia Exchange Special Committee unanimously recommended that the board of directors approve and ratify the exchange and the exchange agreement.

     On July 16, 2002, following the receipt of the recommendation of the Savia Exchange Special Committee and after a review of all of the factors it deemed relevant, and based, in part, on the opinion delivered to the board of directors by UBS Warburg, the board of directors unanimously approved and ratified the exchange and the exchange agreement and determined to recommend to the Company's stockholders that they approve the exchange. On September 26, 2002, the stockholders of Seminis approved the exchange.

     The exchange agreement was a part of the restructuring of Seminis' financial position, including the refinancing of its existing indebtedness. The consummation of the exchange transaction was subject to approvals by creditors of Savia and Seminis and the payment by Seminis of the accrued and unpaid dividends on the shares of Seminis Class B preferred stock. Since Seminis was unable to consummate the refinancing of its outstanding indebtedness, the creditor approvals required for closing the exchange transaction were not obtained and the accrued and unpaid dividends on the shares of Seminis Class B preferred stock could not be paid. Accordingly, the transactions contemplated by the exchange agreement were not consummated.

     In October 2002, the Seminis board of directors authorized the issuance of additional shares of Seminis Class C preferred stock to replace the APIC. The board of directors had previously determined that the APIC had legal and economic rights and terms equivalent to the shares of Seminis Class C preferred stock and deemed it appropriate to formally issue shares of Seminis Class C preferred stock. Seminis issued 4,670 shares of Seminis Class C preferred stock in exchange for the principal amount of the APIC. As of the date of this proxy statement, there are 16,688 shares of Seminis Class C preferred stock outstanding, all of which are owned by Savia.

     In October 2002, Seminis and its advisors reevaluated Seminis' refinancing plan and decided to pursue a new plan to issue $175.0 million of new senior notes due in 2008, $100.0 million of new term loans and a new $35.0 million revolving credit facility. Due to the repayment of debt during the year and positive financial results, Seminis believed that it was in a position to pursue a smaller debt package and believed that its improved financial performance would result in a successful refinancing. Seminis presented its new plan to the rating agencies and received a favorable rating. However, Seminis and its advisors believed that the U.S. credit markets were volatile and prior to beginning road show presentations to institutional investors, they decided to withdraw the proposed offering because of the potential ramifications of a failed offering.

     In the fall of 2002, after concluding that a private placement of notes was not a viable alternative, members of Seminis management made presentations to two private equity firms seeking an investment in order to restructure its indebtedness. One potential investor did not pursue a transaction due to a conflict of interest. Discussions with the other potential investor ended when Savia and Fox Paine entered into the letter of intent in connection with the transaction proposal in December 2002.

     During November 2002, Seminis and its advisors continued to evaluate financing alternatives. The Company's existing credit facility was due to expire on December 31, 2002. In addition, Seminis was unable to complete the exchange because Seminis was required to pay accrued and unpaid dividends on the shares of Seminis Class B preferred stock prior to paying any dividends on the Seminis Class C preferred stock or APIC and it was unable to do so at the time.

     In December 2002, Seminis began negotiations with Harris Trust, administrative agent for the lenders, to obtain an extension of the Company's existing credit facility. On December 31, 2002, Seminis entered into the fourth amendment to its $350.0 million credit facility. The fourth amendment provided Seminis with a 15-day extension in order to negotiate a longer term solution. During the time the fourth amendment was effective, Seminis continued to negotiate with Harris Trust for an additional extension of its $350.0 million credit facility. Seminis entered into a fifth amendment to its $350.0 million credit facility, effective December 31, 2002, providing an extension of the Company's credit facility until December 31, 2003.

     Background of the Transaction Proposal. Savia and Fox Paine have discussed various potential transactions from time to time during the last several years. On September 6, 2001, Fox Paine submitted a preliminary non-binding proposal to management of Seminis for investment funds managed by Fox Paine to invest $125.0 million in a new class of Seminis convertible preferred stock, convertible at 110% of the prevailing market price of shares of Seminis Class A common stock. Management of Seminis viewed this proposal as inadequate and decided not to pursue further discussions with Fox Paine at that time.

     During September 2002, Messrs. Paine and Schwartz of Fox Paine and Messrs. Romo and Jimenez of Savia had several meetings to explore a potential investment by Fox Paine in Savia or in Seminis. On September 30, 2002, Fox Paine submitted an indication of interest to Savia. The proposal provided for Fox Paine, in partnership with another financial buyer, to invest up to $150.0 million in new capital to acquire up to 54.0% of the outstanding shares of Savia common stock and 6.6% of the outstanding shares of Seminis common stock. The proposal also provided that Fox Paine would control a majority of the seats on the board of directors of both Seminis and Savia and that Mr. Romo would remain as the chairman of the board of directors and chief executive officer of both Seminis and Savia. On October 2, 2002, Messrs. Paine and Schwartz and Messrs. Jimenez, Muzza and Mujica of Savia met to discuss this proposal. Also present were representatives of Wachtell, Lipton, Rosen & Katz, counsel to Fox Paine, and Ernst & Young LLP, advisor to Fox Paine, and representatives of the other financial buyer and its counsel. Savia rejected the proposal as inadequate.

     On October 11, 2002, Fox Paine submitted a revised indication of interest to Savia. The proposal provided for Fox Paine, in partnership with another financial buyer, to invest up to $170.0 million in new capital to acquire 42.0% of the outstanding shares of Savia common stock and the voting, liquidation and other rights of an additional 9.0% of the outstanding shares of Savia common stock. The proposal also provided that Fox Paine would control a majority of the seats on the board of directors of both Seminis and Savia and that Mr. Romo would remain as the chairman of the board of directors and chief executive officer of both Seminis and Savia. On October 14, 2002, Messrs. Paine and Schwartz and Messrs. Romo and Jimenez met to discuss this revised proposal. Also present were representatives of the other financial buyer. The parties could not reach an agreement on the terms of the proposal.

     In November 2002, representatives of Savia and Fox Paine continued discussions focusing on an investment by Fox Paine directly in Seminis. On November 26, 2002, the Company made a management presentation to Fox Paine.

     In early December 2002, representatives of Savia and Fox Paine and their respective counsel met to finalize discussions on a non-binding letter of intent. On December 13, 2002, Savia entered into a letter of intent with Fox Paine pursuant to which Fox Paine and certain Savia-related parties would acquire the outstanding shares of Seminis common stock at a price of $3.40 per share in cash. The parties agreed, among other things, to the structure of the transaction, the amount of capital that Fox Paine would invest in Seminis, the post-merger Seminis equity allocation, the corporate governance and management of Seminis, and the general terms of a stockholders' agreement. Following the close of business on December 13, 2002, Savia and Fox Paine issued a press release announcing the execution of the letter of intent. Shortly thereafter, five lawsuits were filed against, among others, Seminis and its directors in state courts in Delaware and California. For a more detailed description of the litigation, see "Legal Proceedings."

     On December 17, 2002, the Seminis board of directors established the special committee, consisting of Christopher J. Steffen, Dr. Roger N. Beachy, Eugenio Garza Herrera, William F. Kirk and Frank J. Pipp, none of whom is affiliated with Savia or Fox Paine. The board of directors authorized the special committee to:

     - evaluate the transaction proposal and the fairness of the merger consideration to the public stockholders;

     - discuss with Fox Paine, Savia and their representatives any modifications with respect to the transaction proposal deemed to be desirable by the special committee;

     - negotiate a definitive agreement with respect to the transaction proposal;

     - make a recommendation to the Seminis board of directors regarding whether to approve the transaction proposal; and

     - take such other action in furtherance of these objectives as the special committee, in its sole discretion, deemed necessary, proper or advisable.

Before considering the transaction proposal, Savia and Mr. Romo considered various strategic alternatives. In view of the foregoing, Savia expressed an unwillingness to enter into any transaction other than the one contemplated by the letter of intent and therefore, the Seminis board of directors did not empower the special committee to initiate, solicit or accept alternative proposals with respect to Seminis.

     The Seminis board of directors authorized the special committee to retain, at Seminis' expense, legal and financial advisors to assist it in the fulfillment of its duties. In addition, the Seminis board of directors directed Seminis' officers, employees and agents to furnish to the special committee and its advisors information reasonably requested for the fulfillment of the special committee's duties.

     At a special committee meeting held immediately following the meeting of the Seminis board of directors, the special committee selected Mr. Steffen as its chairperson and authorized Mr. Steffen to investigate and select, subject to the approval of the special committee, appropriate legal and financial advisors. Based on Mr. Steffen's consideration of their qualifications, including his review of their familiarity with, and expertise concerning, transactions of the type contemplated by the transaction proposal and their involvement in certain matters relating to Fox Paine, Mr. Steffen selected for recommendation to the special committee Skadden, Arps, Slate, Meagher & Flom LLP as the special committee's outside legal counsel and Young Conaway Stargatt & Taylor, LLP as its Delaware legal counsel.

     Mr. Steffen then spoke with several financial advisors. Various financial advisors made presentations with respect to their expertise in the agribusiness industry, experience in representing special committees and ability to act in an independent and unbiased manner. Based upon, among other things, Merrill Lynch's industry expertise, experience working with special committees, ability to commit the necessary resources to the engagement and provide unbiased and objective advice and the experience of Messrs. Rifkin and Bartter of Merrill Lynch in merger and acquisition transactions and with the agribusiness industry, Mr. Steffen recommended that the special committee select Merrill Lynch as its financial advisor.

     On January 7, 2003, Mr. Steffen sent a letter to Mr. Romo on behalf of the special committee requesting Mr. Romo's cooperation in providing information to assist the special committee in executing its duties. The letter requested that Mr. Romo and Savia provide the special committee and its advisors with, among other things, a description of the negotiations between Savia and Fox Paine leading to the transaction proposal and any other efforts by Savia to explore third-party interests in Seminis, as well as copies of any material information provided to Fox Paine.

     On January 9, 2003, the special committee held an organizational meeting with representatives from Skadden Arps, Young Conaway and Merrill Lynch. The special committee also invited representatives from Savia, Milbank, Tweed, Hadley & McCloy LLP, counsel to Savia, and Wachtell Lipton to join the meeting and make a presentation regarding the transaction proposal. Skadden Arps and Young Conaway provided the special committee members with the first of a series of legal briefings about their fiduciary duties in evaluating a transaction of this type. During the discussion, each of the members of the special committee reaffirmed his independence and ability to evaluate the transaction proposal in a disinterested manner. At the meeting, the members of the special committee considered the qualifications of the legal and financial advisors selected by Mr. Steffen, subject to the special committee's approval, and unanimously confirmed the selection of the advisors. The January 9th meeting also included a presentation by representatives from Savia and Milbank Tweed with respect to the transaction proposal, including a discussion of the proposed terms, financing, structure and management and governance arrangements. At the meeting, the Savia representatives affirmed their commitment to cooperate with the special committee and its advisors.

     On January 17, 2003, representatives of Merrill Lynch and Skadden Arps, on behalf of the special committee, met with representatives from Seminis and Savia. Seminis' representatives reviewed information with respect to Seminis' business and industry, competitors, and potential challenges. Prior to the meeting, Seminis provided Merrill Lynch and Skadden Arps with various materials, including Seminis' financial statements and projections.

     On January 20, 2003, representatives of Merrill Lynch and Skadden Arps met with representatives from Savia and Fox Paine and their respective legal counsel. Prior to the meeting, the Savia and Fox Paine representatives provided Merrill Lynch and Skadden Arps with various materials, including documents relating to Savia's prior discussions with third parties regarding a possible investment in Savia or Seminis. During the meeting, the Savia and Fox Paine representatives presented information concerning the history of Savia's additional investment in Seminis over the last several years, Savia's prior discussions regarding a possible sale or restructuring of Seminis and the terms of the transaction proposal. In addition, the Savia and Fox Paine representatives reviewed the negotiations between Savia and Fox Paine that led to the transaction proposal.

     On January 23, 2003, representatives of Merrill Lynch met with Mr. Gaspar Alvarez, Seminis' corporate controller. Mr. Alvarez provided Merrill Lynch with an update of Seminis' projections for its subsidiaries and operations in Argentina and Brazil, discussed Seminis' improved projections since the time of the UBS Warburg valuation analyses, which were prepared in connection with the exchange agreement in July 2002, and explained the financial impact to Seminis of effectuating the transactions contemplated by the exchange agreement.

     On January 24, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. The special committee received an update on the financial due diligence conducted by Merrill Lynch and Skadden Arps reported to the special committee, based on the information provided by Savia and Fox Paine, on Savia's prior discussions with third parties, as well as with respect to its understanding of the key transaction steps required to effectuate the transaction proposal.

     On January 31, 2003, Wachtell Lipton distributed to Skadden Arps initial drafts of the merger agreement and voting agreement. The merger agreement proposed, among other things, a $30.0 million termination fee that could become payable by Seminis to Fox Paine under certain circumstances.

     On February 4, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. At the meeting, representatives of Skadden Arps reviewed the draft merger agreement and voting agreement distributed by Wachtell Lipton. Thereafter, Merrill Lynch led a discussion of its preliminary financial analysis of Seminis. After discussion and review of the terms of the transaction proposal, the special committee determined to seek:

     - an increase in the offer price to the public stockholders such that the price per share to the public stockholders would begin with a "4;" and

     - a "bridge" financing commitment letter that would minimize the risk of non-consummation of a transaction, assuming the special committee approved the transaction proposal, as finally negotiated.

The special committee authorized Merrill Lynch to discuss the financial terms of the transaction proposal with each of Savia and Fox Paine and authorized Skadden Arps to negotiate, on the special committee's behalf, with Wachtell Lipton and Milbank Tweed regarding the transaction documents.

     On February 6, 2003, representatives of Merrill Lynch contacted representatives from each of Savia and Fox Paine separately and informed them of the requests of the special committee.

     On February 14, 2003, representatives of Fox Paine contacted representatives of Merrill Lynch and increased the offer price to the public stockholders to $3.60 per share. The representatives of Fox Paine indicated that Fox Paine and Savia would share the cost of the price increase, with Fox Paine decreasing the transaction fee it would receive pursuant to the transaction proposal by approximately $1.5 million and Savia decreasing the cash payment it would receive pursuant to the exchange agreement by a similar amount.

     On February 18, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. At the meeting, representatives of Merrill Lynch reported on their conversations with representatives of Fox Paine and reviewed with the special committee the revised offer price in relation to the preliminary valuation analyses previously prepared by Merrill Lynch. The members of the special committee, after giving due consideration to the matter, directed Merrill Lynch to reiterate the special committee's request that Fox Paine and Savia increase the offer price to the public stockholders to an amount equal to or greater than $4.00 per share.

     On February 19, 2003, Mr. Rifkin contacted Mr. Paine to renew the special committee's request for an increase in the offer price to the public stockholders. Mr. Paine indicated that he would discuss the matter with representatives from Savia and report back.

     On February 20, 2003, counsel to the plaintiffs in the litigation commenced in Delaware related to the transaction proposal transmitted to Skadden Arps a letter indicating the view of the plaintiffs' financial advisor that, based on public information reviewed by its advisor, any offer price to the public stockholders below $4.75 per share would be inadequate.

     On February 25, 2003, at the request of representatives of Savia, Mr. Steffen and representatives from Skadden Arps and Merrill Lynch met with Mr. Jimenez, the chief financial officer of Savia and a director of Seminis, and representatives from Milbank Tweed. Mr. Jimenez and the representatives of Milbank Tweed emphasized the importance to Seminis of consummating a transaction, including a restructuring of Savia's interests in Seminis as contemplated by the exchange agreement, as well as Savia's belief as to the fairness of the $3.60 per share price to the public stockholders last offered by Savia and Fox Paine.

     On February 27, 2003, the special committee met with representatives from Skadden Arps, Merrill Lynch and Young Conaway. The representatives of Skadden Arps reported on the February 25th meeting with Mr. Jimenez and representatives of Milbank Tweed. Following a discussion of the matters raised by Mr. Jimenez and representatives of Milbank Tweed, and a review of the financial analyses previously reviewed by the special committee, the special committee authorized Mr. Steffen to report to Savia, and Merrill Lynch to report to Fox Paine, that the special committee had not changed its views with respect to the transaction proposal. Shortly thereafter, Mr. Steffen telephoned Mr. Jimenez and Mr. Rifkin telephoned Mr. Paine to report the special committee's determination.

     On March 7, 2003, representatives of Fox Paine contacted representatives of Merrill Lynch and increased the offer price to the public stockholders to $3.70 per share. The representatives of Fox Paine indicated that Savia and Fox Paine would again share the cost of the additional increase in the offer price.

     On March 17, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. The representatives of Skadden Arps reviewed with the members of the special committee open contractual issues as well as the terms of the financing commitment letter from senior lenders received by Savia and Fox Paine. The representatives of Merrill Lynch then reviewed the $3.70 per share offer price to the public stockholders last proposed by Savia and Fox Paine in relation to the valuation analyses previously prepared by Merrill Lynch and compared it to the consideration that Savia and its affiliates would receive in the merger and related transactions. In this regard, the representatives of Merrill Lynch reviewed potential values per share, based on the shares held by Savia and its affiliates, attributable to the co-investment rights that Mr. Romo or an entity affiliated with Mr. Romo would receive in the merger and related transactions, taking into account, among other things, the illiquid nature of the co-investment rights and the underlying securities. The representatives of Merrill Lynch also observed that Savia, in effect, would bear a $0.03 per share reduction in its cash consideration in light of its willingness to share with Fox Paine the expense of increasing the consideration to be paid to the public stockholders. Lastly, Mr. Rifkin reviewed the letter received from counsel to the plaintiffs in the Delaware action, noting, in particular, that the substance of the correspondence did not affect, in Merrill Lynch's judgment, the financial analyses and views previously presented by Merrill Lynch.

     Following a discussion of next steps, the special committee authorized Mr. Rifkin to request that Savia and Fox Paine increase the offer price to the public stockholders to $3.85 per share. The special committee also requested that its advisors discuss with each of Savia and Fox Paine an outline of critical contractual points that the parties would have to resolve in order to reach agreement. The special committee also authorized Mr. Rifkin to indicate that the special committee would not require a bridge commitment letter for the high-yield portion of the financing in recognition of the costs of a commitment letter of that nature and the impact that it might have on Savia's and Fox Paine's ability to increase the price to the public stockholders. Mr. Rifkin subsequently informed Mr. Paine of the foregoing, and Mr. Paine agreed to give the special committee's request consideration and report back to Merrill Lynch and/or the special committee.

     During the following weeks, the legal advisors continued to engage in discussions regarding the terms of the contracts relating to the transaction proposal, including the amount of the termination fee payable by Seminis to Fox Paine in certain circumstances. The representatives of Skadden Arps regularly updated the special committee regarding these negotiations. With respect to the amount of the termination fee, the representatives of Skadden Arps conveyed to the representatives of Wachtell Lipton that, having reviewed the matter with the special committee, the special committee would accept a termination fee in an amount equal to $10.5 million.

     On April 4, 2003, Wachtell Lipton distributed initial drafts to Skadden Arps of the stock purchase agreement, contribution agreement, stockholders' agreement and co-investment rights agreements negotiated by Fox Paine and Wachtell Lipton, on the one hand, and Savia and Milbank Tweed, on the other hand. Skadden Arps provided summaries of these agreements to the members of the special committee prior to their next meeting.

     On April 7, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. At the meeting, representatives of Skadden Arps reviewed the principal terms of the related agreements and the key unresolved issues in the merger agreement and voting agreement. In addition, representatives of Merrill Lynch reviewed the relationship between the current offer price of $3.70 per share and the various valuation ranges previously reviewed with the special committee. The representatives of Merrill Lynch also reviewed the consideration to be received by the public stockholders in light of the consideration to be received by Savia and its affiliates. The special committee discussed a number of the qualitative factors with respect to the transaction proposal set forth under "-- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Transaction Proposal." Following discussion, the special committee requested Messrs. Steffen and Rifkin to seek a higher price and authorized them to continue the negotiations with Savia and Fox Paine on behalf of the special committee.

     At the meeting, Merrill Lynch also explained to the special committee that representatives of a separate division of Merrill Lynch had previewed a proprietary retail product designed specifically for energy-related entities with several companies, one of which was a portfolio company of Fox Paine, and that Merrill Lynch was asked to represent the Fox Paine affiliate in bringing the product to market. The representatives of Merrill Lynch noted that:

     - Merrill Lynch would bring the proprietary product on behalf of the Fox Paine affiliate to market, if ever, no earlier than June or July;

     - internal controls prohibited communications between the Merrill Lynch representatives acting on behalf of the special committee and those working with the Fox Paine affiliate; and

     - the representatives from Merrill Lynch representing the special committee felt that their judgment would not be impaired by the situation.

After further consideration and discussion, with the Merrill Lynch representatives having excused themselves from the meeting, the special committee determined that the provision of services by a separate group within Merrill Lynch to a Fox Paine affiliate as described at the meeting would not interfere with the ability of the Merrill Lynch representatives advising the special committee to act in an independent and objective manner.

     On April 15, 2003, Savia published a notice to its shareholders of an April 30th meeting to approve:

     - Savia's sale to Fox Paine of shares of Seminis common stock owned by Savia; and

     - a cash dividend of $0.5338 per outstanding share of Savia common stock following Savia's sale of its shares of Seminis common stock.

     On April 25, 2003, Messrs. Rifkin and Paine discussed a number of the remaining open contractual issues. Messrs. Rifkin and Paine agreed that in the event the special committee changes its recommendation, the merger agreement and merger would require approval by a majority of the public stockholders if the merger agreement is not terminated following the change in recommendation. Messrs. Rifkin and Paine also agreed on the terms of a condition, related to litigation involving Seminis, to the respective parties' obligations to consummate the merger. In particular, Messrs. Rifkin and Paine agreed that the litigation condition would be limited to the absence of any new litigation, or any development in any existing litigation, in each case, that is more likely than not, individually or in the aggregate, to have a material adverse effect on Seminis. In addition, Mr. Paine noted Fox Paine's willingness to:

     - reduce the termination fee payable by Seminis to Fox Paine under certain circumstances under the merger agreement from $25.0 million to $18.5 million;

     - reduce the term of the voting agreement from 90 days to 30 days following termination of the merger agreement; and

     - accept a cap of $6.0 million on Fox Paine's expenses that Seminis may be required to reimburse.

     On April 27, 2003, Mr. Rifkin, following discussions with Mr. Steffen on behalf of the special committee, reported to Mr. Paine the special committee's willingness to consider an offer price to the public stockholders of $3.80 per share if Savia and Fox Paine would accept the special committee's position with respect to various unresolved contractual issues. Mr. Paine agreed to consider the proposed resolution and report back.

     On April 30, 2003, a special meeting of Savia's shareholders was held to vote on:

     - Savia's sale of its shares of Seminis common stock to Fox Paine in connection with the transaction proposal; and

     - the payment of a cash dividend of $0.5338 per share to its shareholders following consummation of the transaction proposal.

Later that day, Savia announced that its shareholders approved both proposals.

     On May 1, 2003, Mr. Paine advised Mr. Rifkin that Savia and Fox Paine:

     - were willing to limit the total amount of expenses that could be payable to Fox Paine pursuant to the merger agreement under certain circumstances to $4.5 million, as requested by the special committee;

     - were willing to modify the terms of the voting agreement so that it would, effectively, be co-terminous with the merger agreement; and

     - would reduce the amount of the termination fee payable to Fox Paine pursuant to the merger agreement under certain circumstances to $18.0 million.

Mr. Paine also indicated that representatives from Fox Paine would further consult with representatives from Savia with regard to the price Savia and Fox Paine were willing to offer to the public stockholders. The legal advisors continued to revise the agreements relating to the transaction proposal to reflect the various agreed-upon terms.

     On May 5, 2003, Mr. Romo contacted Mr. Steffen to discuss the status of discussions and negotiations regarding the transaction proposal. Mr. Romo indicated that he did not intend to interfere with the special committee's process but wanted to notify Mr. Steffen of his beliefs that:

     - Fox Paine was nearing the end of its negotiation process; and

     - Savia and Fox Paine did not have much more money available to pay to the public stockholders.

Mr. Steffen then reviewed with Mr. Romo the special committee's position on these matters.

     On May 20, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. Mr. Steffen reported that there remained two significant issues to be resolved:

     - the offer price to the public stockholders; and

     - the amount of the termination fee that could be payable by Seminis to Fox Paine in certain circumstances under the merger agreement.

The representatives of Skadden Arps reported on the status of negotiations with respect to the unresolved issues. The special committee discussed possible next steps in the negotiations and authorized Mr. Rifkin to report to Mr. Paine, as and when appropriate, that the special committee continued to seek an offer price to the public stockholders of $3.80 per share but, assuming agreement on that price, would consider an increase in the termination fee to $15.0 million.

     On May 23, 2003, Mr. Rifkin reported to Mr. Paine the special committee's continued determination to seek a $3.80 per share offer price and a termination fee no greater than $15.0 million. Shortly thereafter, on May 23, 2003, Mr. Paine indicated to Mr. Rifkin that, having spoken with Mr. Romo, Savia and Fox Paine were willing to increase the offer price to the public stockholders to $3.73 per share and decrease the requested termination fee that could be payable to Fox Paine to $16.5 million.

     Promptly thereafter on May 23, 2003, Mr. Steffen met with representatives from Skadden Arps and Merrill Lynch to receive an update on the conversations Mr. Rifkin had with Savia and Fox Paine. Mr. Rifkin updated the persons participating in the meeting on the increase to the offer price and reduction in the termination fee.

     Thereafter on May 23, 2003, Mr. Steffen contacted Mr. Paine to report:

     - the special committee's disappointment that Savia and Fox Paine did not increase the offer price to the public stockholders to $3.80 per share;

     - the special committee's position that $3.80 per share was the appropriate offer price to the public stockholders; and

     - that a termination fee in excess of $15.0 million was not acceptable.

Mr. Paine expressed his disappointment that the parties had not resolved all issues and reiterated that Savia's and Fox Paine's offer price to the public stockholders remained at $3.73 per share, and the termination fee requested at $16.5 million.

     On May 26, 2003, Mr. Romo contacted Mr. Steffen to express his frustration that negotiations had not concluded, to assert his belief that the failure to consummate a transaction would not be in Seminis' best interests and to request an opportunity to address the special committee at its next meeting. Mr. Steffen indicated that he would arrange for Mr. Romo to address the special committee at its meeting scheduled for May 28, 2003.

     On May 28, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. Messrs. Romo and Jimenez, on behalf of Savia, and a representative from Milbank Tweed, upon the invitation of the special committee, also participated for a portion of the meeting. Mr. Romo made a presentation to the members of the special committee, discussing, among other things:

     - the lengthy and difficult negotiations between Savia and Fox Paine that resulted in the transaction proposal;

     - the lack of any third-party expressions of interest in an alternate transaction;

     - his belief that an offer price of $3.40, let alone $3.73, per share was fair to, and in the best interests of, the public stockholders; and

     - his belief that time was of the essence.

     Following Mr. Romo's presentation, the representatives of Skadden Arps reviewed with the special committee members their fiduciary duties and Merrill Lynch reviewed Merrill Lynch's valuation analyses, discussing, among other things, the merits of an offer price of $3.73 per share to the public stockholders. The special committee, after further discussion with its advisors, determined that Messrs. Rifkin and Steffen should communicate to Messrs. Paine and Romo, respectively, that a price of $3.78 per share for the public stockholders would be acceptable but that the termination fee pursuant to the merger agreement should not exceed $15.0 million.

     Following the meeting, Mr. Rifkin reported to Mr. Paine the special committee's willingness to consider the transaction proposal if the offer price to the public stockholders were $3.78 per share and the termination fee $15.0 million. Concurrent with Mr. Rifkin's communications with Mr. Paine, Mr. Steffen communicated a similar message to Mr. Romo.

     Shortly thereafter on May 28, 2003, Mr. Paine reported to Mr. Rifkin that Savia and Fox Paine would increase the offer price to the public stockholders to $3.78 per share and agree to a termination fee payable by Seminis to Fox Paine of $15.0 million.

     On May 30, 2003, the special committee met with representatives from Skadden Arps, Young Conaway and Merrill Lynch. At the meeting, the representatives of Skadden Arps reviewed the special committee's legal duties under Delaware law in evaluating the terms of the transaction proposal. Thereafter, the representatives of Merrill Lynch made a presentation regarding the financial analyses it performed and the merits of an offer price of $3.78 per share to the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates. Merrill Lynch then delivered its opinion to the special committee, which was subsequently confirmed in writing, that as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the offer price of $3.78 per share in cash to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger agreement is fair from a financial point of view to such stockholders. Following a review of the Merrill Lynch presentation and consideration of those factors deemed relevant by the members of the special committee, the special committee unanimously:

     - determined that the transaction proposal is fair to, and in the best interests of, the public stockholders; and

     - resolved to recommend to Seminis' stockholders that they vote to approve and adopt the merger agreement and merger.

The special committee also unanimously resolved to recommend to the Seminis board of directors that it:

     - approve and declare the advisability of the merger agreement and related agreements and the merger and related transactions;

     - authorize the execution and delivery of the merger agreement and related agreements on behalf of Seminis;

     - recommend to Seminis' stockholders that they vote to approve and adopt the merger agreement and merger; and

     - take all actions necessary so that the transaction proposal is not subject to Section 203 of the Delaware General Corporation Law.

     Subsequently, in the afternoon on May 30, 2003, the special committee, with its legal and financial advisors participating, reported its review of the transaction proposal, findings and recommendation to the Seminis board of directors. Merrill Lynch also made a presentation regarding the financial analyses it performed and reviewed its opinion to the special committee that as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the offer price of $3.78 per share in cash to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger agreement is fair from a financial point of view to such stockholders. The Seminis board of directors reviewed the terms of the various agreements and considered, among other things, the report of the special committee and the opinion of Merrill Lynch and resolved:

     - that the merger agreement, related agreements, merger and related transactions are fair to, and in the best interests of, the public stockholders;

     - to approve and declare the advisability of the merger agreement and related agreements and the merger and related transactions; and

     - to recommend that the public stockholders adopt and approve the merger agreement and merger.

     Following the meeting of the Seminis board of directors, representatives from Skadden Arps, Milbank Tweed and Wachtell Lipton met, and the merger agreement and all other necessary agreements were finalized. Definitive agreements contemplated by the transaction proposal were executed thereafter on May 30, 2003.

     On June 2, 2003, Seminis and Savia jointly issued a press release announcing the execution of the definitive agreements to effectuate the transaction proposal.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; REASONS FOR RECOMMENDING THE APPROVAL OF THE TRANSACTION PROPOSAL

     The Special Committee. At a meeting of the special committee held on May 30, 2003, the members of the special committee, after careful review of the facts and circumstances relating to the merger and related transactions, determined that the merger and related transactions, and the merger agreement and related agreements, were fair to, and in the best interests of, the public stockholders, and unanimously resolved to recommend to the Seminis board of directors that it authorize Seminis to enter into the merger agreement and related agreements. At a special meeting of the Seminis board of directors held later in the day on May 30, 2003, the Seminis board of directors, after considering the recommendation of the special committee, adopted the merger agreement and related agreements, authorized Seminis to enter into the merger agreement and related agreements and resolved to recommend to the Seminis stockholders that they vote to adopt and approve the merger agreement and merger.

     In reaching its determination, the special committee considered:

     - the opinion of Merrill Lynch that, as of May 30, 2003, the merger consideration of $3.78 per share to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates is fair from a financial point of view to such stockholders, as set forth in the Merrill Lynch opinion, and relied upon and adopted the analysis and conclusions of Merrill Lynch presented to the special committee on May 30, 2003;

     - the fact that the merger consideration of $3.78 per share to be received by the public stockholders represents approximately a 50.6% premium to the price at which shares of Seminis common stock closed on December 13, 2002, the last full trading day prior to the public announcement that Savia and Fox Paine had signed a letter of intent, which premium compared favorably to premiums paid in other merger transactions;

     - the fact that the cash price per share to be received by the public stockholders was $0.38 per share greater than the cash price per share to be received by the affiliated stockholders, representing approximately an 11.2% premium to the cash price per share to be received by the affiliated stockholders;

     - the fact that the per share trading prices for shares of Seminis common stock over the last 2 1/2 years, except for a brief period in the summer of 2002, were at levels significantly below the merger consideration of $3.78 per share;

     - the concern that absent (i) a refinancing, (ii) the consummation of the transactions contemplated by the exchange agreement to eliminate Savia's preferred and capital interests in Seminis, or (iii) Seminis being able to deliver consistently on its financial projections, the price of shares of Seminis common stock could remain at levels significantly below the merger consideration to the public stockholders for an indefinite period of time;

     - the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

     - the arm's-length negotiations that took place between Savia, Fox Paine and their respective representatives, on the one hand, and the special committee and its representatives, on the other hand, with respect to:

       - the increase in the merger consideration and the belief by the members of the special committee that $3.78 per share (which was the last of several increased offers) was the highest price that Savia and Fox Paine would agree to pay to the public stockholders;

       - a reduction in the termination fee payable by Seminis in certain circumstances in the event the merger agreement is terminated and the reduction in the number of events resulting in such payment;

       - a reduction in the period of time that the voting agreement would survive if the merger agreement were terminated; and

       - the requirement that holders of a majority of the outstanding shares beneficially owned by the Seminis stockholders (other than Fox Paine, Seminis Acquisition and their respective affiliates) approve the merger (unless the merger agreement is terminated) in the event that the special committee withdraws or modifies its approval or recommendation in favor of the merger;

     - the fact that, in connection with the transactions contemplated by the exchange agreement, which may not occur in the absence of the merger, Savia will receive consideration with a value significantly lower than the amount of capital that it has advanced to Seminis over the last several years, which was viewed by the special committee as beneficial to the public stockholders;

     - the special committee's belief, after considering presentations from Merrill Lynch that included a theoretical range of values for the co-investment rights, that the $0.38 per share cash premium to be received by the public stockholders relative to Seminis' other stockholders would represent reasonable compensation to the public stockholders for the co-investment rights to be received by an entity affiliated with Mr. Romo in light of, among other things, the illiquid and contingent nature of the co-investment rights, the risks associated with realizing values thereunder and the willingness of Savia to reduce by $3.0 million the cash consideration it otherwise would have received in connection with the transactions contemplated by the exchange agreement;

     - the presentations made by Merrill Lynch, including the fact that the merger consideration that the public stockholders would receive was within or above the various ranges of value derived by Merrill Lynch;

     - the liquidity that the merger will offer to the public stockholders, especially given the limited trading volume of shares of Seminis common stock, in particular, the fact that between May 28, 2002 and May 28, 2003, the average trading volume of shares of Seminis common stock on The Nasdaq National Market was approximately 36,000 shares per day;

     - the experience and reputation of Fox Paine in structuring and consummating transactions similar to those contemplated by the merger agreement and related agreements and the potential benefit a substantial equity investment by Fox Paine would likely have on Seminis' ability to refinance its credit facility;

     - discussions by management of Savia and Seminis throughout 2001 and 2002 with financial buyers and other companies involved in the same industry as Seminis with respect to any interest those buyers or companies may have had in a potential transaction with Seminis, as well as Savia's unsuccessful efforts to interest third parties in investing in Seminis indirectly through an investment in Savia, and the fact that during these efforts, no offer to invest in or acquire Seminis had been made that would have provided greater value to the public stockholders than the merger;

     - the fact that Seminis had advised the special committee that Seminis had not received any other expressions of interest since the announcement that a letter of intent had been signed, which was more than five months prior to the determination;

     - the terms of the merger agreement permitting Seminis and the special committee to explore, under certain circumstances, unsolicited expressions of interest should they arise; and

     - the availability of appraisal rights under the Delaware General Corporation Law to holders of shares of Seminis common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

     Each of these factors favored the special committee's conclusion that the merger and related transactions were fair to, and in the best interests of, the public stockholders.

     The special committee also considered a variety of risks and other potentially negative factors concerning the merger and related transactions. These factors included:

     - the fact that, following the merger and related transactions, the public stockholders will cease to participate in any future earnings of Seminis or benefit from any future increase in Seminis' value;

     - the fact that certain parties, including the affiliated stockholders, may have interests that are different from those of the public stockholders as described under the heading "-- Interests of Certain Persons in the Merger and Related Transactions;"

     - the limitations contained in the merger agreement on Seminis' ability to solicit other offers, as well as the possibility that Seminis may be required to pay a termination fee of $15.0 million or reimburse Fox Paine's expenses of up to $4.5 million;

     - the fact that under certain of the valuation methodologies reviewed by Merrill Lynch, the top end of the range of values was greater than the $3.78 per share merger consideration that the public stockholders will receive, although the achievement of such values was subject to a number of risks and uncertainties, including Seminis achieving its financial projections and improving its market valuations;

     - the fact that the obligations of Seminis Acquisition and Fox Paine to complete the merger and related transactions are conditioned upon the receipt of financing and that the financing may not necessarily be available for reasons beyond the control of Seminis, Savia or Fox Paine;

     - the fact that the failure to close the merger and related transactions may make it more difficult for Seminis to refinance its indebtedness;

     - the fact that the special committee was not authorized to, and did not, solicit third-party indications of interest for the acquisition of Seminis; and

     - the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the stockholders of Seminis receiving the consideration.

     In evaluating the merger and related transactions, the special committee did not consider:

     - the net book value of Seminis because it believed that net book value is not a material indicator of the value of Seminis as a going concern but rather is indicative of historical costs; or

     - the liquidation value of Seminis because the special committee considered Seminis as a viable, going concern business, and therefore did not consider the liquidation value as a relevant valuation methodology.

     This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger and related transactions and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

     The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and related transactions and to permit the special committee to represent effectively the interests of the public stockholders. These procedural safeguards include the following:

     - the special committee consists of independent directors who acted to represent solely the interests of the public stockholders and to negotiate with Savia and Fox Paine on behalf of the public stockholders;

     - no member of the special committee has an interest in the merger different from that of the public stockholders and members of the special committee hold existing stock options that will be "cashed-out" in the merger at the same price that the public stockholders will receive;

     - the special committee retained and received the advice and assistance of Merrill Lynch as its financial advisor and Skadden Arps and Young Conaway as its legal advisors and requested and received from Merrill Lynch an opinion with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates. Each of these advisors has extensive experience in transactions similar to the merger and related transactions. With respect to Merrill Lynch, the special committee determined that Merrill Lynch's provision of services by a separate group within Merrill Lynch to a Fox Paine affiliate would not interfere with the ability of the Merrill Lynch representatives advising the special committee to act in an independent and objective manner. For a more detailed discussion of the special committee's review of the transaction proposal, see "-- Background of the Merger and Related Transactions;"

     - the recognition by the special committee that it had no obligation to recommend the transaction; and

     - the availability of appraisal rights under the Delaware General Corporation Law for stockholders of Seminis who oppose the merger, which rights are described under the heading "-- Appraisal Rights of Stockholders."

     In light of the creation of the special committee and the other procedural safeguards described above, the special committee did not consider it necessary generally to require adoption and approval of the merger agreement or merger by at least a majority of the public stockholders.

     The Board of Directors. After learning that Savia and Fox Paine had entered into the letter of intent, the Seminis board of directors unanimously voted to form the special committee to act on behalf of the public stockholders.

     In reaching its determination that the terms of the merger agreement are fair to, and in the best interests of, the Seminis stockholders, the board of directors adopted the analysis of the special committee as to the fairness of the merger consideration of $3.78 per share to the public stockholders. In adopting the special committee's analysis, the board of directors considered and relied upon:

     - the process conducted by the special committee in considering the merger;

     - the special committee's conclusions, recommendation and unanimous approval concerning the merger agreement and the transactions contemplated thereby;

     - the special committee's declaration of the merger agreement's advisability; and

     - the opinion of Merrill Lynch that, as of the date of that opinion, based upon and subject to the assumptions made, matters considered and limits of review set forth in that opinion, the $3.78 per share in cash to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger is fair from a financial point of view to such stockholders.

     The board of directors also believes that sufficient procedural safeguards to ensure the fairness of the transaction and to permit the special committee to effectively represent the interests of the public stockholders were present. The board of directors reached this conclusion based on, among other things:

     - the fact that the special committee consisted of independent directors whose sole purpose was to represent the interests of the public stockholders;

     - the selection and retention by the special committee of its own legal counsel and financial advisor;

     - the fact that the merger was approved by members of the Seminis board of directors who are not affiliated with Savia;

     - the fact that an independent special committee is well recognized under Delaware law as an effective way to promote fairness in transactions of this kind;

     - the fact that the negotiations that had taken place between Savia and Fox Paine and their respective representatives, on the one hand, and the special committee and its representatives, on the other hand, were designed to result in arm's-length agreements; and

     - the fact that the merger requires the approval of a majority of the outstanding shares of Seminis common stock beneficially owned by Seminis stockholders (excluding Fox Paine, Seminis Acquisition and their respective affiliates) if the special committee withdraws or modifies its approval or recommendation in favor of the merger in accordance with the terms of the merger agreement (unless the merger agreement is terminated following the withdrawal or modification).

     The board of directors determined that it did not need to retain an unaffiliated representative to act on behalf of the public stockholders in light of the formation of the special committee and the special committee's retention of its own advisors. The board of directors took this factor into account in its assessment of the fairness of the transaction but determined that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

     In view of the wide variety of factors considered by the board of directors in evaluating the merger and related transactions and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

     BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND MERGER.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The special committee engaged Merrill Lynch to assist the special committee in connection with its evaluation of the proposed transactions and render an opinion as to whether the consideration to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger was fair from a financial point of view to such stockholders.

     On May 30, 2003, Merrill Lynch delivered its opinion to the special committee stating that, as of May 30, 2003, and based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the consideration of $3.78 per share in cash to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger is fair from a financial point of view to such stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND IS INCORPORATED BY REFERENCE HEREIN. THE DESCRIPTION OF THE OPINION BELOW SETS FORTH THE MATERIAL TERMS OF THE OPINION. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     The opinion is addressed to the special committee and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates pursuant to the merger. The opinion does not address the merits of the underlying decision by Seminis to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to whether the stockholder should vote in favor of the proposed merger or any matter related thereto. The consideration to be received by the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates was determined on the basis of negotiations among the special committee, Savia and Fox Paine and was approved by the special committee.

     The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of the opinion. Copies of Merrill Lynch's May 30, 2003 presentation to the special committee are available for inspection and copying at Seminis' principal executive office during regular business hours by any public stockholder or its representative who has been so designated in writing, and will be provided to any public stockholder upon written request at the expense of the requesting party. The May 30, 2003 presentation is filed as an exhibit to the Schedule 13E-3 filed with the SEC by Seminis, Seminis Acquisition, Seminis Merger Corp., Savia, Mr. Romo, Mexican SPC and certain continuing stockholders, copies of which may be obtained from the SEC. See "Miscellaneous Other Information."

     In connection with the preparation of the opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Seminis that it deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Seminis furnished to it by Seminis;

     - conducted discussions with members of senior management of Seminis concerning the matters described in the two clauses immediately above;

     - reviewed the historical market prices, trading activity and valuation multiples for the shares of Seminis common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

     - reviewed the results of operations of Seminis and compared them with those of certain publicly traded companies that it deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

     - participated in certain discussions and negotiations among representatives of Seminis, Savia and Fox Paine and their respective advisors;

     - reviewed the merger agreement, the exchange agreement, the voting agreement, the stock purchase agreement, as well as the contribution agreement, each dated as of May 30, 2003; and

     - reviewed such other financial studies and analyses, performed such other investigations and analyses, and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing the opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch has further relied on the assurances of management of Seminis that they are not aware of any facts that would make such information inaccurate or misleading, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of Seminis or been furnished with any such evaluation or appraisal, nor has Merrill Lynch evaluated the solvency or fair value of Seminis under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Seminis. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Seminis, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Seminis' management as to the expected future financial performance of Seminis. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which they were based.

     The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch has not been authorized by Seminis, the board of directors, or the special committee to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of Seminis.

     In the ordinary course of its business, Merrill Lynch may actively trade shares of Seminis common stock and other securities of Seminis and Savia, as well as securities of affiliates of Fox Paine, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of July 28, 2003, ML IBK Positions, Inc., a wholly-owned subsidiary of Merrill Lynch, is an investor in Fox Paine Capital Fund, L.P., an affiliate of Fox Paine.

     At the meeting of the special committee held on May 30, 2003, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. The financial analyses contained in the May 30, 2003 materials, which were modified and adjusted from Merrill Lynch's preliminary analyses, reflect all information made available to Merrill Lynch as of the date of the opinion.

     In rendering its opinion, the theoretical valuation method upon which Merrill Lynch primarily relied was the discounted cash flow analysis described below, in light of the fact that there were no recent public acquisition transactions that, for analytical purposes, Merrill Lynch judged to be comparable to the proposed transactions. Merrill Lynch also compared, as described below, the premium to be paid in the merger to the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates with the premiums paid in precedent transactions that Merrill Lynch deemed relevant. In addition, while not appropriate in this context as a theoretical valuation analysis, Merrill Lynch conducted, as described below, an analysis of historical and forward trading multiples of selected comparable publicly traded companies, which provided an additional benchmark for comparison purposes. Merrill Lynch also conducted the financial sponsor internal rate of return analysis described below, so as to provide a comparison of the proposed consideration in the merger with the range of prices that a financial sponsor, requiring a minimum rate of return, would be expected to pay.

     Historical Share Price Performance. Merrill Lynch reviewed the historical performance of the shares of Seminis common stock based on a historical analysis of trading prices and trading volumes for the last 12 months ending May 28, 2003, and observed that the 12-month high trading price of Seminis common stock was $3.90 and the 12-month low trading price of Seminis common stock was $1.89.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by Wall Street equity research analysts, Merrill Lynch compared financial and operating information and ratios for Seminis with the corresponding financial and operating information for a group of publicly traded companies carrying on a significant portion of their business in the seed and related agribusiness industries and that Merrill Lynch deemed to be reasonably comparable to Seminis. For the purpose of its analyses, Merrill Lynch reviewed the following companies as the primary comparable companies to Seminis:

     - Delta and Pine Land Company;

     - Monsanto Company;

     - KWS Saat AG;

     - Sakata Seed Corporation ("Sakata"); and

     - Syngenta AG (collectively, the "Comparable Companies").

     Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies and for Seminis as of May 28, 2003:

     - a projected range of market value of equity as a multiple of estimated earnings for the calendar year 2003 of 10.6x to 21.0x (excluding the multiple obtained for Sakata, which Merrill Lynch judged to be a statistical outlier);

     - a projected range of market value of equity as a multiple of estimated earnings for the calendar year 2004 of 9.6x to 18.0x (excluding the multiple obtained for Sakata, which Merrill Lynch judged to be a statistical outlier);

     - a range of enterprise value as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) for the last 12 months ending May 28, 2003 of 6.2x to 15.4x; and

     - a projected range of enterprise value as a multiple of estimated EBITDA for the calendar year 2003 of 6.1x to 10.9x.

     Based upon the Comparable Companies, Merrill Lynch obtained two appropriate ranges of valuation for Seminis. Based upon projections provided by management of Seminis of estimated EBITDA for the fiscal year 2003, Merrill Lynch determined that an appropriate range of valuation for Seminis was $1.40 to $3.10 per share, and based upon projections provided by management of Seminis of estimated earnings per share for the fiscal year 2003, Merrill Lynch determined that an appropriate range of valuation for Seminis was $1.90 to $3.00 per share.

     None of the Comparable Companies is identical to Seminis. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies, and other factors that could affect the public trading dynamics of the Comparable Companies, as well as that of Seminis. In addition, the financial projections upon which the multiples of market value of equity to estimated earnings for the calendar years 2003 and 2004 and the multiple of enterprise value to estimated EBITDA for the calendar year 2003 for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, these estimates may or may not prove to be accurate.

     Premiums Paid Analysis. Merrill Lynch performed a premiums paid analysis for Seminis based upon the review and analysis of the range of premiums paid in completed all-cash public acquisition transactions generally between $100.0 million and $1.0 billion in enterprise value for the period from December 1, 2001 through May 28, 2003. The range of premiums paid relative to the target company's stock price one week prior to announcement of the transaction and one day prior to announcement were as follows:

                                                           ONE DAY   ONE WEEK
                                                           -------   --------
High.....................................................   200.4%    217.4%
Low......................................................   (15.2)%   (13.7)%
Mean.....................................................    35.1%     40.9%

     Based on the foregoing, Merrill Lynch noted that the 50.6% premium to be paid to the holders of shares of Seminis common stock other than Seminis Acquisition and its affiliates in the merger relative to the last closing price of Seminis common stock prior to the public announcement of the Savia and Fox Paine letter of intent was higher than the mean premium paid in the all-cash public acquisition transactions examined by Merrill Lynch. A complete list of the transactions examined by Merrill Lynch in performing its premiums paid analysis is included in the appendix to Merrill Lynch's May 30, 2003 presentation to the special committee, which is included as an exhibit to the
Schedule 13E-3 filed with the SEC by Seminis, Seminis Acquisition, Seminis Merger Corp., Savia, Mr. Romo, Mexican SPC and certain continuing stockholders.

     Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of Seminis for the second half of fiscal year 2003 and for the fiscal years 2004 through 2011, inclusive. Merrill Lynch based these discounted cash flow analyses upon the following projections:

     - projections of terminal value EBITDA multiples for the calendar year 2011 ranging from 5.5x to 7.5x; and

     - projections of Seminis' annual unlevered free cash flow growth in perpetuity from the calendar year 2011 ranging from 2.0% to 4.0%.

     In each case, Merrill Lynch applied discount rates reflecting a weighted-average cost of capital ranging from 11.0% to 15.0%. After adjusting for Seminis' current leverage, these calculations indicated a valuation range for Seminis of approximately $2.25 to $6.20 per share (reflecting the rounding up of such amount of $6.20 to the second decimal place).

     Discounted cash flow analyses are analyses of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated. Unlevered free cash flows are cash flows that would, following the satisfaction of Seminis' outstanding liabilities, be available for distribution to equity holders of Seminis.

     The projections of terminal value EBITDA multiples and of Seminis' annual unlevered free cash flow growth in perpetuity were based upon Merrill Lynch's judgment and expertise. The potential tax savings associated with the utilization of Seminis' net operating losses were not reflected in the projections, nor were any potential costs relating to the resolution of outstanding tax audits of Seminis, due to the uncertainties associated with the amount of the potential savings or costs, and also based on Merrill Lynch's assessment that the inclusion of these items would likely not have a material effect upon the discounted cash flow analyses.

     The following tables set forth the discount rates and the resulting share prices:

EBITDA MULTIPLE METHOD
                                                              5.5X    7.5X
                                                              -----   -----
11.0%.......................................................  $4.70   $6.19
12.0%.......................................................  $4.27   $5.65
13.0%.......................................................  $3.87   $5.16
14.0%.......................................................  $3.51   $4.70
15.0%.......................................................  $3.17   $4.27

UNLEVERED FREE CASH FLOW METHOD
                                                               2.0%    4.0%
                                                               -----   -----
11.0%.......................................................   $4.74   $6.02
12.0%.......................................................   $3.92   $4.87
13.0%.......................................................   $3.26   $3.98
14.0%.......................................................   $2.71   $3.27
15.0%.......................................................   $2.25   $2.69

     In performing the discounted cash flow analyses described above, Merrill Lynch assumed the consummation of the transactions set out in the exchange agreement. For purposes of comparison only, and recognizing that the special committee did not ask Merrill Lynch to opine on the value of the shares of Seminis prior to the consummation of the transactions set out in the exchange agreement, Merrill Lynch also performed similar discounted cash flow analyses that excluded the effect upon Seminis of the transactions set out in the exchange agreement. These calculations yielded a theoretical valuation range for Seminis of $0.90 to $7.05 per share. However, Merrill Lynch did not rely upon such analyses in rendering its opinion.

     Financial Sponsor Internal Rate of Return Analysis. Merrill Lynch performed a financial sponsor internal rate of return valuation for Seminis based upon various per share acquisition prices and using the same projections as were used in estimating an equity value range for Seminis. Merrill Lynch examined all the possible acquisition prices for the outstanding shares of Seminis common stock that would result in returns to a hypothetical investor of 20.0% to 30.0%, taking into consideration financing constraints and assuming a sale by the investor after a period of five years following the merger. Using this valuation method, Merrill Lynch obtained a range of valuation of $2.60 to $3.85 per share.

     The financial sponsor internal rate of return analysis is a hypothetical valuation methodology meant to replicate the manner in which the typical financial sponsor would analyze the price it would be willing to pay and still achieve the returns it requires. This analysis is not specific to one purchaser, but is meant to demonstrate what price a financial sponsor could pay for the Seminis equity, given the capital structure constraints mandated by both bank and public lenders, and still achieve a return of between 20.0% and 30.0%. Through Merrill Lynch's considerable experience with Seminis' asset class, it deemed that those rates of returns would be the minimum that a financial sponsor would require.

     Additional Analyses Performed by Merrill Lynch. In addition to the analyses performed by Merrill Lynch in connection with the delivery of its opinion, at the request of the special committee, and recognizing that its opinion was not directed to the fairness of the consideration to be received by Seminis Acquisition and its affiliates, Merrill Lynch performed a theoretical valuation of the co-investment rights to be issued to entities affiliated with Mr. Romo. Using a Black-Scholes based warrant pricing model, assuming a strike price for each co-investment right of $3.40 per share, a maturity of 10 years, and volatility rates for Seminis common stock of 40.0% to 100.0%, and applying a discount of 75.0% to 90.0% to adjust for the inability to hedge risk and the illiquid nature of Seminis common stock following the merger (given that the Black-Scholes warrant pricing model assumes ability to hedge risk and liquidity of the relevant securities), Merrill Lynch estimated that the co-investment rights had a theoretical range of value of $0.05 to $0.33 per share of Seminis common stock held by Seminis Acquisition and its affiliates. The following table reflects the theoretical implied values obtained by Merrill Lynch for the co-investment rights per share of Seminis common stock held by Seminis Acquisition and its affiliates, assuming a range of discount rates and applying various rates of volatility for Seminis common stock:

                                              75.0% DISCOUNT   90.0% DISCOUNT
                                              --------------   --------------
40.0% Volatility............................      $0.14            $0.05
60.0% Volatility............................      $0.22            $0.09
80.0% Volatility............................      $0.28            $0.11
100.0% Volatility...........................      $0.33            $0.13

     Merrill Lynch did not rely upon its theoretical valuation of the co-investment rights in rendering its opinion.

     Terms of Merrill Lynch's Engagement. Pursuant to a letter agreement, dated January 13, 2003, the special committee engaged Merrill Lynch to act as its financial advisor. Pursuant to the terms of this engagement letter, Seminis paid Merrill Lynch $250,000 upon execution of the engagement letter and $750,000 after Merrill Lynch delivered its written opinion. In addition, Seminis has agreed to reimburse Merrill Lynch for its reasonable documented expenses, including attorneys' fees and disbursements, and to indemnify Merrill Lynch for certain liabilities arising out of its engagement.

POSITION OF SAVIA, MR. ROMO AND THE CONTINUING STOCKHOLDERS

     Savia, Mr. Romo and the continuing stockholders believe that the merger is fair to the public stockholders on a procedural and substantive basis. As described in more detail under "-- Background of the Merger and Related Transactions," the terms of the merger agreement were negotiated on an arm's-length basis between Seminis and the special committee, on the one hand, and Savia, Mr. Romo, the continuing stockholders and Fox Paine, on the other hand. Although Savia, Mr. Romo and the continuing stockholders did not independently consider the fairness of the merger consideration to the public stockholders, Savia, Mr. Romo and the continuing stockholders have reviewed, considered and adopted the analysis of the special committee as to the fairness of the merger consideration to be received by the public stockholders and believe that the terms of the merger agreement are fair to, and in the best interests of, the public stockholders. In addition, Savia, Mr. Romo and the continuing stockholders relied upon the judgment of the special committee and did not independently consider any potential conflicts of interest involving the special committee's advisors.

     In evaluating the merger and related transactions, Savia, Mr. Romo and the continuing stockholders did not consider:

     - the net book value of Seminis because they believed that net book value is not a material indicator of the value of Seminis as a going concern but rather is indicative of historical costs; or

     - the liquidation value of Seminis because they considered Seminis as a viable, going concern business and therefore, did not consider the liquidation value as a relevant valuation methodology.

     Savia, Mr. Romo and the continuing stockholders did not find it practicable to, and did not, quantify or otherwise attach relative weight to the factors considered by them or the special committee in reaching their opinion as to the fairness of the merger and related transactions to the public stockholders.

     As of the date of this proxy statement, Savia, Mr. Romo and each of the continuing stockholders believes that the factors considered by them provide a reasonable basis for their belief that the merger, merger agreement, related agreements and related transactions are fair to, and in the best interests of, the public stockholders. The public stockholders should not construe this belief as a recommendation by Savia, Mr. Romo and the continuing stockholders to vote to adopt and approve the merger agreement. Savia, Mr. Romo and the continuing stockholders (except, in the case of Messrs. Romo, Jimenez, Mazal and Rodriguez, for their recommendation in their capacity as members of the Seminis board of directors) make no recommendation as to how the public stockholders should vote their shares of Seminis common stock. Savia, Mr. Romo and other stockholders representing approximately 85.3% of the voting power represented by the outstanding shares of Seminis common stock currently entitled to vote have entered into a voting agreement with Fox Paine, pursuant to which, among other things, they have agreed to vote all of their shares of Seminis common stock in favor of the merger agreement and merger.

     Savia, Mr. Romo and the continuing stockholders believe that the public stockholders will benefit from the merger, if it is approved, since the merger consideration to be paid to the public stockholders represents a significant premium over the market price of the shares of Seminis common stock prior to the public announcement of the proposed transaction.

     On April 24, 2003, Savia received a valuation for the outstanding shares of Seminis common stock from Casa de Bolsa Banorte S.A. de C.V., indicating a value range on that date of $297.9 million to $307.0 million. Other than the Banorte valuation, Savia and the continuing stockholders have not received any report, opinion or appraisal from an outside party that is materially related to the merger agreement or the merger. In particular, neither Mr. Romo nor any of his affiliates has received any report, opinion or appraisal relating to the fairness of the merger agreement and merger to Seminis or its stockholders.

     Savia engaged Banorte because it is a nationally recognized investment banking firm in Mexico that is regularly engaged in the valuation of businesses and has no interest in the merger or related transactions. An affiliate of Banorte's parent company is a creditor of a Savia affiliate and has entered into an agreement to restructure its indebtedness with Savia. See "-- Savia and Related Affiliate Restructurings." Banorte has not previously provided any financial advisory services to Savia, Seminis or their respective affiliates. Banorte received a fee of $60,000 on April 8, 2003 upon its engagement to deliver the written valuation and an additional fee of $65,000 on the day prior to delivery of the written valuation.

     In rendering its valuation of Seminis, Banorte reviewed and analyzed financial information of Seminis, information provided by Seminis, and additional information provided by Savia management detailing current business conditions and long and short term perspectives with respect to the business of Seminis. Banorte assumed that all of this information was true, without independent verification of its accuracy. Banorte used a combination of discounted cash flow analysis and comparable company multiple analysis to make its determination as to the equity value of Seminis.

     Discounted Cash Flow Analysis. Banorte performed a discounted cash flow analysis for the period ending on September 30, 2013 using financial projections of Seminis adjusted to reflect more conservative levels of net sales growth. Banorte calculated values by applying a discount rate based on a weighted average cost of capital of 8.69%, determined based on the risk-free rate of 10-year U.S. treasury bonds, plus an adjusted risk premium based on the industry in which Seminis operates, adjusted by the implied inflation on the 10-year U.S. treasury bond and the average estimated inflation in the United States for the period. Banorte did not consider additional investments by Seminis (other than reinvestment in depreciated assets) or additional indebtedness. Based on this analysis, Banorte calculated an equity value range for Seminis of between $303.5 million and $321.7 million.

     Comparable Company Analysis. Banorte compared certain operating, financial, trading and valuation information for Seminis to certain publicly available operating, financial, trading and valuation information for four selected companies. Banorte noted the ratio of equity value to last twelve months EBITDA for the four companies set forth in the table below.

     For purposes of this analysis, EBITDA means earnings before interest, taxes, depreciation and amortization and equity value means the value of the outstanding shares of Seminis common stock after giving effect to the exchange transaction.

                                                                  EQUITY VALUE/LTM
                                                                       EBITDA
                                                               (AS OF APRIL 24, 2003)
                                                               ----------------------
Delta and Pine Land Company (DLP)...........................            14.1x
Monsanto Co. (MON)..........................................             5.3x
Syngenta AG (SYT)...........................................             5.0x
Sakata Seed Corporation (1377 TSE1).........................             9.6x

  Simple average............................................            8.51x
  Weighted average (based on market capitalization).........            6.04x

     Banorte calculated an equity value of Seminis of $335.7 million based on the simple average multiple and $190.4 million based on the weighted average multiple.

     Based on its analysis, Banorte arrived at an equity value range for Seminis as of April 24, 2003 of between $297.9 million and $307.0 million. This value range represents a combination of the values arrived at through the discounted cash flow analysis and comparable company analysis weighted as follows:

                                          DOLLAR VALUE IMPLIED   % OF TOTAL   DOLLAR VALUE OF
                                              BY ANALYSIS        VALUATION    TOTAL VALUATION
                                          --------------------   ----------   ---------------
                                             (IN MILLIONS)                     (IN MILLIONS)
Discounted cash flow analysis...........   303.5 - 321.7            50.0%      151.8 - 160.9
Comparable Company Analysis (Simple
  Average Multiple).....................       335.7                35.0%          117.5
Comparable Company Analysis (Weighted
  Average Multiple).....................       190.4                15.0%          28.6
Total...................................        N/A                100.0%      297.9 - 307.0

CERTAIN FINANCIAL PROJECTIONS

     Seminis does not as a matter of course make public forecasts as to future net sales, earnings or other financial information. Seminis, at the request of Savia and the continuing stockholders did, however, prepare certain projections that were provided to Fox Paine in connection with Fox Paine's analysis of the proposed transaction, its evaluation of Seminis' financial position at that time and its consideration of whether to participate in the transaction. The projections set forth below are included in this proxy statement solely because of these disclosures. These projections have been provided to the special committee and Merrill Lynch.

     Management of Seminis does not normally project earnings and is especially wary of making projections for extended earnings periods due to the unpredictability of earnings in what is a very cyclical business.

     THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED, COMPILED OR EXAMINED BY, PRICEWATERHOUSECOOPERS LLP AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS LLP REPORT INCLUDED IN THIS PROXY STATEMENT RELATES TO SEMINIS' HISTORICAL FINANCIAL INFORMATION. THE PRICEWATERHOUSECOOPERS LLP REPORT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF SEMINIS, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND SEMINIS' CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.

     THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT SEMINIS, SEMINIS ACQUISITION, SAVIA, MR. ROMO OR THE CONTINUING STOCKHOLDERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, SEMINIS CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. SEMINIS, SAVIA, MR. ROMO AND THE CONTINUING STOCKHOLDERS DO NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

     The financial projections set forth below include EBITDA. "EBITDA" is defined as net income (loss) before income tax expense (benefit), interest expense, net, depreciation and amortization and non-cash compensation charges. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented in the projections because management believes that it could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by Seminis, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion. Following each set of financial projections is a table presenting a reconciliation of EBITDA to net income.

     In September 2002, Seminis provided to Fox Paine financial projections in connection with Fox Paine's evaluation of a potential transaction involving Seminis. Except as noted below, the key financial projections provided to Fox Paine in September 2002 are as follows:

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                          ----------------------------------------------------------------------
                           2003    2004    2005    2006    2007    2008    2009    2010    2011
                          ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                     ($ IN MILLIONS)
Net sales...............  $490.9   531.1   568.2   601.0   636.9   673.6   713.4   758.8   805.6
Net income..............  $ 17.1    31.1    43.7    55.1    70.1    81.4    90.5   103.5   116.0
EBITDA*.................  $ 93.5   110.6   127.4   137.1   147.9   163.1   177.6   197.3   215.8

     The table below presents a reconciliation from net income to EBITDA in the foregoing table.

                                              FISCAL YEAR ENDED SEPTEMBER 30,
                           ---------------------------------------------------------------------
                           2003    2004    2005    2006    2007    2008    2009    2010    2011
                           -----   -----   -----   -----   -----   -----   -----   -----   -----
                                                      ($ IN MILLIONS)
Net income...............  $17.1    31.1    43.7    55.1    70.1    81.4    90.5   103.5   116.0
Income tax expense.......  $14.7    19.0    24.6    29.7    37.8    43.8    48.7    55.7    62.4
Interest expense, net....  $29.7    28.4    27.3    26.6    24.3    21.8    21.1    20.5    19.6
Depreciation &
  amortization...........  $32.0    32.1    31.8    25.7    15.7    16.1    17.3    17.6    17.8
EBITDA*..................  $93.5   110.6   127.4   137.1   147.9   163.1   177.6   197.3   215.8

---------------

* Includes $(1.0) million of minority interest for each of the fiscal years inclusively from 2003 to 2011, respectively. The projections provided to Fox Paine in September 2002 excluded this item.

     In late December 2002/early January 2003, additional financial projections were provided to prospective financing sources in connection with a potential Fox Paine-sponsored transaction involving Seminis. Except as noted below, the key financial projections provided to prospective financing sources in late December 2002/early January 2003 are as follows:

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                          ----------------------------------------------------------------------
                           2003    2004    2005    2006    2007    2008    2009    2010    2011
                          ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                     ($ IN MILLIONS)
Net sales...............  $476.5   497.0   519.0   542.6   567.7   594.7   621.3   647.2   673.3
Net income..............  $ 22.4    25.3    30.8    36.6    42.3    50.0    57.5    64.5    73.1
EBITDA**................  $ 87.7    93.0   102.0   111.2   119.8   131.6   142.6   151.9   161.2

     The table below presents a reconciliation from net income to EBITDA in the foregoing table.

                                              FISCAL YEAR ENDED SEPTEMBER 30,
                            --------------------------------------------------------------------
                            2003    2004   2005    2006    2007    2008    2009    2010    2011
                            -----   ----   -----   -----   -----   -----   -----   -----   -----
                                                      ($ IN MILLIONS)
Net income................  $22.4   25.3    30.8    36.6    42.3    50.0    57.5    64.5    73.1
Income tax expense........  $14.9   16.9    20.5    24.4    28.2    33.3    38.4    43.0    48.7
Interest expense, net.....  $35.1   34.4    33.0    31.3    29.2    26.8    23.9    20.3    13.8
Depreciation &
  amortization............  $15.3   16.4    17.7    18.9    20.1    21.5    22.8    24.1    25.6
EBITDA**..................  $87.7   93.0   102.0   111.2   119.8   131.6   142.6   151.9   161.2

---------------

** Includes $4.8 million, $5.0 million, $5.2 million, $5.4 million, $5.7 million, $5.9 million, $6.2 million, $6.5 million and, $6.7 million of management fees, which represents 1.0% of projected net sales for each of the fiscal years inclusively from 2003 through 2011, respectively. The projections provided in late December 2002/early January 2003 excluded this item.

     In January 2003, following the announcement of the transaction proposal, Seminis provided to Fox Paine and to Merrill Lynch the financial projections set forth below in connection with the evaluation by Merrill Lynch of the transaction proposal. In addition, Seminis shared with Merrill Lynch the financial projections provided to Fox Paine in September 2002. At the time, management of Seminis indicated to Merrill Lynch and Fox Paine that the financial projections set forth below represented management's best estimate of Seminis' future financial performance. In late April 2003, management of Seminis reaffirmed to Merrill Lynch that the financial projections set forth below represented management's best estimate of Seminis' future financial performance. Except as provided herein, Merrill Lynch relied upon the financial projections set forth below in performing the analyses that form the basis of the fairness opinion delivered by Merrill Lynch on May 30, 2003. In preparing its fairness opinion, Merrill Lynch adjusted the amounts shown below for net sales in fiscal year 2003 and EBITDA for the same period to reflect a revised budget for fiscal year 2003 provided to Merrill Lynch by Seminis, including adjustments for minority interest and other expense described below. This revised budget projected a decrease in net sales of $0.7 million for the fiscal year ended September 30, 2003 and an increase in EBITDA of $3.0 million for the same period. Merrill Lynch did not rely on any of the amounts shown below for net income because these amounts reflected certain financing assumptions that did not occur. In addition, Merrill Lynch did not rely upon the reconciliation of net income to EBITDA set forth below in preparing its fairness opinion. Except as noted below, the key financial projections provided to Fox Paine and to Merrill Lynch in January 2003 are as follows:

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                          ----------------------------------------------------------------------
                           2003    2004    2005    2006    2007    2008    2009    2010    2011
                          ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                     ($ IN MILLIONS)
Net sales...............  $477.2   510.6   541.2   569.9   604.1   639.1   676.8   720.1   764.8
Net income..............  $ 14.4    24.0    33.9    43.6    57.1    66.5    75.0    86.9   107.6
EBITDA***...............  $ 87.2    99.9   112.6   119.9   130.0   143.9   157.6   175.6   192.8

     The table below presents a reconciliation from net income to EBITDA in the foregoing table.

                                              FISCAL YEAR ENDING SEPTEMBER 30,
                            --------------------------------------------------------------------
                            2003    2004   2005    2006    2007    2008    2009    2010    2011
                            -----   ----   -----   -----   -----   -----   -----   -----   -----
                                                      ($ IN MILLIONS)
Net income................  $14.4   24.0    33.9    43.6    57.1    66.5    75.0    86.9   107.6
Income tax expense
  (benefit)...............  $ 8.8   14.7    19.0    23.5    30.7    35.8    40.4    46.8    57.9
Interest expense, net.....  $31.8   28.9    27.7    27.0    26.3    25.4    24.9    24.3     9.4
Depreciation &
  amortization............  $32.2   32.3    32.0    25.8    15.9    16.2    17.3    17.6    17.9
EBITDA***.................  $87.2   99.9   112.6   119.9   130.0   143.9   157.6   175.6   192.8

---------------

*** Includes $(1.0) million of minority interest in all years, and $1.0 million of other expense in fiscal year 2003. The projections provided in January 2003 excluded these items.

     The various annual projections set forth above should be read together with "Seminis Selected Historical Consolidated Financial Data" included in this proxy statement and Seminis' historical financial statements and other financial information as set forth in and attached hereto as Appendix F.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED TRANSACTIONS

     General. In considering the recommendations of the special committee and the board of directors, you should be aware that certain of Seminis' officers and directors have interests in the merger that are different from or in addition to your interests as a stockholder generally. The special committee and the board of directors were aware of these interests and considered them along with other matters described under "-- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Transaction Proposal."

     Exchange Transaction. In connection with the merger and related transactions, Savia and Seminis entered into an amended and restated exchange agreement pursuant to which they agreed that, prior to the merger, Seminis will issue to Savia an aggregate of 37,669,480 shares of Seminis Class A common stock and pay to Savia an amount in cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million, in exchange for:

     - all of Savia's right, title and interest in and to 16,688 shares of Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash dividends on the Seminis Class C preferred stock;

     - any right, title or interest in or to any and all accrued and unpaid cash obligations on additional paid in capital; and

     - any other right or claim with respect to any of the foregoing.

     Savia Contribution; Receipt of Proceeds. Pursuant to the terms of a contribution agreement, Savia has agreed to contribute to Seminis Acquisition an aggregate of 78,285,099 shares of Seminis common stock in exchange for membership interests in Seminis Acquisition. Following the merger, Seminis Acquisition will sell those shares for $3.40 per share and will distribute to Savia aggregate proceeds of approximately $266.2 million.

     Continuing Ownership. The continuing stockholders will, or will have the right to, retain an investment in Seminis following the merger and related transactions. After giving effect to the merger and related transactions, the continuing stockholders will own approximately 7.9% of the outstanding shares of Seminis common stock. Accordingly, the continuing stockholders will have the opportunity to participate in any future earnings growth of Seminis following the merger and will benefit from any increase in value of Seminis. See
"-- Capitalization" for information regarding the number of shares of Seminis common stock that each continuing stockholder will, or will have the right to, own following the merger and related transactions.

     Other than the members of management that are continuing stockholders, as of the date of this proxy statement, no other executive officer or director of Seminis has agreed to contribute any of his shares of Seminis common stock to, or make an investment in, Seminis Acquisition in connection with the merger and related transactions.

     Co-Investment Rights. Following the merger and related transactions, Seminis will issue co-investment rights to Mexican SPC and, if Fox Paine purchases more than 58,017,931 shares of Seminis common stock, to Fox Paine. Each co-investment right will entitle the recipient to acquire one share of Seminis common stock at an exercise price of $3.40 per share.

     Following the merger and related transactions, Seminis will issue to Mexican SPC immediately exercisable co-investment rights to purchase shares of Seminis common stock representing 15.0% of the fully-diluted shares of Seminis common stock. In addition, Seminis will issue to Mexican SPC a second tranche of co-investment rights to purchase shares of Seminis common stock representing between 14.25% and 19.0% of the fully-diluted shares of Seminis common stock. This second tranche of co-investment rights will vest only after Fox Paine has achieved a 26.0% internal rate of return on its initial investment in Seminis. The exact percentage of shares of Seminis common stock with respect to which the second tranche of co-investment rights will be exercisable will vary directly based on the number of shares of Seminis common stock that Fox Paine purchases in excess of 58,017,931. If Fox Paine does not purchase any additional shares, the second tranche of co-investment rights will be exercisable with respect to 19.0% of the fully-diluted shares of Seminis common stock. If Fox Paine purchases the maximum number of additional shares, the second tranche of co-investment rights will be exercisable with respect to 14.25% of the fully-diluted shares of Seminis common stock.

     If Fox Paine purchases more than 58,017,931 shares of Seminis common stock, Seminis will issue to Fox Paine co-investment rights to purchase shares of Seminis common stock representing up to 4.75% of the fully-diluted shares of Seminis common stock. The Fox Paine co-investment rights will vest only after Fox Paine achieves a 26.0% internal rate of return on its initial investment in Seminis. The exact percentage of shares of Seminis common stock with respect to which the Fox Paine co-investment rights will be exercisable will vary directly based on the number of shares of Seminis common stock that Fox Paine purchases in excess of 58,017,931. If Fox Paine does not purchase any additional shares, it will not receive any co-investment rights. If Fox Paine purchases the maximum number of additional shares, Fox Paine will receive co-investment rights with respect to 4.75% of the fully-diluted shares of Seminis common stock.

     Rights Under Stockholders' Agreement. Pursuant to a stockholders' agreement entered into among Seminis Merger Corp., Mr. Romo, the continuing stockholders, Mexican SPC and Fox Paine, Mr. Romo will have the right, subject to certain trigger events, to nominate a majority of the members of the Seminis board of directors for up to five years following the completion of the merger. Accordingly, subject to certain Fox Paine veto rights with respect to significant matters, Mr. Romo will have the right to control the affairs of Seminis following the merger and related transactions. The stockholders' agreement also grants to Mr. Romo and the continuing stockholders rights with respect to the sale or transfer of their shares of Seminis common stock under specified circumstances following the merger and related transactions. For a more detailed description of the stockholders' agreement, see "-- Post-Closing Arrangements Among Fox Paine, Mr. Romo and the Continuing Stockholders."

     Indemnification Agreement. Pursuant to an indemnification agreement among Mr. Romo, certain of his affiliates, Seminis Acquisition and Fox Paine:

     - Mr. Romo and certain of his affiliates have agreed to indemnify Fox Paine for breaches of their representations, warranties and covenants contained in the contribution agreement and the stock purchase agreement and for any liabilities relating to the Savia and related affiliate restructuring transactions; and

     - Fox Paine has agreed to indemnify Seminis Acquisition and its affiliates for breaches of Fox Paine's representations, warranties and covenants contained in the stock purchase agreement.

For a more detailed description of the indemnification agreement, see
"-- Post-Closing Arrangements Among Fox Paine, Mr. Romo and the Continuing Stockholders."

     Management Fees. In connection with the transaction proposal, Seminis Merger Corp., Fox Paine and Mexican SPC have entered into a management fee agreement. Pursuant to the management fee agreement, following the merger and related transactions, each of Fox Paine and Mexican SPC will receive an annual advisory services fee of 0.5% of the revenues of Seminis during the prior fiscal year, in addition to reimbursement of reasonable, out-of-pocket expenses incurred in connection with the provision of advisory services. Fiscal year 2002 revenues of Seminis were approximately $452.6 million.

     Transaction Fees and Expense Reimbursement. In connection with the transaction proposal, Seminis will be obligated, upon the closing of the merger and related transactions, to pay to Fox Paine a transaction fee equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million, in addition to reimbursement of Fox Paine's expenses of up to $7.5 million incurred in connection with the merger and related transactions. In addition, Seminis will be obligated, upon the closing of the merger and related transactions, to reimburse Savia for expenses of up to $3.5 million incurred in connection with the merger and related transactions.

     Management of Seminis Following the Merger and Related Transactions. It is presently expected that the management of Seminis immediately following the merger and related transactions will consist of persons who, immediately prior to the merger, were members of management of Seminis and/or Savia, and, in some instances, were also directors of Seminis. The executive officers of Seminis immediately following the merger and related transactions are expected to be as follows:

NAME                        AGE                           POSITION
----                        ---                           --------
Alfonso Romo Garza........  52    Chairman of the Board of Directors, President and Chief
                                  Executive Officer
Bruno Ferrari.............  41    Executive Senior Vice President, Worldwide Commercial
Bernardo Jimenez
  Barrerra................  50    Chief Financial Officer
Mateo Mazal Beja..........  52    Vice President, Human Resources and Information
                                  Technology
Gaspar Alvarez Martinez...  48    Vice President, Finance and WorldWide Corporate
                                  Comptroller
Charles Edward Green......  60    Senior Vice President, Research and Development
Jose Manuel Madero
  Garza...................  35    Vice President, Supply -- Delivery Chain
Salvador Alanis Gracia....  29    Vice President, Strategic Support


     Treatment of Existing Options. As of the record date, the executive officers and directors of Seminis held options to purchase an aggregate of 2,805,056 shares of Seminis common stock, all of which will become fully vested immediately prior to the effective time of the merger. Holders of options to purchase shares of Seminis common stock (other than those persons permitted by Seminis Acquisition to retain their options) will receive, for each share of Seminis common stock underlying an option with a per share exercise price of less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option, less applicable tax withholding amounts. Options with a per share exercise price of $3.78 or greater will be cancelled without any consideration being paid for those options. The aggregate amount to be paid to the executive officers and directors in connection with the cancellation of the options will be approximately $6.6 million, less amounts in respect of options that Seminis Acquisition permits individuals to retain. As of the record date, Mr. Romo and the continuing stockholders are expected to retain options to purchase 1,738,072 shares of Seminis common stock following the merger and related transactions.


     Restricted Stock Units. Upon completion of the merger, Seminis will grant restricted stock units to a group of Seminis senior executives, including Bruno Ferrari, Bernardo Jimenez, Mateo Mazal, Ed Green, Gaspar Alvarez and Jose Manuel Madero (together, the "Senior Management Executives") and other key executives (the "Other Management Executives"). The restricted stock units will, upon the events described below, be paid in shares of Seminis common stock on a one-for-one basis and will vest over a five year period depending on the continued employment of the executive and on Seminis' and the executives' performance relative to specified goals and objectives.

     Each of the Senior Management Executives will be granted an aggregate number of restricted stock units calculated as 2.25 times the initial base salary of the applicable Senior Management Executive divided by $3.40. Each of the Other Management Executives will be granted an aggregate number of restricted stock units calculated as 1.0 times the initial base salary of the applicable Other Management Executive divided by $3.40.

     If the specified goals and objectives are achieved and the executive is actively employed by Seminis at each applicable vesting date, the restricted stock units will vest with respect to 10.0% of the aggregate award in each of the first two years, 20.0% of the aggregate award in the third year and 30.0% of the aggregate award in each of the fourth and fifth years following the time of grant. To the extent that conditions to vesting are not met and some of the restricted stock units do not vest, the portion of restricted stock units that do not vest will be permanently forfeited and will not be reallocated.

     In the event that Fox Paine achieves a 26.0% internal rate of return on its initial investment in Seminis prior to the fifth anniversary of the completion of the merger, all restricted stock units, other than those permanently forfeited due to a failure to meet specified goals and objectives, will vest.

     Vested restricted stock units would be payable in shares of Seminis common stock upon the first to occur of:

     - a change in control of Seminis;

     - the executive's termination of employment;

     - the termination of the stockholders' agreement; and

     - upon vesting of the units, if the executive elects, on the date of grant or pursuant to another election, to receive shares upon vesting.

     Employment Agreements. Seven key executives have entered into employment agreements with Seminis Merger Corp. that will become effective and provide benefits upon completion of the merger. The following is a summary of the material terms of the employment agreements.

     The employment agreements provide that each executive will generally retain his existing shares of Seminis common stock and options to purchase shares of Seminis common stock. The retained options will be 100% vested and exercisable as of the completion of the merger. Under the terms of the employment agreements, the executives will have the right, exercisable during a window period each year, to require Seminis to repurchase retained shares of Seminis common stock and retained options to purchase shares of Seminis common stock, subject to the satisfaction of established performance criteria. The executives who currently have employment agreements with Seminis have waived, as of the date of execution of the new employment agreements, certain rights to receive severance payments under those prior agreements and have agreed that the new employment agreements with Seminis will supercede the prior agreements as of the completion of the merger.

     Mr. Romo has entered into an employment agreement with Seminis Merger Corp. that will become effective upon completion of the merger and have a five-year term with automatic one-year renewals unless timely notice is provided by either party. Pursuant to the employment agreement, Mr. Romo will serve as the president and chief executive officer of Seminis. Mr. Romo will receive an initial base salary of $1,000,000, which will be reviewed no less frequently than annually and may be increased, but not decreased, throughout the term of the agreement. Mr. Romo will be eligible to receive an annual bonus that will be based on Seminis achieving performance objectives, with a target bonus set at 100% of base salary and a maximum bonus at 200% of base salary.

     Under the terms of his employment agreement, Mr. Romo will be entitled to participate in Seminis benefit plans and programs, and will be entitled to the perquisites and other fringe benefits generally made available to senior executives of Seminis and commensurate with Mr. Romo's position. Mr. Romo will also be entitled to receive benefits reasonably comparable to those provided to him prior to the merger with respect to the following matters:

     - membership in a sport/social club of his choice;

     - reimbursement of security and non-leisure travel expenses to the extent not reimbursed by ING Comercial America, S.A. de C.V., in an annual amount not to exceed approximately $2.4 million;

     - use of six Company automobiles, including the costs of necessary maintenance;

     - private school tuition for his dependant children in the school(s) of his choice (up to, but not including, university education);

     - fees and expenses incurred in connection with satisfying applicable government working requirements, including visas;

     - bi-annual medical checkups for Mr. Romo and his spouse; and

     - an after-tax annual vacation allowance of $7,700.

     In the event Mr. Romo's employment with Seminis

     - is terminated during the term of the employment agreement as a result of Mr. Romo's death or permanent disability, or

     - following a change of control or following Fox Paine obtaining majority control of the board of directors, is terminated by Mr. Romo for "good reason" or by Seminis without "cause,"

Mr. Romo or his estate, as applicable, will receive, within 30 days following the termination, a cash lump sum payment equal to five times the sum of his base salary and the average annual bonus paid or payable to Mr. Romo with respect to the two fiscal years immediately prior to the date of termination (less any applicable insurance benefits payable during the severance period). In addition, Mr. Romo or his estate, as applicable, will be entitled to receive such other payments, if any, to which he is entitled under any applicable plans or programs, a payment in respect of accrued but unused vacation days, and continued coverage under any employee medical plans or programs provided to him and his family until the earlier of the fifth anniversary of his termination of employment or the date on which he becomes entitled to receive medical coverage under another employer's medical benefits program.

     Pursuant to his employment agreement, Mr. Romo will be bound by non-competition and non-solicitation restrictions during the term of the agreement and for a period of two years after the termination of his employment.

     Messrs. Mazal, Ferrari and Jimenez have also entered into employment agreements with Seminis Merger Corp. that will become effective upon completion of the merger, will have a term of three years, and will be renewed automatically unless timely notice is provided by either party. Mr. Mazal will receive an initial base salary of $400,000 and will be eligible to receive an annual bonus that will be based on the achievement of Company and executive performance objectives, with a target bonus set at 65.0% of his base salary and a maximum bonus set at 81.25% of his base salary. Mr. Ferrari will receive an initial base salary of $500,000 and will be eligible to receive an annual bonus based on the achievement of Company and executive performance objectives, with a target bonus set at 75.0% of his base salary and a maximum bonus set at 93.75% of his base salary. Mr. Jimenez will receive an initial base salary of $636,000 and will be eligible to receive an annual bonus based on the achievement of Company and executive performance objectives, with a target bonus set at 65.0% of his base salary and a maximum bonus set at 81.25% of his base salary. Pursuant to the employment agreements, the foregoing base salaries will be reviewed no less frequently than annually and may be increased but not decreased.

     During the employment period, Messrs. Mazal, Ferrari and Jimenez will be entitled to participate in benefit plans and programs and fringe benefits provided to similarly situated executives of Seminis generally, but shall not be entitled to participate in any severance plans provided to Seminis employees. During the employment period, each of Messrs. Mazal, Ferrari and Jimenez will be entitled to perquisites and fringe benefits on terms and conditions no less favorable in the aggregate than those in effect prior to the merger with respect to:

     - membership in a sport/social club of his choice;

     - tuition payments;

     - relocation payments;

     - expatriate allowances equal to 10.0% of base salary;

     - housing allowances equal to an after-tax amount of $36,000;

     - annual medical check-ups; and

     - the use of two Company automobiles.

     In addition, Messrs. Mazal, Ferrari and Jimenez will be entitled to receive restricted stock units that will vest over a period of five years and will be conditioned on the satisfaction of Company and executive performance criteria. For a more detailed description of the restricted stock units that the Company will grant following completion of the merger, see
"-- Restricted Stock Units."

     Mr. Ferrari will receive an award of 1,091,577 shares of Seminis common stock on the effective date of his employment agreement, subject to all applicable withholding taxes.


     The employment agreements for each of Messrs. Mazal, Ferrari and Jimenez provide that if the executive's employment is terminated during the employment period as a result of death or permanent disability, is terminated by Seminis without "cause" or terminated by the executive for "good reason," the executive or his estate, as applicable, will receive a cash lump sum payment equal to three times the sum of the base salary and the average annual bonus paid or payable to the executive with respect to the two fiscal years immediately prior to the executive's date of termination of employment, less applicable insurance benefits. In addition, upon any termination of employment described in the previous sentence, the executive or his estate, as applicable, will receive such other payments, if any, to which he is entitled under any applicable plans or programs, a cash lump sum payment in respect of accrued but unused vacation days, and continued coverage under any employee medical plans or programs provided to the executive and his family until the earlier of the third anniversary of the executive's termination of employment or the date on which the executive becomes entitled to receive medical coverage under another employer's medical benefits program.


     Each of Messrs. Mazal, Ferrari and Jimenez will be bound by non-competition and non-solicitation restrictions during the term of his agreement and for a period of two years after any termination of his employment.

     Messrs. Green, Alvarez and Madero have also entered into employment agreements with Seminis Merger Corp. with terms substantially similar to the agreements between Seminis Merger Corp. and Messrs. Mazal, Ferrari, and Jimenez, except that the base salaries, bonuses and benefits provided to Messrs. Green, Alvarez and Madero are less than those provided to Messrs. Mazal, Ferrari and Jimenez, in accordance with each executive's position. Under their respective employment agreements, Mr. Green will receive a base salary of $265,921, Mr. Alvarez will receive a base salary of $262,051, and Mr. Madero will receive a base salary of $200,000, in each case with a target bonus set at 55.0% of base salary and a maximum bonus set at 68.75% of base salary. In addition, severance benefits that may become payable to Messrs. Green, Alvarez or Madero will be based on a multiple of two times the sum of base salary and bonus instead of three.

     During the employment period, each of Messrs. Green, Alvarez and Madero will be entitled to participate in the employee benefit plans made available to similarly situated executives of Seminis, and will be entitled to other benefits on terms and conditions similar to those in effect prior to the merger, specifically with respect to:

     - membership in a sport/social club of his choice;

     - use of a Company automobile;

     - an after-tax vacation allowance of $7,700 annually (for Messrs. Alvarez and Madero only); and

     - for Mr. Madero only, a housing allowance of $36,000, $27,000, $18,000 and $9,000 for the first four years of the employment period, respectively, and, in the event of a termination of his employment entitling Mr. Madero to severance benefits, the cost of enrolling his three children in the American School Foundation in Monterrey, Mexico.

     Each of Messrs. Green, Alvarez and Madero will be entitled to receive restricted stock units that will vest over a period of five years and will be conditioned on each individual's satisfaction of Company and executive performance criteria. For a more detailed description of the restricted stock units that the Company will grant following completion of the merger, see
"-- Restricted Stock Units."

     Indemnification and Insurance. Pursuant to the merger agreement, for six years after the merger, Seminis will indemnify and hold harmless the current officers and directors of Seminis for acts or omissions occurring at or before the completion of the merger in their capacity as officers or directors of Seminis. In addition, Seminis will maintain the existing director and officer indemnification provisions (or equally protective provisions) in its certificate of incorporation and by-laws. Furthermore, for six years after the merger, Seminis will be required to provide up to $25.0 million of officers' and directors' liability insurance coverage for acts or omissions occurring before the merger covering each person that is currently an officer or director of Seminis; provided, however, that Seminis will not have to pay more than $1.0 million in aggregate premiums to obtain the coverage and if the premiums exceed $1.0 million, Seminis will obtain a policy with the greatest coverage available at a cost not to exceed $1.0 million.

     Special Committee Compensation. Each of the members of the special committee has been compensated for serving as a member of the special committee. The Seminis board of directors authorized these payments in order to compensate the members of the special committee for the significant additional time commitment required of them in connection with their duties and responsibilities as members of the special committee. Seminis made the foregoing payments without regard to whether the special committee recommended the transaction proposal or whether the merger and related transactions were consummated. Seminis compensated the special committee as follows:

     - payment of $15,000 to each member of the special committee, with an additional payment of $10,000 to the chairman of the special committee;

     - fees of $1,000 (or $1,250 in the case of the chairman) for each meeting attended; and

     - reimbursement of travel and other related expenses incurred in connection with special committee service.

POST-CLOSING ARRANGEMENTS AMONG FOX PAINE, MR. ROMO AND THE CONTINUING STOCKHOLDERS

     Stockholders' Agreement. Seminis Merger Corp., Mr. Romo, the continuing stockholders, Mexican SPC and Fox Paine have entered into a stockholders' agreement that sets forth the terms of their relationship as stockholders of Seminis following the merger and related transactions. Material items covered by the stockholders' agreement include the following:

     - Transfer Restrictions. The stockholders' agreement contains general restrictions on the rights of stockholders to transfer equity of Seminis following the merger. The restrictions apply during the first three years following the merger.

     - Sale Initiatives.

      - The stockholders' agreement establishes procedures, effective following the three-year anniversary of the merger, for Fox Paine to offer for sale to Mr. Romo or to Seminis the shares of Seminis common stock that Fox Paine controls. In the event that Mr. Romo and Seminis decline the opportunity to purchase the shares of Seminis common stock that Fox Paine controls, Fox Paine and Mr. Romo will work together to sell 100% of the equity of Seminis at a price per share equal to the per share sale price proposed by Fox Paine to Mr. Romo and Seminis.

      - The stockholders' agreement establishes procedures, effective following the three-year anniversary of the merger, for Mr. Romo to offer for sale to Fox Paine or to Seminis the shares of Seminis common stock that Mr. Romo controls at a price per share satisfying a 26.0% internal rate of return on Fox Paine's initial investment in Seminis. In the event that Fox Paine and Seminis decline the opportunity to purchase the shares of Seminis common stock that Fox Paine controls, Fox Paine and Mr. Romo will work together to sell 100% of the equity of Seminis at a price per share equal to the per share sale price proposed by Mr. Romo to Fox Paine and Seminis.

      - If Mr. Romo and Fox Paine agree to sell 100% of the equity of Seminis, the stockholders' agreement contains provisions requiring all Seminis equityholders to participate in the sale.

     - Fox Paine Drag Sale. If Fox Paine has the right to nominate a majority of the members of the board of directors of Seminis, Fox Paine may require a sale of 100% of the equity of Seminis:

      - prior to the three-year anniversary of the merger, if:

        - Mr. Romo is no longer chief executive officer of Seminis or is no longer performing for Seminis the customary functions of a chief executive officer, and

        - Fox Paine agrees to vest all of the performance-based co-investment rights.

      - on or after the three-year anniversary of the merger, if Fox Paine agrees to vest the greatest percentage of the performance-based co-investment rights as would result in Fox Paine achieving a 26.0% internal rate of return on its initial investment in Seminis.

      For a description of the co-investment rights, see "-- Interests of Certain Persons in the Merger and Related Transactions -- Co-Investment Rights."

     - Registration Rights.  Following the three-year anniversary of the merger:

      - If Seminis proposes to register for sale under the Securities Act of 1933, as amended, any of its equity securities, Seminis will use its reasonable best efforts to include in the proposed offering shares of Seminis common stock requested by the Seminis stockholders.

      - Fox Paine will have the right, on six separate occasions, to require Seminis to register under the Securities Act, shares of Seminis common stock held by Fox Paine, so long as the aggregate value of the offering is equal to or greater than $50.0 million (or in the case of an initial public offering, $100.0 million).

      - Mr. Romo will have the right, on four separate occasions, to require Seminis to register under the Securities Act, shares of Seminis common stock held by Mr. Romo and his affiliates, so long as the aggregate value of the offering is equal to or greater than $50.0 million (or in the case of an initial public offering, $100.0 million).

     - Stockholder Tag-Along Rights. Subject to exceptions for sales to affiliates and registered public offerings, and the sale initiatives and Fox Paine drag sale described above, on or after the three-year anniversary of the merger, if Fox Paine sells a majority of the shares of Seminis common stock that it owns on the date of the merger, the other stockholders of Seminis will generally have the right to participate in sales of their shares of Seminis common stock on a pro-rata basis.

     - Management Put and Call Rights.

      - The stockholders' agreement entitles Seminis to repurchase shares of Seminis common stock from Seminis employees upon the termination of employment.

      - The stockholders' agreement entitles Seminis employees to require Seminis to repurchase their shares of Seminis common stock and options to purchase shares of Seminis common stock upon the termination of employment.

     - Initial Composition of the Board of Directors.

      - Subject to specified trigger events, Mr. Romo will generally have the right to nominate a majority of the members of the Seminis board of directors for a period of up to five years following the merger.

      - So long as Mr. Romo has the right to nominate a majority of the members of the Seminis board of directors, Fox Paine will have the right to nominate a number of directors equal to the number nominated by Mr. Romo minus one.

     - Default Composition of the Board of Directors.  If:

      - Mr. Romo or Seminis materially breaches the stockholders' agreement;

      - Seminis fails to satisfy pre-defined financial targets;

      - Mr. Romo is no longer employed as chief executive officer of Seminis or is no longer performing for Seminis the customary functions of a chief executive officer; or

      - the members of the Seminis board of directors selected by Mr. Romo or the senior executive management of Seminis fail to enforce in good faith the corporate policies and procedures of Seminis,

      Fox Paine will thereafter have the right to appoint a majority of the Seminis board of directors; provided that Mr. Romo will continue to have the right to nominate at least three members of the Seminis board of directors.

     - Fox Paine Veto Rights. At any time that Fox Paine does not have the right to nominate a majority of the Seminis board of directors, Fox Paine will possess veto rights with respect to a significant number of corporate governance matters.

     - Romo Veto Rights. During any time that Fox Paine controls a majority of the Seminis board of directors, Mr. Romo will possess veto rights with respect to fundamental corporate governance matters. In addition, if Fox Paine controls a majority of the Seminis board of directors and Seminis has not failed to satisfy established financial targets, Mr. Romo will possess veto rights with respect to additional corporate governance matters.

     Indemnification Agreement. On May 30, 2003, Fox Paine, the ARG Trust, Mexican SPC, Desarrollo Empresarial Regiomontano, S.A. de C.V., an affiliate of Mr. Romo, Emprima, Park, Savia, Mr. Romo, and Seminis Acquisition entered into an indemnification agreement relating to the transactions contemplated by the contribution agreement and the stock purchase agreement. The contribution agreement and stock purchase agreement are more fully described under "The Contribution Agreement" and "The Stock Purchase Agreement," respectively. Pursuant to the terms of the indemnification agreement, Mr. Romo and certain of his affiliates have agreed to indemnify Fox Paine for breaches of their representations, warranties and covenants contained in the contribution agreement and stock purchase agreement and for any liabilities relating to the Savia and related affiliate restructuring transactions. The Savia and related affiliate restructuring transactions are more fully described under "-- Savia and Related Affiliate Restructurings." Fox Paine has agreed to indemnify Seminis Acquisition and its affiliates for breaches of Fox Paine's representations, warranties and covenants contained in the stock purchase agreement.

     Upon completion of the merger and related transactions:

     - Park has agreed to place into escrow 1,000,000 shares of Seminis common stock as security for the indemnification obligations of Mr. Romo and his affiliates pursuant to the indemnification agreement; and

     - Mexican SPC has agreed to place into escrow all of its co-investment rights as security for the indemnification obligations of Mr. Romo and his affiliates pursuant to the indemnification agreement.

For a detailed description of the co-investment rights, see "-- Interests of Certain Persons in the Merger and Related Transactions -- Co-Investment Rights."

     Under the terms of the indemnification agreement:

     - neither Fox Paine, on the one hand, nor Mr. Romo or his affiliates, on the other hand, will have any liability unless and to the extent that losses incurred exceed $2.0 million;

     - the liability of Mr. Romo and his affiliates will not exceed the aggregate purchase price of the shares of Seminis common stock that Fox Paine acquires; and

     - the liability of Fox Paine will not exceed $21.6 million.

PLANS FOR SEMINIS FOLLOWING THE MERGER AND RELATED TRANSACTIONS

     Except as described in this proxy statement, Seminis has not, and Seminis has been advised by Fox Paine, Mr. Romo, Savia and the continuing stockholders that they have not, approved any:

     - specific plans or proposals for any extraordinary corporate transaction involving Seminis;

     - purchase, sale or transfer of a material amount of assets currently held by Seminis or any of its subsidiaries after the completion of the merger (other than the sale in arm's-length transactions with third parties of assets of Seminis' subsidiaries including in South Korea and the Netherlands); or

     - specific plans or arrangements regarding the dividend rate or policy, indebtedness or capitalization of Seminis.

For a more detailed description of the Company's business plan, see "Seminis Business Description."

     It is contemplated that after the merger and related transactions, the Seminis board of directors will consist of seven members, including Mr. Romo, who will be chairman, and Mr. W. Dexter Paine, III, who will be vice chairman.

     Although Mr. Romo, Savia and the continuing stockholders believe it is unlikely that they will do so, they reserve the right to change their plans at any time. Accordingly, they may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by them after the merger and related transactions or may decide that, in lieu of the continuation of the business plan, Seminis should sell, transfer or otherwise dispose of all or any portion of its assets, in any case to one or more of Seminis' affiliates or to any other parties as warranted by future conditions. Although Mr. Romo and the continuing stockholders believe it is unlikely that they will do so, they also reserve the right to make whatever personnel changes to the present management of Seminis they deem necessary after completion of the merger.

CONDUCT OF THE BUSINESS OF SEMINIS IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, the Seminis board of directors expects to retain the current management team, although there can be no assurance that it will be successful in doing so. In the event the merger is not completed, we expect that management will operate the business in a manner similar to the manner in which it is operated today. From time to time, Seminis will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value.

FEES AND EXPENSES

     Seminis estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of commitment fees under certain debt arrangements, financial advisory fees, SEC filing fees, fees and expenses of investment bankers (including Fox Paine), attorneys and accountants and other related charges, totaling approximately $39.2 million, assuming the merger and related transactions are completed. This amount consists of the following estimated fees:

                                                                AMOUNT
                                                               (DOLLARS
                                                                  IN
DESCRIPTION                                                    MILLIONS)
-----------                                                    ---------
Commitment fees and other debt financing fees and
  expenses..................................................     $10.0
Legal fees and expenses.....................................       7.5
Accounting fees and expenses................................       1.5
Investment banking fees.....................................      18.7
SEC filing fees.............................................       0.1
Printing, solicitation and mailing costs....................       0.2
Miscellaneous and other expenses............................       1.2
                                                                 -----
Total.......................................................     $39.2

SAVIA AND RELATED AFFILIATE RESTRUCTURINGS

     In connection with the merger and related transactions, Savia has entered into agreements to restructure its indebtedness. On May 20, 2003, Savia executed a settlement agreement with its lenders. The settlement agreement, among other things, provides for the extension of the maturity date of Savia's indebtedness to September 30, 2003 and waivers of certain provisions and covenants under Savia's credit agreement in order to permit Savia to engage in the merger and related transactions.

     In addition, various entities affiliated with Savia have entered into agreements with certain of their respective creditors to repay or otherwise restructure their indebtedness.

     In connection with the merger and related transactions, Savia will use a portion of its cash to pay amounts required under its settlement agreement and eliminate its indebtedness. Savia will also pay a cash dividend to its shareholders of $0.5338 per share of Savia common stock.

     The restructuring transactions described above are intended to occur concurrently with the closing of the merger and related transactions and are conditioned on the consummation of the merger and related transactions. After the closing of the restructuring transactions, Savia will have no continuing interest in Seminis; provided that Savia will receive 900,737 shares of Seminis common stock following the merger and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million in the event that the ARG Trust does not exercise its purchase option with respect to those 900,737 shares of Seminis common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of material U.S. federal income tax consequences of the merger to (i) our stockholders whose shares of Seminis common stock are held as capital assets and converted into the right to receive $3.78 in cash per share in the merger, (ii) Seminis and (iii) the continuing stockholders. Because this is a summary, it does not include an analysis of all potential tax effects of the merger.

     For example, this summary:

     - does not consider the effect of any applicable state, local or foreign tax laws;

     - does not address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, such as alternative minimum taxes;

     - is not intended for stockholders that may be subject to special U.S. federal income tax rules, such as:

       - insurance companies;

       - tax-exempt organizations;

       - financial institutions or broker-dealers;

       - stockholders who hold their shares of Seminis common stock as part of a hedge, straddle or conversion transaction;

       - stockholders who acquired their shares of Seminis common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

     - does not address tax consequences to stockholders who exercise their dissenters' rights; and

     - does not address tax consequences to holders of stock options or incentive awards or holders of stock who received their stock through the exercise of a stock option or through another compensatory arrangement.

     This summary assumes that stockholders hold their shares of Seminis common stock as a "capital asset" under the Internal Revenue Code. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could modify the tax consequences discussion in this summary. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

     As used in this section, a "U.S. holder" means a beneficial owner of shares of Seminis common stock who exchanges shares of Seminis common stock for cash in the merger and who is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate whose income is subject to U.S. federal income tax regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

     As used in this section, a "non-U.S. holder" means a beneficial owner of shares of Seminis common stock who exchanges shares of Seminis common stock for cash in the merger and who is not a U.S. holder.

     You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

     Treatment of U.S. Holders of Shares of Seminis Common Stock. If you are a U.S. holder, the exchange of your shares of Seminis common stock for $3.78 per share in cash in the merger will be taxable to you. You will recognize a capital gain or loss equal to the difference between the amount of cash you receive in the merger and your tax basis in the shares of Seminis common stock. Generally, your tax basis in your shares of Seminis common stock will be equal to what you paid for your shares of Seminis common stock.

     If you are an individual, capital gain will be taxable at a maximum capital gains rate of 15.0% if you held your shares of Seminis common stock for more than one year at the time of the merger and capital loss may generally only be offset against capital gains, up to $3,000 per year of ordinary income, with a carryover of capital loss to the extent unused.

     Treatment of Non-U.S. Holders of Shares of Seminis Common Stock. In general, if you are a non-U.S. holder, you will not be subject to U.S. federal income or withholding tax on gain realized upon the disposition of shares of Seminis common stock in the merger, unless either:

     - the gain is effectively connected with your conduct of a trade or business in the United States, in which case the gain generally will be subject to regular U.S. federal income tax in the same manner as if the gain were realized by a U.S. holder and, if you are a non-U.S. corporation, the gain may also be subject to a branch profits tax at a rate of 30.0%, or such lower rate as may be prescribed by a treaty; or

     - the gain is not described in the preceding clause and you are an individual present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30.0%, or such lower rate as may be prescribed by a treaty.

     Treatment of Seminis. For U.S. federal income tax purposes, no gain or loss will be recognized by Seminis as a result of the merger.

     Treatment of Continuing Stockholders. For U.S. federal income tax purposes, no gain or loss will be recognized by the continuing stockholders solely as a result of the merger.

     Backup Withholding. You may be subject to backup withholding at the rate of 28.0% with respect to the gross proceeds you receive from the exchange of your shares of Seminis common stock for the cash consideration unless you:

     - are a corporation or other exempt recipient, including certain non-U.S. holders, and, when required, establish this exemption; or

     - provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against your U.S. federal income tax liability, provided that you forward appropriate information to the Internal Revenue Service. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

APPRAISAL RIGHTS OF STOCKHOLDERS

     If the merger is consummated, holders of shares of Seminis common stock and Seminis Class B preferred stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Appendix D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix D. Any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Appendix D carefully, as failure to comply with the procedures set forth in this section and Appendix D will result in the loss of appraisal rights.

     A record holder of shares of Seminis common stock or Seminis Class B preferred stock who makes the demand described below with respect to such shares, who continuously is the record holder of the shares through the effective time of the merger (the "Effective Time"), who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents to the merger in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Seminis common stock and/or Seminis Class B preferred stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Seminis common stock and/or Seminis Class B preferred stock" are to the record holder or holders of shares of Seminis common stock and/or Seminis Class B preferred stock. Except as set forth in this proxy statement, including the appendices, stockholders of Seminis will not be entitled to appraisal rights in connection with the merger.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement will constitute notice to the holders of shares of Seminis common stock and Seminis Class B preferred stock.

     Holders of shares of Seminis common stock who desire to exercise their appraisal rights must not vote in favor of the merger. In addition, holders of shares of Seminis common stock and Seminis Class B preferred stock who desire to exercise their appraisal rights must deliver a separate written demand for appraisal to Seminis prior to the vote by the holders of shares of Seminis common stock on the merger. A demand for appraisal must be executed by or on behalf of the stockholder and must reasonably inform Seminis of the identity of the stockholder and that such stockholder intends to demand appraisal of the shares of Seminis common stock and/or Seminis Class B preferred stock. A proxy or vote against the merger will not by itself constitute a demand. Within 10 days after the Effective Time, Seminis must provide notice of the Effective Time to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.


     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Seminis, Inc., 2700 Camino del Sol, Oxnard, California 93030-7967, Attention: Investor Relations Department.


     A person having a beneficial interest in shares of Seminis common stock and/or Seminis Class B preferred stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Seminis common stock and Seminis Class B preferred stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand must be executed by or for the record owner. If the shares of Seminis common stock and/or Seminis Class B preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Seminis common stock and/or Seminis Class B preferred stock through a broker, who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of Seminis common stock and/or Seminis Class B preferred stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Seminis common stock and/or Seminis Class B preferred stock outstanding in the name of the record owner.

     Within 120 days after the Effective Time, either Seminis or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Seminis in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Seminis to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Seminis will file an appraisal petition or that Seminis will initiate any negotiations with respect to the fair value of shares. Accordingly, holders of Seminis common stock and/or Seminis Class B preferred stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Seminis a statement setting forth the aggregate number of shares of Seminis common stock not voting in favor of the merger and number of shares of Seminis common stock and/or Seminis Class B preferred stock with respect to which demands for appraisal were received by Seminis and the number of holders of the shares. The statement must be mailed within 10 days after the written request therefor has been received by Seminis or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Seminis common stock and/or Seminis Class B preferred stock owned by the stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although Seminis believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Seminis does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of Seminis common stock and/or Seminis Class B preferred stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a "narrow exclusion [that] does not encompass known elements of value," but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of Seminis, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Seminis common stock and/or Seminis Class B preferred stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw the demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw the demand for appraisal only with the consent of Seminis. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Seminis common stock and Seminis Class B preferred stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Seminis has no obligation to file a petition for appraisal, and Seminis has no present intention to do so, any holder of shares of Seminis common stock and/or Seminis Class B preferred stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to Seminis a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of Seminis and no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

REGULATORY REQUIREMENTS

     In connection with the merger and related transactions, Seminis will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

     - filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the adoption and approval of the merger agreement and merger by Seminis stockholders;

     - complying with the U.S. federal antitrust laws under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - complying with the antitrust or investment laws of countries outside of the United States; and

     - complying with U.S. federal and state securities laws.

LITIGATION RELATED TO THE MERGER AND RELATED TRANSACTIONS

     For a discussion of litigation related to the merger and related transactions, see "Legal Proceedings."

               FINANCING FOR THE MERGER AND RELATED TRANSACTIONS

REQUIREMENTS

     Completion of the merger and related transactions will require total funding by Seminis and Seminis Acquisition of approximately $401.6 million for the following uses:

     - the payment of approximately $71.3 million in respect of the merger consideration and the underlying value of the outstanding stock options that will not remain outstanding following the merger;

     - the payment of approximately $21.8 million required for Seminis to purchase shares of Seminis common stock from Seminis Acquisition;

     - the repayment of existing indebtedness of Seminis of approximately $243.0 million;

     - the refinancing of up to approximately $6.0 million in existing equipment lease obligations;


     - the payment of the accrued and unpaid dividends on shares of Seminis Class B preferred stock as of the dividend payment date immediately preceding the closing of the merger (approximately $6.2 million as of July 25, 2003);


     - the payment to Savia of $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million, in connection with the exchange transaction;

     - the payment to Fox Paine of a transaction fee equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million;

     - reimbursement of Savia's expenses of up to $3.5 million incurred in connection with the merger and related transactions;

     - reimbursement of Fox Paine's expenses of up to $7.5 million incurred in connection with the merger and related transactions;

     - the payment of commitment fees and other debt financing fees and expenses of approximately $10.0 million; and

     - the payment of other fees and expenses of approximately $5.5 million related to the merger and related transactions.

SOURCES OF FINANCING

     Seminis and Seminis Acquisition currently expect that the funds necessary to finance the merger and related transactions and the related fees and expenses will come from the following sources:

     - Seminis Acquisition has received a commitment with respect to a $230.0 million senior secured credit facility (of which approximately $190.0 million is currently expected to be funded upon completion of the merger), anticipated to consist of a $50.0 million revolving line of credit and $180.0 million term loan, from Citicorp North America, Citigroup Global Markets, Harris Trust, Bank of Montreal, CIBC World Markets and Rabobank;

     - Seminis Acquisition has received a highly confident letter from Citigroup Global Markets with respect to at least $175.0 million in senior subordinated notes to be issued by Seminis Vegetable Seeds, Inc., a wholly-owned subsidiary of Seminis;

     - Fox Paine Capital Fund II, L.P. has agreed to provide to Fox Paine approximately $197.3 million of cash equity to purchase shares of Seminis common stock and an additional amount of up to approximately $44.0 million of cash equity to purchase shares of Seminis common stock to the extent the Additional Purchasers choose to not invest in Seminis; and

     - the continuing stockholders have agreed to remain investors in Seminis following the merger and related transactions with respect to shares of Seminis common stock with an aggregate value of approximately $20.7 million, thereby reducing the aggregate amount of cash required to finance the merger by the same amount.

     For additional detail regarding the stock purchase agreement pursuant to which Fox Paine and others will acquire shares of Seminis common stock and the contribution agreement pursuant to which the continuing stockholders will retain their investment in Seminis following the merger and related transactions, see "The Stock Purchase Agreement" and "The Contribution Agreement," respectively.

     No alternative financing arrangements or alternative financing plans have been made in the event that the financing commitments do not materialize as anticipated. Pursuant to the merger agreement, Seminis and Seminis Acquisition have agreed to use commercially reasonable efforts to obtain financing for Seminis Acquisition and/or Seminis in connection with the merger and related transactions, and Seminis has agreed to use its commercially reasonable efforts to cause members of its senior management to participate in the preparation of any financing documents reasonably requested by Seminis Acquisition and to participate in any "road show" or other presentations to potential investors in connection with obtaining financing for Seminis Acquisition and/or Seminis for the merger and related transactions. The banks' commitment to provide the $230.0 million senior secured credit facility terminates on October 15, 2003, if the merger has not been completed by that date.

     Under the terms of the merger agreement, Seminis Acquisition may amend or revise the terms of the financing described above, or enter into new, replacement or additional financing arrangements in order to facilitate completion of the merger and related transactions, so long as the modified, replacement or additional financing would not delay completion of the merger and related transactions and is on substantially equivalent terms and conditions (or, in any event, as permitted by the special committee).

SENIOR BANK LOANS

     Commitment; Structure; Amortization; Interest; Maturity. In connection with the merger and related transactions, Seminis Acquisition received a commitment from Citicorp North America, Citigroup Global Markets, Harris Trust, CIBC, Bank of Montreal and Rabobank to provide up to an aggregate of $230.0 million in senior secured credit facilities to Seminis Vegetable Seeds, Inc. (the "Borrower"), a wholly-owned subsidiary of Seminis. It is expected that the senior secured credit facilities will consist of a term loan and a revolving credit facility, as follows:

     - a $180.0 million Senior Term Loan B Facility, which will mature six years after the completion of the merger and will be amortized in quarterly installments equal to 1.0% per annum for the first five and 3/4 years with the balance due in a single bullet payment at the end of year six. The loan will bear interest, at the Borrower's option, at the adjusted London inter-bank offered rate ("LIBOR") plus 3.5% per annum or at the alternate base rate described below plus 2.5% per annum, in each case, subject to adjustments based on Seminis' total leverage ratio; and

     - a $50.0 million senior revolving credit facility, which will mature five years after completion of the merger and will be amortized on a schedule to be agreed upon by Seminis and the lenders. The loan will bear interest, at the Borrower's option, at the adjusted LIBOR rate plus 3.0% per annum or at the alternate base rate plus 2.0% per annum, in each case, subject to adjustments based on Seminis' total leverage ratio.

     The alternate base rate is the highest of Citibank, N.A.'s base rate, the three month certificate of deposit rate plus 1/2 of 1.0%, and the federal funds effective rate plus 1/2 of 1.0%. Under some circumstances, the maturity of each facility can be moved to an earlier date.

     It is expected that the $50.0 million available under the revolving credit facility will be available to be drawn upon for general corporate purposes.

     Guarantees; Security. The Borrower's obligations under the term loans and the revolving credit facility will be unconditionally guaranteed by Seminis and each of the Borrower's domestic subsidiaries. The

Borrower's obligations under the term loan and the revolving credit facility and the guarantee obligations referred to above will be secured by:

     - a perfected lien on, and pledge of, all capital stock and intercompany notes of the Borrower and, subject to exceptions relating to foreign subsidiaries, all capital stock held by Seminis or any of the Borrower's subsidiaries; and

     - a perfected lien on, and security interest in, all of the tangible and intangible properties and assets of Seminis and its subsidiaries (other than any property or assets with respect to which the lenders decline to obtain a lien or security interest).

     Availability. The availability of the term loans and the revolving credit facility will be subject to various conditions precedent including:

     - there not having occurred since September 30, 2002, any material adverse change in the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Seminis and its subsidiaries;

     - there not having occurred any circumstance, change or condition in the loan syndication, financial or capital markets generally or in the markets for new issuances of leveraged loans or high yield securities that, in the judgment of Citigroup, could reasonably be expected to materially impair syndication of the senior facilities or the subordinated notes;

     - the capitalization of Seminis Acquisition, Seminis Merger Corp. and Seminis being in all material respects on the terms set forth in the merger agreement and related agreements;

     - the sources and uses of funds being in all material respects on the terms set forth in the merger agreement and related agreements;

     - the availability of the other debt and equity funding for the merger and related transactions;

     - the merger and related transactions being completed in accordance with the terms of the merger agreement and related agreements;

     - receipt of reasonably satisfactory evidence that:

      - pro forma earnings before interest, taxes, depreciation and amortization of Seminis for the trailing four quarters ended immediately prior to the completion of the merger are not less than $85.0 million, and

      - the ratio of pro forma debt to pro forma earnings before interest, taxes, depreciation and amortization of Seminis after giving effect to the merger and related transactions for the trailing four quarters ended immediately prior to the completion of the merger is not greater than 4.6:1;

     - the repayment of outstanding loans designated as indebtedness to be paid;

     - receipt, to the extent available, of unaudited consolidated and consolidating balance sheets and related statements of income, stockholders' equity and cash flows of Seminis for each completed fiscal quarter since the date of the most recent audited financial statements;

     - receipt of a reasonably satisfactory pro forma consolidated balance sheet of Seminis after giving effect to the merger and the related transactions;

     - receipt of the most recent financial projections for Seminis through the 2009 fiscal year, which shall not be materially inconsistent with projections previously provided to the lenders;

     - the lenders' reasonable satisfaction with respect to the amount and nature of any environmental and employee health and safety liabilities and exposures, and the receipt of reasonably satisfactory environmental assessments with respect to identified properties;

     - the absence of any litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of Seminis;

     - receipt of evidence reasonably satisfactory to the lenders of Seminis' solvency after giving effect to the merger and related transactions;

     - the absence of the violation of any material applicable law, statute, rule or regulation as a result of the completion of the merger and related transactions;

     - the absence of any conflict with, or default or acceleration of rights or benefits under, any of the material Seminis agreements as a result of the completion of the merger or related transactions;

     - receipt of all requisite material governmental and third-party consents and approvals with respect to the merger and related transactions;

     - the absence of any governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the merger or any of the related transactions;

     - receipt of at least $175.0 million in gross cash proceeds from the issuance of subordinated notes in a public offering or in a Rule 144A private placement;

     - receipt of satisfactory title insurance with respect to real property subject to mortgages;

     - receipt of a rating with respect to the senior facilities no less than B+ with a stable outlook or better by Standard & Poor's and B1 with a stable outlook or better by Moody's at the closing date of the merger and related transactions;

     - delivery of a satisfactory legal opinion of the Borrower's counsel;

     - payment of fees and expenses relating to the financing; and

     - insurance coverage satisfactory to the lenders.

     Representations and Warranties; Covenants; Events of Default. The term loans and the revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including covenants related to delivery of financial information, corporate obligations and financial audits, as well as financial covenants, including covenants related to maximum leverage and minimum interest coverage. The term loans and the revolving credit facility will contain customary default provisions, including the nonpayment of principal or interest when due, cross defaults, non-compliance with covenants, breach of representations and warranties, bankruptcy, and changes of control.

SUBORDINATED NOTES

     It is expected that the Borrower will issue at least $175.0 million in senior subordinated notes in a private placement under the Securities Act pursuant to Rule 144A before or at the same time as the completion of the merger. The subordinated notes are expected to have a 10-year term and are expected to be subordinated to all of Borrower's existing and senior indebtedness, including indebtedness under the senior secured credit facilities described above. It is expected that the subordinated notes will be guaranteed, on a subordinated basis, by each of the Borrower's domestic subsidiaries. The subordinated notes will not be registered for sale under the Securities Act and will not be eligible for offer or sale in the United States absent registration or an exemption from the registration requirements. The merger agreement contemplates that the subordinated notes will bear an interest rate, depending on market conditions, of between 8.5% and 10.5% per annum. It is a condition to Seminis Acquisition's and Fox Paine's obligation to close the merger and related transactions that the subordinated notes are obtained on terms that are not materially less favorable than those described above.

                           THE CONTRIBUTION AGREEMENT

     On May 30, 2003, Savia, Mr. Romo, Mexican SPC and the continuing stockholders entered into a contribution agreement with Seminis Acquisition. The following is a summary of the material provisions of the contribution agreement. A copy of the contribution agreement is filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and related transactions.

THE CONTRIBUTION

     Pursuant to the terms of the contribution agreement, Savia has agreed to contribute to Seminis Acquisition an aggregate of 78,285,099 shares of Seminis common stock in exchange for membership interests in Seminis Acquisition. The 78,285,099 shares of Seminis common stock contributed to Seminis Acquisition by Savia will not receive the $3.78 per share cash consideration in the merger. Instead, Seminis Acquisition will sell those shares for $3.40 per share following the merger and distribute to Savia aggregate proceeds of approximately $266.2 million.

     Pursuant to the terms of the contribution agreement, the continuing stockholders have agreed to retain their ownership interest in Seminis following the merger and related transactions. The continuing stockholders have agreed to contribute to Seminis Acquisition an aggregate of 6,092,762 shares of Seminis common stock that they beneficially own in exchange for membership interests in Seminis Acquisition. Those shares will not receive the $3.78 per share cash consideration in the merger. Instead, the continuing stockholders will retain an aggregate of 6,092,762 shares of Seminis common stock.

     The terms of the contribution are as follows:

     - Savia will contribute to Seminis Acquisition 37,669,480 shares of Seminis Class A common stock and 40,615,619 shares of Seminis Class B common stock, in exchange for a proportionate percentage of membership interests in Seminis Acquisition;

     - the ARG Trust will contribute to Seminis Acquisition 2,157,361 shares of Seminis Class A common stock and 2,207,896 shares of Seminis Class B common stock, in exchange for a proportionate percentage of membership interests in Seminis Acquisition;

     - members of Seminis and Savia management will contribute to Seminis Acquisition an aggregate of 685,505 shares of Seminis Class A common stock, in exchange for a proportionate percentage of membership interests in Seminis Acquisition;

     - CAI will contribute to Seminis Acquisition 42,000 shares of Seminis Class A common stock, in exchange for a proportionate percentage of membership interests in Seminis Acquisition; and

     - Park will contribute to Seminis Acquisition 1,000,000 shares of Seminis Class A common stock, in exchange for a proportionate percentage of membership interests in Seminis Acquisition.

THE CLOSING

     The closing of the transactions contemplated by the contribution agreement will occur immediately prior to the merger.

REPRESENTATIONS AND WARRANTIES

     In the contribution agreement, Seminis Acquisition has represented and warranted certain matters to Savia and the continuing stockholders, including with respect to:

     - its organization, standing and similar corporate matters;

     - its authorization to enter into the contribution agreement and related agreements;

     - the non-contravention of and compliance with its agreements;

     - the membership interests that Savia and the continuing stockholders will receive in respect of the contribution of shares of Seminis common stock to Seminis Acquisition;

     - the shares of Seminis common stock that the continuing stockholders will receive from Seminis Acquisition when Seminis Acquisition dissolves following the merger;

     - the capitalization of Seminis; and

     - broker fees and expenses.

     In the contribution agreement, Savia, Mr. Romo, Mexican SPC and the continuing stockholders have represented and warranted certain matters to Seminis Acquisition, including with respect to:

     - their organization, standing and similar corporate matters;

     - their authorization to enter into the contribution agreement and related agreements;

     - the non-contravention of and compliance with their agreements;

     - their ownership of shares of Seminis common stock;

     - the purpose of their participation in the transactions and their status as "accredited investors," as defined in the Securities Act;

     - broker fees and expenses;

     - the completeness of Seminis assets;

     - the absence of undisclosed liabilities with respect to Seminis; and

     - the Savia and related affiliate restructuring transactions more fully described under "Special Factors -- Savia and Related Affiliate Restructurings."

CONDITIONS

     The obligations of the parties to the contribution agreement to complete the contribution of shares of Seminis common stock to Seminis Acquisition are subject to the satisfaction or waiver of the conditions to the merger and completion of the Savia and related affiliate restructuring steps. For a description of the conditions to completion of the merger, see "The Merger Agreement -- Conditions" and for a description of the Savia and related affiliate restructuring steps, see "Special Factors -- Savia and Related Affiliate Restructurings."

TERMINATION

     The contribution agreement may be terminated by any party to the contribution agreement if the merger agreement is terminated in accordance with its terms.

MISCELLANEOUS

     The parties to the contribution agreement have agreed that any amendment to, or any extension or waiver of any term of, the contribution agreement that would prevent or delay consummation of the transactions contemplated by the contribution agreement requires the prior written approval of the special committee.

                              THE MERGER AGREEMENT

     On May 30, 2003, Seminis entered into the merger agreement with Seminis Acquisition and Seminis Merger Corp. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

     At the effective time of the merger, Seminis Merger Corp., a wholly-owned subsidiary of Seminis Acquisition, will merge with and into Seminis, and Seminis will continue as the surviving corporation. Pursuant to the merger agreement, the holders of shares of Seminis common stock at the time of the merger (other than Seminis, Seminis Acquisition, Seminis Merger Corp. and dissenting stockholders) will be entitled to receive $3.78 in cash for each of their shares of Seminis common stock outstanding at the time of the merger.

     As the surviving corporation in the merger, Seminis will have all the property, rights and powers of both Seminis Merger Corp. and Seminis before the merger, and it will be liable for all of the debts, liabilities and obligations of both Seminis Merger Corp. and Seminis before the merger. After the merger, the separate corporate existence of Seminis Merger Corp. will cease.

CONVERSION OF CAPITAL STOCK IN THE MERGER

     At the effective time of the merger:

     - each outstanding share of Seminis common stock (other than shares held by Seminis Acquisition, Seminis Merger Corp. and Seminis and shares as to which stockholders exercise appraisal rights) will be converted into the right to receive $3.78 in cash;

     - each outstanding share of Seminis Class B preferred stock will remain outstanding following the merger;

     - each share of Seminis common stock held by Seminis Acquisition or Seminis will be cancelled; and

     - each outstanding share of Seminis Merger Corp. common stock will be converted into one share of Seminis common stock so that Seminis Acquisition will own exactly the same number of shares of Seminis common stock immediately prior to the merger and immediately following the merger.

TIME OF CLOSING

     The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Seminis will file a certificate of merger with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

     Seminis will appoint an exchange agent to handle the exchange of share certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $3.78 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

     You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

     Any merger consideration made available to the exchange agent that remains unclaimed by Seminis stockholders for one year after the time the merger becomes effective will be returned to Seminis, as the surviving corporation in the merger, and any Seminis stockholder who has not by that time made an exchange must then look directly to Seminis for payment of its merger consideration.

TRANSFERS OF SHARES

     No transfers of shares of Seminis common stock will be made on Seminis' share transfer books after the merger becomes effective.

TREATMENT OF STOCK OPTIONS

     At the time the merger becomes effective, each outstanding option to purchase shares of Seminis common stock (other than options held by persons permitted by Seminis Acquisition to retain their options) will be cancelled in exchange for a cash payment for each share of Seminis common stock subject to the option equal to the excess of $3.78 over the per share exercise price of the option. Options with a per share exercise price of $3.78 or greater will be cancelled without any consideration being paid for those options. Options held by those individuals permitted by Seminis Acquisition to retain their options will remain outstanding as options to purchase shares of Seminis common stock following the merger.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Seminis has represented and warranted certain matters to Seminis Acquisition and Seminis Merger Corp., including with respect to:

     - its organization, standing and similar corporate matters;

     - its subsidiaries;

     - its capital structure;

     - its authorization to enter into the merger agreement and related agreements;

     - the completeness and accuracy of its SEC filings;

     - its financial statements;

     - the accuracy of information contained in this proxy statement;

     - the receipt of regulatory consents;

     - non-contravention of and compliance with its agreements;

     - the absence of certain changes or events since September 30, 2002;

     - the absence of material undisclosed liabilities;

     - compliance with applicable laws;

     - possession of required material permits and licenses;

     - existence of benefit plans and employment matters;

     - the absence of labor disputes affecting Seminis;

     - intellectual property matters;

     - filing of tax returns and payment of taxes;

     - the absence of pending or threatened material litigation;

     - material contracts;

     - insurance matters;

     - environmental matters and compliance with environmental laws;

     - good and valid title to all real property;

     - all real property leases being binding and in full force and effect;

     - good and valid title to all tangible personal property;

     - affiliate transactions;

     - relationships with suppliers and customers;

     - information to be provided in connection with the financing commitments;

     - matters relating to state takeover statutes;

     - broker fees and expenses; and

     - information provided to Seminis Acquisition and Seminis Merger Corp.

     The merger agreement also contains representations and warranties of Seminis Acquisition and Seminis Merger Corp., including with respect to:

     - their organization, standing and similar corporate matters;

     - their authorization to enter into the merger agreement and related agreements;

     - the receipt of regulatory consents;

     - their capital structures;

     - the accuracy of information contained in this proxy statement and provided to the special committee;

     - the contribution agreement and stock purchase agreement being in full force and effect;

     - the financing commitments in connection with the merger and related transactions;

     - the ownership of shares of Seminis common stock;

     - broker fees and expenses;

     - Fox Paine's equity commitment; and

     - the provision to the special committee of material written arrangements or agreements between Seminis Acquisition and its affiliates, on the one hand, and Fox Paine and its affiliates, on the other hand.

     The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

COVENANTS

     Conduct of Business. Seminis has agreed that from May 30, 2003, until the merger becomes effective or the merger agreement is terminated, it will conduct its business in the ordinary course consistent with past practice. Seminis has also agreed to use its commercially reasonable efforts to preserve its business organization, maintain its rights and franchises, retain the services of its principal officers and key employees, maintain its relationships with customers, suppliers and third parties with which it has significant business relations and maintain its properties and assets in as good repair and condition as at present. Any exceptions will require the prior written consent of Seminis Acquisition and Fox Paine.

     Seminis has also agreed to certain specific restrictions during this period, which are subject to exceptions described in the merger agreement, including restrictions on:

     - amending its organizational documents;

     - issuing, delivering, selling or authorizing any shares of its common stock or any options or proposing to do any of the foregoing;

     - splitting, combining or reclassifying its stock, declaring dividends or redeeming or otherwise acquiring any of its securities or any securities of its subsidiaries;

     - incurring any long term or short term debt or materially amending its existing debt agreements;

     - making significant loans or guarantees;

     - pledging, mortgaging or encumbering shares of its stock or its subsidiaries' stock or pledging, mortgaging or encumbering any material assets;

     - adopting a plan of liquidation or adopting resolutions for a plan of liquidation, dissolution, consolidation, merger, restructuring or recapitalization of Seminis or any of its subsidiaries;

     - making significant acquisitions, divestitures or investments;

     - making significant capital expenditures;

     - adopting new employee compensation arrangements or materially increasing employee compensation or benefits;

     - making any change in the lines of business in which it participates or is engaged;

     - changing any financial accounting principles, except as may be required as a result of a change in law or U.S. generally accepted accounting principles;

     - revaluing any assets, inventory or accounts receivable other than in the ordinary course of business;

     - acquiring any corporation, partnership or other business organization;

     - entering into any new material contract;

     - changing its tax elections or settling any material income tax liability;

     - paying, discharging or satisfying any material claim, liability or obligation;

     - permitting any insurance policy to lapse without a comparable replacement policy or entering into any new material insurance policies;

     - settling or compromising any pending or threatened material suit or action;

     - terminating, amending or modifying (or waiving any material provision of) any material contract;

     - amending, modifying or changing any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

     - acquiring, selling, transferring, leasing, encumbering or disposing of any assets outside the ordinary course of business;

     - entering any agreement that limits Seminis' ability to sell any products or services, engage in any line of business, compete with or obtain products or services from any person or that limits any party from providing products or services to Seminis;

     - terminating the employment of, materially changing the terms or conditions of employment of, or paying any severance amounts upon a voluntary termination of employment or "retirement" of senior executives of Seminis with employment agreements; and

     - amending or modifying any of the employment agreements of Seminis' senior executives.

Seminis has agreed that its subsidiaries will adhere to similar restrictions.

     No Solicitation. The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, Seminis will not, and will not permit its subsidiaries, officers, directors and representatives to:

     - solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal with respect to an "Acquisition Proposal" (as defined below);

     - negotiate, explore or engage in substantive discussions with respect to an Acquisition Proposal; or

     - enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal.

     However, Seminis may furnish information pursuant to a confidentiality agreement to, or enter into discussions or negotiations with, any person or group if:

     - Seminis receives a written Acquisition Proposal that was not solicited, initiated or knowingly encouraged by Seminis, its subsidiaries, officers, directors, employees or representatives; and

     - the special committee determines in good faith, after receiving advice from its outside legal and financial advisors, that the Acquisition Proposal constitutes or presents a reasonable likelihood of resulting in a "Superior Proposal" (as defined below).

     The merger agreement requires Seminis to promptly advise Seminis Acquisition orally and in writing of any request for information or any proposal in connection with an Acquisition Proposal, including the material terms of the request or proposal. The merger agreement also requires Seminis to keep Seminis Acquisition reasonably apprised of the status of any Acquisition Proposal, including promptly providing copies of any written communications between Seminis and the party making the Acquisition Proposal.

     For purposes of the merger agreement and voting agreement, the term "Acquisition Proposal" means any offer or proposal regarding:

     - a recapitalization, merger, consolidation or other business combination involving Seminis;

     - an acquisition of shares or securities representing 15.0% or more of Seminis' voting power;

     - an acquisition of a material portion of the assets of Seminis and its subsidiaries (outside the ordinary course of business); or

     - any combination of the foregoing.

     For purposes of the merger agreement, the term "Superior Proposal" means a bona fide written proposal from a third-party for:

     - a recapitalization, merger, consolidation or other business combination involving Seminis;

     - an acquisition of shares or securities representing 15.0% or more of Seminis' voting power;

     - an acquisition of a material portion of the assets of Seminis and its subsidiaries (outside the ordinary course of business); or

     - any combination of the foregoing;

that is more favorable to Seminis stockholders (considering all the factors that the special committee in good faith deems relevant) than the merger and related transactions (including any modification to the merger and related transactions).

     Vote on Approval of Merger Agreement. Seminis has agreed to call a special meeting of its stockholders to vote on the merger agreement and merger. Seminis has also agreed that the special committee and the board of directors will recommend adoption and approval of the merger agreement and merger by the Seminis stockholders and that neither the special committee nor the board of directors will withdraw its recommen-dation, unless the special committee or board of directors determines that making the recommendation would create a reasonable likelihood of breaching its fiduciary duties under applicable law.

     If the special committee withdraws or modifies its approval or recommendation of the merger and related transactions, Seminis is still obligated to present the merger agreement and merger to its stockholders for adoption and approval (unless the merger agreement is terminated). In this case, however, adoption and approval of the merger agreement and merger requires the approval of a majority of the outstanding shares of Seminis common stock beneficially owned by Seminis stockholders (other than Fox Paine, Seminis Acquisition and their respective affiliates).

     Proxy Statement. Seminis must prepare and mail this proxy statement promptly and take all action reasonably necessary to obtain stockholder adoption and approval of the merger agreement and merger. Seminis Acquisition has agreed to cooperate with Seminis in preparing this proxy statement.

     Stockholder Claims. Seminis has agreed not to settle or compromise any material claim relating to the merger agreement or the merger without the prior written consent of Seminis Acquisition.

     Access to Information. Seminis will give Seminis Acquisition reasonable access during normal business hours to employees, plants, offices, warehouses and other facilities and properties and to all books and records of Seminis and its subsidiaries and to make reasonable inspections. Seminis will also use commercially reasonable efforts to cause its accountants, counsel, agents and other representatives to cooperate in providing Seminis Acquisition information in connection with the preparation of the financing information. In addition, Seminis will provide to Seminis Acquisition a balance sheet, income statement and statement of cash flows of Seminis for each month between the date of the merger agreement and the effective time of the merger.

     Resignation of Directors. Seminis has agreed that it will deliver to Seminis Acquisition the resignation of all directors of Seminis (other than those designated by Seminis Acquisition in writing) prior to the effective time of the merger.

     Solvency Opinion. The parties have agreed to engage, at the expense of Seminis, an appraisal firm of national reputation, reasonably acceptable to Seminis, the special committee and the lenders under the proposed financing, to deliver a letter indicating that at and immediately after the closing and after giving effect to the merger and related transactions:

     - Seminis will not be insolvent and will have assets sufficient to pay its debts;

     - Seminis will not have unreasonably small capital with which to engage in its business and perform its obligations under the merger agreement and related agreements; and

     - Seminis will not have incurred debts beyond its ability to pay as they become absolute and matured.

     Employee Matters. Seminis Acquisition has agreed that for a period of one year after the merger, Seminis will provide, or cause to be provided, to the employees of Seminis immediately prior to the merger who continue employment, employee benefit programs that are, in the aggregate, generally comparable to those provided to the employees of Seminis prior to the merger; provided that Seminis may at any time increase or decrease the level of benefit programs if it determines, in its sole business judgment, that an increase or decrease is advisable.

     Indemnification and Insurance of Seminis' Directors and Officers. Pursuant to the merger agreement, for six years after the merger, Seminis will indemnify and hold harmless the current officers and directors of Seminis for acts or omissions occurring at or before the completion of the merger in their capacity as officers or directors of Seminis. In addition, Seminis will maintain the existing director and officer indemnification provisions (or equally protective provisions) in its certificate of incorporation and by-laws. Furthermore, for six years after the merger, Seminis will be required to provide $25.0 million of officers' and directors' liability insurance coverage for acts or omissions occurring before, or at the time of, the merger covering each person that is currently an officer or director of Seminis; provided, however, that Seminis will not have to pay more than $1.0 million in aggregate premiums to obtain the coverage and if the premiums exceed $1.0 million, Seminis will obtain a policy with the greatest coverage available at a cost not to exceed $1.0 million.

     Financing. Seminis Acquisition has agreed to use its commercially reasonable efforts to obtain the financing required to complete the merger.

     Additional Agreements. The parties to the merger agreement have agreed to use their commercially reasonable efforts to do or cause to be done anything necessary, proper or advisable to consummate the merger and related transactions. The parties to the merger agreement have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements. Finally, Seminis Acquisition has agreed that it will not enter into any amendment to or modification or waiver of any provision of any related agreement or take any action to terminate any related agreement that will prevent or delay the closing of the merger.

     Contributions to Seminis Acquisition. Seminis Acquisition has agreed to cause Savia and the continuing stockholders to contribute to Seminis Acquisition the number of shares of Seminis common stock contemplated by the contribution agreement in exchange for a proportionate percentage of membership interests of Seminis Acquisition. For a more detailed description of the contribution agreement, see "The Contribution Agreement."

CONDITIONS

     The obligations of the parties to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective, of the following conditions:

     - the receipt of the approval by the applicable Seminis stockholders of the merger agreement and merger;

     - the absence of any legal prohibition preventing completion of the merger;

     - the receipt of material approvals of any governmental body in relation to the merger;

     - the receipt of a solvency opinion with respect to Seminis;

     - completion of the transactions contemplated by the contribution agreement; and

     - the satisfaction or waiver of the conditions to the stock purchase agreement and completion of the transactions contemplated by the stock purchase agreement substantially concurrent with the completion of the merger.

     The obligation of Seminis Acquisition and Seminis Merger Corp. to complete the merger is subject to the following additional conditions:

     - Seminis' representations and warranties, disregarding materiality qualifications otherwise governing the representation or warranty (other than the representation that since September 30, 2002, there has not been any material adverse effect on Seminis, which must be true in all respects), being true and accurate except as would not reasonably be expected to have a material adverse effect on Seminis;

     - Seminis' performance of its obligations and compliance with its covenants under the merger agreement in all material respects (except for obligations or covenants already qualified by materiality, which obligations or covenants require performance or compliance in all respects);

     - the availability to Seminis Acquisition of sufficient funds to complete the merger; and

     - the absence of any new suit, action or proceeding or any development in any existing suit, action or proceeding that is more likely than not, individually or in the aggregate, to have a material adverse effect on Seminis.

     The obligation of Seminis to complete the merger is subject to the following additional conditions:

     - Seminis Acquisition's and Seminis Merger Corp.'s representations and warranties, disregarding materiality qualifications otherwise governing the representation or warranty, being true and accurate, except as would not reasonably be expected to have a material adverse effect on Seminis Acquisition;

     - Seminis Acquisition's and Seminis Merger Corp.'s performance of their obligations and compliance with their covenants under the merger agreement in all material respects (except for obligations or covenants already qualified by materiality, which obligations or covenants require performance or compliance in all respects); and

     - receipt of the debt financing contemplated by the financing commitments and repayment of the indebtedness designated as indebtedness to be repaid.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the closing of the merger in any of the following ways:

     - By mutual written consent of Seminis Acquisition and the Seminis board of directors; provided that the termination has been approved by the special committee.

     - By either Seminis or Seminis Acquisition if:

      - the merger is not consummated by October 15, 2003, or if financing commitments are extended beyond October 15, 2003, the earlier of the date to which such commitments are extended or November 30, 2003 (the "Outside Date"); provided that a party may not exercise its termination right pursuant to this provision if its failure to perform its obligations caused, or resulted in, the delay in closing of the merger;

      - completion of the merger is permanently enjoined, legally restricted or subject to an order prohibiting its completion; or

      - the applicable Seminis stockholder approval of the merger is not obtained.

     - By Seminis Acquisition if:

      - the Seminis board of directors or the special committee withdraws, modifies or amends its recommendation of the merger agreement and merger in a manner adverse to Seminis Acquisition or Fox Paine, or so resolves;

      - the Seminis board of directors or the special committee recommends an Acquisition Proposal;

      - Seminis materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to Seminis Acquisition's obligations to consummate the merger, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach; or

      - any person not a related party to Seminis Acquisition becomes the beneficial owner of shares of Seminis common stock representing 15.0% or more of the voting power of Seminis.

     - By Seminis if:

      - its board of directors authorizes it to enter into a Superior Proposal. However, Seminis can only terminate the merger agreement in these circumstances if it has notified Seminis Acquisition in writing of the material terms of the alternate transaction at least seven full calendar days prior to terminating the merger agreement and delivers to Fox Paine the applicable termination fee;

      - Seminis Acquisition or Seminis Merger Corp. materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to Seminis' obligations to consummate the merger, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach; or

      - the stock purchase agreement is terminated.

     If the merger agreement is terminated, it will become void. However, termination will not relieve any party from liability for any willful and material breach of the merger agreement. In addition, the obligation to pay the expenses described under "--Fees and Expenses" below survives termination of the merger agreement, and rights to fees described under "--Fees and Expenses" may become payable following termination of the merger agreement.

FEES AND EXPENSES

     Except as otherwise described below and under "The Voting Agreement," all costs and expenses incurred in connection with the merger and related transactions will be paid by the party incurring the costs and expenses.

     Seminis has agreed to pay Fox Paine a termination fee equal to $15.0 million in cash (less any amount paid as an expense reimbursement) upon the termination of the merger agreement under the following circumstances:

     - A third party has made, or has publicly announced an intention to make, an Acquisition Proposal, and such Acquisition Proposal or intention has not been withdrawn, and Seminis Acquisition terminates the merger agreement because:

      - the merger has not been consummated by the Outside Date, and Seminis' failure to fulfill any obligation under the merger agreement caused, or resulted in, the failure to consummate the merger; or

      - Seminis materially breached one or more of its representations, warranties or covenants that would give rise to the failure of a condition to Seminis Acquisition's obligations to consummate the merger, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach, and within 12 months of the merger agreement's termination, an Acquisition Proposal has been consummated or an agreement with respect to an Acquisition Proposal has been entered into and thereafter consummated at any time.

     - Seminis Acquisition has terminated the merger agreement because:

      - the Seminis board of directors or the special committee withdrew, modified or amended its recommendation of the merger agreement and merger in a manner adverse to Seminis Acquisition or Fox Paine, or so resolved;

      - the Seminis board of directors or the special committee recommended an Acquisition Proposal; or

      - any person not a related party to Seminis Acquisition became the beneficial owner of shares of Seminis common stock representing 15.0% or more of the voting power of Seminis,

     and within 12 months of the merger agreement's termination, an Acquisition Proposal has been consummated or an agreement with respect to an Acquisition Proposal has been entered into and thereafter consummated at any time.

     - At the time of the stockholder vote, an Acquisition Proposal has been made, or a person has publicly announced an intention to make an Acquisition Proposal, and the Acquisition Proposal or intention has not been withdrawn and Seminis Acquisition or Seminis terminates the merger agreement because the applicable Seminis stockholder approval of the merger has not been obtained, and within 12 months of the merger agreement's termination, an Acquisition Proposal has been consummated or an agreement with respect to an Acquisition Proposal has been entered into and thereafter consummated at any time.

     - Seminis terminates the merger agreement to accept a Superior Proposal.

     Seminis is required to reimburse Fox Paine for all of its out-of-pocket fees and expenses incurred in connection with the merger and related transactions, up to a maximum of $4.5 million, if:

     - the applicable Seminis stockholder approval of the merger has not been obtained;

     - Seminis Acquisition terminates the merger agreement because of the failure to consummate the merger by the Outside Date, where Seminis' failure to fulfill any obligation causes, or results in, the failure to consummate;

     - Seminis Acquisition terminates the merger agreement upon a material breach by Seminis of any of its representations, warranties or covenants that would give rise to the failure of a condition to Seminis

       Acquisition's obligations to consummate the merger, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach;

     - Seminis Acquisition terminates the merger agreement because the Seminis board of directors or the special committee withdraws, modifies or amends its recommendation of the merger agreement and merger in a manner adverse to Seminis Acquisition or Fox Paine, or so resolves;

     - Seminis Acquisition terminates the merger agreement because the Seminis board of directors or the special committee recommends an Acquisition Proposal; or

     - Seminis Acquisition terminates the merger agreement because any person not a related party to Seminis Acquisition becomes the beneficial owner of shares of Seminis common stock representing 15.0% or more of the voting power of Seminis.

AMENDMENTS; WAIVERS

     The merger agreement may be amended at any time before or after approval by the stockholders by an instrument in writing signed by all of the parties; provided that the special committee must approve any amendment on behalf of Seminis, and Fox Paine must approve any amendment on behalf of, and in addition to, Seminis Acquisition. Following stockholder adoption and approval of the merger agreement and merger, the parties may not amend the agreement in a manner that requires further approval by the stockholders of Seminis without the further approval of the stockholders.

     At any time prior to the effective time of the merger, any party may:

     - extend the time for the performance of any of the obligations or other acts of another party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement,

provided that Seminis may only grant an extension or waiver if it first obtains the written approval of the special committee, and Seminis Acquisition may only grant an extension or waiver if it first obtains the written approval of Fox Paine.

FOX PAINE AS THIRD-PARTY BENEFICIARY

     Fox Paine is a third-party beneficiary of the merger agreement and has the right to directly enforce provisions of the merger agreement relating to no solicitation, fees and expenses, amendment and waiver. In addition:

     - Fox Paine has the right to enforce any right under the merger agreement exercisable by Seminis Acquisition or Seminis Merger Corp.;

     - any representations, warranties or covenants made by Seminis to Seminis Acquisition or Seminis Merger Corp. are deemed made to (and, with respect to covenants, shall be enforceable by) Fox Paine; and

     - anything under the merger agreement that must be approved by or acceptable to Seminis Acquisition or Seminis Merger Corp. must also be approved or accepted by Fox Paine.

SAVIA COVENANT

     Savia has agreed to cause Seminis Acquisition and Seminis Merger Corp. (and, if applicable, their successors or permitted assigns) to comply with their obligations under the merger agreement and related agreements (to the extent they are parties to those agreements).

                              THE VOTING AGREEMENT

     On May 30, 2003, Savia, the ARG Trust, CAI, Park, Emprima, Mr. Romo and Seminis Acquisition entered into a voting agreement with Fox Paine. The parties to the voting agreement currently control shares of Seminis common stock representing in the aggregate approximately 85.3% of the outstanding voting power of Seminis common stock entitled to vote at the special meeting. The following is a summary of the material provisions of the voting agreement. Because it is a summary, it does not include all of the information that is included in the voting agreement. The text of the voting agreement, which is attached as Appendix B to this proxy statement, is incorporated into this section by reference. We encourage you to read the voting agreement carefully in its entirety.

     The material terms and effects of the voting agreement are as follows:

     - Each party to the voting agreement (other than Fox Paine) agrees not to sell, encumber or otherwise dispose of its shares of Seminis common stock (other than pursuant to the merger agreement and related agreements or to Seminis Acquisition).

     - Each party to the voting agreement (other than Fox Paine) agrees to vote its shares of Seminis common stock to adopt and approve the merger agreement, the merger and any actions reasonably and directly related thereto.

     - Each party to the voting agreement (other than Fox Paine) agrees not to vote its shares of Seminis common stock in favor of an Acquisition Proposal, other merger or reorganization with respect to Seminis or a corporate action that would prevent or delay the merger.

     - Each party to the voting agreement (other than Fox Paine) agrees to confer upon Fox Paine an irrevocable proxy with respect to matters related to voting its shares to adopt and approve the merger agreement, the merger and actions reasonably and directly related thereto and not voting its shares in favor of an Acquisition Proposal, other merger or reorganization with respect to Seminis or a corporate action that would prevent or delay the merger.

     - Each party to the voting agreement (other than Fox Paine) agrees, subject to any fiduciary duties it or any of its related parties may have as a director or officer of Seminis, not to solicit or knowingly encourage, or furnish nonpublic information in furtherance of, an Acquisition Proposal or a comparable proposal relating to Savia's equity or assets (any such proposal a "Savia Acquisition Proposal"), enter into any agreement with respect to an Acquisition Proposal or a Savia Acquisition Proposal or engage in negotiations with respect thereto.

     - Each party to the voting agreement (other than Fox Paine) agrees that it will not exercise any of its appraisal rights in connection with the merger with respect to its shares of Seminis common stock.

     - Savia would be required to pay a termination fee of $15.0 million to Fox Paine (to the extent not paid or payable as a reimbursement of Fox Paine's expenses or pursuant to the merger agreement):

      - If:

        - Seminis Acquisition or Seminis terminates the merger agreement following the Outside Date and the failure of Seminis Acquisition or Seminis to fulfill any obligation under the merger agreement caused the failure to complete the merger on or prior to the Outside Date;

        - Seminis Acquisition terminates the merger agreement as a result of a material breach by Seminis of one or more of its representations, warranties or covenants;

        - Seminis terminates the merger agreement as a result of a material breach by Seminis Acquisition or Seminis Merger Corp. of one or more of its representations, warranties or covenants;

        - Seminis or Seminis Acquisition terminates the merger agreement as a result of the failure of the applicable Seminis stockholders to approve the merger agreement and merger (other than in a circumstance in which Savia failed to vote its shares of Seminis common stock in favor of the merger and merger agreement);

        - Fox Paine terminates the stock purchase agreement due to a material breach of any of the representations, warranties or covenants of Seminis Acquisition or Seminis Merger Corp. or a breach of the representations, warranties or covenants contained in the contribution agreement that is materially adverse to Fox Paine, Seminis or the consummation of the merger and related transactions; or

        - any party terminates the merger agreement, the stock purchase agreement or the contribution agreement due to the non-occurrence of any required Savia or related affiliate restructuring step, which non-occurrence is the result, directly or indirectly, of a breach by Mr. Romo or any of his affiliates or the failure of Mr. Romo or any of his affiliates to have used reasonable best efforts to cause the restructuring steps to have occurred, and on or prior to the termination date a person makes or publicly discloses its intention to make an Acquisition Proposal or a Savia Acquisition Proposal and within 12 months of the termination of the merger agreement or the stock purchase agreement, an Acquisition Proposal or a Savia Acquisition Proposal is consummated or an agreement with respect to an Acquisition Proposal or a Savia Acquisition Proposal is entered into and thereafter consummated at any time.

      - If Seminis Acquisition terminates the merger agreement because:

        - the Seminis board of directors or the special committee withdraws, modifies, or amends its recommendation of the merger agreement and merger in a manner adverse to Seminis Acquisition or Fox Paine;

        - the Seminis board of directors or the special committee recommends an Acquisition Proposal; or

        - any person or group not affiliated with Seminis Acquisition becomes the beneficial owner of shares of Seminis common stock representing 15.0% or more of the voting power of Seminis,

        and within 12 months of termination of the merger agreement, Savia consummates a Savia Acquisition Proposal or enters into an agreement with respect to a Savia Acquisition Proposal that is thereafter consummated at any time.

       - If either Seminis Acquisition or Seminis terminates the merger agreement due to the failure of the applicable Seminis stockholders to adopt and approve the merger agreement in a circumstance in which Savia failed to vote its shares of Seminis common stock in favor of the merger and merger agreement.

     - Savia would be required to pay to Fox Paine the out-of-pocket expenses (to the extent the expenses are not paid or payable to Fox Paine pursuant to the merger agreement) incurred by Fox Paine in connection with the merger and related transactions, up to a maximum of $4.5 million:

       - upon the termination of the merger agreement by Seminis Acquisition or Seminis following the Outside Date where the failure of Seminis Acquisition to fulfill any obligation under the merger agreement caused the failure of the merger to occur on or before the Outside Date;

       - upon the termination of the merger agreement by Seminis as a result of a material breach by Seminis Acquisition or Seminis Merger Corp. of one or more of its representations, warranties or covenants;

       - upon the termination of the stock purchase agreement by Fox Paine due to a material breach of any of the representations, warranties or covenants of Seminis Acquisition or Seminis Merger Corp. or a breach of the representations, warranties or covenants contained in the contribution agreement that is materially adverse to Fox Paine, Seminis or the consummation of the merger and related transactions;

       - upon the termination of the merger agreement, the stock purchase agreement or the contribution agreement by any party due to the non-occurrence of any Savia or related affiliate restructuring step, which non-occurrence is the result, directly or indirectly, of a breach by Mr. Romo or any of his affiliates or the failure of Mr. Romo or any of his affiliates to have used reasonable best efforts to cause the restructuring steps to have occurred; or

       - upon the termination of the merger agreement, the stock purchase agreement or the contribution agreement by any party due to the non-occurrence of any Savia or related affiliate restructuring step, which non-occurrence is not the result, directly or indirectly, of a breach by Mr. Romo or any of his affiliates or the failure of Mr. Romo or any of his affiliates to have used reasonable best efforts to cause the restructuring steps to have occurred and on or prior to the termination date a person makes or publicly discloses its intention to make an Acquisition Proposal or a Savia Acquisition Proposal and within 12 months of termination of the merger agreement or the stock purchase agreement, an Acquisition Proposal or a Savia Acquisition Proposal is consummated or an agreement with respect to an Acquisition Proposal or a Savia Acquisition Proposal is entered into and thereafter consummated at any time.

     - The voting agreement will terminate upon the earlier of:

       - the date the merger agreement is terminated and the expenses, if any, are paid to Fox Paine; and

       - consummation of the merger.

                          THE STOCK PURCHASE AGREEMENT

     On May 30, 2003, Fox Paine, the ARG Trust, Seminis Acquisition and Seminis Merger Corp. entered into a stock purchase agreement governing the purchase of shares of Seminis common stock from Seminis Acquisition immediately following the merger. The following is a summary of the material provisions of the stock purchase agreement. A copy of the stock purchase agreement is filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and related transactions.

THE STOCK PURCHASES; THE ARG TRUST OPTION

     Pursuant to the terms of the stock purchase agreement:

     - Seminis Merger Corp. has agreed to cause Seminis to purchase from Seminis Acquisition 6,411,953 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $21.8 million. Seminis will cancel the 6,411,953 shares of Seminis common stock following the repurchase.

     - Fox Paine has agreed that it will purchase from Seminis Acquisition a minimum of 58,017,931 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $197.3 million, and up to an additional 12,954,478 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $44.0 million. Fox Paine will only purchase additional shares of Seminis common stock to the extent that the Additional Purchasers acquire fewer than 12,954,478 shares of Seminis common stock.

     - The ARG Trust has received an option to purchase from Seminis Acquisition 900,737 shares of Seminis common stock for a per share price of $3.40 and an aggregate purchase price of approximately $3.1 million. If the ARG Trust does not exercise its purchase option, Seminis Acquisition will distribute 900,737 shares of Seminis common stock to Savia, Savia will own the shares following the merger and related transactions and the aggregate proceeds that Savia receives in the merger and related transactions will decrease by approximately $3.1 million.

THE CLOSING

     The closing of the transactions contemplated by the stock purchase agreement, including the Fox Paine stock purchase, will occur immediately following the merger.

REPRESENTATIONS AND WARRANTIES

     In the stock purchase agreement, Seminis Acquisition and Seminis Merger Corp. have represented and warranted certain matters to Fox Paine and the ARG Trust, including with respect to:

     - their organization, standing and similar corporate matters;

     - their authorization to enter into the stock purchase agreement and related agreements;

     - the non-contravention of and compliance with their agreements;

     - the transactions contemplated by the contribution agreement;

     - their capital structures;

     - Seminis Acquisition's ownership of shares of Seminis common stock;

     - the accuracy of information contained in this proxy statement and provided to the special committee;

     - the provision to the special committee of material written arrangements or agreements between Seminis Acquisition and its affiliates, on the one hand, and Fox Paine and its affiliates, on the other hand; and

     - broker fees and expenses.

     In the stock purchase agreement, Fox Paine has represented and warranted certain matters to Seminis Acquisition and the ARG Trust, including with respect to:

     - its organization, standing and similar corporate matters;

     - its authorization to enter into the stock purchase agreement and related agreements;

     - the non-contravention of and compliance with its agreements;

     - the accuracy of information contained in this proxy statement;

     - broker fees and expenses;

     - the purpose of the Fox Paine investment and Fox Paine's status as an "accredited investor," as defined in the Securities Act; and

     - Fox Paine's ability to raise the funds necessary to complete its stock purchase.

     In the stock purchase agreement, the ARG Trust has represented and warranted certain matters to Seminis Acquisition and Fox Paine, including with respect to:

     - its organization, standing and similar corporate matters;

     - its authorization to enter into the stock purchase agreement and related agreements;

     - the non-contravention of and compliance with its agreements;

     - the accuracy of information contained in this proxy statement;

     - broker fees and expenses; and

     - the purpose of the ARG Trust investment and the ARG Trust's status as an "accredited investor," as defined in the Securities Act.

COVENANTS

     The parties to the stock purchase agreement have undertaken certain covenants. The following summarizes the most significant of these covenants:

     - Seminis Acquisition and Seminis Merger Corp. have acknowledged and agreed that Fox Paine is a third-party beneficiary of the merger agreement and contribution agreement with the following rights:

       - Fox Paine has the right to directly enforce provisions of the merger agreement relating to no solicitation, fees and expenses, amendment and waiver;

       - Fox Paine has the right to exercise any right (or enforce any obligation, covenant or condition) under the merger agreement and contribution agreement exercisable (or enforceable) by Seminis Acquisition or Seminis Merger Corp. to the extent that Seminis Acquisition and Seminis Merger Corp. have not exercised or enforced such right;

       - representations, warranties or covenants made to Seminis Acquisition or Seminis Merger Corp. in the merger agreement and contribution agreement are deemed made to (and, with respect to covenants, are enforceable by) Fox Paine;

       - anything under the merger agreement and contribution agreement that must be approved by or acceptable to Seminis Acquisition or Seminis Merger Corp. must also be approved or accepted by Fox Paine; and

       - upon the request and at the direction of Fox Paine, Seminis Acquisition and Seminis Merger Corp. will exercise or enforce any rights under the merger agreement or contribution agreement specified by Fox Paine.

     - With respect to the financing described under "Financing for the Merger and Related Transactions," Seminis Acquisition has acknowledged and agreed that:

       - Fox Paine may exercise any right (or enforce any obligation, covenant or condition) under the financing documents exercisable or enforceable by Seminis Acquisition to the extent that Seminis Acquisition has not exercised or enforced such right;

       - anything under the financing documents that must be approved by or acceptable to Seminis Acquisition must also be approved or accepted by Fox Paine;

       - Seminis Acquisition will not amend, modify or waive any obligation, covenant or condition under any of the financing documents without the prior written consent of Fox Paine; and

       - upon the request and at the direction of Fox Paine, Seminis Acquisition will exercise or enforce any rights under the financing documents specified by Fox Paine.

     The parties to the stock purchase agreement have agreed that any amendment to, or any extension or waiver of any term of, the stock purchase agreement that would prevent or delay consummation of the transactions contemplated by the stock purchase agreement requires the prior written approval of the special committee.

CONDITIONS

     The obligation of Seminis Acquisition and Seminis Merger Corp. to complete the stock purchases are subject to the following material conditions:

     - Fox Paine's representations and warranties, disregarding materiality qualifications otherwise governing the representation or warranty, being true and correct except as would not reasonably be expected to have a material adverse effect on Fox Paine;

     - Fox Paine's performance of its obligations and compliance with its covenants under the stock purchase agreement in all material respects (except for obligations or covenants already qualified by materiality, which obligations or covenants require performance or compliance in all respects);

     - the completion of the merger and debt financing; and

     - the absence of any legal prohibition preventing completion of the stock purchase.

     The obligation of Fox Paine to complete the stock purchase is subject to the following material conditions:

     - the representations and warranties of Seminis Acquisition, Seminis Merger Corp. and the ARG Trust contained in the stock purchase agreement, disregarding materiality qualifications otherwise governing the representation or warranty, being true and correct except as would not reasonably be expected to have a material adverse effect on Fox Paine or Seminis;

     - the representations and warranties of the parties to the contribution agreement, disregarding materiality qualifications otherwise governing the representation or warranty, being true and correct except as would not reasonably be expected to have a material adverse effect on Fox Paine or Seminis. For a description of the representations and warranties contained in the contribution agreement, see "The Contribution
       Agreement -- Representations and Warranties;"

     - the performance by Seminis Acquisition, Seminis Merger Corp. and the ARG Trust of their obligations and compliance with their covenants under the stock purchase agreement in all material respects (except for obligations or covenants already qualified by materiality, which obligations or covenants require performance or compliance in all respects);

     - the performance by the parties to the contribution agreement of their obligations and compliance with their covenants under the contribution agreement in all material respects (except for obligations or covenants already qualified by materiality, which obligations or covenants require performance or compliance in all respects);

     - the absence of any new suit, action or proceeding or any development in any existing suit, action or proceeding that is more likely than not, individually or in the aggregate, to have a material adverse effect on Seminis or Fox Paine;

     - the absence of any breach of representation, warranty or covenant contained in the contribution agreement that would have a material adverse effect on Seminis;

     - the completion of the transactions contemplated by the contribution agreement;

     - the completion of the merger and debt financing;

     - Seminis having an equity capitalization immediately following completion of the merger and related transactions as set forth under "Special Factors -- Capitalization;" and

     - the absence of any legal prohibition preventing completion of the stock purchase.

TERMINATION

     The stock purchase agreement may be terminated at any time before the closing of the stock purchases in any of the following ways:

     - By mutual written consent of Seminis Acquisition and Fox Paine.

     - By either Seminis Acquisition or Fox Paine if:

       - completion of the stock purchase is permanently enjoined, legally restricted or subject to an order restricting its completion; or

       - the merger agreement has been terminated.

     - By Fox Paine if:

       - Seminis Acquisition or Seminis Merger Corp. materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to Fox Paine's obligation to complete the Fox Paine stock purchase and is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Seminis Acquisition of written notice from Fox Paine of the breach; or

       - any party to the contribution agreement breaches any of the representations, warranties or covenants under the contribution agreement, which breach, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seminis or Fox Paine and is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Seminis Acquisition of written notice from Fox Paine of the breach.

     - By Seminis Acquisition if Fox Paine materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to Seminis Acquisition's obligation to complete the stock purchases and is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Fox Paine of written notice from Seminis Acquisition of the breach.

            SEMINIS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this proxy statement.

     The selected consolidated financial data as of and for each of the fiscal years ended September 30, 1998 through 2002 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended March 29, 2002 and March 28, 2003 and for the 12 months ended March 28, 2003 have been derived from our unaudited consolidated financial statements. In the opinion of management of Seminis, the unaudited consolidated financial statements from which the data below are derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

     In February 2000, we initiated a Global Restructuring and Optimization Plan to streamline our operations, increase utilization of our facilities and improve efficiencies in our business. The key elements of this plan involved reorganizing our 10 legacy seed companies into four geographical regions, selling and consolidating certain operation and production facilities, reducing headcount, rationalizing our product portfolio, implementing an advanced logistics management information system and divesting certain non-strategic assets. In connection with this plan, we recorded pre-tax charges to our income from operations in fiscal years 2001 and 2002. These charges are noted below and are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement.

                                                                                                      TWELVE
                                                                                                      MONTHS
                                                                              SIX MONTHS ENDED         ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,          ---------------------    MARCH 28,
                             --------------------------------------------   MARCH 29,   MARCH 28,   -----------
                              1998      1999     2000     2001      2002      2002        2003         2003
                             -------   ------   ------   -------   ------   ---------   ---------   -----------
                                                                                 (UNAUDITED)        (UNAUDITED)
                                                           (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA(1):
Net sales..................  $ 428.4   $530.6   $474.4   $ 449.9   $452.6    $232.4      $239.6       $459.8
Cost of goods sold(2)......    162.8    202.3    237.1     232.1    171.9      86.8        88.3        173.4
Gross profit...............    265.6    328.3    237.3     217.8    280.7     145.6       151.3        286.4
Operating expenses:
Research and development
  expenses(3)..............     49.4     62.4     58.4      52.4     44.3      21.5        22.4         45.2
Selling, general and
  administrative
  expenses(4)..............    158.6    193.0    222.6     191.1    174.9      88.5        91.3        177.7
Management fees(5).........      8.5       --       --        --       --        --          --           --
Amortization of intangible
  assets(6)................     14.5     27.9     30.5      28.0     17.1       8.4         7.9         16.6
Total operating expenses...    230.9    283.3    311.5     271.6    236.3     118.4       121.6        239.5
Gain (loss) on sale of
  assets...................     (0.1)     1.6     10.0       0.6      6.0       5.3         1.1          1.9
Income (loss) from
  operations...............     34.6     46.6    (64.1)    (53.2)    50.5      32.5        30.8         48.8
Other income (expense):
Interest expense, net......    (27.1)   (41.9)   (33.4)    (39.1)   (27.7)    (14.1)      (14.9)       (28.6)
Foreign currency gain
  (loss)...................      3.2      1.0     (5.4)      1.7     (2.2)     (4.3)         --          2.2
Loss from minority
  interest.................      0.2      1.4     (1.2)     (1.4)    (1.2)     (0.4)        0.3         (0.5)
Other income (loss), net...     (0.3)     0.6     (1.3)     (2.5)    (0.8)      0.1         0.1         (0.8)
Income (loss) from
  continuing operations
  before extraordinary
  items....................      6.8      2.4    (80.8)   (134.5)    16.1       6.3        12.2         22.0
Net income (loss)(7).......      6.8     (4.4)   (80.8)   (134.5)    16.1       6.3        12.2         22.0
Preferred stock
  dividends................     (2.0)    (4.3)    (8.6)    (14.0)   (14.0)     (6.9)       (9.2)       (16.4)
Additional capital
  contribution dividends...       --       --       --      (4.3)    (4.7)     (2.3)         --         (2.3)

                                                                                                      TWELVE
                                                                                                      MONTHS
                                                                              SIX MONTHS ENDED         ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,          ---------------------    MARCH 28,
                             --------------------------------------------   MARCH 29,   MARCH 28,   -----------
                              1998      1999     2000     2001      2002      2002        2003         2003
                             -------   ------   ------   -------   ------   ---------   ---------   -----------
                                                                                 (UNAUDITED)        (UNAUDITED)
                                                           (DOLLARS IN MILLIONS)
Accretion of old class B
  redeemable common
  stock....................     (3.8)    (2.2)      --        --       --        --          --           --

Excess of repurchase price
  over redemption value for
  repurchase of old class B
  redeemable common
  stock....................   (134.3)      --       --        --       --        --          --           --
                             -------   ------   ------   -------   ------    ------      ------       ------
Net income (loss) available
  for common
  stockholders.............  $(133.4)  $(10.9)  $(89.4)  $(152.8)  $ (2.6)   $ (2.9)     $  3.0       $  3.3
                             =======   ======   ======   =======   ======    ======      ======       ======

                                                                                          SIX MONTHS ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,         ---------------------
                                           ------------------------------------------   MARCH 29,   MARCH 28,
                                            1998     1999     2000     2001     2002      2002        2003
                                           ------   ------   ------   ------   ------   ---------   ---------
                                                                                             (UNAUDITED)
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PER SHARE DATA:
Weighted average common shares
  outstanding:
  basic..................................    31.5     43.9     59.8     59.8     62.1      61.1        64.1
  diluted................................    31.5     43.9     59.8     59.8     62.1      61.1        65.2
Net income (loss) from continuing
  operations before extraordinary items
  available for common stockholders per
  common share:
  basic..................................  $(4.23)  $(0.10)  $(1.49)  $(2.55)  $(0.04)   $(0.05)      $0.05
  diluted................................   (4.23)   (0.10)   (1.49)   (2.55)   (0.04)    (0.05)       0.05
Stockholders' equity (book value) per
  common share:
  basic..................................    5.09    10.71     7.54     5.34     5.44      5.22        5.56
  diluted................................    5.09    10.71     7.54     5.34     5.44      5.22        5.47

                                                         SEPTEMBER 30,                  MARCH 29,   MARCH 28,
                                           ------------------------------------------   ---------   ---------
                                            1998     1999     2000     2001     2002      2002        2003
                                           ------   ------   ------   ------   ------   ---------   ---------
                                                                                             (UNAUDITED)
                                                                 (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents................  $ 28.9   $ 19.1   $ 22.5   $ 22.3   $ 36.8    $ 27.5      $ 34.9
Inventory................................   245.3    301.7    333.3    279.7    272.5     268.9       271.2
Working capital(8).......................   272.1    349.2     25.1    246.0    265.0      36.3        82.0
Total assets.............................   862.2    993.4    998.0    835.4    800.0     807.6       828.3
Long-term debt(8)........................   423.3    315.4     23.5    248.9    228.3      16.9        15.4
Total debt...............................   456.9    342.6    369.3    336.1    278.5     318.5       283.1
Mandatorily redeemable stock:
  Common.................................    48.4       --       --       --       --        --          --
  Preferred stock........................    25.0     25.0     25.5     27.5     29.5      28.5        30.5
Stockholders' equity.....................   160.4    470.7    450.9    319.7    337.5     319.1       356.7

                                                                                                      TWELVE
                                                                                                      MONTHS
                                                                              SIX MONTHS ENDED         ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,          ---------------------    MARCH 28,
                             --------------------------------------------   MARCH 29,   MARCH 28,   -----------
                              1998      1999      2000     2001     2002      2002        2003         2003
                             -------   -------   ------   ------   ------   ---------   ---------   -----------
                                                                                 (UNAUDITED)        (UNAUDITED)
                                                           (DOLLARS IN MILLIONS)
OTHER DATA(1):

Cash flows from operating
  activities...............    (25.7)    (47.8)   (68.5)   (13.5)    38.1     (14.8)       (8.4)        44.5

Cash flows from investing
  activities...............   (184.3)   (107.2)   (22.2)    (0.6)    31.0      35.5         2.0         (2.6)

Cash flows from financing
  activities...............    208.5     146.0     95.6     12.7    (58.4)    (15.7)        3.5        (39.2)

Ratio of earnings to fixed
  charges(9)...............       --        --       --       --       --        --        1.13         1.17

EBITDA(10).................  $  68.6   $  86.9   $(21.9)  $ (8.5)  $ 84.6    $ 45.7       $46.7       $ 85.6

---------------

(1) The income statement data and the other data are based on financial information from the income statement, which includes the operating results for acquisitions and other transactions from the date thereof. The historical results include the following business acquisitions. In fiscal year 1998, we completed the acquisition of two South Korean companies, Hungnong Seed Co., Ltd. and Choong Ang Seed Co., Ltd. In November 1998, we completed the acquisition of the vegetable seed business of Agroceres, a Brazilian company. As a result of these transactions, the results of operations and consolidated financial position reflect the effects of purchase accounting.

(2) Cost of goods sold in fiscal years 2000 and 2001 included inventory write-downs related to our Global Restructuring and Optimization Plan that were in addition to the inventory provisions that we take in the ordinary course of our business. In fiscal year 2000, we recorded non-cash inventory write-downs of $18.4 million in connection with the consolidation of our facilities. In fiscal year 2001, we recorded non-cash inventory write-downs of $58.2 million as a result of the rationalization of our product portfolio from over 6,000 to just over 4,000 varieties of seed products and the implementation of more stringent quality standards.

(3) Research and development expenses in fiscal years 1999 and 2000 included a special breeder bonus in the amounts of $4.0 million and $2.1 million, respectively, designed to retain the services of breeder personnel.

(4) Selling, general and administrative expenses included the following items:

     (a) asset impairment related to an intangible asset resulted in a charge of $6.4 million in fiscal year 2000;

     (b) the restricted stock award plan charges related to a 2001 executive incentive program established for the specific purpose of incentivizing senior management to meet performance targets. The plan primarily awarded compensation in the form of shares of Seminis common stock when specific targets were met over a period of six quarters commencing March 31, 2001. The impact of this plan resulted in non-cash charges of $1.8 million, $5.8 million, $1.8 million and $4.0 million in fiscal years 2001 and 2002, the six months ended March 29, 2002, and the twelve months ended March 28, 2003, respectively. The impact of this plan also resulted in cash charges of $0.8 million, $1.5 million, $0.8 million and $0.7 million in fiscal years 2001 and 2002, the six months ended March 29, 2002, and the twelve months ended March 28, 2003, respectively. The restricted stock award plan was terminated at the end of fiscal year 2002;

     (c) severance charges related to our Global Restructuring and Optimization Plan impacted fiscal years 2000 and 2001 by $14.0 million and $12.0 million, respectively. A charge of $4.4 million associated with severance of an executive was recorded in the six and twelve months ended March 28, 2003;

     (d) facility consolidation costs of $3.1 million and $4.3 million incurred in fiscal years 2000 and 2001, respectively, were associated with our Global Restructuring and Optimization Plan;

     (e) in fiscal year 2000, we recorded $2.0 million of consulting fees in connection with the development of a new management information and product analysis systems and software program that was terminated in that year as part of our Global Restructuring and Optimization Plan. In fiscal year

         2001, we incurred $3.3 million in advisory and consulting fees. $2.0 million of these fees were paid to our lenders, their advisors and legal counsel and our advisors and legal counsel in connection with the restructuring of our credit facility, and $1.3 million of these fees were paid to several consultants who advised on certain aspects of our Global Restructuring and Optimization Plan. In fiscal year 2002 and the six months ended March 29, 2002, we incurred $0.8 million of consulting fees related to our Global Restructuring and Optimization Plan; and

     (f) in the six and twelve months ended March 28, 2003, we recorded $1.1 million of legal and professional fees related to the transactions detailed in this proxy statement, the majority of which represented payments made by us to the advisors and legal counsel to the special committee.

(5) This management fee was paid for services rendered to Seminis by Savia and its employees. This management fee was discontinued effective October 1, 1998.

(6) We have ceased the amortization of goodwill due to our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" for fiscal year 2002.

(7) Net loss included an increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carryforwards. Net income included a decrease in income tax expense during fiscal year 2002 primarily related to a $5.9 million U.S. tax refund and the utilization of net operating loss carryforwards.

(8) Working capital and long-term debt as of March 28, 2003 reflect the reclassification of our existing credit facility as current debt due to its scheduled maturity of December 31, 2003.

(9) There was a deficiency of earnings to cover fixed charges for the years ended September 30, 1998, 1999, 2000, 2001 and 2002, and for the six months ended March 29, 2002 of $200.9 million, $7.0 million, $114.7 million, $124.8 million, $1.8 million, and $5.9 million, respectively. For purposes of calculating the earnings to fixed charges ratio, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges. Fixed charges consist of:

     - interest, whether expensed or capitalized;

     - amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

     - one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

(10) "EBITDA" is defined as net income (loss) before income tax expense (benefit), interest expense, net, depreciation and amortization and non-cash compensation charges. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present EBITDA because management believes that EBITDA could be useful for investors in assessing our operating performance. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by Seminis, is not necessarily comparable with similarly titled measures of other companies, because all companies do not calculate EBITDA in the same fashion. The table below presents a reconciliation from net income (loss) to EBITDA.

                                                                                                       TWELVE
                                                                                                       MONTHS
                                                                               SIX MONTHS ENDED         ENDED
                                      FISCAL YEAR ENDED SEPTEMBER 30,        ---------------------    MARCH 28
                                  ----------------------------------------   MARCH 29,   MARCH 28,   -----------
                                  1998    1999     2000     2001     2002      2002        2003         2003
                                  -----   -----   ------   -------   -----   ---------   ---------   -----------
                                                                                  (UNAUDITED)        (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
Net income (loss)...............  $ 6.8   $(4.4)  $(80.8)  $(134.5)  $16.1     $ 6.3       $12.3        $22.0
Income tax expense (benefit)....    3.4     2.5    (24.6)     40.0     2.5       7.5         4.1         (0.9)
Interest expense, net...........   27.1    41.9     33.4      39.1    27.7      14.1        14.9         28.6
Depreciation & amortization.....   31.3    46.9     50.1      45.1    32.5      16.0        15.4         31.9

Non-cash charges relating to
  restricted stock award plan
  (a)...........................     --      --       --       1.8     5.8       1.8          --          4.0
                                  -----   -----   ------   -------   -----     -----       -----        -----
EBITDA..........................  $68.6   $86.9   $(21.9)  $  (8.5)  $84.6     $45.7       $46.7        $85.6
                                  =====   =====   ======   =======   =====     =====       =====        =====

---------------

(a) See footnote (4)(b) above.

     Below is a table of certain significant items included in our historical operating results and their impact on EBITDA. These items are discussed in more detail in footnotes (2), (3), (4) and (5) above.

                                                                                                    TWELVE
                                                                                                    MONTHS
                                                                           SIX MONTHS ENDED          ENDED
                                  FISCAL YEAR ENDED SEPTEMBER 30,       -----------------------    MARCH 28,
                              ---------------------------------------   MARCH 29,     MARCH 28,   -----------
                              1998    1999     2000     2001    2002      2002          2003         2003
                              -----   -----   ------   ------   -----   ---------     ---------   -----------
                                                                              (UNAUDITED)         (UNAUDITED)
                                                           (DOLLARS IN MILLIONS)
Non-recurring inventory
  write-downs(a)............  $  --   $  --   $(18.4)  $(58.2)  $  --     $  --         $  --       $   --

Impairment related to
  investment in a
  subsidiary(c).............     --      --     (6.4)      --      --        --            --           --

Cash charges relating to
  restricted stock award
  plan(d)...................     --      --       --     (0.8)   (1.5)     (0.8)           --         (0.7)

Management fees(i)..........   (8.5)     --       --       --      --        --            --           --

Special breeder retention
  bonus payments(b).........     --    (4.0)    (2.1)      --      --        --            --           --

Severance charges(e)........     --      --    (14.0)   (12.0)     --        --          (4.4)        (4.4)

Facility consolidation
  costs(f)..................     --      --     (3.1)    (4.3)     --        --            --           --

Project-related professional
  and consulting fees(g)....     --      --     (2.0)    (3.3)   (0.8)     (0.8)           --           --

Transaction charges(h)......     --      --       --       --      --        --          (1.1)        (1.1)
                              -----   -----   ------   ------   -----     -----         -----       ------
  Total.....................  $(8.5)  $(4.0)  $(46.0)  $(78.6)  $(2.3)    $(1.6)        $(5.5)      $ (6.2)
                              =====   =====   ======   ======   =====     =====         =====       ======

---------------

(a) See footnote (2) above.

(b) See footnote (3) above.

(c) See footnote (4)(a) above.

(d) See footnote (4)(b) above.

(e) See footnote (4)(c) above.

(f) See footnote (4)(d) above.

(g) See footnote (4)(e) above.

(h) See footnote (4)(f) above.

(i) See footnote (5) above.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION


     Seminis' Class A common stock began trading on The Nasdaq National Market on June 30, 1999 and the initial public offering of Seminis' Class A common stock was completed on July 5, 1999. Shares of Seminis Class A common stock are traded under the symbol "SMNS." The following table sets forth, for the quarters ended March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001,
March 31, 2002, June 30, 2002, September 30, 2002, December 31, 2002, March 31,
2003, June 30, 2003 and the period ended August 7, 2003 the high and low prices as reported by The Nasdaq National Market:



QUARTER                                                        HIGH     LOW
-------                                                       ------   ------
January 1, 2001 through March 31, 2001......................    2.53     0.47

April 1, 2001 through June 30, 2001.........................    1.73     0.97

July 1, 2001 through September 30, 2001.....................    1.80     0.98

October 1, 2001 through December 31, 2001...................    1.49     1.01

January 1, 2002 through March 31, 2002......................    1.32     1.07

April 1, 2002 through June 30, 2002.........................    3.99     1.13

July 1, 2002 through September 30, 2002.....................    3.90     1.89

October 1, 2002 through December 31, 2002...................    3.21     2.35

January 1, 2003 through March 31, 2003......................    3.03     2.38

April 1, 2003 through June 30, 2003.........................    3.72     2.85

July 1, 2003 through August 7, 2003.........................    3.72     3.17



     As of August 7, 2003, there were 19,012,719 shares of Seminis Class A common stock outstanding with approximately 75 owners of record.



     There were also 45,142,508 shares of Seminis Class B common stock outstanding with approximately 14 owners of record as of August 7, 2003. Shares of Seminis Class B common stock are not traded on an exchange or in an over-the-counter market.



     The merger consideration of $3.78 per share represents a 16.3% premium over the $3.25 closing price of Seminis common stock on May 30, 2003, the last trading day before the public announcement of the merger agreement; an approximately 43.7% premium over $2.63 which is the 30-day average of closing prices of Seminis common stock during the period immediately preceding the public announcement of the transaction proposal; and an approximately 50.6% premium over the $2.51 closing price of Seminis common stock on December 13, 2002, the last trading day prior to the public announcement of the letter of intent relating to the transaction proposal. On August 7, 2003, the most recent practicable date before the printing of this document, the closing price of Seminis Class A common stock was $3.54.


YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR SEMINIS COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR SEMINIS COMMON STOCK.


     Following the merger, Seminis common stock will no longer be traded on The Nasdaq National Market and will not be eligible for listing or trading on any exchange or market system, and the registration of Seminis common stock under the Exchange Act will terminate.


     The merger agreement prohibits Seminis from declaring, setting aside or paying dividends or distributions until the effective date of the merger without the prior written consent of Seminis Acquisition and Fox Paine. Seminis has never paid a dividend on shares of Seminis common stock.

            INFORMATION REGARDING SEMINIS COMMON STOCK TRANSACTIONS

PURCHASES BY SEMINIS

     Seminis has not purchased any shares of its common stock during the past two years.


TRANSACTIONS BY SEMINIS ACQUISITION, SEMINIS MERGER CORP., MR. ROMO, SAVIA, MEXICAN SPC AND THE CONTINUING STOCKHOLDERS



     Except as set forth below, none of Seminis Acquisition, Seminis Merger Corp., Mr. Romo, Savia, Mexican SPC or any of the continuing stockholders has transacted in any shares of Seminis common stock during the past two years.



                                                             PURCHASE (P),
                                              DATE OF         SALE (S) OR          TYPE AND
NAME, BUSINESS ADDRESS                      TRANSACTION        AWARD (A)            AMOUNT
----------------------                    ----------------   -------------   --------------------
Alfonso Romo Garza......................  January 14, 2002         A         2,157,361 shares of
  Savia, S.A. de C.V.                                                        Seminis Class A
  Ave. Roble 565 Ote. Piso 4                                                 common stock
  Col. Valle del Campestre
  66265 Garza Garcia, N.L.
  Mexico
Gaspar Alvarez Martinez.................  January 14, 2002         A         36,103 shares of
  Seminis, Inc.                                                              Seminis Class A
  2700 Camino del Sol                                                        common stock
  Oxnard, California 93030-7967
Franco Campana..........................  January 14, 2002         A         13,208 shares of
  Seminis, Inc.                                                              Seminis Class A
  2700 Camino del Sol                                                        common stock
  Oxnard, California 93030-7967
                                          June 6, 2003             S         10,000 shares of
                                                                             Seminis Class A
                                                                             common stock
Bruno Ferrari...........................  January 14, 2002         A         308,194 shares of
  Seminis, Inc.                                                              Seminis Class A
  2700 Camino del Sol                                                        common stock
  Oxnard, California 93030-7967
Charles Edward Green....................  January 14, 2002         A         36,983 shares of
  Seminis, Inc.                                                              Seminis Class A
  2700 Camino del Sol                                                        common stock
  Oxnard, California 93030-7967
Jean Pierre Posa........................  January 14, 2002         A         22,014 shares of
  Seminis, Inc.                                                              Seminis Class A
  2700 Camino del Sol                                                        common stock
  Oxnard, California 93030-7967

SECURITIES TRANSACTIONS WITHIN 60 DAYS


     Other than as a result of the voting agreement, the following transactions with respect to Seminis common stock are the only securities transactions with respect to Seminis common stock effected during the 60 days prior to the date of this proxy statement by Savia, Seminis, Seminis Acquisition, Seminis Merger Corp., Mr. Romo, Mexican SPC, the continuing stockholders or any of their respective executive officers or directors:



                             DATE OF            AMOUNT OF
          NAME             TRANSACTION     SECURITIES INCLUDED   PRICE PER SHARE          DESCRIPTION
------------------------  --------------   -------------------   ---------------   -------------------------
Salvador Alanis Gracia..  June 18, 2003          45,000               $3.67        Sale of shares of Seminis
                                                                                   Class A common stock


For a detailed description of the Voting Agreement, see "The Voting Agreement."

              CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF SEMINIS

     The following persons are the executive officers and directors of Seminis as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his resignation or removal. Neither any of these persons nor Seminis has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The directors and executive officers of Seminis are citizens of the United States of America or the United Mexican States and can be reached c/o Seminis, 2700 Camino del Sol, Oxnard, California 93030-7967, telephone number 805-647-1572.


NAME                                        AGE                         POSITION
----                                        ---                         --------
Alfonso Romo Garza........................  52    Chairman of the Board of Directors, President and
                                                  Chief Executive Officer

Oscar Javier Velasco......................  48    Senior Vice President, Asia

Jose Manuel Madero Garza..................  35    Vice President, Supply -- Delivery Chain

Bruno Ferrari.............................  41    Executive Senior Vice President, Worldwide
                                                  Commercial

Gaspar Alvarez Martinez...................  48    Vice President Finance and Worldwide Corporate
                                                  Comptroller

Enrique Fernando Osorio Lopez.............  51    Vice President, Treasury and Investor Relations

Charles Edward Green......................  60    Senior Vice President Research and Development

Salvador Alanis Gracia....................  29    Vice President, Strategic Support

Franco Campana............................  42    Vice President North America Sales

Jean Pierre Posa..........................  49    Vice President South America Sales

Jorge Barrera Gutierrez...................  64    Secretary

Jose Manuel Garcia Garcia.................  51    Director

Bernardo Jimenez Barrera..................  50    Director

Dr. Peter Davis...........................  59    Director

Dr. Roger N. Beachy.......................  58    Director

Dr. Eli Shlifer...........................  72    Director

Frank J. Pipp.............................  78    Director

Christopher J. Steffen....................  61    Director

Adrian Rodriguez Macedo...................  53    Director

Mateo Mazal Beja..........................  52    Director, Vice President, Human Resources and
                                                  Information Technology

Eugenio Garza Herrera.....................  45    Director

William F. Kirk...........................  59    Director

Eugenio Najera Solorzano..................  56    Director



ALFONSO ROMO GARZA

     Alfonso Romo Garza has been the chairman of the Seminis board of directors since October 1995, chief executive officer of Seminis since January 1, 2000 and president since April 1, 2003. Mr. Romo has been chairman of the board of directors of Pulsar, a private holding company and an affiliate of Seminis, since 1984. Mr. Romo has also been the chairman of the board of directors and chief executive officer of Savia, a holding company and our majority stockholder, since 1988, and the chairman of the board of directors of Seguros Comercial America, S.A. de C.V. since 1989. Mr. Romo is also a director of Cementos Mexicanos, S.A. de C.V., a cement company, and Gruma S.A. de C.V., a corn flour and tortilla producer.

OSCAR JAVIER VELASCO

     Oscar Javier Velasco has been senior vice president, Asia since June 2001. Mr. Velasco was vice president Strategic Services from October 2000 to May 2001, and was vice president Non-Core Business Activities from April 1999 to October 2000. Prior to joining Seminis, Mr. Velasco served as vice president of Trade Marketing and Distribution of Cigarrera la Moderna, S.A. de C.V., a manufacturer and distributor of cigarettes, from 1993 to October 2000.

JOSE MANUEL MADERO GARZA

     Jose Manuel Madero Garza has been vice president, Supply-Delivery Chain since April 2003, and was vice president of Seminis from August 2002 to April 2003. Mr. Madero was managing director of Pastelerias Monterrey, a food services company, from April 2001 to August 2002. He was also in various management and project coordination positions for Pulsar since January 1997.

BRUNO FERRARI

     Bruno Ferrari has been executive senior vice president, Worldwide Commercial since March 2003, and was executive senior vice president, Europe, Middle East and Africa of Seminis from November 2000 until March 2003. Mr. Ferrari was senior vice president of Legal and Human Resources of Seminis from January 1997 until November 2000.

GASPAR ALVAREZ MARTINEZ

     Gaspar Alvarez Martinez has been vice president, Finance and Worldwide Corporate Comptroller since December 2000 and was worldwide finance director of Seminis from January 2000 to November 2000. Prior to joining Seminis, Mr. Alvarez served as a director of controlling and financial planning at Savia from 1997 to 1999 and finance general manager at Savia from 1995 to 1997.

ENRIQUE FERNANDO OSORIO LOPEZ

     Enrique Fernando Osorio Lopez has been vice president, Treasury and Investor Relations since April 2003 and was vice president, Treasury, Investor Relations and Information Technology of Seminis from July 2001 to April 2003. Previously, Mr. Osorio served as vice president, Treasury and Investor Relations at Savia from June 1994 to June 2001.

DR. CHARLES EDWARD GREEN

     Dr. Charles Edward Green has been senior vice president, Research and Development since November 1999. He previously directed new technology development at Seminis from 1996 to 1999.

SALVADOR ALANIS GRACIA

     Salvador Alanis Gracia has been vice president, Strategic Support since June 2001. Mr. Alanis joined Seminis in December 2000 working on strategic projects and served as senior director value capture planning and control from March 2001 to June 2001. From March 2000 to October 2000, Mr. Alanis was the corporate manager at Bionova, a biotechnology and fresh produce company that is a majority owned subsidiary of Savia. Mr. Alanis served in various business development positions at Savia from October 1996 to March 2000.

FRANCO CAMPANA

     Franco Campana has been vice president, North America sales since October 2000, and was director of North America sales for Petoseed, a Seminis brand, from March 1999 to October 2000. Mr. Campana served in various sales management positions with Petoseed from 1988 to March 1999.

JEAN PIERRE POSA

     Jean Pierre Posa has been vice president, South America sales since 1997. Mr. Posa served as General Manager Petoseed Chile from 1992 to 1997.

JORGE BARRERA GUTIERREZ

     Jorge Barrera Gutierrez has been secretary since February 2001. Mr. Barrera has been legal counselor of Savia since 1986.

JOSE MANUEL GARCIA GARCIA

     Jose Manuel Garcia Garcia has been a director since January 2001. He is also a director of Savia and was chief operating officer of Savia's Packaging Division from 1989 to 2001. Mr. Garcia has been the director of special development at Savia since 2001.

BERNARDO JIMENEZ BARRERA

     Bernardo Jimenez Barrera has been a director since October 1995. He has also been a director of Savia and chief financial officer of Savia since April 2000 and chairman of the board and chief executive officer of Bionova from October 1996 until November 2002.

DR. PETER DAVIS

     Dr. Peter Davis has been a director since October 1995. He is president of the Family Business Group Inc., a consulting firm specializing in strategy for closely-held corporations. He is also a member of the board of directors of Mendel Biotechnology Inc., a biotechnology company, Kosan Biosciences Inc., a biotechnology company, Lutron Electronics Inc., a manufacturer of dimmers and home automation and energy management systems, C.H. Werfen (Switzerland), a healthcare company, and CELSA S.A. (Spain), a wire rod and reinforcing bar production company. From 1994 to 2000, Dr. Davis served as an independent consultant on mergers, acquisitions and start-ups of biotech companies involved in human health and agriculture. From 1975 to 1993, Dr. Davis was a member of the faculty and staff of the Wharton School of the University of Pennsylvania. From 1980 to 1985, Dr. Davis was director of Wharton's Applied Research Center, and from 1985 to 1988, he served as Director of Executive Education.

DR. ROGER N. BEACHY

     Dr. Roger N. Beachy has been a director since May 2000. He has been the president and director of Donald Danforth Plant Science Center, a plant biology research center, since January 1999; has been an adjunct professor of the Department of Biology of the Peking University, Beijing, China since 1994; and was professor and Scripps Family Chair Head, Division of Plant Biology and Co-Director, International Laboratory for Tropical Agricultural Biotechnology, The Scripps Research Institute, La Jolla, California, from June 1991 to January 1999. Dr. Beachy is also a director of Midwest Bank Centre, a community bank in St. Louis, Missouri.

DR. ELI SHLIFER

     Dr. Eli Shlifer has been a director since January 1997. He is self employed and has been a consultant for Pulsar for more than five years. Dr. Shlifer is a director of Bionova.

FRANK J. PIPP

     Frank J. Pipp has been a director since December 1995. He is a former consultant and group vice president of Xerox Corporation and is currently a director of Advanced Hi-Tech, Inc., a printing solutions company, Optical Dynamics, Corp., an optical lens and equipment company, and Nypro, Inc., a manufacturer of plastic moldings.

CHRISTOPHER J. STEFFEN

     Christopher J. Steffen has been a director since January 1997. He has been a business consultant since December 1996 and he was the vice chairman and a director of Citicorp, N.A., predecessor to Citigroup, N.A. and its principal subsidiary, Citibank, N.A., from May 1993 to December 1996.

ADRIAN RODRIGUEZ MACEDO

     Adrian Rodriguez Macedo has been a director since January 2001. He has been the managing director of Monterrey Capital Partners, an investment fund, since September 2000 and the chairman of Vectodivisas, a money exchange office, since 1994.

MATEO MAZAL BEJA

     Mateo Mazal Beja has been vice president, Human Resources and Information Technology since April 2003. He has been a director since January 2002. He has also been a director of Savia since 1985; was the corporate director of marketing of Pulsar from 1995 to 2001; and was the corporate director of Marketing and Human Resources of Pulsar from 2001 to 2003.

EUGENIO GARZA HERRERA

     Eugenio Garza Herrera has been a director since August 2002. He is the chairman of the board of directors and chief executive officer of Xignux, a private group of companies specializing in manufacturing and distribution of electrical, automotive, metal works, chemical and food products. Mr. Garza is also chairman of the board of directors of Xignux Yazaki, Grupo Primex, Qualtia Alimentos (a joint venture with Sara Lee Corporation), Prolec-GE (a joint venture with General Electric Company) and Tisamatic Internacional (a joint venture with Auburn Foundry, Inc.). Mr. Garza also serves on the Board of Directors of ING Mexico, Grupo Lamosa, Grupo IMSA, the regional board of directors of Banco Nacional de Mexico (BANAMEX), the Instituto Tecnologico y de Estudios Superiores de Monterrey and the Universidad de Monterrey. He is also a member of Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council).

WILLIAM F. KIRK

     William F. Kirk has been a director since August 2002. He is a former group vice president, member of the chief executive officer's Strategy/Operating Committee and president of the Agricultural Enterprise of Dupont Co. Mr. Kirk is currently a director of Advanced Bionutrition Corporation, Doanes Agricultural Services and Longwood Gardens.

EUGENIO NAJERA SOLORZANO

     Eugenio Najera Solorzano has been a director since May 1998. Mr. Najera was the president and chief operating officer of Seminis from August 2000 through March 2003. Mr. Najera was in charge of new business development at Savia from August 1997 to July 2000. From November 1992 to September 1997, Mr. Najera was chief operating officer of Cigarrera La Moderna, S.A. de C.V., a manufacturer and distributor of cigarettes. Mr. Najera is a director of Savia.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth information regarding the beneficial ownership of Seminis common stock, as of August 7, 2003, by each of Seminis' directors, the chief executive officer, the president and chief operating officer and the other named executive officers, each person known to Seminis to own beneficially more than 5.0% of the outstanding shares of Seminis common stock, all directors and executive officers of Seminis as a group and certain other entities. This information is furnished in accordance with SEC regulations relating to any persons known by Seminis to be the beneficial owners of 5.0% or more of the outstanding shares of Seminis common stock. In preparing the following table, Seminis has relied on information filed by such persons with the SEC, and in some cases, other information provided to Seminis by such persons.


     The persons named in the table have sole voting and investment power with respect to all shares of Seminis common stock shown as beneficially owned by them.


                                                     CLASS A                   CLASS B                     TOTAL
                                                   COMMON STOCK              COMMON STOCK              COMMON STOCK
NAME AND ADDRESS OF                           ----------------------   ------------------------   -----------------------
BENEFICIAL OWNERS                              NUMBER     PERCENT(1)   NUMBER(2)     PERCENT(3)     NUMBER     PERCENT(4)
-------------------                           ---------   ----------   ----------    ----------   ----------   ----------
DIRECTORS
Alfonso Romo Garza(5).......................     42,000(6)       *     40,615,619(6)    90.0      40,657,619      63.3
Eugenio Najera Solorzano(5).................  1,417,175       7.5              --         --       1,417,175       2.2
Bernardo Jimenez Barrera(5).................      8,000         *              --         --           8,000         *
Mateo Mazal Beja(5).........................     53,000         *              --         --          53,000         *
Dr. Roger Beachy(5).........................         --        --              --         --              --        --
Dr. Peter Davis(5)..........................      3,000         *              --         --           3,000         *
Jose Manuel Garcia Garcia(5)................         --        --              --         --              --        --
Eugenio Garza Herrera.......................         --        --              --         --              --        --
William F. Kirk.............................         --        --              --         --              --        --
Adrian Rodriguez Macedo(5)..................     31,875         *              --         --          31,875         *
Frank J. Pipp(5)............................      8,000         *              --         --           8,000         *
Dr. Eli Shlifer(5)..........................      6,900         *              --         --           6,900         *
Christopher J. Steffen(5)...................      5,000         *              --         --           5,000         *
NAMED EXECUTIVE OFFICERS (NOT DIRECTORS)
Bruno Ferrari(7)............................    309,194       1.6                                    309,194         *
Oscar Velasco(7)............................    228,944       1.2              --         --         228,944         *
Gaspar Alvarez Martinez(7)..................     40,103         *              --         --          40,103         *
All directors and executive officers of
  Seminis as a group (22 persons)...........  2,266,396      11.9      40,615,619       90.0      42,882,015(8)    66.8
CERTAIN BENEFICIAL OWNERS
Savia, S.A. de C.V. ........................         --        --      40,615,619(6)    90.0      40,615,619      63.3
  Ave. Roble 565 Ote. Piso 4
  Col. Valle del Campestre
  Garza Garcia, N.L. 66220
  Mexico
Seminis Acquisition LLC.....................         --        --              --         --              --        --
  Ave. Roble 565 Ote. Piso 4
  Col. Valle del Campestre
  Garza Garcia, N.L. 66220
  Mexico
Seminis Merger Corp. .......................         --        --              --         --              --        --
  Ave. Roble 565 Ote. Piso 4
  Col. Valle del Campestre
  Garza Garcia, N.L. 66220
  Mexico

                                                     CLASS A                   CLASS B                     TOTAL
                                                   COMMON STOCK              COMMON STOCK              COMMON STOCK
NAME AND ADDRESS OF                           ----------------------   ------------------------   -----------------------
BENEFICIAL OWNERS                              NUMBER     PERCENT(1)   NUMBER(2)     PERCENT(3)     NUMBER     PERCENT(4)
-------------------                           ---------   ----------   ----------    ----------   ----------   ----------
Conjunto Administrativo Integral,
  S.A. de C.V..............................   42,000         *              --          *          42,000         *
  Rio Sena # 500 Pte.
  Col. del Valle
  Garza Garcia, N.L. 66220
  Mexico
Emprima, S.A. de C.V. ......................         --        --              --         --              --        --
  Rio Sena # 500 Pte.
  Col. del Valle
  Garza Garcia, N.L. 66220
  Mexico
Park Financial Group Ltd. ..................  1,000,000       5.3              --         --       1,000,000       1.6
  5956 Sherry Lane
  Suite 725
  Dallas, Texas 75225
Banca Afirme, S.A., Institucion de Banca
Multiple, Afirme Grupo Financiero, as
trustee, under the Administration and
Payment Trust Number 167-5 (Fideicomiso
Irrevocable Administracion y Pago Numero
167-5)......................................  2,157,361      11.3       2,207,896        4.9       4,365,257       6.8
  Ave. Hidalgo 234 Pte.
  Piso 4, Zona Centro,
  Monterrey, N.L. 64000
  Mexico


---------------

 *  Represents less than 1.0%.


(1) Based on 19,012,719 shares of Seminis Class A common stock outstanding.


(2) Shares of Seminis Class B common stock are convertible into shares of Seminis Class A common stock on a one for one basis, vote together with the shares of Seminis Class A common stock and have three votes per share.

(3) Based on 45,142,508 shares of Seminis Class B common stock outstanding.

(4) The calculation of percentage beneficial ownership of shares of Seminis Class A common stock and shares of Seminis Class B common stock, together, is based upon an aggregate of 64,155,227 shares of Seminis Class A common stock and Seminis Class B common stock outstanding.


(5) Does not include the following number of shares of Seminis common stock that may be purchased upon the exercise of options that are exercisable within 60 days of August 7, 2003: Mr. Romo, 263,179; Mr. Najera, 136,433; Mr. Mazal, 3,750; Mr. Jimenez, 10,500; Dr. Beachy, 8,250; Mr. Davis, 10,500; Mr.
    Garcia, 6,750; Mr. Rodriguez, 6,750; Mr. Pipp, 10,500; Mr. Shlifer, 10,500;
    and Mr. Steffen, 10,500.



(6) The number of shares of Seminis Class A common stock and Seminis Class B common stock beneficially owned by Mr. Romo includes shares beneficially owned by Savia and CAI. The number of shares beneficially owned by Savia includes shares beneficially owned by entities controlled by Savia as well as shares directly owned by Savia.



(7) Does not include the following number of shares of Seminis common stock that may be purchased upon the exercise of options that are exercisable within 60 days of August 7, 2003: Mr. Ferrari, 127,376; Mr. Velasco, 69,086; and Mr. Alvarez, 45,785.



(8) Does not include 956,308 shares of Seminis common stock that may be purchased upon the exercise of options owned by all directors and executive officers as a group that are exercisable within 60 days of August 7, 2003.

                 INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

SEMINIS ACQUISITION LLC


     Seminis Acquisition LLC, a Delaware limited liability company, is based in Mexico and was organized for the principal purpose of completing the merger. Immediately prior to the closing of the merger, Savia and the continuing stockholders will own 100% of Seminis Acquisition LLC, the parent of Seminis Merger Corp. Seminis Acquisition will be managed by Savia. Savia is the sole member of Seminis Acquisition. The authorized officers of Seminis Acquisition are Bernardo Jimenez Barrera, Heriberto Muzza Cavazos and Alejandro Sanchez Mujica. The principal executive office for Seminis Acquisition and its authorized officers is located at Ave. Roble 565 Ote. Piso 4, Col. Valle del Campestre, 66265, Garza Garcia, N.L., Mexico. The business telephone number for Seminis Acquisition and its authorized officers is (52)(81)8173-5500.


SEMINIS MERGER CORP.


     Seminis Merger Corp., a Delaware corporation, is based in Mexico and was organized for the principal purpose of completing the merger. Seminis Merger Corp. is wholly owned by Seminis Acquisition. The directors of Seminis Merger Corp. are Bernardo Jimenez Barrera, Heriberto Muzza Cavazos and Alejandro Sanchez Mujica. The executive officers of Seminis Merger Corp. are Bernardo Jimenez Barrera, president; Heriberto Muzza Cavazos, vice president and treasurer and Alejandro Sanchez Mujica, vice president and treasurer. The principal executive office for Seminis Merger Corp. and its directors and executive officers is located at Ave. Roble 565 Ote. Piso 4, Col. Valle del Campestre, 66265, Garza Garcia, N.L., Mexico. The business telephone number for Seminis Merger Corp. and its executive officers and directors is
(52)(81)8173-5500.


SAVIA


     Savia, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the United Mexican States, is the majority stockholder of Seminis. Savia currently owns 40,615,619 shares of Seminis Class B common stock and shares of Seminis Class C preferred stock convertible into 37,669,480 shares of Seminis Class A common stock. Mr. Romo is the indirect controlling shareholder of Savia. The executive officers of Savia are Alfonso Romo Garza, chief executive officer and Bernardo Jimenez Barrera, chief financial officer. The proprietary directors of Savia are Alfonso Romo Garza, Alejandro Garza Laguera, Juan Romero Huxley, Pablo Escandon Cusi, David Noel Ramirez Padilla, Bernardo Jimenez Barrera, Ruben Martinez Donde and Eugenio Najera Solorzano. The alternate directors of Savia are Mateo Mazal Beja, Alejandro Garza Rangel, Mariano Cobos Valencia, Alejandro Perez Elizondo, Jose Manuel Garcia Garcia, Adrian Paez Martinez and Gustavo Romo Garza. The principal executive office for Savia and its executive officers and directors is located at Ave. Roble 565 Ote. Piso 4, Col. Valle del Campestre, 66265, Garza Garcia, N.L., Mexico. The business telephone number for Savia and its executive officers and directors is
(52)(81)8173-5500.


CONTINUING STOCKHOLDERS

     The ARG Trust, CAI, Park and Messrs. Alvarez, Campana, Green, Ferrari, Maiz, Mazal, Posa, Jimenez Barrera and Rodriguez currently hold shares of Seminis common stock and (other than the ARG Trust) will continue to own the same number of shares of Seminis common stock following the merger and related transactions. Following the merger, Emprima will acquire the 4,364,257 shares of Seminis common stock initially distributed by Seminis Acquisition to the ARG Trust. The ARG Trust, CAI, Park and Emprima are affiliates of Mr. Romo. Listed below is additional information with respect to the continuing stockholders:

     Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable Administracion y Pago Numero 167-5) is a trust formed under the laws of the United Mexican States. The ARG Trust is for the benefit of Mr. Romo and his creditors. Mr. Romo has the right to appoint the technical committee of the ARG Trust, which directs the trustee as to the voting of the shares of Seminis common stock and the investment or disposition of assets in the trust. Its principal executive office is located at Ave. Hidalgo 234 Pte.Piso 4, Zona Centro, Monterrey, N.L. 64000, Mexico. Its business telephone number is (52)(81) 8380-7536.



     Conjunto Administrativo Integral, S.A. de C.V. is a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States. CAI is a holding company that is wholly owned by Mr. Romo (other than a qualifying share). Its principal executive office is located at Rio Sena #500 Pte., Colonia Del Valle, Garza Garcia, N.L., 66220 Mexico. The business telephone number for CAI and its directors is (52)(81) 8173-5500. The following individuals are members of the board of directors:


     - Carlos Gerardo Mahuad Mendez is the chairman of CAI. Mr. Mahuad has been the corporate comptroller of Savia since 2001 and was the corporate comptroller of Pulsar from 1998 until 2001.

     - Rolando Sergio Herrera Chaidez is a director of CAI. Mr. Herrera has been the comptroller of Pulsar since 1998.

Messrs. Mahuad and Herrera are citizens of the United Mexican States.


     Park Financial Group Ltd. is a British Virgin Islands international business company. Park is an investment company. Although Mr. Romo has no current direct or indirect economic interest in Park, Mr. Romo has the ability to direct the policy and management of Park, including with respect to its shares of Seminis common stock. Its principal executive office is located at 5956 Sherry Lane, Suite 725, Dallas, Texas 75225. The business telephone number for Park is (972) 386-5563. Tortola Corporation Company Limited is the sole director of Park and an independent company that provides corporate director services. B.V.I. Corporation Company, Limited, an independent company that provides corporate services for British Virgin Islands companies, is the secretary and Helene S. Cohen is the assistant secretary of Park. For the past five years, Ms. Cohen has been an attorney in Dallas, Texas at the law office of Helene S. Cohen. Ms. Cohen is a citizen of the United States. Tortola Corporation Company Limited and B.V.I. Corporation Company, Limited are international companies registered in the British Virgin Islands.



     Emprima, S.A. de C.V. is a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States. Emprima is a holding company that is wholly owned by CAI (other than a qualifying share). Its principal executive office is located at Rio Sena #500 Pte., Colonia Del Valle, Garza Garcia, N.L., 66220 Mexico. The business telephone number for Emprima and its directors is (52)(81) 8173-5500. The following individuals are members of the board of directors:


     - Carlos Gerardo Mahuad Mendez is the chairman of Emprima. Mr. Mahuad has been the corporate comptroller of Savia since 2001 and was the corporate comptroller of Pulsar from 1998 until 2001.

     - Rolando Sergio Herrera Chaidez is a director of Emprima. Mr. Herrera has been the comptroller of Pulsar since 1998.

     - Patricio Gerardo Sada Garza is a director of Emprima. Mr. Sada has been the housing director of Desarrollo Inmobiliano Omega, S.A. de C.V., a real estate company and an affiliate of Savia, for the past five years.

     - Alejandro Perez Elizondo is a director of Emprima. Mr. Perez has been the president of Dextra Technologies, S.A. de C.V., a software company, for the past five years.

Messrs. Mahuad, Herrera, Sada and Perez are citizens of the United Mexican
States.


     Luis Alberto Maiz Martinez has been the director of Getza, S.A. de C.V. since July 1997. Getza's principal business is the marketing and production of silver goods. Mr. Maiz has also been a director of Proexcelencia del Deporte, A.C., a non-profit athlete promotion company, and the president of the Organizing Committee of Hipico La Silla since July 2001. Mr. Maiz has been the president of the Club Hipico Monterrey, A.C. since April 2002. His business address is Libertad 218 Pte., Interior 1, Col. Centro, Garza Garcia, N.L., 66230 Mexico. Mr. Maiz was the director of Casa de Plata, S.A. de C.V., a silver goods retail company, from July 1998 through May 2002. His business telephone numbers are (52) (81) 8338-0161 and (52) (81) 8338-5623.

     For additional information regarding the continuing stockholders, see "Current Executive Officers and Directors of Seminis."

MEXICAN SPC

     Desarrollo Consolidado de Negocios, S.A. de C.V. is a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States. Mexican SPC is a holding company. Its principal executive office is located at Rio Amacuzac 1201 Ote., Col. Valle Ote., Garza Garcia, Nuevo Leon 66269 Mexico. The business telephone number for Mexican SPC is (52) (81) 8363-1084. Following the Savia and related affiliate restructurings, Emprima and Mr. Gustavo Romo Garza, Alfonso Romo Garza's brother, will own all of the equity interests in Mexican SPC. For more information regarding Savia and the related affiliate restructurings, see "Special Factors -- Savia and Related Affiliate Restructurings."

     Mr. Gustavo Romo is the sole director of Mexican SPC. For the past five years Mr. Romo has been the general director of the real estate and construction division of Savia and Pulsar. Mr. Romo has also been a director of Savia, Contec Mexicana, S.A. de C.V., a construction materials company, Desarollo Inmobiliano Omega, S.A. de C.V., FIRMA Desarrollo Inmobiliario, S.A. de C.V., a real estate development company and CIV Pulte, S. de R.L. de C.V., a real estate development company, for the past five years.

FOX PAINE

     Fox Paine Seminis Holdings, LLC is a Delaware limited liability company formed by Fox Paine & Company, LLC to acquire shares of Seminis common stock following the merger. Fox Paine & Company, LLC manages investment funds providing equity capital for corporate acquisitions, company expansion and growth programs and management buyouts.

     Fox Paine may permit institutional investors and funds managed by Fox Paine, as well as entities providing financing for the transaction, to purchase a portion of the equity of Seminis that would otherwise be purchased by Fox Paine in the transactions described in this proxy statement. These investors are expected to pay the same price per share as Fox Paine for their shares of Seminis common stock.

CRIMINAL PROCEEDINGS AND INJUNCTIONS OR PROHIBITIONS INVOLVING SECURITIES LAWS

     None of Seminis, Seminis Acquisition, Seminis Merger Corp., Savia, Mexican SPC, Mr. Romo or the continuing stockholders or their executive officers or directors has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) during the past five years.

     None of Seminis, Seminis Acquisition, Seminis Merger Corp., Savia, Mexican SPC, Mr. Romo or the continuing stockholders or their executive officers or directors has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     Other than as set forth in this proxy statement, during the past two years, none of Seminis Acquisition, Seminis Merger Corp., Savia, Mexican SPC, Mr. Romo or the continuing stockholders has been involved in a transaction with Seminis in which the aggregate value of the transaction exceeds more than 1.0% of Seminis' consolidated revenues during the fiscal year when the transaction occurred. Except as described more fully under "Special Factors -- Background of the Merger and Related Transactions," there have not been any negotiations, transactions or material contacts during the past two years between Seminis or any of its subsidiaries, on the one hand, and Seminis Acquisition, Seminis Merger Corp., Savia, Mexican SPC, Mr. Romo or the continuing stockholders, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Seminis' securities, election of Seminis' directors or sale or other transfer of a material amount of Seminis' assets. Except for the merger agreement, as described more fully under "The Merger Agreement," the voting agreement, as described more fully under "The

Voting Agreement," the amended and restated exchange agreement as described more fully under "Special Factors -- Structure of the Transaction," the contribution agreement, as described more fully under "The Contribution Agreement," and the stock purchase agreement, as described more fully under "The Stock Purchase Agreement," there have been no agreements involving Seminis common stock effected by Seminis Acquisition, Seminis Merger Corp., Savia, Mexican SPC or the continuing stockholders.

     Pursuant to the terms of an employment agreement with Seminis, Mr. Romo currently receives annual compensation in the amount of $800,000. Mr. Romo received a grant of 2,392,153 restricted shares of Seminis common stock pursuant to the Seminis, Inc. Restricted Stock Plan of 2001. Of the 2,392,153 restricted shares, 2,157,361 shares have vested and the restrictions on these shares have lapsed. The remainder of the restricted shares have been returned to Seminis. In August 2001, Mr. Romo received options to purchase 96,000 shares of Seminis common stock. The options have a per share exercise price of $1.18. In April 2002, Mr. Romo received options to purchase 460,715 shares of Seminis common stock. The options have a per share exercise price of $1.18.

     For a description of the interests of the Seminis officers and directors in the merger that are different from or in addition to your interests as a stockholder generally see "Special Factors -- Interests of Certain Persons in the Merger and Related Transactions."

COUNTRY OF CITIZENSHIP

     Messrs. Alvarez, Ferrari, Maiz, Mazal, Jimenez and Rodriguez are citizens of the United Mexican States. Messrs. Campana, Green and Posa are citizens of the United States of America.

                          SEMINIS BUSINESS DESCRIPTION

COMPANY OVERVIEW


     Seminis, Inc. ("Seminis," the "Company," "we," "us" or "our") is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. We produce more than 60 species and 4,000 vegetable and fruit seed products (which do not include tree and citrus fruits). We market our seeds through four full-line brands -- Seminis, Asgrow, Petoseed and Royal Sluis -- and five specialty and regional brands. Our 2002 net seed sales represented approximately 19% of the estimated $2.3 billion worldwide market for vegetable and fruit seeds (excluding tree and citrus fruits) in 2002.


     Since our formation in 1994, we have built a global presence through a series of 10 acquisitions. Through these acquisitions, we were able to gain access to or ownership of key technologies, patents and collections of accumulated plant characteristics to add developed and proven products to our portfolio and to enter new and established markets.


     We use seeds as the delivery vehicle for innovative agricultural technology. We develop seeds designed to reduce the need for chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and provide better nutritional value for consumers. We have what we believe is the largest vegetable and fruit germplasm bank in the world. Our germplasm bank contains the genetic information contained in our seeds that captures the characteristics of vegetables and fruits grown from these seeds. This accumulated bank of seed characteristics is our key strategic asset and has been developed through decades of cross-breeding to produce seeds known as hybrids, that yield plants with enhanced characteristics.



     We are creating the foundation to capture value from all participants in the vegetable and fruit production and distribution chain: growers; distributors; processors; and retailers. Our strategy is to capture value by marketing premium-priced seeds with quantifiable benefits and superior traits directly to the parties along the distribution chain who are able to derive the most value from these seeds. This value creation and capture strategy, from grower to processor, has been successfully implemented by others in the field crop industry, in crops such as corn, soy and cotton. In April 2001, we became the first vegetable and fruit seed provider to employ this value capture strategy at the grower level through increased prices for our seeds.


     We have established a worldwide presence and global distribution system. We market seeds in over 150 countries, have 48 research and development facilities in 17 countries and territories and production sites in over 25 countries. Our worldwide presence allows us to remain close to local markets around the world, adapt our products to distinct, local microclimates and meet the preferences of local consumers.

     We were incorporated in 1999 under Delaware law and we are the successor to an Illinois corporation, Seminis, Inc., organized in 1994. Our principal executive offices are located at 2700 Camino del Sol, Oxnard, CA 93030-7967, telephone (805) 647-1572. Our internet address is www.seminis.com.

INDUSTRY OVERVIEW

  GLOBAL DEMAND


     We believe a fundamental driver of the increase in demand for vegetables and fruits is global population growth. The United Nations projects that the world population will increase from 6.1 billion people in 2000 to 7.2 billion people in 2015. In developing countries, which will experience much of the growth, vegetable and fruit consumption increased 228% from 1980 to 2001. During the same period, worldwide consumption of vegetables and fruits increased 138%. As the global demand for vegetables and fruits increases, the demand for seeds to grow these crops is expected to increase as well. Worldwide vegetable seed revenues are projected to grow at a 4.8% compounded annual growth rate from 2002 through 2006.


     The health and nutritional benefits that fruits and vegetables offer further drive the demand for these products. Vegetables and fruits are valuable in meeting basic nutritional needs and in preventing disease. Vegetables and fruits have very little fat, are low in calories and contain vitamins and other nutritional components. It is believed that diets high in vegetables and fruits can protect against the risk of cardiovascular disease, stroke, diabetes, iron-deficiency anemia and cataracts and significantly reduce the risk of cancer. Vegetable and fruit consumption has grown at a 4.2% compounded annual growth rate from 1980 to 2001, and we expect the demand for vegetables and fruits to continue to increase as consumers become more concerned with their own health and aware of the health and nutritional benefits of vegetables and fruits.


  HYBRIDIZATION

     The development of seed crops takes place in several steps. The process begins with trait selection, or the procedure of choosing plants which bear desirable characteristics such as high yield, nutritional content, flavor, size or natural resistance to a certain disease. Trait selection requires an extensive pool of germplasm and significant research and development.


     Seed companies produce both hybrid and open-pollinated seed. Open-pollinated seeds are pollinated by natural means and produce progeny with no significant genetic variation. These types of seeds maintain traits indigenous to a specific parent line. In contrast, hybrid seeds are the first generation progeny of two genetically different parent lines. The progeny of hybrid seeds possess genetic characteristics of the parent lines and also contain enhanced performance characteristics superior to the parent lines, such as longer shelf life, better taste, and disease resistance. Second generation seed produced by a hybrid, however, does not inherit the enhanced performance characteristics of its hybrid parent. Therefore, hybrid crop growers generally purchase their seasonal seed requirements from seed companies in order to maintain the benefits of hybridization. In fiscal year 2002, 80% of our net seed sales were hybrid seeds.


     Because growers can realize increased yields and enhanced performance from hybrid seeds and because seed companies are the only source of hybrid seeds, seed companies can demand a premium for the hybrid seeds they produce. Virtually all vegetable seeds planted in the United States and Europe are hybrids. Moreover, developing countries are beginning to recognize the value of hybrids (high yields and disease resistance) and are beginning to plant hybrid seed as opposed to open-pollinated seeds.

  NEW OPPORTUNITIES

     In addition to an overall increase in the demand for vegetables and fruits, we believe there will be an increase in demand for hybrid seeds for which growers will pay a substantially higher price. The increase in demand for hybrid seeds will come from the increasing number of benefits that can be obtained through hybridization. These benefits include higher yields per acre, greater uniformity, greater resistance to pests, diseases and environmental conditions and improved quality, flavor and nutrition. All participants within the production and distribution chain, including growers, distributors, processors, and retailers, will drive demand for hybrid seeds.

     Growers: As the amount of arable land in the world decreases and the demand for vegetables and fruits increases, we believe growers will pay a premium for seeds that increase productivity. The vegetable and fruit growers' input-intensive cost structure makes growers particularly receptive to new products like hybrid seeds, which reduce input costs such as fertilizer, pesticides, and labor and improve the economics of growing vegetables and fruits.

     Distributors: In the production process, products move from the grower to the packer/shipper to the distributor and to the retailer, or products move directly from the grower to the processor. Costs are added at each stage in the chain, reflecting both profit margin and product shrinkage due primarily to spoilage. Reducing spoilage presents a clear opportunity for seed companies to achieve premium pricing. Through traditional breeding and biotechnology, we have developed new seed varieties with enhanced shelf life characteristics. Because these product enhancements can increase profitability at each step in the distribution chain, all distribution chain participants drive demand for these products.


     Processors: Vegetable and fruit processors freeze, dehydrate, make into paste or can fresh vegetables and fruits into shelf-stable containers. Processors either produce their own vegetables and fruits or contract for their production with growers. A large portion of the costs associated with processing fresh vegetables and fruits is the vegetable and fruit itself and the energy costs to freeze or heat the vegetable or fruit or to evaporate water. During processing, flavor components can be lost or inactivated. Accordingly, developing varieties of vegetable and fruit seeds with higher yields that reduce processing time while maintaining flavor components are important objectives for seed companies.

     Retailers: Direct consumption of vegetables and fruits by the end-consumer in the form that the farmer produces them facilitates premium pricing for higher quality products. Consequently, retailers continuously seek new vegetable and fruit products with desirable consumer qualities, including enhanced color, texture, sweetness, taste and nutritional benefits, which may command a premium price on the grocery store shelf.

  INDUSTRY COMPLEXITIES


     In order to develop products in the seed industry, companies need to have access to a broad germplasm bank as well as adequate capital to develop products over long periods of time. The development of a broad germplasm bank requires the accumulation of genetic materials over a period of years. Germplasm is scarce, expensive and must be refined to properly serve different markets. Furthermore, development cycles can last five to 12 years prior to launching a product. Seed companies invest a considerable amount of capital in research and development to maintain a full product pipeline. Additional complexities in the seed industry include the need for global distribution, the difficulty of building established brands and the inability to achieve economies of scale in mass production.


COMPETITIVE STRENGTHS

  LEADING MARKET POSITION

     We are a leader in vegetable and fruit seed sales in the United States, Canada, Europe, Latin America, the Middle East and South Korea. In 2001 and 2002, we believe we held a leading position in many of the regional markets for the following products: fresh market tomatoes; beans; onions; watermelons; cucumbers; radishes; sweet peppers; lettuce; cabbage; spinach; cauliflower; squash; and peas.

  STRENGTH OF GERMPLASM BANK

     We own what we believe is the largest vegetable and fruit germplasm bank in the world. We view our germplasm bank as our key strategic asset. Germplasm is the genetic information contained in our seeds that captures the characteristics of vegetables and fruits, including: (i) input traits, such as resistance to pests and adverse weather conditions; (ii) system traits, such as long shelf life, reduced spoilage and enhanced processing capability; and (iii) output traits, such as crop yield, color, texture, flavor, ready-to-eat convenience and nutrition. We view the combination of our germplasm bank and our research and development capabilities as a competitive advantage in developing and marketing better products.

  GLOBAL PRESENCE AND WORLDWIDE DISTRIBUTION

     Since our formation in 1994, we have built a global presence through a series of 10 acquisitions. Through these acquisitions, we gained access to key technologies, patents and germplasm collections, added developed and proven products to our portfolio and entered new and established markets. We believe that through economies of scale in our global production and distribution system, we will be able to leverage our brands and product lines to increase sales and streamline costs. We currently market over 4,000 varieties of vegetable and fruit seeds in over 150 countries with production sites in over 25 countries. By geographically diversifying our production facilities, we can schedule our planting on a year-round basis, maximize yield, reduce inventory requirements and better ensure adequate supplies of our products.

  STRENGTH IN RESEARCH AND DEVELOPMENT

     We conduct research and development activities in 48 locations throughout the world, including 16 in North America, 10 in Europe, two in the Middle East, four in South America and Central America and 16 in Asia. We have an extensive research and development staff with over 620 full-time employees. By diversifying our research and development geographically, we are able to take advantage of local breeding resources and many different microclimates. We are also better positioned to tailor our products to local tastes and preferences.

  BRAND STRENGTH AND LONG OPERATING HISTORY


     We market full lines of seeds under the Asgrow, Petoseed, Royal Sluis and Seminis brands. The Asgrow, Petoseed and Royal Sluis brands have each been in existence for over 50 years. We believe that Asgrow, Petoseed and Royal Sluis are well recognized in the industry and their markets for consistently developing and marketing high quality seeds for most major vegetable and fruit species. We also market seeds through five regional or specialty brands, which are targeted to respond to the demands of local markets. We believe that our brands rank among the leading brands worldwide in the vegetable and fruit seed markets.


  DIVERSE CUSTOMER BASE

     We have approximately 16,000 customers in over 150 countries and territories. No customer accounted for more than 3.0% of our net seed sales in fiscal year 2002. Our 10 largest customers accounted for approximately 14.0% of our net seed sales in fiscal year 2002. Our product portfolio is also diversified, with no variety accounting for more than 1.3% of our net seed sales in fiscal year 2002. Furthermore, our customer base is geographically diverse, with no region accounting for more than 38.3% of our net seed sales in fiscal year 2002.

  GROWING DEMAND FOR OUR PRODUCTS


     We believe that demand for our products will increase as the world population and health awareness grow. The United Nations projects that the world population will increase by 19% to 7.2 billion from 2000 to 2015. In addition, we believe that increased awareness of the nutritional benefits of vegetables and fruits will have a positive impact on the demand for our products. Vegetables and fruits are valuable in meeting basic nutritional needs and in preventing disease. We expect that the growing worldwide population and health awareness will drive continued growth in the vegetable and fruit market.


BUSINESS STRATEGY

     Our business strategy is to focus on the following key initiatives:

  MAINTAIN LEADERSHIP IN PRODUCT DEVELOPMENT


     We intend to continue to produce innovative and value-added products to increase revenues and improve cash flows. We plan to achieve this goal by leveraging our germplasm bank and our research and development capabilities to develop products that are profitable and that cater to local tastes and preferences. We intend to continue to develop products that will meet the demand for a growing population under the constraints of a declining amount of arable land. In fiscal year 2002, we launched over 80 new products.


  INCREASE REVENUES AND PROFITABILITY THROUGH VALUE CAPTURE

     The worldwide market for vegetable and fruit seeds (which excludes tree and citrus fruits) in 2002 was approximately $2.3 billion. We believe that the current worldwide market for vegetable and fruit seeds represents only a small percentage of the worldwide market for vegetable and fruit sales by farmers (farmgate). As part of our value capture strategy, in April 2001, we implemented a pricing strategy to maximize revenues and profitability and increase our percentage of farmgate revenues. This strategy includes identifying existing products that are under-priced based upon superior traits and quantifiable benefits to participants in the production and distribution chain and continuing to develop new products with these advanced traits and benefits.

  OPTIMIZE GLOBAL RESEARCH AND DEVELOPMENT


     In 2001, we focused on optimizing our global research and development organization by consolidating our research based on categories of breeding families. To implement this initiative, we eliminated product redundancies, aggregated and leveraged our previously decentralized global germplasm, developed a single product pipeline per market, enhanced regional and global teamwork, eliminated brand-based internal competition, and strengthened linkage to market opportunities by enhancing cross-functional collaboration within our company from the development of new products to the marketing of these products. These changes have enabled us to better align our research and development efforts with the needs of customers in our end markets and to implement our value capture strategy.


  ENHANCE SEED SUPPLY AND INVENTORY CONTROL MANAGEMENT

     Inventory surplus resulting from competition and market changes, shelf life expiration and overproduction represents an intrinsic risk in our business. In 1998, we began to design and implement proprietary systems and processes to minimize surpluses and shortages, including the development of an in-house forecasting tool which we have implemented at the salesperson level. Over the next several years we continued this design and implementation effort. In 2002, we initiated a seed supply management program in order to minimize both stock-outs and inventory surplus, and to optimize the location of world production based on quality, time, cost, and volume. We have also hired inventory risk managers and a forecast accuracy team to ensure that our sales and production forces meet their seed supply management objectives. We believe these new tools and procedures have helped to reduce the forecasting volatility inherent in our business and will minimize the level of normalized annual inventory write-offs.

  LEVERAGE OUR GLOBAL PRODUCTION AND DISTRIBUTION SYSTEM

     Because we grow and produce seeds all over the world, our portfolio of production facilities and growers reduces the effects of adverse weather conditions in a geographic region. We have the ability to shift production to utilize different seasons/climates throughout the world to accelerate product development.


     Our global distribution system enables us to learn about and understand distinct farming communities throughout the world. This knowledge allows us to monitor and understand the local markets and to develop products on a global basis for local preferences. We will continue to gather market information for new product development and expand our distribution system into new markets.


PRODUCTS

  BRANDS

     Through our customer-focused, brand strategy, we provide choices to growers with respect to product, price, promotion and service. We also provide information to enable growers to anticipate changes in consumer trends rather than reacting to them. We have four full-line brands, Asgrow, Petoseed, Royal Sluis and Seminis, each with its own identity and positioning. Each of Asgrow, Petoseed and Royal Sluis features important products in different regions and market segments, establishing highly valued brand identity, which we leverage through the introduction of new products. In North and Central America, we are marketing Asgrow, Petoseed and Royal Sluis under the Seminis brand. We also market seeds through regional and specialty brands, which are targeted to respond to local market needs. These needs are driven by dietary preferences, desire for local products, specialized farm growing practices and local environmental and climatic conditions. We believe that our brands rank among the leading brands worldwide in the vegetable and fruit seed market.

     The table below summarizes each of our brands in fiscal year 2002:

                                                                                           PERCENTAGE OF
                                                                                            FISCAL YEAR
                                                                                           2002 NET SEED
                                      DATE OF                                                  SALES
BRAND                               ACQUISITION   PRINCIPAL PRODUCTS   PRINCIPAL REGIONS      BY BRAND
-----                               -----------   ------------------   -----------------   --------------
Asgrow & Bruinsma*................     1994       Lettuce, peas,       North America,           33.6
                                                  beans, carrots,      Central America,
                                                  onions, glass        Northern and
                                                  house cucumber,      Southern Europe
                                                  pepper and tomato
Petoseed & California*............     1995       Tomato, pepper,      North America,           35.9
                                                  melon, squash,       Central America,
                                                  onion and cucumber   South America,
                                                                       Southern Europe
                                                                       and Middle East
Royal Sluis*......................     1995       Broccoli, cabbage,   Europe and Middle        18.0
                                                  cauliflower,         East
                                                  leeks, lettuce,
                                                  spinach and bean
Horticeres........................     1998       Lettuce, okra,       Brazil                     --
                                                  tomato and
                                                  tropical
                                                  cauliflower
Hungnong & Choong Ang.............     1998       Watermelon,          South Korea              10.0
                                                  Chinese cabbage,
                                                  hot peppers and
                                                  oriental radishes
Other non-branded sales...........                                                               2.5
                                                                                               -----
Total.............................                                                            100.0%
                                                                                               =====

---------------

* This includes seeds that are now being sold under the Seminis brand that had been previously sold under the Asgrow, Petoseed and Royal Sluis brands, respectively.

     We reinforce the market positions of our brands and products through strategic planning, pricing and communications. We believe that strong brands provide an advantage in the marketplace when introducing new varieties. The reputation, reliability and trust associated with our existing brands can lend credibility to representations made regarding new products sold under these brand names.

     Over the last year, we have reviewed our regional brand strategy in order to leverage our brand recognition and reputation, while optimizing our infrastructure in sales teams and breeding programs. This review resulted in the following:

     - rationalization of our product portfolio from over 6,000 varieties to just over 4,000,

     - consolidation of sales teams around the world to meet market needs, and


     - establishment of teams of breeders focused on specialized lines of products and elimination of breeder redundancies in target markets.


These changes have enabled us to continue to provide new products that are responsive to market opportunities in a manner that leverages existing brand identity.

  PRODUCTS

     We currently market approximately 4,000 varieties of seeds within 60 species. In fiscal year 2002, we produced approximately 80.0% hybrid seed and 20.0% open-pollinated seed. The table below summarizes our 2002 net seed sales by product family:

               FISCAL YEAR 2002 NET SEED SALES BY PRODUCT FAMILY

                                                                PERCENTAGE OF
                                                               FISCAL YEAR 2002
PRODUCT FAMILY                                                  NET SEED SALES
--------------                                                 ----------------
Solanaceous (tomato, pepper, eggplant, okra)................         30.0%
Cucurbits (melon, cucumber, pumpkin, squash)................         23.2
Large Seed (beans, peas, sweet corn)........................         15.0
Brassica (broccoli, brussel sprouts, cabbage, cauliflower,
  bok choy, Chinese cabbage)................................         11.8
Root and Bulb (onion, leek, beet, carrot, radish)...........         10.6
Leafy and Other (lettuce, spinach, celery)..................          9.4
                                                                    -----
  Total.....................................................        100.0%
                                                                    =====

     The following are several examples of our strongest performing products:

     - Hybrid Hot Pepper (North and Central America) - Represented 1.3% of our net seed sales in fiscal year 2002 ($5.5 million). This product is attractive to growers because of its resistance to disease and propensity for higher yield and size uniformity.

     - Hybrid Broccoli (North and Central America and Southern Europe - Represented 1.2% of our net seed sales in fiscal year 2002 ($5.2 million). This product is attractive to growers because of its propensity for higher yield and size uniformity.

     - Hybrid Tomato, Fresh Market (Northern and Eastern Europe, Middle East and Africa) - Represented 1.1% of our net seed sales in fiscal year 2002 ($4.6 million). This product is attractive to growers because of its resistance to disease and propensity for higher yield.

  SALES AND MARKETING

     We sell our products worldwide using a wide range of distribution strategies involving direct sales, dealers, distributors and importers. Largely driven by local market needs, our distribution strategy for each geographic region is designed to maximize the sales penetration of our products.

     Our product sales are widely diversified geographically, with Europe representing the largest percentage of total sales outside of North and Central America. The table below illustrates the geographic diversification of our worldwide seed sales during fiscal year 2002.

                   FISCAL YEAR 2002 NET SEED SALES BY REGION

                                                      FISCAL YEAR 2002    AS A PERCENTAGE OF
GEOGRAPHIC REGION                                      NET SEED SALES    TOTAL NET SEED SALES
-----------------                                     ----------------   --------------------
                                                       (IN MILLIONS)
North and Central America...........................       $165.7                38.3
Southern Europe.....................................         86.1                19.9
Northern and Eastern Europe.........................         46.3                10.7
Middle East and Africa..............................         39.4                 9.1
South America/Australia & New Zealand...............         37.7                 8.7
Asia................................................         57.1                13.3
                                                           ------               -----
  Total.............................................       $432.3              100.0%
                                                           ======               =====

     While approximately 20.0% of our net seed sales in fiscal year 2002 were made directly to growers, we also foster close relationships with dealers and distributors. Where there is a market need, we use these dealers and distributors as an outside direct sales force. Dealers and distributors enable our products to reach growers in areas where there are geographic or other constraints on direct sales efforts. We are highly selective in choosing the dealers and distributors that represent our brands. We select dealers and distributors based on shared vision, technical expertise, local market knowledge and financial stability. In addition, we build dealer/distributor loyalty through an emphasis on service, access to breeders, joint trials, ongoing training and extensive promotional material support. No single dealer or distributor accounted for greater than 3.0% of our total sales in fiscal year 2002.

  PRODUCT DEVELOPMENT

     We rely heavily on plant breeding supplemented with molecular and cellular technology to create new product innovations. We focus our internal product development activities on products that are likely to have practical market applications, create significant market value, command premium pricing and increase local sales penetration. Over the last several years, we have improved our new product pipeline management, resulting in fewer new product launches based on demonstrated end-market demand. This focus has allowed us to charge higher prices for new products as part of our value capture strategy.

     We currently own 51 patents and have 81 patents pending in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes. A total of seven patents were issued and 14 new patent applications were filed in fiscal year 2002. In addition, we have protected more than 382 varieties under plant variety protection laws and we have applications pending on an additional 196 varieties.

     Our new product development efforts utilize plant breeding, proprietary technology, biotechnology, molecular and cell biology and plant pathology to introduce innovative products to the marketplace in an efficient and cost-effective manner. We augment our internal product development efforts through technological alliances with leading companies, research institutions and universities. We believe that our internal research and development capability and access to innovative technology, coupled with our extensive germplasm resources, position us to best meet the changing demands and preferences of growers and end-consumers and increase our penetration in the value chain in the vegetable and fruit industry.

     During fiscal year 2002, new product sales represented approximately 5.0% of our net seed sales and existing products introduced into new countries or new markets over the last three years represented over 25.0% of our net seed sales during this period.

  PRODUCT DEVELOPMENT PLATFORM

     We conduct research and development activities in 48 locations throughout the world, including 16 in North America, 10 in Europe, two in the Middle East, four in South and Central America and 16 in Asia. By diversifying our research and development geographically, we are able to take advantage of local breeding resources and many different microclimates. We are also better able to tailor our products to local tastes and preferences.

     Each region of the world has particular requirements for the production of vegetables and fruits. These requirements are driven by local environmental conditions such as temperature or rainfall as well as local consumer preference such as very sweet pink tomatoes in Japan or more acidic red tomatoes in Italy. We maintain an internally developed, proprietary database that contains information on local production and local consumer needs. We have compiled the information in this database to enable our plant breeders and marketing and sales personnel to more effectively design new products to meet the needs of local markets.

     We incurred $44.3 million, $52.4 million and $58.4 million of expenses related to research and development during fiscal years 2002, 2001 and 2000, respectively. We have an extensive research and development staff with over 620 full-time people employed in research and development functions, including over 120 professionals with Ph.D. or M.S. degrees, including 79 plant breeders, 16 biotechnologists and 16 pathologists. Our plant breeding staff is structured by groups of related crops (families). Within each family, breeding is further structured by species to enhance product development efficiencies and effectively respond to changing consumer demands and preferences. All plant breeders have access to technology developed from our biotechnology, biochemistry and pathology laboratories. We provide incentives to our breeders to ensure that our new products are targeted at viable markets.

  GERMPLASM

     We own what we believe is the largest vegetable and fruit germplasm bank in the world, comprised of millions of our seeds. Our germplasm bank is our key strategic asset. Our seeds capture the characteristics of vegetables and fruits grown for our customers in different regions of the world, including input traits, such as resistance to pests and adverse weather conditions and output traits, such as crop yield, color, texture, flavor and ready-to-eat convenience. Our extensive germplasm resource is difficult to replicate, having been developed through more than 150 years of research and development efforts.

     The merger of the Petoseed, Asgrow and Royal Sluis germplasm catalogs in combination with the germplasm from Bruinsma, Hungnong, Choong Ang and other acquired vegetable and fruit seed businesses, has created a very diverse germplasm resource. The strength of our germplasm is the extensive diversity of materials available and the wide variety of genetic characteristics contained in these materials. Our breeders utilize our germplasm, as well as our proprietary technologies, to develop innovative products suitable to the needs of different markets and conditions. Our extensive germplasm catalog facilitates the continued development of innovative products and future growth.

  TECHNOLOGY

     Our product development technology positions us as one of the leaders in agricultural innovation. The time and capital required for the development of new products represent significant challenges in the vegetable and fruit seed industry. On average, it takes five to 12 years for a proprietary variety to reach commercial viability. We employ biotechnology, biochemistry and other technological processes to enhance our plant breeding programs and improve the efficiency of our new product development efforts.

     Breeding: We maintain significant breeding programs for 28 major vegetable and fruit species that yielded more than 80 commercial varieties and more than 150 pre-commercial products in fiscal year 2002. Our breeding strategy is to create vegetable and fruit hybrids and varieties with combinations of traits that are superior to competitors' hybrids and varieties and that meet or anticipate the changing demands of the market. These improved traits include more economical production, improved yields, superior disease resistance, environmental tolerance, longer shelf lives, superior processing characteristics and consumer benefits such as improved taste, appearance, nutrition, ready-to-eat convenience and health benefits.

     Plant and Genetic Technology: Through the use of our proprietary processes, we enhance the efficiency of our breeding programs by enabling our breeders to identify and incorporate important plant traits into breeding lines, while significantly reducing the lead-time necessary to introduce commercially viable products. These proprietary processes include the use of tissue culture, dihaploid breeding, cytoplasmic male sterility, molecular markers, genomics and biotechnology.

     Plant Pathology: Vegetables and fruits are susceptible to diseases that can affect yield and quality of the final product. In order for our plant breeders to identify and understand diseases that affect vegetables and fruits and to develop vegetable and fruit varieties resistant to these diseases, we believe we have established the largest plant pathology group in the industry. With 16 scientists in a network of laboratories throughout the world, we are currently working on more than 100 different diseases, targeting those that have the greatest impact on commercial vegetable and fruit production.

     As a result of these efforts, we believe we lead the industry in providing the widest range of disease resistant hybrids that require reduced or no chemical applications while enhancing growers' yield potential. Our plant pathology resources also enable us to maintain rigorous quality control standards. All seed-lots are screened for a wide variety of diseases. Lots that may be contaminated are treated to destroy the disease organisms or are destroyed altogether.

  STRATEGIC RELATIONSHIPS


     We actively seek access to technology applicable to vegetables and fruits from, and actively develop collaborations with, companies, research institutions and leading universities. We have over 100 technology agreements with leading universities, research institutions and private corporations that provide us with additional access to germplasm, genes, technology, patents and proprietary knowledge. We believe that our investment in technology agreements and collaborations reduces the cost and risk normally associated with new product development, as we utilize collaborators for most of our basic research. We typically share the value created as a result of our agreements and collaborations with our partners once a product reaches commercialization.


  PRODUCTION AND OPERATIONS

     We typically contract with seed growers to produce 80-85% of our seeds. The balance of our seeds is produced on company-owned farms. We provide the producer with male and female "parent" lines for hybrid varieties and basic stock seed for open-pollination varieties, which are multiplied into commercial quantities. The grower returns the seeds to one of our operations facilities for cleaning, quality control, packaging and climate-controlled storage prior to sale to the customer. This process generally ranges from 9 to 36 months, underscoring the importance of a comprehensive and accurate forecasting system.

     Our seeds are produced both domestically and internationally in 25 countries in the Northern and Southern Hemispheres to mitigate growing risks associated with weather or disease in any one region and to replicate local growing conditions. In the United States, we produce seeds in Arizona, California, Idaho, Oregon and Washington through contract production with high-quality, dependable growers. Seeds are produced internationally through subsidiaries in Argentina, Canada, Chile, France, Guatemala, Hungary, Italy, Mexico, New Zealand, Peru, South Africa, South Korea, Thailand and the Netherlands and through exclusive agents using our proprietary technology in Australia, China, Czech Republic, Denmark, Ecuador, Germany, India, Israel, Italy, Japan, Latvia, New Zealand, Romania, Slovakia, South Africa, Taiwan, Tanzania, Turkey and Vietnam.

     By geographically diversifying our production facilities, we can schedule planting on a year-round basis, maximize yield, reduce inventory requirements and better ensure adequate supplies. In addition, we manage the availability of quality products throughout the world by maintaining production capabilities for each variety in at least two locations in each hemisphere. For example, a new variety with strong, unanticipated demand in the Northern Hemisphere can be supplied by using additional production from the Southern Hemisphere.

     We control contract production globally by providing on-site management and technical personnel to oversee the production process. We supply producers with stock seed, specialized hybridizing techniques and specialized sowing and harvesting equipment to ensure product quality. Production is divided among numerous species, ranging from hand-labor intensive hybrid crops such as peppers and tomatoes, to machine planted and harvested seed crops such as peas, beans and sweet corn. Our planning department utilizes a specially designed logistics system, which integrates the planning functions in production, operations and sales. Product quantities are determined by considering a combination of factors, including long-term sales forecasts, product safety stock in inventory and production history for the region and product. The implementation of this system has provided real time information about inventory at various stages of the production and distribution channel over a four-year time horizon.

     We have main processing facilities in California, Idaho, Washington, Chile, Italy, Hungary, the Netherlands and South Korea and auxiliary processing centers in Brazil, New Zealand and India. The location of our seed processing centers is intended to facilitate the flow of seeds from production areas to major markets.

  QUALITY ASSURANCE

     Our quality assurance ("QA") group oversees an extensive program that is designed to build quality into the seed, beginning at the breeder level, continuing through production, processing and sale of the commercial seed. This group conducts extensive testing of our seed to confirm genetic purity and identity, both in the field and through molecular techniques, hybridity and identity analysis, as well as germination and physical purity evaluations. We also test the general health of the seed.

     QA sets guidelines for the production and operations process, and monitors the correct application of procedures. In addition, this group interfaces with our customers to ensure their satisfaction with our products and services, gathering, analyzing and disseminating quality-related information to all our internal areas involved in the supply chain. As a result, we capitalize on the experience and historical information available to us across regions and functions.

COMPETITION

     We face direct competition from technological advances by competitors such as other seed companies, chemical and pharmaceutical companies and biotechnology companies, many of which have substantially greater resources than we do. To remain competitive, we expend approximately 10.0% of our revenue from net seed sales in research and development and strive to maintain technological alliances.

     Our principal global competitors are Syngenta Seeds Inc., Sakata Seed Corp. and Groupe Limagrain. We also face local competition in each of the geographic regions in which we operate. These regional competitors tend to focus on fewer species and tend to concentrate on regional distribution only. We believe that the key competitive drivers in the industry are proven performance, customer support in the field, price and service. We believe that our global and local presence gives us a leading role in the industry and a competitive advantage. The economies of scale that we have and our ability to quickly introduce new products to market provide us with a superior advantage in the marketplace.

INTELLECTUAL PROPERTY

     We use a wide array of technological and proprietary processes to enhance our germplasm and product development programs. These technologies and proprietary processes enable us to create novel product concepts and reduce the time to market by, in many cases, two to five years. In certain circumstances we file for patents on technology that is patentable. We currently own, co-own, or have pending utility, utility model and design patents in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes, including 204 issued, allowed and pending patents in Argentina, Australia, Brazil, Canada, Chile, China, the European Union, France, Germany, Hungary, India, Indonesia, Israel, Italy, Japan, Mexico, the Netherlands, New Zealand, Romania, South Africa, South Korea, Saudi Arabia, Spain, Thailand, Turkey, Ukraine, the United Kingdom, and the United States.

     Intellectual property rights protect our products and technologies from use by competitors and others. Intellectual property rights of importance to us include utility patents, plant variety protection ("PVP") certificates under plant variety protection laws, trademarks and trade secrets. The protection of our germplasm and varieties through patents and PVP certificates is focused on open-pollinated varieties, parental lines, traits and gene technologies related to hybrid varieties, novel traits, novel breeding technologies, molecular markers and disease resistance.

     In the United States, the European Union, Japan and many other countries, plant varieties can be protected under laws which grant rights to plant breeders to protect their seeds, including the right to prevent third parties from importing or exporting, storing, processing, reproducing or selling protected varieties within the territory of protection. As of May 1, 2003, we have protected more than 365 separate plant varieties under issued plant variety protection certificates or plant variety right certificates in the United States, the European Union and other countries, with a total of more than 400 PVP certificates granted. As of this same date, we have another 194 applications for plant variety protection pending, mostly in the United States and the European Union.

     Apart from obtaining patent and PVP protection, we have developed a corporate policy to protect our proprietary and confidential information such as trade secrets. New corporate policies specifically addressed to each functional area of Seminis and concerning the protection of our intellectual property are being implemented in each of the different functional areas. The objectives of the trade secret policy are to prevent disclosure of sensitive information and to protect the Company's legal interests if its trade secrets are appropriated.

     We have recently consolidated the registration and maintenance of trademark functions under our legal department. We own a large portfolio of trademarks, including 446 registrations and applications in more than 75 countries throughout the world.


     We intend to continue developing comprehensive intellectual property and protection through utility and design patents (including with respect to key varieties and parent lines), PVP certificates, trademarks and trade secrets. We will also aggressively expand protection of our varieties and parent lines through plant variety rights. We will continue to aggressively enforce all of our intellectual property rights.


REGULATION

     The development, testing and commercialization of seed products are subject to legislation and regulation in various countries. These regulations may govern genetic exclusivity, environmental concerns, product viability, performance and labeling. While regulation adds a cost of doing business to the industry, it also provides protection for research and development investment in new products, thereby encouraging continued new product development.

  REGISTRATION PROCESS

     Variety registration varies from country to country, but generally each variety must be phenotypically unique. That is, the size, color, maturity and quality must be verifiably different from the varieties that already exist in the market. Once a variety is registered it cannot be changed. In the United States, the registration process is voluntary and determination that a variety is unique is left to the breeder. In Europe and many other countries, the registration process is regulated and determination of uniqueness is made in official trials.

  PHYTOSANITARY CERTIFICATION


     The purpose of phytosanitary requirements is to prevent the spread of plant diseases that can be carried on seeds or other plant tissue. Each seed-producing country has agricultural inspectors that check seed crops for the presence of specified diseases. After these crops are harvested, laboratory tests are also conducted to ensure that the seeds are clean and free of impurities. Having passed the inspection and lab tests, the department or ministry of agriculture of the producing country issues a phytosanitary certificate stating that the seeds are free of specified diseases. Importing countries then allow the seeds to cross their borders on the basis of these certificates.

  LABELING OF GENETICALLY ENGINEERED PRODUCTS


     There are no worldwide, accepted regulations for genetically engineered products. Consequently, we are required to seek and obtain regulatory approvals in each country where such seeds will be sold or where the harvested produce will be exported. In the European Union and Switzerland, labeling of genetically engineered products is mandatory, whereas in other countries, such as Canada and the United States, labeling is required only if there is a compositional change or a health risk associated with the product. Japan, Australia and New Zealand now also require labeling. Other regions where we sell products either have labeling requirements similar to the United States or have no labeling requirements. We believe we comply with the labeling requirements of each country in which we conduct business. Less than 1.0% of our net seed sales for fiscal year 2002 were from genetically engineered seeds.


  ENVIRONMENTAL REGULATION

     Our worldwide operations are subject to a broad range of environmental and health and safety laws, regulations and standards. These laws, regulations and standards are related to, among other things, air emissions, waste water discharges, the use and handling of hazardous materials, product labeling, waste disposal practices, cleanup of environmental contamination and the use of chemicals in our agricultural growing operations. Capital expenditures for property, plant and equipment for environmental control activities were not material during our 2001 and 2002 fiscal years.

     Although we are unable to predict which environmental legal requirements may be adopted in the future, we have not made and do not anticipate making material expenditures with respect to environmental protection. The compliance cost associated with environmental legal requirements, however, could result in future additional costs to operations.

EMPLOYEES


     As of July 1, 2003, we had approximately 2,803 employees. We believe we have good relations with our employees.


                                   PROPERTIES

     In fiscal year 2000, we relocated to our new worldwide headquarters and processing facility located in Oxnard, California. This facility is equipped with some of the highest quality, state-of-the-art, seed processing equipment and has been specifically designed for optimum storage conditions for vegetable and fruit seeds, to further ensure high quality seed inventory. Within the production process, we directly control significant, open-field production capacity in Chile, Mexico and Peru on land predominantly owned by us. Our main greenhouse production facilities are located in Mexico, on sites owned by us and in Chile, the Netherlands and France, on sites owned by us, but contracted out to third parties that grow seeds exclusively for us.

     We maintain 25 facilities throughout the world, equipped to handle activities such as seed harvesting, cleaning, sizing, treating, testing and packaging. In addition to our worldwide headquarters, we own and operate production and processing facilities in Idaho, Washington, Chile, France, New Zealand, South Africa, South Korea, Thailand, the Netherlands, Brazil, Italy, India and Hungary.

                               LEGAL PROCEEDINGS

     We are involved from time to time as a defendant in various lawsuits arising in the normal course of business. We believe that no current claims, individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

     As part of the formation of LSL PlantScience, a joint venture between Seminis and LSL Biotechnologies, LSL Biotechnologies contributed certain agreements between LSL Biotechnologies and a third-party. These agreements contain provisions that permanently restrict the third-party from engaging in the development or marketing of open field tomato seeds having long-shelf-life characteristics in certain areas in the world, including North America. In September 2000, the Antitrust Division of the United States Department of Justice filed suit in the United States District Court for the District of Arizona against LSL PlantScience, LSL Biotechnologies and the Company to delete these restrictive provisions. On March 29, 2002, the United States District Court dismissed without prejudice the action against LSL PlantScience, LSL Biotechnologies and Seminis. The U.S. Department of Justice has appealed this ruling and the appeal is pending in the Ninth Circuit Court of Appeals.

     In January 2002, melon growers in Costa Rica notified us that our Dorado melon seeds were infected with Watermelon Fruit Blotch. Growers who purchased the infected Seminis seeds and growers whose crops were infected by the bacteria that spread from crops grown with the infected Seminis seeds have claimed damages against us. The claims related to those growers who purchased Seminis seeds have been settled for approximately $5.8 million, of which approximately $2.6 million was recovered under our errors and omissions insurance policy and the remainder of the settlement was paid by the Company by July 2002. The claims related to the growers with infected crops total approximately $4.9 million and we believe these claims are covered under our general liability insurance policy. We have finalized settlement of nearly all of these claims. Our general liability insurance carrier continues to deny coverage, and we are continuing to negotiate with them on this matter. In the event we cannot finalize the settlement with our general liability insurance carrier, we will seek all legal remedies and redress available to us against that carrier.

     In early 2000, we filed a suit against Dietrich Schmidt, the former president of Seminis and the current president of United Genetics, a competitor of ours, United Genetics and two former Seminis breeders, Ken Owen and Wei Ouyang, for trade secret misappropriation and breach of contract. Mr. Schmidt filed a counterclaim for defamation against us. We were unsuccessful on our claims for trade secret misappropriation and breach of contract and Mr. Schmidt was successful on his counterclaim with the court awarding him $1 in nominal damages. The court subsequently awarded Messrs. Schmidt, Owen and Ouyang their attorneys' fees. We have appealed certain aspects of the judgment, including the fee award. The appeal is still pending and is not expected to be decided until the fourth quarter of 2003.

     On December 17, 2002 and January 4, 2003, four purported class action lawsuits were filed relating to the proposed transaction under which Fox Paine and several Savia related parties will acquire all of the outstanding shares of Seminis. Three of these actions--Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097 and Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105--were filed in the Delaware Court of Chancery (New Castle County), while the fourth, Mark Rosales v. Seminis, Inc., Case No. CIV216255, was filed in California Superior Court (Ventura County). Since that time, a fourth case, Haven Capital Management v. Alfonso Romo Garza, et al., Civil Action No. 20140 has also been filed in Delaware. In February 2003, the Firth, Pozniak, Herranz and Haven Capital cases were consolidated into one proceeding entitled In re Seminis, Inc. Shareholders' Litigation, Consolidated C.A. No. 20140-NC and the Haven Capital complaint was designated as the operative complaint in the consolidated lawsuit. That complaint names as defendants Savia, Seminis and Seminis' directors. The Rosales (California) complaint names as defendants Seminis and its directors. Both the Delaware consolidated action and the Rosales action purport to be brought on behalf of Seminis common stockholders or their successors. Both of these actions--which were brought prior to the public announcement of Seminis entering into the merger agreement--allege that the merger, if consummated, would provide insufficient consideration to Seminis common stockholders and allege that the defendants breached their fiduciary duties in connection with the transaction. The complaints seek a preliminary and permanent injunction to enjoin the transaction and, in the event the transaction is consummated, rescission and damages.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Seminis Selected Historical Consolidated Financial Data" and consolidated financial statements, including the notes thereto, appearing elsewhere in this proxy statement. The following discussion and analysis contains forward-looking statements which are subject to risks, uncertainties and contingencies, including, without limitation, those set forth below, which could cause our actual business, results of operations or financial condition to differ materially from those expressed in or implied by, such statements. See "Cautionary Statement Concerning Forward-Looking Information."

  OVERVIEW

     Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented producer and marketer of vegetable and fruit seeds. Our core business was created through the acquisition of the Asgrow seed business in December 1994 and the subsequent combination of the Asgrow business with the Petoseed and Royal Sluis seed businesses in October 1995. Since our formation, we have been at the forefront of the consolidation of the vegetable and fruit seed industry and have completed ten acquisitions.

     Our rapid growth through acquisitions created a highly complex operation that impacted our results. An increasing level of inventory as well as production and quality assurance difficulties were the primary operating problems that resulted in the Company experiencing severe financial difficulties over the past several years.

  GLOBAL RESTRUCTURING AND OPTIMIZATION PLAN

     In February 2000, we announced a cost-saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000 and focused on North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase, which was targeted at our global operations and expanded the phase to cover additional headcount reductions and to consolidate our facilities in Holland. The key elements to the Global Restructuring and Optimization Plan involved:

     - reorganizing our 10 legacy seed companies into four geographical regions;

     - selling or consolidating certain operation and production facilities;

     - reducing headcount in connection with the reorganization and facility consolidation;

     - rationalizing our product portfolio;

     - implementing an advanced logistics management information system; and

     - divesting non-strategic assets.

     In connection with phase one of the Global Restructuring and Optimization Plan, we recorded pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

     As part of the implementation of the expanded second phase of our Global Restructuring and Optimization Plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge was primarily related to severance and related costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. In fiscal year 2001, we also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our Global Restructuring and Optimization Plan.

     The remaining components of the restructuring accruals are as follows:

                                        AMOUNTS       BALANCE AT     ADDITIONAL      AMOUNTS       BALANCE AT     ADDITIONAL
                         CHARGES        INCURRED      SEPT. 30,       CHARGES        INCURRED      SEPT. 30,       CHARGES
                           2000           2000           2000           2001           2001           2001           2002
                       ------------   ------------   ------------   ------------   ------------   ------------   ------------
Severance and related
  expenses...........     $14.0          $ (1.8)        $12.2          $12.0          $(12.3)        $11.9          $  --
Inventory
  write-downs........      18.4           (18.4)           --           58.2           (58.2)           --             --
Other................       2.0            (2.0)           --             --              --            --             --
                          -----          ------         -----          -----          ------         -----          -----
  Total..............     $34.4          $(22.2)        $12.2          $70.2          $(70.5)        $11.9          $  --
                          =====          ======         =====          =====          ======         =====          =====

                         AMOUNTS       BALANCE AT      AMOUNTS       BALANCE AT
                         INCURRED      SEPT. 30,       INCURRED       MAR 28,
                           2002           2002           2003           2003
                       ------------   ------------   ------------   ------------
Severance and related
  expenses...........     $(8.6)          $3.3          $(2.6)          $0.7
Inventory
  write-downs........        --             --             --             --
Other................        --             --             --             --
                          -----           ----          -----           ----
  Total..............     $(8.6)          $3.3          $(2.6)          $0.7
                          =====           ====          =====           ====

     To date, there have been no material adjustments to amounts accrued under the plan. The remaining $3.3 million reserve balance is expected to be utilized in fiscal year 2003.

  IMPROVED FINANCIAL PERFORMANCE

     As a result of the implementation of the global restructuring and optimization plan, we have significantly improved our cash flows and established the basis for future profitable operations through:

     - decreased operating expenses primarily through a reduction in global headcount and the consolidation of production and operations facilities;

     - improved collections of accounts receivable;

     - reduced inventory purchases resulting from improved forecasting and inventory controls; and

     - the sale of non-core assets.

Together with price increases that we implemented in April 2001, during fiscal year 2002, we:

     - reduced our debt by $57.6 million;

     - reduced operating expenses as a percentage of sales by 7.9%; and

     - generated positive cash flows from operations of approximately $38.1 million.

  RESULTS OF OPERATIONS

     The table below sets forth Seminis' results of operations data expressed as a percentage of net sales.

                                             FISCAL YEARS ENDED       SIX MONTHS ENDED
                                                SEPTEMBER 30        ---------------------
                                            ---------------------   MARCH 29,   MARCH 28,
                                            2002    2001    2000      2003        2002
                                            -----   -----   -----   ---------   ---------
Net sales.................................  100.0%  100.0%  100.0%    100.0%      100.0%
Gross profit..............................   62.0    48.4    50.0      63.2        62.7
Research and development expenses.........    9.8    11.7    12.3       9.3         9.2
Selling, general and administrative
  expenses................................   38.6    42.4    46.9      38.1        38.1
Amortization of intangible assets.........    3.8     6.2     6.4       3.3         3.6
                                            -----   -----   -----     -----       -----
Income (loss) from operations.............    9.8   (11.9)  (15.6)     12.9        14.0
Interest expense, net.....................   (6.1)   (8.7)   (7.1)     (6.3)       (6.1)
Other non-operating income (expense),
  net.....................................    0.4    (0.4)    0.5       0.2        (2.0)
                                            -----   -----   -----     -----       -----
Income (loss) from continuing operations
  before income taxes.....................    4.1   (21.0)  (22.2)      6.8         5.9
Income tax benefit (expense)..............   (0.5)   (8.9)    5.2      (1.7)       (3.2)
                                            -----   -----   -----     -----       -----
Net income (loss).........................    3.6%  (29.9)% (17.0)%     5.1%        2.7%
                                            =====   =====   =====     =====       =====

SIX MONTHS ENDED MARCH 28, 2003 COMPARED WITH SIX MONTHS ENDED MARCH 29, 2002

  NET SALES

     Net sales increased 3.1% to $239.6 million for the six months ended March 28, 2003 from $232.4 million for the same period ended March 29, 2002. The result was primarily due to $11.1 million of favorable currency fluctuations relating to the strengthening of the Euro and South Korean Won versus the U.S. Dollar during the six months ended March 28, 2003, compared to the same period in the prior fiscal year, offset by $2.0 million from the divestiture of a non-core business in January 2002. In constant dollars, stated at monthly average exchange rates of fiscal year 2002, and excluding the sales of the divested and phased out non-core businesses, sales would have decreased 0.8%. Despite a general seed price increase in all the regions, sales were affected by a volume decrease. This decrease was primarily due to weaker sales in the Far East that were attributable to a reduction of acreage for hot pepper varieties and demand for watermelon varieties. Our business is subject to seasonal fluctuations and, therefore, the sales for the first half of a fiscal year are not necessarily indicative of those to be expected in any other interim period or for an entire fiscal year.

  GROSS PROFIT

     Gross profit increased 3.9% to $151.4 million for the six months ended March 28, 2003 from $145.6 million for the six months ended March 29, 2002. Gross margin increased to 63.2% for the six months ended March 28, 2003 from 62.7% for the six months ended March 29, 2002. The increase was primarily due to general seed price increases in all regions as well as an improved product mix.

  RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses increased 4.0% to $22.4 million for the six months ended March 28, 2003 from $21.5 million for the six months ended March 29, 2002. The increase was primarily due to the currency fluctuation impact on research and development expenses denominated in the Euro and South Korean Won.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased 3.2% to $91.3 million for the six months ended March 28, 2003 from $88.5 million for the six months ended March 29, 2002. The increase was primarily attributable to an accrual of $4.4 million related to an executive severance package, the incurrence of $1.2 million of legal and financial advisory expenses related to the proposed transaction and currency fluctuation impact during this fiscal year. Such increases were partially offset by $2.9 million of expenses related to a divested non-core business, $2.6 million of restricted stock award expenses and $0.8 million of consulting fees related to restructuring during the same period last fiscal year.

  AMORTIZATION OF INTANGIBLE ASSETS

     Amortization of intangible assets decreased 4.9% to $7.9 million for the six months ended March 28, 2003 from $8.3 million for the six months ended March 29, 2002. The decrease was primarily due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. The decrease was partially offset by the currency impact from the fluctuation of the South Korean Won on South Korean based intangible assets.

  GAIN ON SALE OF ASSETS

     The gain on sale of assets of $1.1 million for the six months ended March 28, 2003 was primarily from the sale of certain South Korean assets, a Salinas, California property and a company-owned house. The gain on sale of assets of $5.3 million for the six months ended March 29, 2002 was primarily from the sale of a non-core business and asset sales of our South Korean subsidiary.

  INTEREST EXPENSE, NET

     Interest expense, net, increased 5.9% to $14.9 million for the six months ended March 28, 2003 from $14.1 million for the six months ended March 29, 2002. The increase was primarily due to amortization of increased deferred financing fees and higher interest rates resulting from the amendment of the Company's syndicated credit facility in January 2003, offset by the effect of lower average debt balances.

  OTHER NON-OPERATING INCOME (EXPENSE), NET

     We had other non-operating income, including foreign currency gain (loss), net, of $0.5 million for the six months ended March 28, 2003 as compared to other non-operating expense, net, of $4.7 million for the six months ended March 29, 2002. Other non-operating income, net, for the six months ended March 28, 2003 primarily consists of non-operating gains from subsidiaries in South Korea and Chile. Other non-operating expense, net, for the six months ended March 29, 2002 primarily consists of foreign currency losses of $4.3 million resulting from currency fluctuations in South America and a United States Dollar denominated loan in the Netherlands.

  INCOME TAX EXPENSE

     Income tax expense was $4.1 million for the six months ended March 28, 2003 compared to income tax expense of $7.5 million for the six months ended March 29, 2002. The change in the effective tax rate during the first six months of fiscal year 2003 compared to the same period in the prior year was primarily due to the mix of worldwide income. The decrease was also due to a change in the effective tax rates for the current period compared to the same period of the prior year resulting from taxable income generated in jurisdictions with net operating loss carryforwards for which no benefits were previously recorded.

YEAR ENDED SEPTEMBER 30, 2002 COMPARED WITH YEAR ENDED SEPTEMBER 30, 2001

  Net Sales

     Net sales increased 0.6% to $452.6 million for the year ended September 30, 2002 from $449.9 million for the year ended September 30, 2001. The result was impacted by $4.8 million of negative currency fluctuations relating to weakness in the European Monetary Union Euro, Argentinean Peso and Brazilian Real versus the U.S. Dollar during the year ended September 30, 2002, compared to the same period in the prior fiscal year. In addition, the year ended September 30, 2001 included incremental net sales of $10.7 million from a non-core business divested in January 2002. In constant dollars, stated at monthly average exchange rates for fiscal year 2001 and excluding the sales of the non-core businesses, net seed sales would have increased 4.0%. This increase was primarily attributable to higher sales of spinach, onion, cucumber, tomato, white cabbage, peas and bean varieties in the Europe, Middle East and Africa region. Also, the North and Central America sales regions benefited from increased sales of lettuce, spinach and sweet and hot pepper varieties. The sales increases were primarily attributable to price increases implemented in these respective regions. Overall sales increases were partially offset by decreases in the Far East region sales due to weak economic and poor weather conditions and in South American sales due to the economic instability in Argentina, which also affected other countries in the region.

  Gross Profit


     Gross profit increased 28.9% to $280.7 million for the year ended September 30, 2002 from $217.8 million for the year ended September 30, 2001. Gross margin increased to 62.0% for the year ended September 30, 2002 from 48.4% for the year ended September 30, 2001. The improvement in both gross profit and gross margin was primarily due to a non-cash inventory write-down of $58.2 million taken during fiscal year 2001, related to the Global Restructuring and Optimization Plan. Excluding the non-cash inventory write-down, gross margin for the period ended September 30, 2001 would have been 61.4%. The increase was also due to seed price increases within the Europe, Middle East and Africa and the North and Central America sales regions as well as an improved product mix. Additionally, there was approximately $3.1 million of freight and handling charge revenue that was recognized in net sales during the year ended September 30, 2002 in compliance with EITF 00-10, "Accounting for Shipping and Handling Fees and Costs;" with the corresponding expense recorded in selling, general and administrative expenses. In the prior year, through June 29, 2001, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses, other than $1.3 million that was recognized in net sales in the fourth quarter of fiscal year 2001.


  Research and Development Expenses

     Research and development expenses decreased 15.5% to $44.3 million for the year ended September 30, 2002 from $52.4 million for the year ended September 30, 2001. $4.2 million of the decrease was due to personnel reductions and $1.3 million of other expenses resulted from initiatives of the Global Restructuring and Optimization Plan. The decrease was also attributable to an approximate $0.9 million research grant received in Europe which offset research and development expenses during the year ended September 30, 2002. In addition, expenses decreased by approximately $1.6 million due to the impact of the divestiture of a non-core business.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses decreased 8.5% to $174.9 million for the year ended September 30, 2002 from $191.1 million for the year ended September 30, 2001. The decrease was primarily the result of approximately $12.0 million of severance provision, $4.3 million of facility consolidating costs and $3.3 million of consulting fees due to restructuring initiatives incurred in fiscal year 2001 compared to $0.8 million of consulting fees for restructuring initiatives in fiscal year 2002. Additionally, the decrease was attributable to the elimination of approximately $8.9 million of expenses from a non-core business divested in January 2002, combined with the impact of further headcount reductions following the implementation of the Global Restructuring and Optimization Plan. The decrease in expenses was partially offset by a compensation charge of $7.3 million related to an employee restricted stock award plan recorded during the year ended September 30, 2002, compared to $2.6 million recorded during the prior fiscal year. Additionally, the decrease in expenses was offset by approximately $3.1 million of freight and handling charge revenue that was recognized in net sales during the year ended September 30, 2002. In the prior year, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses, other than $1.3 million that was recognized in the fourth quarter of fiscal year 2001.

  Amortization of Intangible Assets

     Amortization of intangible assets decreased 39.1% to $17.1 million for the year ended September 30, 2002 from $28.0 million for the year ended September 30, 2001. The decrease was primarily due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." The pronouncement requires that periodic amortization of goodwill be ceased and that annual reviews of the fair value of the goodwill need to be performed to determine if an impairment of the goodwill asset value exists. Upon completing our analyses, no impairment adjustments in goodwill and other intangible assets were required. Therefore, we recorded no goodwill amortization in accordance with SFAS No. 142 in fiscal year 2002, whereas approximately $9.0 million of goodwill amortization was recorded during fiscal year 2001. The decrease was also due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. The decrease was partially offset by the currency impact from the fluctuation of the South Korean Won on South Korean based intangible assets.

  Interest Expense, Net

     Interest expense, net, decreased 29.1% to $27.7 million for the year ended September 30, 2002 from $39.1 million for the year ended September 30, 2001. The decrease was primarily due to lower average debt balances and interest rates during fiscal year 2002 compared to the prior fiscal year. During the 12 months ended September 30, 2002, our bank debt balance decreased by approximately $57.6 million.

  Other Non-Operating Income (Expense), Net

     We had other non-operating income, including foreign currency gain (loss), net, of $1.8 million for the year ended September 30, 2002 as compared to other non-operating expense, net, of $1.6 million for the year ended September 30, 2001. Other non-operating income, net, for the year ended September 30, 2002 primarily consists of an approximate $3.9 million gain from the sale of a non-core business in January 2002, offset by foreign currency losses of $2.2 million resulting from currency fluctuations in South America and a U.S. Dollar denominated loan in the Netherlands and a minority interest provision of $1.2 million. Other income, net, also includes gains from non-strategic asset sales in South Korea. Other non-operating expense, net, for the year ended September 30, 2001, primarily resulted from the loss on sale of fixed assets of $1.9 million and a minority interest provision of $1.4 million. The expense was partially offset by a foreign currency gain of $1.7 million.

  Income Tax Benefit (Expense)

     Income tax expense was $2.5 million and $40.0 million for the years ended September 30, 2002 and September 30, 2001, respectively. The decrease in income tax expense was the result of utilization of net operating loss carryforwards in fiscal year 2002, the receipt of a $5.9 million tax refund in July 2002 in the United States due to certain changes in the U.S. tax law for net operating loss carrybacks, the mix of worldwide income tax rates and the establishment of valuation allowances for certain deferred tax assets in fiscal year 2001.

YEAR ENDED SEPTEMBER 30, 2001 COMPARED WITH YEAR ENDED SEPTEMBER 30, 2000

  Net Sales

     Total net sales at actual currency rates decreased 5.2% to $449.9 million for the year ended September 30, 2001, from $474.4 million for the year ended September 30, 2000. The decrease was primarily due to currency fluctuation and the divestiture of certain businesses. The weakness of the European Monetary Union Euro, the South Korean Won and Brazilian Real accounted for the majority of the $20.9 million decrease in sales from currency fluctuation in comparison to fiscal year 2000. The divestiture of the garden and soybean businesses impacted sales with a further decrease of $17.3 million. At a constant currency rate with fiscal year 2000, net seed sales increased 2.4% to $439.5 million for the year ended September 30, 2001, from $429.2 million for the year ended September 30, 2000. North America had the largest increase of $8.4 million with significant improvements in Mexico. At a constant currency rate with fiscal year 2000, South America had a sales increase of $2.8 million, despite unfavorable economic conditions in Argentina and Colombia; the Far East also recorded a net seed increase in sales of $0.6 million, even though Korea was negatively impacted by heavy snowfall and an economic downturn; Europe, the Middle East and Africa sales decreased by $1.5 million, mainly due to weather conditions in Southern Europe. Non-core business also increased sales by $3.4 million, at constant currency rates with fiscal year 2000, with Incotec being the major contributor.

  Gross Profit

     Gross profit decreased 8.2% to $217.8 million for the year ended September 30, 2001, from $237.3 million for the year ended September 30, 2000. Gross margin decreased to 48.4% for the year ended September 30, 2001, from 50.0% for the year ended September 30, 2000. Both gross profit and gross margin reflected total non-cash inventory writedowns of $73.9 million and $58.9 million taken during fiscal year 2001 and 2000, respectively. The writedowns in fiscal year 2001 included approximately $58.2 million of charges taken in conjunction with the Company's Global Restructuring and Optimization Plan, whereby the Company rationalized its product line from 6,000 to 4,000 varieties as well as imposed more stringent quality standards. Gross margins in fiscal year 2001 were also positively impacted by price increases resulting from efforts of the Global Restructuring and Optimization Plan.

  Research and Development Expenses

     Research and development expenses decreased 10.1% to $52.4 million for the year ended September 30, 2001 from $58.4 million for the year ended September 30, 2000. The decrease was due to an approximate $2.0 million charge related to Seminis' research incentive program recorded in the first half of fiscal year 2000, with no corresponding charges in fiscal year 2001. The decrease in expenses was also a result of headcount reduction from the Global Restructuring and Optimization Plan and currency fluctuations from research and development operations in Europe during fiscal year 2001.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses decreased 14.2% to $191.1 million for the year ended September 30, 2001 from $222.6 million for the year ended September 30, 2000. The decrease was primarily the result of headcount reductions following the implementation of the Global Restructuring and Optimization Plan and, in part, the impact of currency fluctuations. Furthermore, the decrease was the result of divestiture of certain non-core businesses totaling $6.9 million, the absence of a $6.4 impairment charge recorded in fiscal year 2000 associated with the Company's investment in LSL Plantscience and a restructuring charge primarily for severances of $12.0 million in fiscal year 2001 compared to $14.0 million in fiscal year 2000. The decrease was partially offset by facility moving costs of $4.3 million compared to $3.1 million and consulting fees for restructuring of $3.3 million compared to $2.0 million in fiscal years 2001 and 2000, respectively. Additionally, a compensation charge of $2.6 million for a newly established employee stock plan was taken in fiscal year 2001.

  Amortization of Intangible Assets

     Amortization of intangible assets decreased 7.9% to $28.0 million for the year ended September 30, 2001 from $30.5 million for the year ended September 30, 2000. The decrease was primarily due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. Furthermore, the decrease was attributable to the currency impact from the devaluation of the South Korean Won on Korean based intangible assets. The decrease was partially offset by an increase in intangible asset amortization in a U.S. subsidiary.

  Interest Expense, Net


     Interest expense, net, increased 17.1% to $39.1 million for the year ended September 30, 2001 from $33.4 million for the year ended September 30, 2000. The increase was primarily due to higher effective interest rates in the fiscal year ended September 30, 2001 compared to the prior fiscal year. Furthermore, the increase was due to the acceleration of deferred financing cost amortization related to the Company's credit facility. The acceleration was a result of the advancement of the maturity date of the term loan.

  Other Non-Operating Income (Expense), Net

     Seminis had other non-operating expense, net of $1.6 million for the year ended September 30, 2001, as compared to other non-operating income, net of $2.2 million for the year ended September 30, 2000. Other non-operating expense, net, for the year ended September 30, 2001 included other expense, net of $1.9 million, primarily from the loss on the sale of fixed assets, offset by a foreign currency gain of $1.7 million and a minority interest provision of $1.4 million. Other income in fiscal year 2000 included a $10.0 million gain on the asset sales of MBS, a soybean subsidiary, a currency loss of $5.4 million, primarily associated with Seminis Vegetable Seeds Holland on its U.S. Dollar denominated loan and a minority interest provision of $1.2 million.

  Income Tax Benefit (Expense)

     We had an income tax expense of $40.0 million for the year ended September 30, 2001, as compared to an income tax benefit of $24.6 million for the year ended September 30, 2000. The increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carryforwards. As of September 30, 2001, our tax assets for net operating loss carryforwards primarily consisted of a Netherlands carryforward of $45.7 million that has an indefinite life and a U.S. carryforward of $94.5 million, which will begin to expire in 2020. Although a valuation allowance has been established on these tax assets, we have commenced certain initiatives in order to utilize these loss carryforwards before they expire.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following tables summarize the Company's contractual obligations and commitments at September 30, 2002:

                                                    PAYMENTS DUE BY PERIOD
                                  ----------------------------------------------------------
                                   TOTAL     1 YEAR    2-3 YEARS   4-5 YEARS   AFTER 5 YEARS
                                  --------   -------   ---------   ---------   -------------
                                                        (IN MILLIONS)
CONTRACTUAL OBLIGATIONS
  Long-term debt(1).............  $250,002   $21,709   $217,643     $5,116        $5,534
  Operating leases(2)...........    13,456     5,102      6,411      1,689           254
                                  --------   -------   --------     ------        ------
  Total contractual cash
     obligations................   263,458    26,811    224,054      6,805         5,788

                                            AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                  --------------------------------------------------------------
                                  TOTAL AMOUNTS
                                    COMMITTED     1 YEAR   2-3 YEARS   4-5 YEARS   AFTER 5 YEARS
                                  -------------   ------   ---------   ---------   -------------
                                                          (IN MILLIONS)
COMMERCIAL COMMITMENTS
  Guarantees....................      $330        $  --      $330        $  --         $  --
                                      ----        -----      ----        -----         -----
  Total commercial
     commitments................       330           --       330           --            --

---------------

(1) See Note 8 to the Consolidated Financial Statements in Appendix F to this proxy statement.

(2) See Note 12 to the Consolidated Financial Statements in Appendix F to this proxy statement.

     The Company's contractual obligations and commercial commitments are discussed in the Liquidity and Capital Resources section below and in the footnotes to the Consolidated Financial Statements set forth in Appendix F to this proxy statement.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows from Operating Activities

     Operating activities utilized $8.4 million in cash flow during the first six months of fiscal year 2003 compared to $14.8 million utilized during the same period in the prior fiscal year. When compared to the corresponding period in the prior year, the improvement in cash utilization was primarily due to the increase in net income, a reduction in the payment of accounts payable and accrued liabilities, offset by increases in accounts receivable and prepaids.

     As a result of our Global Restructuring and Optimization Plan, we made significant strides in the enhancement of our cash flow in fiscal year 2002. Operating activities provided $38.1 million in cash flow in fiscal year 2002 compared to $13.5 million of cash utilized in fiscal year 2001. These improvements in cash flows were primarily due to the positive impacts of: (i) a decrease in the levels of seed purchases for inventory reflecting improved production planning over our inventory level; (ii) a decrease in both production overhead and operating expenses resulting from the successful implementation of the Global Restructuring and Optimization Plan; and (iii) an improvement in collections of accounts receivable. These working capital improvements were partially offset by severance costs in connection with the Global Restructuring and Optimization Plan and a reduction in the level of accounts payable.

  Cash Flows from Investing Activities

     Investing activities provided $2.0 million in cash flow during the first six months of fiscal year 2003 compared to $35.5 million in the same period in the prior fiscal year. The variance is primarily due to $17.6 million of proceeds from the sale of a non-core business and $24.3 million of proceeds from the disposition of assets primarily related to an office building in Seoul, South Korea during last fiscal year. Capital expenditures remained consistent between the two fiscal periods.

     Capital expenditures increased to $14.9 million for the year ended September 30, 2002, from $14.3 million in the prior fiscal year. The increase was partly due to a $5.2 million investment that primarily related to a production facility, which is being utilized to consolidate our South Korean operations and to enhance our growth strategy in the Far East market. Additionally, $2.3 million of capital expenditure was attributable to the expansion of our Hungarian facility in order to consolidate large seed operations in Europe. Other investing activities for the year ended September 30, 2002 included approximately $28.5 million in proceeds from the sale of assets, primarily relating to the sale of an office building in Seoul, South Korea and $17.6 million from the sale of a non-core business.

     During fiscal year 2001, we sold our properties in Saticoy (California), Filer (Idaho) and Vineland (New Jersey) as part of our efforts to reduce and consolidate our operation and production facilities. Other investing activities for the year ended September 30, 2001 included approximately $14.1 million in proceeds from the sale of non-operating assets.

  Cash Flows from Financing Activities

     We have issued 10,830 shares of our Class C preferred stock to Savia for a total purchase price of $108.3 million. These shares accrue dividends quarterly at a rate of 10.0% per year. In October and November 2000, we received an additional $31.9 million and $14.0 million, respectively, of capital contributions from Savia. We have agreed to pay dividends on these contributions at the same rate as the shares of Seminis Class C preferred stock. Through July 1, 2002, there were approximately $25.0 million of accrued and unpaid dividends on the outstanding shares of Seminis Class C preferred stock and additional capital contributions. We have also paid dividends of $12.7 million in the form of additional shares on the shares of Seminis Class C preferred stock, which are classified as additional paid in capital.

     Since December 2000, we have not received any further capital contributions from Savia and we have financed our operations through cash flows from operations and the disposition of assets.

     On October 1, 2002 the board of directors approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million into 4,670 shares of Seminis Class C preferred stock. Concurrently, the Seminis board of directors also adopted a resolution authorizing and directing an increase in the number of shares of preferred stock designated as Seminis Class C preferred stock from 14,400 shares to 16,688 shares.


     We had $4.5 million of accrued and unpaid dividends relating to our shares of Seminis Class B preferred stock at September 30, 2002. These accrued dividends are classified within mandatorily redeemable stock.

     Our total indebtedness as of March 28, 2003 was $283.1 million, of which $223.3 million were borrowings under our existing syndicated credit facility. We had $13.0 million, $10.8 million, $6.9 million and $24.0 million of borrowings by our United States, Italian, Spanish and South Korean subsidiaries, respectively, and $5.1 million of borrowings by other foreign subsidiaries.


     As of September 30, 2000, we were not in compliance with certain covenants of our existing credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the credit facility or recapitalization of the Company.



     On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, and $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.


     In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

     We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended credit agreement; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt as of September 30, 2002.

     On May 30, 2003, we and/or certain other parties entered into the amended and restated exchange agreement, the contribution agreement, the merger agreement, the stock purchase agreement and certain other related agreements pursuant to which Fox Paine, the continuing stockholders and the Additional Purchasers will acquire all outstanding shares of Seminis common stock.



     Prior to the consummation of the merger and pursuant to the terms of the amended and restated exchange agreement, Savia will exchange all of its outstanding shares of Seminis Class C preferred stock (including accrued PIK Dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK Dividends) of $46.7 million and accrued and unpaid dividends for 37.7 million shares of Seminis Class A common stock and cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million. For additional details regarding the exchange, see "Special Factors -- Structure of the Transaction."



     Although we have met our obligations and covenant requirements under the amended credit facility through March 28, 2003, we must successfully execute a refinancing plan prior to December 31, 2003 in order to meet the final maturity of the facility. The consummation of the proposed transaction would require the Company's existing credit facility to be refinanced. It is anticipated that the proposed transaction would be funded, in part, by financing arranged by the newly-formed acquisition company. For additional details regarding the financing of the merger and related transactions, see "Financing for the Merger and Related Transactions." There can be no assurances that the merger and related transactions will be consummated. Failure to comply with existing covenants in the amended credit facility, which would make the facility callable, or our inability to refinance the facility prior to December 31, 2003, could have a material adverse impact on our business, results of operations or financial condition.


     Seminis' exposure to foreign currency fluctuations is primarily due to foreign currency gains or losses that occur from intercompany receivables and payables between Seminis and its foreign subsidiaries and from the U.S. dollar denominated loan, originated by SVS Holland, B.V., a foreign subsidiary of Seminis. Seminis did not have any material outstanding hedging contracts as of March 28, 2003.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, restructuring costs and contingencies and litigation, on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe that the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our consolidated financial statements.

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Many of our customers are located in foreign jurisdictions where payment terms and the timing of collections can differ from domestic transactions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Our inventory is recorded at the lower of cost or market. The value of each seed variety in inventory is dependent upon various quality characteristics, which deteriorate over time. Write-downs of inventory to market value are based upon assumptions about future demand and market conditions, the success of our sales programs and the shelf life of the seeds. If actual market conditions and sales results are less favorable than those projected by management, additional inventory write-downs may be required.

     We are subject to proceedings, lawsuits, other claims related to seedmen's errors and omissions, environmental, labor and other matters. We assess the likelihood of adverse judgments or outcomes to these matters as well as the range of potential losses. A determination of the reserves required, if any, is made after careful analysis. The required reserves may change in the future due to new developments.

     We have recorded reserves in connection with restructuring our business. These reserves principally include estimates related to employee separation costs, the consolidation or closing of facilities and the valuation of certain assets, including inventory. Actual costs could be different from those estimated.

     In assessing the recoverability of our goodwill and long-lived assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy and/or market conditions, we may be required to record impairment charges for these assets not previously recorded. On October 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which required us to analyze our goodwill for impairment issues during fiscal year 2002 and on a periodic basis thereafter.

     The carrying value of our deferred tax assets is dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. We established a valuation allowance against certain of our deferred tax assets due to uncertainties related to the ability to utilize these assets, primarily consisting of net operating losses carried forward and foreign tax credits, before they expire. The valuation allowance is based on our estimates of taxable income by each jurisdiction in which we operate and the period over which the assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, the valuation allowance would change and could materially impact our financial position and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 141, "Business Combinations," was effective for the company on July 1, 2001. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method.

     SFAS No. 142, "Goodwill and Other Intangible Assets," was effective for the Company for fiscal years beginning after December 15, 2001, but was adopted early as of the beginning of fiscal year 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. We have ceased the amortization of goodwill due to our adoption of SFAS No. 142 and no impairment was required in fiscal year 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Management has not yet determined the impact, if any, of the adoption of this standard on the financial position or results of operation of the Company.

     In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002. We do not expect SFAS No. 144 to have a material effect on our consolidated financial position, results of operations or cash flows.

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections." Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions" are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flows.

     In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)."

     SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan.

     The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

     On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002.

MARKET RISK DISCLOSURES

     We do not have any financial instruments held for trading purposes and do not hedge any of our market risks with derivative instruments.

     The currencies that experienced significant fluctuations in fiscal year 2002 were the European Monetary Union Euro, Argentinean Peso and Brazilian Real. Our primary market risk exposure relates to foreign currency fluctuations in connection with foreign currency gains or losses that occur from intercompany receivables and payables between us and our foreign subsidiaries and from the United States Dollar denominated loan under our existing credit facility originated by SVS Holland, B.V., one of our foreign subsidiaries.

     The fair value of short-term borrowings approximates cost due to the short period of time to maturity. The fair value of long-term debt was estimated based on current interest rates available to Seminis for debt instruments with similar terms, degrees of risk and remaining maturities. The interest expense would be impacted by $2.5 million with a fluctuation of 100 basis points. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Seminis could realize in a current market exchange.

     The fair value of Seminis' borrowing arrangements and other financial instruments is as follows:

                                                    AT SEPTEMBER 30, 2002     AT SEPTEMBER 30, 2001
                                                      ASSET (LIABILITY)         ASSET (LIABILITY)
                                                   ------------------------   ----------------------
                                                   CARRYING                   CARRYING
                                                    AMOUNT     FAIR VALUE      AMOUNT     FAIR VALUE
                                                   --------   -------------   ---------   ----------
                                                              (IN MILLIONS)
Short-term borrowings............................  $(28,532)    $(28,532)     $(19,665)    $(19,665)
Asset (Liability)

PRINCIPAL AMOUNT BY EXPECTED MATURITY AS OF SEPTEMBER 30, 2002:

                                                                                                      TOTAL
                                                                                          THERE-    CARRYING    FAIR VALUE
                                 2003       2004       2005      2006         2007         AFTER      VALUE      9/30/02
                               --------   ---------   -------   -------   -------------   -------   ---------   ----------
                                                                          (IN MILLIONS)
Long-term debt (including
  current maturities)........  $(21,709)  $(214,930)  $(2,713)  $(2,719)     $(2,397)     $(5,534)  $(250,002)  $(250,002)
Asset (Liability)

PRINCIPAL AMOUNT BY EXPECTED MATURITY AS OF SEPTEMBER 30, 2002:

                                                                                                      TOTAL
                                                                                          THERE-    CARRYING    FAIR VALUE
                                 2003       2004       2005         2006         2007      AFTER      VALUE      9/30/02
                               --------   ---------   -------   -------------   -------   -------   ---------   ----------
                                                                (IN MILLIONS)
Long-term debt (including
  current maturities)........   (67,527)   (233,242)   (2,703)      (2,807)      (2,801)   (7,345)   (316,425)   (316,425)

                        MISCELLANEOUS OTHER INFORMATION

STOCKHOLDER PROPOSALS

     If the merger is not completed for any reason, stockholder proposals intended to be included in our proxy statement in connection with our 2003 Annual Meeting of stockholders must be received at Seminis' principal offices at 2700 Camino del Sol, Oxnard, California 93030-7967, marked to the attention of the secretary of Seminis, by a reasonable time before Seminis begins to print and mail proxy materials. Seminis has not yet determined when it would hold its 2003 Annual Meeting of stockholders if the merger is not completed. In addition, the stockholder must give timely notice, which must be delivered to or mailed and received at the principal executive offices of Seminis, not less than 60 days nor more than 90 days prior to the first anniversary of the date of the notice of the meeting of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date, stockholders must provide notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which Seminis first makes a public announcement of the meeting date. Any stockholder desiring to submit a proposal should do so by certified mail, return receipt requested. Stockholders should also note that, in addition to the requirement of timely receipt by Seminis of a proposal, a proposal must comply with the requirements of Section 14(a) of the Exchange Act to be included in the proxy solicitation material for the 2003 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other documents with the U.S. Securities and Exchange Commission under the Exchange Act. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at:

                              450 FIFTH STREET, NW
                              WASHINGTON, DC 20549

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Seminis, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Seminis at the offices of The Nasdaq Stock Market, Inc.


     Seminis, Seminis Acquisition, Seminis Merger Corp., Mexican SPC, Savia, Mr. Romo and certain of the continuing stockholders have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.


                             ---------------------


     You should rely only on the information contained in this proxy statement, or to which Seminis has referred you, to vote your shares at the special meeting. Seminis has not authorized anyone to provide you with information that is different. This proxy statement is dated August 8, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                          By Order of the Board of Directors

                                          Jorge F. Barrera Gutierrez,
                                          Secretary

August 8, 2003

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 30, 2003

                                  BY AND AMONG

                            SEMINIS ACQUISITION LLC,

                             SEMINIS MERGER CORP.,

                                      AND

                                 SEMINIS, INC.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I        CERTAIN DEFINITIONS.........................................    A-2

ARTICLE II       THE EXCHANGE AND THE DIVIDEND...............................    A-7
  SECTION 2.1.     The Exchange..............................................    A-7
  SECTION 2.2.     The Company Class B Preferred Stock Dividend..............    A-8
  SECTION 2.3.     Withholding Taxes.........................................    A-8

ARTICLE III      THE MERGER..................................................    A-8
  SECTION 3.1.     The Merger................................................    A-8
  SECTION 3.2.     Effective Time............................................    A-8
  SECTION 3.3.     Effects of the Merger.....................................    A-8
  SECTION 3.4.     Certificate of Incorporation and Bylaws...................    A-9
  SECTION 3.5.     Directors.................................................    A-9
  SECTION 3.6.     Officers..................................................    A-9
  SECTION 3.7.     Subsequent Actions........................................    A-9
  SECTION 3.8.     Effect on the Capital Stock...............................    A-9
  SECTION 3.9.     Dissenting Shares.........................................   A-10
  SECTION 3.10.    List of Other Equity Awards; Treatment of Other Equity
                   Awards....................................................   A-10
  SECTION 3.11.    Payment for Shares........................................   A-11

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-12
  SECTION 4.1.     Organization and Qualification; Subsidiaries..............   A-12
  SECTION 4.2.     Capitalization of the Company and its Subsidiaries........   A-13
  SECTION 4.3.     Authority Relative to this Agreement......................   A-14
  SECTION 4.4.     SEC Reports; Financial Statements.........................   A-15
  SECTION 4.5.     Proxy Statement...........................................   A-15
  SECTION 4.6.     Consents and Approvals, No Violations.....................   A-15
  SECTION 4.7.     No Default................................................   A-16
  SECTION 4.8.     No Undisclosed Liabilities; Absence of Changes............   A-16
  SECTION 4.9.     Compliance with Applicable Law............................   A-16
  SECTION 4.10.    Employee Benefit Matters..................................   A-17
  SECTION 4.11.    Labor Matters.............................................   A-18
  SECTION 4.12.    Intellectual Property.....................................   A-19
  SECTION 4.13.    Taxes.....................................................   A-20
  SECTION 4.14.    Absence of Litigation.....................................   A-21
  SECTION 4.15.    Material Contracts........................................   A-21
  SECTION 4.16.    Insurance.................................................   A-23
  SECTION 4.17.    Environmental Laws and Regulations........................   A-23
  SECTION 4.18.    Title to Real Properties; Encumbrances....................   A-24
  SECTION 4.19.    Tangible Personal Property; Sufficiency of Assets.........   A-25
  SECTION 4.20.    Affiliate Transactions....................................   A-25
  SECTION 4.21.    Suppliers and Customers...................................   A-26
  SECTION 4.22.    Information in Financing Documents........................   A-26
  SECTION 4.23.    State Takeover Statute Inapplicable.......................   A-26

                                                                                PAGE
                                                                                ----
  SECTION 4.24.    Brokers...................................................   A-26
  SECTION 4.25.    Opinion of Financial Advisor..............................   A-26
  SECTION 4.26.    Company Information.......................................   A-26

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF PARENT AND
                   MERGER SUB................................................   A-26
  SECTION 5.1.     Organization..............................................   A-26
  SECTION 5.2.     Authority Relative to this Agreement......................   A-27
  SECTION 5.3.     Consents and Approvals; No Violations.....................   A-27
  SECTION 5.4.     Capitalization............................................   A-27
  SECTION 5.5.     Proxy Statement; Information..............................   A-28
  SECTION 5.6.     Brokers...................................................   A-28
  SECTION 5.7.     Financing.................................................   A-28
  SECTION 5.8.     Ownership of Shares.......................................   A-29
  SECTION 5.9.     Parent/FPSH Agreements....................................   A-29
  SECTION 5.10.    Parent Information........................................   A-29

ARTICLE VI       COVENANTS...................................................   A-29
  SECTION 6.1.     Stockholders Meeting......................................   A-29
  SECTION 6.2.     Proxy Statement...........................................   A-29
  SECTION 6.3.     Conduct of Business of the Company........................   A-30
  SECTION 6.4.     Notification of Certain Matters...........................   A-32
  SECTION 6.5.     Access to Information.....................................   A-32
  SECTION 6.6.     Additional Agreements, Commercially Reasonable Efforts....   A-33
  SECTION 6.7.     Public Announcements......................................   A-34
  SECTION 6.8.     Indemnification...........................................   A-34
  SECTION 6.9.     Contributions to Parent...................................   A-36
  SECTION 6.10.    No Solicitation...........................................   A-36
  SECTION 6.11.    Resignation of Directors..................................   A-37
  SECTION 6.12.    Solvency Opinion..........................................   A-38
  SECTION 6.13.    Related Agreements........................................   A-38
  SECTION 6.14.    Exchange Agreement........................................   A-38
  SECTION 6.15.    Privilege.................................................   A-38
  SECTION 6.16.    Employee Matters..........................................   A-38
  SECTION 6.17.    Merger Sub Charter Amendment..............................   A-38

ARTICLE VII      CONDITIONS TO CONSUMMATION OF THE MERGER....................   A-39
  SECTION 7.1.     Conditions to the Merger..................................   A-39
  SECTION 7.2.     Conditions to Each Party's Obligations to Effect the
                   Merger....................................................   A-40

ARTICLE VIII     TERMINATION; AMENDMENT; WAIVER..............................   A-41
  SECTION 8.1.     Termination...............................................   A-41
  SECTION 8.2.     Effect of Termination.....................................   A-41
  SECTION 8.3.     Fees and Expenses.........................................   A-42
  SECTION 8.4.     Amendment.................................................   A-42
  SECTION 8.5.     Waiver....................................................   A-42

                                                                                PAGE
                                                                                ----
ARTICLE IX       MISCELLANEOUS...............................................   A-43
  SECTION 9.1.     Nonsurvival of Representations and Warranties.............   A-43
  SECTION 9.2.     Entire Agreement; Assignment..............................   A-43
  SECTION 9.3.     Severability..............................................   A-43
  SECTION 9.4.     Notices...................................................   A-43
  SECTION 9.5.     Governing Law; Consent to Jurisdiction; Waiver of Jury       A-44
                   Trial.....................................................
  SECTION 9.6.     Specific Performance......................................   A-45
  SECTION 9.7.     Interpretation............................................   A-45
  SECTION 9.8.     Parties in Interest.......................................   A-45
  SECTION 9.9.     Performance by Others.....................................   A-45
  SECTION 9.10.    Counterparts..............................................   A-45

EXHIBIT A -- Certificate of Merger...........................................    A-1

EXHIBIT B -- Stock Purchase Agreement........................................    B-1

EXHIBIT C -- Contribution Agreement..........................................    C-1

EXHIBIT D -- Financing Commitment Letters....................................    D-1

EXHIBIT E -- Shares of Company Common Stock to be Contributed to Parent......    E-1

EXHIBIT F -- Equity Commitment Letter........................................    F-1

EXHIBIT G -- Foreign Investment in Real Property Tax Act Affidavits..........    G-1

EXHIBIT H -- By-laws of Merger Sub...........................................    H-1

Company Disclosure Schedule

Parent Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2003 (this "Agreement"), is made by and among Seminis Acquisition LLC, a Delaware limited liability company ("Parent"), Seminis Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Seminis, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company has authority to issue 288,000,000 shares of capital stock consisting of: (1) 278,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock"), of which (a) 211,000,000 shares are designated Class A Common Stock, par value $.01 per share (the "Company Class A Common Stock"), 18,978,291 of which were outstanding as of April 29, 2003 and
(b) 67,000,000 shares are designated Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock"), 45,142,508 of which were outstanding as of April 29, 2003, and (2) 10,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which (a) 25,000 shares are designated Class A Redeemable Preferred Stock, par value $.01 per share (the "Company Class A Preferred Stock"), none of which are outstanding, (b) 25,000 shares are designated Class B Redeemable Preferred Stock, par value $.01 per share (the "Company Class B Preferred Stock"), 25,000 of which were outstanding as of April 29, 2003 and (c) 16,688 shares are designated Class C Redeemable PIK Preferred Stock, par value $.01 per share (the "Company Class C Preferred Stock"), 16,688 of which were outstanding as of April 29, 2003;

     WHEREAS, each share of Company Class A Common Stock is entitled to one vote per share and each share of Company Class B Common Stock is entitled to three votes per share;

     WHEREAS, Parent and its Affiliates own an aggregate of 3,199,361 shares of Company Class A Common Stock and 42,823,515 shares of Company Class B Common Stock as of the date hereof, and Parent and its Affiliates will own an aggregate of 41,554,346 shares of Company Class A Common Stock and 42,823,515 shares of Company Class B Common Stock as of the Closing Date;

     WHEREAS, Affiliates of Parent have proposed to the board of directors of the Company (the "Company Board") a transaction pursuant to which Parent would, among other things, acquire the outstanding shares of Company Common Stock not owned by Parent or its Affiliates;

     WHEREAS, the Company Board has established a special committee of the Company Board comprised solely of directors unaffiliated with Parent or its Affiliates (the "Special Committee") to consider such proposal and make a recommendation to the Company Board with respect thereto;

     WHEREAS, the Special Committee and the Company Board, based on the recommendation of the Special Committee, (a) have determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of the Company's stockholders (other than Parent and its Affiliates), and (b) have approved (i) this Agreement and the Merger, pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Company Common Stock owned, directly or indirectly by Parent, Merger Sub or the Company, and except for any shares of Company Common Stock as to which appraisal rights are exercised and perfected pursuant to applicable law) will be converted into the right to receive $3.78 in cash (the "Per Share Amount"), and (ii) the Related Agreements and the Related Transactions;

     WHEREAS, the Special Committee and the Company Board, based on the recommendation of the Special Committee, have resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger;

     WHEREAS, immediately following the Merger, pursuant to the Stock Purchase Agreement, of even date herewith, among Fox Paine Seminis Holdings, LLC ("FPSH"), Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5) (the "ARG Trust"), Parent and Merger Sub (the "Stock Purchase Agreement"), FPSH will purchase shares of common stock, par value $.01 per share, of the Surviving Corporation (the "New Company Common Stock") from Parent on the terms and conditions set forth in the Stock Purchase Agreement (the "Stock Purchase");

     WHEREAS, as a condition and inducement to FPSH's willingness to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, FPSH has required certain Persons to enter into a voting agreement, of even date herewith (the "Voting Agreement"), pursuant to which, among other things, and subject to the terms and conditions therein, each Person (other than FPSH) party to the Voting Agreement agrees to vote, or cause to be voted, all shares of Company Common Stock beneficially owned by such stockholder in favor of the Merger;

     WHEREAS, the members of Parent (including the managing member) and the board of directors of Merger Sub have determined that this Agreement and the Merger are advisable, fair to and in the best interests of their respective company and members or corporation and stockholders (as applicable) and have approved this Agreement and the Merger; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person; provided that as used in this Agreement with respect to Parent, the term "Affiliate" or "Affiliates" means Affiliates of Parent, including Savia, Merger Sub and their respective Affiliates, other than the Company and its Subsidiaries. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

     "Agreement" shall have the meaning set forth in the preamble.

     "Acquisition Agreement" shall have the meaning set forth in Section
6.10(e).

     "ARG Trust" shall have the meaning set forth in the recitals.

     "Award List" shall have the meaning set forth in Section 3.10(a).

     "Award Cancellation Time" means the time that is immediately prior to the Effective Time.

     "Benefit Plans" shall have the meaning set forth in Section 4.10(a).

     "Certificate of Merger" shall have the meaning set forth in Section 3.2.

     "Certificate" shall have the meaning set forth in Section 3.8(d).

     "Closing" shall have the meaning set forth in Section 3.2.

     "Closing Date" shall have the meaning set forth in Section 3.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the preamble.

     "Company 2002 10-K" shall have the meaning set forth in Section 4.15(a).

     "Company Balance Sheet" means the audited balance sheet for the period ended September 30, 2002, contained in the Company's Form 10-K for the period ended September 30, 2002, filed with the SEC on January 14, 2003.

     "Company Board" shall have the meaning set forth in the recitals.

     "Company Class A Common Stock" shall have the meaning set forth in the recitals.

     "Company Class A Preferred Stock" shall have the meaning set forth in the recitals.

     "Company Class B Common Stock" shall have the meaning set forth in the recitals.

     "Company Class B Preferred Stock" shall have the meaning set forth in the recitals.

     "Company Class C Preferred Stock" shall have the meaning set forth in the recitals.

     "Company Common Stock" shall have the meaning set forth in the recitals.

     "Company Competing Transaction" means any recapitalization, merger, consolidation or other business combination involving the Company, or direct or indirect acquisition of shares of Company Common Stock representing 15% or more of the voting power of the Company (except for transactions contemplated by the Exchange Agreement or any amendment thereto) or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries, or any combination of the foregoing.

     "Company Credit Agreement" means the Credit Agreement among the Company, Seminis Vegetable Seeds, Inc., SVS Holland B.V., as borrowers, and Harris Trust and Savings Bank, individually and as administrative agent, and Bank of Montreal, Chicago Branch, individually and as syndication agent, and the lenders from time to time parties thereto, dated as of June 28, 1999, as amended through the date hereof.

     "Company Disclosure Schedule" means the schedule of disclosures delivered by the Company to Parent and Merger Sub concurrent with the execution of this Agreement.

     "Company Germplasm" means the germplasm actively used in the breeding or research programs of the Company and its Subsidiaries.

     "Company Intellectual Property" means the intellectual property rights used in the conduct of the business of the Company or its Subsidiaries, including all patents and patent applications, trademarks, trademark registrations and applications, domain names, copyrights and copyright registrations and applications, computer programs, technology, know-how, trade secrets, proprietary processes, inventions, service marks, original works of authorship and formulae, together with the goodwill associated with the foregoing.

     "Company's Knowledge" means the actual knowledge, after reasonable inquiry, of Eugenio Najera, Bruno Ferrari, C. Edward Green, Jose Manuel Madero, Gaspar Alvarez, Oscar Velasco, Salvador Alanis, Cristobal Cardenas, Enrique Osorio, Franco Campana, Jean Pierre Posa, Juliet Ream, Patrick Turner, Steve Witt, and, with respect to seedmen's claims only, Pieter Vandenberg.

     "Company Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate any of the transactions contemplated by this Agreement and the Related Agreements, including the Merger and the Related Transactions, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial or securities market fluctuations or conditions, (iii) changes in, or events or conditions affecting, the industries or businesses in which the Company and its Subsidiaries operate, or (iv) the announcement of the transactions contemplated by this Agreement or the Letter of Intent.

     "Company Permits" shall have the meaning set forth in Section 4.9.

     "Company Preferred Stock" shall have the meaning set forth in the recitals.

     "Company PVP Certificates" shall have the meaning set forth in Section 4.12(a).

     "Company SEC Documents " shall have the meaning set forth in Section
4.4(a).

     "Company Securities" shall have the meaning set forth in Section 4.2(a).

     "Company Stock Plans" shall have the meaning set forth in Section 3.10(a).

     "Company Stockholder Approval" means the vote of a majority of the voting power of the Company Common Stock (voting together as a single class) for the approval and adoption of this Agreement and the Merger.

     "Company Termination Fee" shall have the meaning set forth in Section
8.3(a).

     "Compensation Payment" shall have the meaning set forth in Section 4.10(d).

     "Confidentiality Agreement" shall have the meaning set forth in Section 6.5(a).

     "Contribution Agreement" means the Contribution Agreement of even date herewith among Parent, the Contributors (as defined therein), ARG Trust, Mexican SPC (as defined therein) and Mr. Alfonso Romo Garza, providing for the contribution of shares of Company Common Stock to Parent.

     "Controlled Group Liability" shall have the meaning set forth in Section 4.10(f).

     "Debt Financing" shall have the meaning set forth in Section 5.7(b).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Disinterested Stockholder Approval" shall have the meaning set forth in
Section 6.10(C).

     "Dissenting Shares" shall have the meaning set forth in Section 3.9.

     "Effective Time" shall have the meaning set forth in Section 3.2.

     "Employees" shall have the meaning set forth in Section 4.10(h).

     "Employment Agreements" shall have the meaning set forth in Section
4.10(h).

     "Environmental Claim" shall have the meaning set forth in Section 4.17(a).

     "Environmental Laws" means all applicable statutes, laws, ordinances, codes, common law, licenses, permits, rules, regulations, orders, demands, approvals, authorizations and similar items of any Governmental Entity relating to pollution or Hazardous Substances or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or emissions, discharges, releases, disposal or handling of any pollutants or Hazardous Substances.

     "ERISA" shall have the meaning set forth in Section 4.10(a).

     "ERISA Affiliate" shall have the meaning set forth in Section 4.10(c).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agreement" shall have the meaning set forth in Section 2.1.

     "Existing Policy" shall have the meaning set forth in Section 6.8(c).

     "Financial Statements" shall have the meaning set forth in Section 4.4(a).

     "Financing Commitment Letters" shall have the meaning set forth in Section 5.7(b).

     "Financing Documents" shall have the meaning set forth in Section 4.22.

     "FPSH" shall have the meaning set forth in the recitals.

     "FPSH Expenses" means all documented out-of-pocket fees and expenses actually and reasonably incurred by FPSH and its Affiliates or on their behalf in connection with any of the transactions contemplated by this Agreement and the Related Agreements (including fees and expenses payable to financing sources, investment bankers, consultants, counsel to any of the foregoing, accountants and legal counsel).

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Entity" shall have the meaning set forth in Section 4.6.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls, lead or lead-based paints or materials.

     "HMO" shall have the meaning set forth in Section 4.10(c).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" shall have the meaning set forth in Section 6.8(b).

     "Indebtedness" of any Person means (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and excluding ordinary operating leases), (b) any other obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) capital lease or sale-leaseback obligations, (e) all liabilities secured by any Lien on any property (other than ordinary operating leases), and (f) any guarantee or assumption of any of the foregoing in clauses (a) through (e) above or guaranty of minimum equity or capital or any make-whole or similar obligation or any other guarantee of indebtedness of a third party.

     "Insurance Policies" shall have the meaning set forth in Section 4.16.

     "IRS" means the U.S. Internal Revenue Service.

     "Key Employee" means any Chief Executive Officer, President, Executive Vice President or Senior Vice President or other employee of the Company or its Subsidiaries whose annual base salary (excluding bonuses and other non-salary compensation) exceeds $100,000.

     "Leased Real Property" shall have the meaning set forth in Section 4.18(a).

     "Lenders" shall have the meaning set forth in Section 5.7(b).

     "Letter of Intent" means the non-binding letter of intent, by and among Fox Paine & Company, LLC, Savia, ARG Trust, Servasa, S.A. de C.V. and Mr. Alfonso Romo, dated December 13, 2002, as amended.

     "Lien" means, with respect to any asset (including any security), any security interests, liens, claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property Leases, subleases, assignments, licenses or other agreements granting to any third party any interest in a Real Property Lease or any right to the use or occupancy of any Leased Real Property), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, options, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever in respect of such asset.

     "Material Contracts" shall have the meaning set forth in Section 4.15(a).

     "Merger" shall have the meaning set forth in the recitals.

     "Merger Consideration" shall have the meaning set forth in Section 3.8(d).

     "Merger Sub" shall have the meaning set forth in the preamble.

     "MS Common Stock" means shares of common stock, par value $.01 per share, of Merger Sub.

     "MS Preferred Stock" means shares of preferred stock, par value $.01 per share, of Merger Sub.

     "New Company Common Stock" shall have the meaning set forth in the recitals.

     "NOL Carryforwards" shall have the meaning specified in Section 4.13.

     "Outside Date" shall mean October 15, 2003, unless the commitment set forth in the Financing Commitment Letters (or in any replacement financing arrangement pursuant to Section 6.6(d)) shall have been extended or obtained until a date beyond October 15, 2003, in which event "Outside Date" shall mean the earlier of
(i) the date until which financing commitments have been extended or obtained, and (ii) November 30, 2003.

     "Owned Real Property" shall have the meaning set forth in Section 4.18(a).

     "Parent" shall have the meaning set forth in the preamble.

     "Parent Disclosure Schedule" means the schedule of disclosures delivered by Parent to the Company concurrent with the execution of this Agreement.

     "Parent Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or by the Related Agreements.

     "Paying Agent" shall have the meaning set forth in Section 3.11(a).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Discussions" shall have the meaning set forth in Section
6.10(a).

     "Permitted Liens" means (a) growers', mechanics', carriers', workers', repairers', materialmen's, warehousemen's, and other similar Liens arising in the ordinary course of the Company's business and either (i) for sums not yet due and payable or (ii) such Liens as are less than $100,000 in amount and are being contested in good faith and by appropriate proceedings, (b) Liens under the Company Credit Agreement, (c) Liens for current Taxes not yet due or payable or being contested in good faith or for supplemental Taxes for which the Company has not received a written notice of assessment, and (d) any other covenants, conditions, restrictions, reservations, rights and non-monetary Liens incurred or suffered in the ordinary course of business and that (i) do not materially detract from the current use of the applicable Real Property and (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     "Per Share Amount" shall have the meaning set forth in the recitals.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or "group" (as defined in the Exchange Act).

     "Proxy Statement" shall have the meaning set forth in Section 6.2.

     "Real Property" shall have the meaning set forth in Section 4.18(a).

     "Real Property Lease" shall mean any contract or agreement to which the Company or any of its Subsidiaries is a party relating to the lease of real property used by the Company or its Subsidiaries requiring annual payments in excess of (or reasonably expected to be in excess of) $100,000.

     "Record Date" shall mean the date on which holders of Company Common Stock on such date, as reflected on the Company's (or its transfer agent's) books and records, shall be entitled to vote at the Stockholders Meeting, such date determined in accordance with the Company's Bylaws and other applicable requirements.

     "Related Agreements" shall mean the Voting Agreement, the Contribution Agreement and the Stock Purchase Agreement.

     "Related Transactions" shall mean the transactions contemplated by the Related Agreements.

     "Restricted Shares" means shares of restricted stock granted under any Company Stock Plan.

     "Retained Options" shall have the meaning set forth in Section 3.10(a).

     "Retained Option Participants" shall have the meaning set forth in Section 3.10(a).

     "Savia" means Savia, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Special Committee" shall have the meaning set forth in the recitals.

     "Stock Option" shall have the meaning set forth in Section 3.10(a).

     "Stock Purchase" shall have the meaning set forth in the recitals.

     "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

     "Stockholders' Agreement" means the Stockholders' Agreement, of even date herewith, by and among Merger Sub and the Persons listed on the signature pages thereto.

     "Stockholders Meeting" shall have the meaning set forth in Section 6.1.

     "Subsidiary" means, with respect to any Person, any other Person, whether incorporated or unincorporated or domestic or foreign to the United States, of which (a) such first Person or any other Subsidiary of such first Person is a general partner (excluding such partnerships where such first Person or any Subsidiary of such first Person does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

     "Superior Transaction" shall have the meaning set forth in Section 6.10(e).

     "Surviving Corporation" shall have the meaning set forth in Section 3.1.

     "Tail Period" shall have the meaning set forth in Section 6.8(c).

     "Tax Returns" means all reports, returns, information returns, statements, declarations and certifications required to be filed with respect to Taxes.

     "Taxes" means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge, together with any related interest, penalty, addition to tax or additional amount.

     "Transmittal Documents" shall have the meaning set forth in Section
3.11(b).

     "Voting Agreement" shall have the meaning set forth in the recitals.

     "WARN Act" shall have the meaning set forth in Section 4.11(b).

                                   ARTICLE II

                         THE EXCHANGE AND THE DIVIDEND

     SECTION 2.1. The Exchange. Immediately prior to the Merger, and pursuant to, and subject to the conditions set forth in, the Amended and Restated Exchange Agreement, dated as of the date hereof, by and between the Company and Savia (the "Exchange Agreement"): the Company will issue to Savia an aggregate of 37,669,480 shares of Company Class A Common Stock and will pay to Savia an amount in cash as determined in accordance with the Exchange Agreement in exchange for (a) all of Savia's right, title and interest in and to 16,688 shares of Company Class C Preferred Stock (all of which shares of Company Class C Preferred Stock shall be surrendered, free and clear of any and all Liens) including the right to accrued but unpaid paid in kind dividends thereon, (b) any right, title or interest in or to any and all accrued and unpaid cash dividends on the Company Class C Preferred Stock, and
(c) any right, title or interest in or to any and all accrued and unpaid cash obligations on additional paid in capital and any other rights and claims with respect to any of the foregoing through the Effective Time.

     SECTION 2.2. The Company Class B Preferred Stock Dividend. Immediately prior to the Merger, the Company shall declare and pay a dividend equal to all accrued and unpaid dividends on the Company Class B Preferred Stock as of the payment date immediately preceding the Closing Date (which, as of April 25, 2003, are in an aggregate amount equal to $5,666,667), which payment shall be made in cash in accordance with the Company's certificate of incorporation and the certificate of designations for the Company Class B Preferred Stock.

     SECTION 2.3. Withholding Taxes. The amounts set forth in this Article II or Article III shall be subject to reduction for any applicable federal, state, local or foreign withholding Taxes. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

                                  ARTICLE III

                                   THE MERGER

     SECTION 3.1. The Merger. Subject to the conditions of this Agreement and in accordance with the DGCL, the parties hereto shall consummate the Merger pursuant to which (a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     SECTION 3.2. Effective Time. As soon as practicable after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The closing of the Merger (the "Closing") will take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. New York City time as soon as reasonably practicable (but in any event no later than the third business day) after satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such other conditions), or (b) at such other place or time and/or such other date as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

     SECTION 3.3. Effects of the Merger. The Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 3.4.  Certificate of Incorporation and Bylaws.

     (a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time, as amended in accordance with the Certificate of Merger attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law.

     (b) The bylaws of Merger Sub in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit H, shall be the bylaws of the Surviving Corporation until amended in accordance with their terms and applicable law.

     SECTION 3.5. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 3.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 3.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine in good faith or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 3.8. Effect on the Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

        (a) Each share of MS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of New Company Common Stock following the Merger.

        (b) Each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

        (c) Each share of Company Common Stock that is owned by or held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration, including the Merger Consideration, shall be delivered or deliverable in exchange therefor.

        (d) Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Sections 3.8(b) and 3.8(c) and any Dissenting Shares) held by each stockholder of the Company shall be converted into the right to receive an amount in cash (the "Merger Consideration") equal to the product of (A) the number of shares of Company Common Stock owned by such stockholder immediately prior to the Effective Time, and (B) the Per Share Amount. The Merger Consideration shall be payable to the holder of shares of Company Common Stock, without interest thereon, upon the surrender of the certificate or certificates formerly representing such shares of Company Common Stock (each, a "Certificate") in the manner provided in Section 3.11, less any required withholding of U.S. federal, state, local or foreign Taxes. From and after the Effective Time, all such shares of Company Common Stock so converted into the Merger Consideration shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of a Certificate or Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Certificates in accordance with Section 3.11 (or, with respect to Dissenting Shares, as provided in Section 3.9).

        (e) Each share of Company Class B Preferred Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall remain issued and outstanding or held as treasury stock, as the case may be, and shall be unaffected by the Merger.

     SECTION 3.9. Dissenting Shares. Anything in this Agreement to the contrary notwithstanding, each share of Company Common Stock or Company Class B Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such share of Company Common Stock or Company Class B Preferred Stock in accordance with Section 262 of the DGCL, if such Section 262 of the DGCL provides for appraisal rights for such shares of Company Common Stock or Company Class B Preferred Stock in the Merger ("Dissenting Shares"), shall not: (a) in the case of the Company Common Stock, be converted into or be exchangeable for the right to receive the Merger Consideration; or (b) in the case of the Company Class B Preferred Stock, remain issued and outstanding following the Merger, unless and until such holder of Company Common Stock or Company Class B Preferred Stock, as the case may be, fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall: (a) in the case of Company Common Stock, thereupon be treated as if such shares had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon; and (b) in the case of Company Class B Preferred Stock, remain issued and outstanding and unaffected by the Merger. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Class B Preferred Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights to appraisal with respect to the Merger; and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 3.10.  List of Other Equity Awards; Treatment of Other Equity
Awards.

     (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list (the "Award List") of each option to purchase shares of Company Common Stock (a "Stock Option") granted under each employee and director stock incentive or compensation plan, agreement or arrangement (the "Company Stock Plans") outstanding as of the date hereof (along with the exercise prices thereof). Stock Options held by any person permitted by Parent in writing on or after the date hereof to retain his or her Stock Options following the Award Cancellation Time (collectively, the "Retained Option Participants") are referred to as "Retained Options," to the extent such Person agrees to have such Stock Options treated as Retained Options. Parent may require that a Retained Option Participant, as a condition of having the Stock Options held by such Retained Option Participant be treated as Retained Options, agree in writing to be subject to certain restrictions on the transferability of any shares of New Company Common Stock that are acquired after the Effective Time upon the exercise of such Retained Options.

     (b) At the Award Cancellation Time, each then-outstanding Stock Option (whether vested or unvested), other than any Retained Option, shall be canceled and, in consideration of such cancellation, the Company shall pay to the holder as soon as practicable following the Award Cancellation Time, in full satisfaction of such Stock Option, less any applicable withholding tax, an amount in cash equal to the product of (i) the excess of the Per Share Amount over the exercise price per share of such unexercised Stock Option, if any, and
(ii) the number of shares of Company Common Stock subject to such Stock Option.

     (c) The Company shall (i) take all actions reasonably necessary to cause the actions and effects specified in Section 3.10(b) to occur, (ii) take all actions reasonably necessary, with Parent's assistance, to ensure that, effective as of the Award Cancellation Time, no holder of Stock Options, other than the Retained Option Participants, will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Stock Option or any other event, and (iii) provide its reasonable cooperation to Parent in connection with the actions contemplated by this Section 3.10, including seeking, on Parent's behalf, consents from the Retained Option Participants to have their Stock Options treated as Retained Options.

     SECTION 3.11.  Payment for Shares.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent") pursuant to a paying agent agreement providing for the matters set forth in this Section 3.11 and otherwise reasonably satisfactory to the Company. At, or promptly following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, make available to the Paying Agent for the benefit of holders of shares of Company Common Stock, as needed, the aggregate consideration to which such holders of shares of Company Common Stock shall be entitled at the Effective Time pursuant to Section 3.8(d). Such funds shall be invested in time deposits, treasury bills, or money market or other similar instruments as directed by the Surviving Corporation pending payment thereof by the Paying Agent to holders of the shares of Company Common Stock. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part thereof shall accrue to the benefit of the holders of shares of Company Common Stock.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding Certificate(s), whose shares of Company Common Stock were converted pursuant to Section 3.8(d) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate or Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and any other required documents, duly executed, the holder of such Certificate(s) shall be entitled to receive in exchange therefor (as promptly as practicable) the Merger Consideration in respect of all shares of Company Common Stock formerly represented by such surrendered Certificate(s), without any interest thereon, pursuant to Section 3.8(d). The Certificate(s) so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) is registered, it shall be a condition of payment that the Certificate(s) so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on the Certificate(s) or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Parent that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate(s) surrendered have been paid or are not applicable. Until surrendered in accordance with the provisions of and as contemplated by this
Section 3.11, any Certificate(s) (other than Certificate(s) representing shares of Company Common Stock subject to Sections 3.8(b) and (c) and other than Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration in cash without interest as contemplated by this Section 3.11. Upon the surrender of a Certificate(s) in accordance with the terms and instructions contained in the Transmittal Documents, the Surviving Corporation shall cause the Paying Agent to pay to the holder of such Certificate(s) in exchange therefor cash in an amount equal to the Merger Consideration (other than Certificate(s) representing shares of Company Common Stock subject to Sections 3.8(b) and (c) and other than Dissenting Shares).

     (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company.

If, after the Effective Time, a Certificate (other than those subject to Sections 3.8(b) and (c)) is presented to the Surviving Corporation, it shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 3.11. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate.

     (d) From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Company Common Stock represented by such Certificate except as otherwise provided herein or by applicable law.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration in accordance with Section 3.8(d) for shares of Company Common Stock represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) Promptly following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

     (g) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, subject to reduction only for any applicable federal, state, local or foreign withholding Taxes. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

     (h) Anything to the contrary in this Section 3.11 notwithstanding, to the fullest extent permitted by law, none of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company SEC Documents filed on or prior to the date hereof or in the Company Disclosure Schedule (it being understood that any matter set forth in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to the extent such matter is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 4.1.  Organization and Qualification; Subsidiaries.

     (a) To the Company's Knowledge, each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approvals, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of the Company. Section 4.1(a) of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries.

     (b) To the Company's Knowledge, each of the Company and its Subsidiaries is duly qualified or licensed and, if applicable, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) The Company does not own, directly or indirectly, any equity (other than equity of its Subsidiaries) or debt (other than debt of its Subsidiaries and other than short-term investments of the Company's working capital in high-grade commercial paper or similar high-grade, short-term instruments) or similar interest in any Person.

     SECTION 4.2.  Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of: (i) 278,000,000 shares of Company Common Stock, (A) 211,000,000 shares of which are designated as shares of Company Class A Common Stock and (B) 67,000,000 shares of which are designated as shares of Company Class B Common Stock and (ii) 10,000,000 shares of Company Preferred Stock, (A) 25,000 shares of which are designated as shares of Company Class A Preferred Stock, (B) 25,000 shares of which are designated as shares of Company Class B Preferred Stock and (C) 16,688 shares of which are designated as shares of Company Class C Preferred Stock. As of April 29, 2003, (i) 18,978,291 shares of Company Class A Common Stock were issued and outstanding, (ii) 45,142,508 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Class A Preferred Stock were issued and outstanding, (iv) 25,000 shares of Company Class B Preferred Stock were issued and outstanding and (v) 16,688 shares of Company Class C Preferred Stock were issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 29, 2003, a total of 4,170,854 shares of Company Class A Common Stock were reserved for issuance pursuant to outstanding Stock Options, and no other shares of Company Class A Common Stock are subject to issuance pursuant to Stock Options or awards of Restricted Shares. Immediately prior to the Effective Time, no shares of Company Class A Preferred Stock or Company Class C Preferred Stock will be outstanding and 25,000 shares of Company Class B Preferred Stock will be outstanding. Set forth in Section 4.2(a) of the Company Disclosure Schedule is a complete and accurate list of the Company Stock Plans and the number of shares of Company Common Stock reserved for issuance pursuant to Stock Options outstanding as of April 29, 2003 under each such Company Stock Plan, and no other shares of Company Common Stock are subject to issuance pursuant to such Company Stock Plans. Since April 29, 2003, no shares of capital stock of the Company have been issued other than pursuant to Stock Options set forth on the Award List, and since April 29, 2003, no Stock Options or Restricted Shares have been granted. Except as set forth above, and as contemplated by Section 2.1, there are no outstanding (i) shares of capital stock (including Restricted Shares) or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). Other than as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). All such shares have been validly issued, fully paid and nonassessable, and have been issued free of preemptive rights. There are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding equity equivalents, interests in the ownership or earnings or similar rights of any Subsidiary of the Company. There are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company.

     (c) The shares of Company Class A Common Stock constitute the only class of equity securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act. No Subsidiary of the Company owns any capital stock in the Company.

     (d) Other than the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries, or to the Company's Knowledge, any of the Company's stockholders, is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

     (e) To the Company's Knowledge, other than with respect to the Indebtedness set forth in Section 4.2(e) of the Company Disclosure Schedule, there is no Indebtedness of the Company or any of its Subsidiaries existing that contains any material restriction upon, or imposes any material penalty with respect to (i) the prepayment of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or its Subsidiaries, respectively, or (iii) the ability of the Company or its Subsidiaries to grant any of the Liens on its properties or assets contemplated by the Financing Commitment Letters.

     SECTION 4.3.  Authority Relative to this Agreement.

     (a) The Company has all the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval), to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except for obtaining the Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval), no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

     (b) (i) The Special Committee has been duly authorized and constituted, and (ii) the Special Committee, at a meeting thereof duly called and held on May 30, 2003, (A) determined that this Agreement, the Related Agreements, the Merger and the Related Transactions are fair to and in the best interests of the Company's stockholders (other than Parent and its Affiliates), (B) determined that this Agreement, the Related Agreements, the Merger and the Related Transactions should be approved and declared advisable by the Company Board and
(C) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

     (c) The Company Board, at a meeting thereof duly called and held on May 30, 2003, based on the recommendation of the Special Committee, (i) determined that this Agreement, the Related Agreements, the Merger and the Related Transactions are fair to and in the best interests of the Company and its stockholders

(other than Parent and its Affiliates), (ii) approved and declared advisable this Agreement and the Merger, and (iii) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

     SECTION 4.4.  SEC Reports; Financial Statements.

     (a) Since August 1, 2000, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (any such documents filed since August 1, 2000 and prior to the Closing Date collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed, or, in the case of registration statements, on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The financial statements included in the Company SEC Documents (the "Financial Statements")
(i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, (iii) have been prepared in accordance with GAAP as in effect as of the dates of such financial statements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved), and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that any Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount. The representations and warranties set forth in this Section 4.4(a) are made to the Company's Knowledge.

     (b) Except as otherwise available via the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) service, the Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of its two most recently completed fiscal years, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 14, 2000, and (iii) all other reports (other than Quarterly Reports on Form 10-Q) or registration statements filed by the Company with the SEC since March 14, 2000.

     SECTION 4.5. Proxy Statement. None of the information included in the Proxy Statement will, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent, FPSH or any of their respective Affiliates based on information supplied by Parent, FPSH or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

     SECTION 4.6. Consents and Approvals, No Violations. To the Company's Knowledge, no filing with or notice to, and no permit, authorization, consent or approval of, any federal, state, local or foreign court or tribunal or administrative, governmental, arbitral or regulatory body, agency or authority (a "Governmental Entity"), is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the Related Agreements or the consummation by the

Company of the transactions contemplated hereby or thereby, except (a) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Certificate of Merger pursuant to the DGCL, (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect, and (d) with respect to the Stock Purchase Agreement only, in connection with the requirements of the HSR Act and the rules and regulations in foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement or the Related Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, alteration or acceleration, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, capital stock or assets may be bound or result in the loss or impairment of the Company's or any of its Subsidiary's right to use the Company Intellectual Property, Company PVP Certificates or Company Germplasm, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 4.7. No Default. To the Company's Knowledge, none of the Company or any of its Subsidiaries is in default, breach or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default, breach or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 4.8.  No Undisclosed Liabilities; Absence of Changes.

     (a) Except (i) for liabilities incurred since September 30, 2002 in the ordinary course of business consistent with past practice, or (ii) for liabilities and obligations reasonably required by the Merger or any other transactions contemplated by this Agreement or the Related Agreements, neither the Company nor any of its Subsidiaries has, or has incurred since September 30, 2002, any material liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise, that would be required to be reflected or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company and its Subsidiaries prepared in accordance with GAAP.

     (b) Other than as reasonably required by this Agreement and the Related Agreements, to the Company's Knowledge, (i) since September 30, 2002 and prior to the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and
(ii) since December 27, 2002 and prior to the date hereof, the Company has not taken any of the actions set forth in paragraphs (a) through (q) of Section 6.3.

     (c) Since September 30, 2002, there has not been any Company Material Adverse Effect.

     SECTION 4.9. Compliance with Applicable Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted ("Company Permits");

(b) there has not occurred any default under, or violation of, or failure of compliance under, any such Company Permit; (c) the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance, regulation, order, judgment, injunction, writ or decree of any Governmental Entity; and (d) there is (and during the past two years, there has been) no claim, action, proceeding, review or investigation pending or threatened against the Company or any Subsidiary of the Company or any of their respective products by, on behalf of or before any Governmental Entity.

     SECTION 4.10.  Employee Benefit Matters.

     (a) Section 4.10(a) of the Company Disclosure Schedule sets forth a complete list of all material employee, consultant or director benefit plans, arrangements or agreements, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, termination, indemnity, employment, change of control or fringe benefit plan, program, arrangement or agreement that provides benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of its Subsidiaries could have a material liability (collectively, the "Benefit Plans"). The Company has made available to Parent for each Benefit Plan, if applicable, true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof) and any amendment thereto, (ii) the most recent summary plan description (or similar document), (iii) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iv) the most recent actuarial report, and (v) the most recent determination letter from the IRS (if applicable).

     (b) Section 4.10(b) of the Company Disclosure Schedule contains a complete and accurate list of all Key Employees, setting forth their respective names, current positions, salaries and target bonuses.

     (c) (i) Each Benefit Plan has been maintained and administered in material compliance with its terms and with all applicable laws including ERISA and the Code; (ii) each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and, to the Company's Knowledge, no event has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan; (iii) neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability or penalty under Sections 4975 or 4976 of the Code or Sections 409 or 502(i) of ERISA; (iv) there are no pending, or to the Company's Knowledge threatened, claims against or otherwise involving any of the Benefit Plans (other than routine claims for benefits); (v) no Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC, and no such audit or investigation is pending or, to the Company's Knowledge, threatened; (vi) all contributions or other payments required to be made, as well as all required filings with Governmental Entities required to be made, as of the date of this Agreement to or pursuant to the Benefit Plans with respect to the Company or any of its Subsidiaries have been made; (vii) neither the Company nor any entity under "common control" with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA);
(viii) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any "withdrawal liability" (as defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full; (ix) neither the Company nor any of its Subsidiaries has any obligation for retiree health or life benefits, other than benefits mandated by applicable law; (x) the Company or its Subsidiaries may amend or terminate any of the Benefit Plans without incurring any material liability thereunder; (xi) all amounts of deferred compensation benefits under any Benefit Plan have been properly accrued on the Financial Statements of the Company and its Subsidiaries to the extent required under GAAP; and (xii) each Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA is either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims.

     (d) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, consultant or director of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which has been made or will or may be made by the Company, any of its Subsidiaries, Parent or any of its Affiliates with respect to any employee, officer or director of the Company or its Subsidiaries (a "Compensation Payment") will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code, no amount of any Compensation Payment or benefit will fail to be deductible by the Company by reason of Section 162(m) of the Code, and no deduction that the Company has taken on any previously filed Tax return would reasonably be expected to be challenged as non-deductible pursuant to Section 162(m) of the Code.

     (e) No Benefit Plan is or has been subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

     (f) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under
Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of
Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that, in each case, arise solely out of, or relate solely to, the Benefit Plans listed in Section 4.10(a) of the Disclosure Schedule.

     (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with such laws and all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and
(iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

     (h) The Company acknowledges that Merger Sub has entered into certain employment-related agreements (the "Employment Agreements"), dated as of the date hereof, with the employees listed on Schedule 4.10(h) (the "Employees"), which are intended to supersede the Employees' existing employment agreements at the Effective Time. The Company confirms and acknowledges that (i) the Special Committee has been apprised of the material terms of the Employment Agreements and, by approving this Agreement, has authorized the Company to consent to permit the Employees to enter into the Employment Agreements (which the Company hereby does) and (ii) by entering into the Employment Agreements and performing their obligations thereunder, no Employee will be deemed to be in violation of his employment agreement listed on Schedule 4.10(h), and that neither Parent nor Merger Sub shall be deemed to be interfering with any contractual rights of the Company or the Company's relationship with the Employees.

     SECTION 4.11.  Labor Matters.

     (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout of any material nature pending, or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the immediately preceding three years there has not been any such action.

     (ii) Section 4.11(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all collective bargaining or similar agreements with any labor organization, or work rules or practices agreed to with any labor organization or employee association by the Company or any of its Subsidiaries.

     (iii) There are no material complaints, lawsuits or other proceedings pending or, to the Company's Knowledge, threatened in any forum by or on behalf of any present or former employee, consultant, officer or director of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach by the Company or its Subsidiaries of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     (b) The Company and its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any similar state, local or foreign law or regulation, as applicable. There has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries during the 90 -day period prior to the date of this Agreement.

     (c) Section 4.11(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all collective bargaining or similar agreements which were in place as of September 30, 2002, but have since been materially modified, renewed, renegotiated or superceded by one or more of the collective bargaining or similar agreements set forth in Section 4.11(a)(ii) of the Company Disclosure Schedule, none of which has resulted in a material increase in cost on an annual basis to the Company or its Subsidiaries under such modified, renewed, renegotiated or superseding agreement.

     SECTION 4.12.  Intellectual Property.

     (a) Section 4.12(a) of the Company Disclosure Schedule sets forth, (i) a complete and accurate list of all (A) patents and patent applications, (B) trademark and service mark registrations and applications, and (C) copyright registrations and applications for copyright registrations, currently owned by the Company or its Subsidiaries, in whole or in part, including jointly with others, in each case, in (1) Australia, Benelux, Brazil, Canada, Hungary, Japan, South Korea, Mexico, Morocco, New Zealand, the United Kingdom, the United States, as well as CTM and Madrid protocol jurisdictions, and (2) all other countries and jurisdictions (except, with respect to this clause (2), as would not, individually or in the aggregate, have a Company Material Adverse Effect),
(ii) the corporate names under which the Company or its Subsidiaries conduct business, (iii) the domain names currently owned by the Company or its Subsidiaries, (iv) all of the certificates of plant variety protection currently owned by the Company or its Subsidiaries ("Company PVP Certificates") and all applications by the Company or any of its Subsidiaries for certificates of plant variety protection; and (v) a list of all products sold by the Company and its Subsidiaries as of the date hereof.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) owns or has the right to use all Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) owns and possesses all right, title and interest in and to, or possesses the valid right to use, in the manner used by the Company and its Subsidiaries, all Company Germplasm and Company PVP Certificates.

     (c) To the Company's Knowledge, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Person has a right to receive from the Company any royalty or similar payment in respect of any item of Company Intellectual Property or Company Germplasm or Company PVP Certificate pursuant to any contractual or other arrangements entered into by the Company or any of its Subsidiaries, (ii) no former or present employees, officers, directors or Affiliates of the Company hold any right, title or ownership interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property, Company PVP Certificate or Company Germplasm,
(iii) except under confidentiality obligations, there has been no disclosure by the Company or any of its Subsidiaries of any confidential information or trade secrets or other proprietary information, and (iv) the Company and its Subsidiaries, as applicable, have taken reasonable steps to enforce the agreements that have been entered into by the Company's and its Subsidiaries' employees, consultants, contractors and other entities for ownership and confidentiality of the Company Intellectual Property, the Company PVP Certificates and the Company Germplasm. To the Company's Knowledge, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each current employee or consultant of the Company or any of its U.S. Subsidiaries who is a breeder and who has created Company Intellectual Property has executed an agreement with provisions covering ownership and confidentiality of the Company Intellectual Property (including, where applicable, Company Germplasm) and Company PVP Certificates. With respect to current employees or consultants of the Company or its Subsidiaries who are not covered by the immediately preceding sentence, to the Company's Knowledge, their failure to execute an agreement with provisions covering ownership and confidentiality of the Company Intellectual Property (including where applicable, Company Germplasm) and Company PVP Certificates, will not individually or in the aggregate have a Company Material Adverse Effect.

     (d) To the Company's Knowledge, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted (including the use of, or reliance upon, the Company Intellectual Property, the Company PVP Certificates and the Company Germplasm) does not infringe upon any intellectual property rights or any certificate of plant variety protection owned or controlled by any Person, except, as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) there are no material claims or suits pending or threatened, and neither the Company nor any of its Subsidiaries has received notice of any such material claim or suit (A) alleging that the conduct of the business of the Company or any of its Subsidiaries infringes upon or constitutes the unauthorized use of the proprietary rights (including with respect to any certificate of plant variety protection or any germplasm) of any Person or (B) challenging the ownership, use, validity or enforceability of the Company Intellectual Property, Company PVP Certificates or Company Germplasm, (iii) no material Company Intellectual Property or Company PVP Certificate is being violated or infringed upon by any Person, and (iv) there are no settlements, consents, judgments, orders or other agreements which restrict the Company's or any of its Subsidiary's rights to use any material Company Intellectual Property, material Company PVP Certificate or material Company Germplasm.

     (e) Except as would not individually, or in the aggregate, have a Company Material Adverse Effect, to the Company's Knowledge the Company and its Subsidiaries are in compliance with all requirements (including payment of filing, examination, or maintenance fees and proofs of working or use) relating to the maintenance of registrations of the Company Intellectual Property.

     (f) Solely for the purposes of this Section 4.12, "Company's Knowledge" means the actual knowledge, after reasonable inquiry, of Eujenio Najera, Bruno Ferrari, C. Edward Green, Jose Manuel Madero, Gaspar Alvarez, Oscar Velasco, Salvador Alanis, Cristobal Cardenas, Enrique Osorio, Franco Campana, Jean Pierre Posa, Juliet Ream, Patrick Turner, Steve Witt, Keith Redenbaugh and Thomas Kramer.

     SECTION 4.13. Taxes. The Company and its Subsidiaries have filed all material Tax Returns that are required by applicable laws to be filed by them, and such Tax Returns are complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any such material Tax Return. The Company and its Subsidiaries have paid all material Taxes which have or may become due and payable (whether or not shown on any Tax Return), other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the most recent consolidated balance sheet of the Company set forth in the Financial Statements. All material Taxes which the Company and its Subsidiaries are required by law to withhold and collect at or prior to Closing (including any such Taxes arising in connection with the transactions contemplated by Article II or Article III) have been, or will have been, duly withheld, collected and paid over, in each case, in a timely manner, to the proper taxing authorities to the extent due and payable. The Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any material Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year. Neither the Company nor any of its Subsidiaries (or any predecessor thereto) is a "consenting corporation" within the meaning of Section 341(f) of the Code. None of the Company or any of its Subsidiaries (a) has been a member of any consolidated, combined or unitary group (other than with the Company and its Subsidiaries) for Tax purposes, or
(b) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company and its Subsidiaries are not a party to any tax sharing agreement or arrangement (other than with the Company and its Subsidiaries). No material liens or encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith through appropriate proceedings. All of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods ending on or before September 30, 1995. All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority have been paid in full. There is no audit, examination, deficiency, or refund litigation pending with respect to any material Taxes and no taxing authority has given written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any material Taxes. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There are no outstanding assessments, claims or deficiencies for any material Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed, in each case in writing. None of the Company or any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries had net operating loss carryforwards reflected on its consolidated U.S. federal income Tax Return for the taxable year ended September 30, 2002 totaling not less than $84 million and the fiscal unit represented by three Dutch subsidiaries of the Company is expected to have net operating loss carryforwards reflected on its Dutch income Tax Return for such taxable year totaling not less than E32.6 million (the U.S. and Dutch net operating loss carryforwards together, the "NOL Carryforwards"), which NOL Carryforwards are subject to adjustment as a result of current or future audits by appropriate taxing authorities. Except as may result from this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby, none of the NOL Carryforwards is currently subject to limitation under Section 382 of the Code or Treasury Regulations Section 1.1502-15 or -21 (or any comparable provisions of Dutch tax law) or otherwise. Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

     SECTION 4.14. Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the Company's Knowledge, threatened against, affecting or involving the Company or any of its Subsidiaries, or any properties of the Company or any of its Subsidiaries, before any Governmental Entity, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award which has or would have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.15.  Material Contracts.

     (a) To the Company's Knowledge and except for contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended September 30, 2002 (the "Company 2002 10-K"), Section 4.15(a) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts and agreements (including oral agreements) of the Company and each of its Subsidiaries (such contracts and agreements, together with all contracts and agreements disclosed in Section 4.15(a) of the Company Disclosure Schedule or filed as exhibits to the Company 2002 10-K, being "Material Contracts"):

        (i) each contract, agreement and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company and each of its Subsidiaries or otherwise related to the businesses of the Company and each of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, under the terms of which the Company or any of its Subsidiaries: (A) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003; or (B) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate over the remaining term of such contract;

        (ii) each contract, agreement and other arrangement for the sale of inventory or other property or for the furnishing of services by the Company or any of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, that: (A) is likely to involve consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003; or (B) is likely to involve consideration of more than $1,000,000 in the aggregate over the remaining term of the contract;

        (iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

        (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancelable without penalty or further payment in excess of $200,000 and without more than 90 days' notice;

        (v) all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries or to any direct or indirect guaranty by the Company or any of its Subsidiaries of Indebtedness of any other Person, other than any such contracts or agreements as do not involve more than $100,000 individually or $500,000 in the aggregate;

        (vi) all material contracts, agreements, commitments, written understandings or other arrangements with any Governmental Entity, to which the Company or any of its Subsidiaries is a party;

        (vii) all contracts and agreements containing any provision or covenant limiting or purporting to limit the ability of the Company or any of its Subsidiaries in any material respect to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

        (viii) all material contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder or Affiliate (or any of their respective Affiliates), on the other hand;

        (ix)  all Real Property Leases;

        (x) all material license agreements under which the Company or any of its Subsidiaries has granted or received the right to use any Company Intellectual Property (other than licenses for readily available commercial software) or Company Germplasm; and

        (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Company Material Adverse Effect.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Material Contract: (i) is legal, valid and binding on the Company or its respective Subsidiary party thereto and, to the Company's Knowledge, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, shall be in full force and effect without penalty or other adverse consequence. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has received any written or, to the Company's Knowledge, oral notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other written or, to the Company's Knowledge, oral communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting the Company or any Subsidiary has waived or altered its rights thereunder, nor has the Company or any Subsidiary received any written or, to the

Company's Knowledge, oral notice that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract.

     (c) No other party to any Material Contract is, to the Company's Knowledge, in material breach thereof or default thereunder.

     (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the material real or personal properties or assets of the Company or any of its Subsidiaries, other than inventory in the ordinary course of business consistent with past practice.

     SECTION 4.16. Insurance. To the Company's Knowledge, the Company and its Subsidiaries have in full force and effect the material policies of fire, liability, errors and omissions and other forms of insurance listed in Section
4.16 of the Company Disclosure Schedule (such policies, the "Insurance Policies"), all of which policies have previously been provided to Parent. To the Company's Knowledge, the Insurance Policies are in full force and effect, and no notice of cancellation or non-renewal has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy that has not been cured by the payment of premiums that are due. To the Company's Knowledge, the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The Company or one of its Subsidiaries is the primary party to each such Insurance Policy. To the Company's Knowledge, since January 1, 2001, none of the insurers of the Company or any of its Subsidiaries has rejected or plans to reject, any insurance claim of the Company or its Subsidiaries in excess of $100,000.

     SECTION 4.17.  Environmental Laws and Regulations.

     (a) To the Company's Knowledge, (i) the Company and each of its Subsidiaries is in compliance with all Environmental Laws, except for such non-compliance that individually or in the aggregate would not have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) during the immediately preceding four years, neither the Company nor any of its Subsidiaries has received written or oral notice of, or is the subject of, any action or threatened action, cause of action, claim, investigation, demand or notice by any Person alleging material liability (including as a result of non-compliance) under any Environmental Law (an "Environmental Claim") including relating to the business of the Company or any of its Subsidiaries or relating to any contractor, subcontractor or agent of the Company or any of its Subsidiaries or relating in any way to any facilities, locations, or business previously owned, leased or operated by or on behalf of the Company or any of its Subsidiaries; (iii) there are no conditions or circumstances that are reasonably likely to result in any material liability of the Company or any of its Subsidiaries under any Environmental Law or prevent or interfere with any such compliance thereunder in the future, including relating to any contractor, subcontractor or agent of the Company or any of its Subsidiaries or relating to the business of the Company or any of its Subsidiaries, or relating in any way to any facilities, locations, or business previously owned, leased or operated by or on behalf of the Company or any of its Subsidiaries; (iv) none of the properties owned or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, except for matters that are not reasonably likely to give rise to any material liability for the Company or any of its Subsidiaries, and (v) no Hazardous Substances has been disposed of, released or transported in violation of any applicable Environmental Law from any of the properties owned or operated by the Company or any of its Subsidiaries, except for matters that are not reasonably likely to give rise to any material liability for the Company or any of its Subsidiaries. There are no permits or other governmental authorizations held by the Company or any of its Subsidiaries or required for the Company's business that are required to be transferred or reissued, or that are otherwise prohibited from being transferred or reissued, pursuant to any Environmental Laws as a result of the transactions contemplated by this Agreement or the Related Agreements, except for those the failure of which to possess would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company's Knowledge, the Company has provided to Parent all environmental assessments, reports, data, results of investigations, or compliance or other environmental audits conducted by or for the Company or any of its Subsidiaries, or otherwise relating to the Company's or any Subsidiary's business or properties (owned, leased or operated) in the possession or control (direct or indirect) of the Company or any of its Subsidiaries. For purposes of this Section 4.17(a) only, the term "material liability" shall mean any liability in excess of $100,000.

     (b) There are no Environmental Claims that would, individually or in the aggregate, have a Company Material Adverse Effect that are pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or is reasonably likely to have been retained or assumed either contractually or by operation of law.

     (c) The only representations and warranties given in respect of environmental matters and agreements relating thereto are those contained in this Section 4.17 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of environmental matters or agreements relating thereto.

     (d) The disclosures made in Section 4.17 of the Company Disclosure Schedule and the matters identified in Section 4.17 of the Company Disclosure
Schedule in the document entitled Addendum to Environmental Health and Safety Documents (excepting therefrom the matters identified in Section 4.17 of the Company Disclosure Schedule in the document entitled Environmental Health and Safety Documents) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 4.18.  Title to Real Properties; Encumbrances.

     (a) Section 4.18(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property (including land, buildings and other improvements) and interests in real property owned by the Company or its Subsidiaries (the "Owned Real Property"), including, for each parcel of Owned Real Property, a description thereof, including the approximate size and use of the property. Section 4.18(a)(ii) of the Company Disclosure Schedule also sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the "Leased Real Property"), which description shall include (for all Leased Real Property) a list of all leases and subleases (and amendments and modifications) pertaining thereto and approximate size of the premises leased thereunder, and the use of such premises. The Owned Real Property and the Leased Real Property shall be hereinafter collectively referred to as the "Real Property." The Company or its Subsidiaries has good and valid fee or leasehold title (as the case may be) to the Real Property, free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Permitted Liens do not and will not impair or adversely affect the value of any Real Property, the current or contemplated (the term "contemplated," as used in this Section 4.18(a), meaning contemplated or planned prior to the Closing Date) use, occupancy or operation thereof, or the business, operations or condition (financial or otherwise) of the Company or any of its Subsidiaries. All aspects of the Real Property are in compliance in all respects with any and all restrictions and other provisions included in the Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The Real Property constitutes, in the aggregate, all of the real property used to conduct the business of the Company and its Subsidiaries in the manner conducted prior to the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on, under, over or within each of the Real Properties and all other aspects of each of the Real Properties: (i) are in good operating condition and repair and are structurally sound and free of any material defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; (ii) consist of sufficient land and improvements and lawful means of access and utility service to permit the use thereof in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted; and (iii) are located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Real Property for all purposes related to the current operations of the Company and its Subsidiaries and are otherwise suitable and adequate for their current use, operation and occupancy.

     (c) There are no pending or, to the Company's Knowledge, threatened material proceedings regarding the amount of the Taxes on, or the assessed valuation of, any Real Property, or relating to eminent domain or the condemnation of any portion of the Real Property, or impact fees, special assessments or similar matters with respect thereto. To the Company's Knowledge, no such action or proceeding is contemplated.

     (d) To the Company's Knowledge, all certificates, permits, variances or licenses from any Governmental Entity having jurisdiction over any of the Real Property and all agreements, easements or other rights that are necessary to permit the lawful use and operation of the buildings and improvements, in the manner such buildings and improvements are used and operated on any of the Real Property have been obtained and are in full force and effect and there is no pending threat of modification or cancellation of any of same, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (e) To the Company's Knowledge, all of the Real Property Leases are valid, binding and in full force and effect. True and complete copies of the Real Property Leases have previously been delivered to Parent, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. The lessee (identified in Section 4.18(a)(ii) of the Company Disclosure Schedule) under each Real Property Lease is now in possession of the Leased Real Property. There is no pending or, to the Company's Knowledge, threatened suit, action or proceeding that might interfere with the quiet enjoyment of each tenant. There are no outstanding defaults or circumstances that, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Real Property Lease. The Company and its Subsidiaries have not assigned, mortgaged, pledged or otherwise encumbered, in any material manner, their interest, if any, under any Real Property Lease. Between the date hereof and the Closing, the Company or its Subsidiaries will exercise within the time prescribed in each Real Property Lease any option provided therein to extend or renew the term thereof, (i) so long as such Real Property Lease is still necessary for the conduct of the business of the Company and its Subsidiaries as conducted during the fiscal year ended September 30, 2002 and (ii) since such time an alternate lease has not been entered into with terms, in the aggregate, generally not less favorable to the Company or its Subsidiaries. As used herein, the term "lease" shall also include subleases, the term "lessor" shall also include any sublessor, and the term "lessee" shall also include any sublessee.

     SECTION 4.19.  Tangible Personal Property; Sufficiency of Assets.

     (a) The Company and its Subsidiaries have good and valid title, free and clear of all Liens (other than Permitted Liens), to all tangible personal property that they use in the operation of the business of the Company and its Subsidiaries, including all such tangible personal property reflected in the Company Balance Sheet as being owned by the Company and its Subsidiaries, except for such tangible personal property disposed of to third parties since September 30, 2002 in the ordinary course of business, consistent with past practice and which disposals would not, individually or in the aggregate, have a Company Material Adverse Effect. The tangible personal property of the Company and its Subsidiaries is generally in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended in all material respects.

     (b) Upon consummation of the Merger and the Related Transactions, the Company and its Subsidiaries will own or have valid rights to use all of the rights, facilities, assets, properties and interests which are used in, and are sufficient for, the operation of the business of the Company and its Subsidiaries in the manner in which such business was conducted during the fiscal year ended September 30, 2002 and since such time in all material respects.

     SECTION 4.20.  Affiliate Transactions.

     (a) To the Company's Knowledge, no Affiliate of Parent owns or has any interest in any material tangible personal property, Real Property or intangible personal property used in conducting the business of the Company and its Subsidiaries in the manner in which such business was conducted during the fiscal year ended September 30, 2002 and since such time in all material respects;

     (b) Other than for compensation as an employee of the Company payable in the ordinary course of business consistent with past practice and except as reflected in the Company SEC Documents, to the

Company's Knowledge, no Affiliate of Parent has entered into any transactions with the Company or its Subsidiaries that are required to be disclosed in the Company SEC Documents;

     (c) To the Company's Knowledge, upon consummation of the transactions contemplated by Section 2.1, there will be no outstanding loans or other similar advances due and owing to Parent or its Affiliates by the Company or any of its Subsidiaries; and

     (d) To the Company's Knowledge, (i) no Affiliate of Parent provides, or causes to be provided to the Company or any of its Subsidiaries any rights, interests, assets, facilities, properties, goods or services, and (ii) neither the Company nor any of its Subsidiaries provides, or causes to be provided, to an Affiliate of Parent any rights, interests, assets, facilities, properties, goods or services.

     SECTION 4.21. Suppliers and Customers. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since September 30, 2002, no licensor, vendor, supplier, grower, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Company's Knowledge, no such Person has notified the Company of its intention to do so.

     SECTION 4.22. Information in Financing Documents. None of the information supplied or to be supplied by the Company for the purpose of inclusion or incorporation by reference in any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement (the "Financing Documents") will, at the date delivered, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.23. State Takeover Statute Inapplicable. The Company Board and the Special Committee have approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby as required under any applicable state takeover laws so that any such state takeover laws (including the prohibitions under Section 203 of the DGCL) will not apply to this Agreement or the Related Agreements or any of the transactions contemplated hereby or thereby.

     SECTION 4.24. Brokers. Other than Merrill Lynch & Co. (a true and complete copy of whose engagement agreement has been delivered to Parent), no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Company.

     SECTION 4.25. Opinion of Financial Advisor. Merrill Lynch & Co. has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Common Stock (other than Parent and its Affiliates) is fair from a financial point of view to such holders.

     SECTION 4.26. Company Information. The Company has provided Parent and Merger Sub with all information so as to be responsive to each of the representations and warranties set forth in Article IV. In furtherance of the foregoing, the Company represents that it has not withheld any information required by the representations and warranties set forth in Article IV.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     SECTION 5.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements. Other than Parent's 100% ownership interest in Merger Sub, on the date hereof, neither Parent, nor Merger Sub owns any equity, debt or similar interest in any Person. Parent and Merger Sub have delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or other governing documents), as currently in effect, of Parent and Merger Sub. Merger Sub has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Merger.

     SECTION 5.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the members (including the managing member) of Parent and by the board of directors of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the other parties thereto, constitute valid, legal and binding agreements of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except that such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

     SECTION 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, any applicable antitrust or trade regulation laws, state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Merger Sub of this Agreement or the Related Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement or the Related Agreements by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except for those referred to above in this Section 5.3 and the approval of the Savia shareholders (which has been obtained), Parent and its Affiliates have received all approvals and consents of third parties, including shareholders, creditors and Governmental Entities, required to effect the transactions contemplated by the Exchange Agreement and the Contribution Agreement.

     SECTION 5.4.  Capitalization.

     (a) As of the date of this Agreement, 100% of the membership interests of Parent are owned as set forth on Section 5.4 of the Parent Disclosure Schedule. As of the date of this Agreement, Merger Sub has authority to issue (i) 1,000 shares of MS Common Stock, 1,000 of which shares are issued and outstanding, all of which issued and outstanding shares are owned by Parent, and (ii) 1,000 shares of MS Preferred Stock, none of which shares is issued or outstanding.

     (b) Immediately prior to the Effective Time, (i) Merger Sub shall have authority to issue 100,000,000 shares of MS Common Stock, 84,377,861 of which shares shall be issued and outstanding and all of which issued and outstanding shares will be owned by Parent, and (ii) 1,000 shares of MS Preferred Stock, none of which shares shall be issued or outstanding.

     (c) All the issued and outstanding shares of capital stock of, or other ownership interests in, each of Parent and Merger Sub have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of all Liens.

     SECTION 5.5.  Proxy Statement; Information.

     (a) None of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) A copy of all written material non-public financial information with respect to the Company or any of its Subsidiaries that Parent or Savia or their respective officers, directors, employees, investment bankers, attorneys, agents or representatives has provided to FPSH or any of its Affiliates or their respective investment bankers, attorneys, agents or representatives, has been provided or made available to the Special Committee or its advisors.

     (c) All material information requested in a letter from the Special Committee to Mr. Alfonso Romo Garza, as Chief Executive Officer and controlling stockholder (through Savia) of the Company, dated January 7, 2003, has, to Parent's knowledge, been provided or made available to the Special Committee or its advisors.

     SECTION 5.6. Brokers. Except as set forth in Section 5.6 of the Parent Disclosure Schedule, no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Parent or its Affiliates for which the Company would be liable either prior to or after the Effective Time (which, if scheduled, is identified by time period).

     SECTION 5.7.  Financing.

     (a) Attached hereto as (i) Exhibit B is a complete and correct copy of the Stock Purchase Agreement, and (ii) Exhibit C is a complete and correct copy of the Contribution Agreement. All of the agreements described in clauses (i) and
(ii) above are in full force and effect and have not been amended or modified.

     (b) The Special Committee has previously been provided with fully-executed commitment letters, highly confident letters and related documentation, copies of which are attached hereto as Exhibit D (the "Financing Commitment Letters"), from lenders (the "Lenders") relating to such debt financing as is necessary, together with the funds to be received by the Surviving Corporation pursuant to the Stock Purchase Agreement, to consummate the Merger, pay the cash amounts payable to the holders of Stock Options pursuant to Section 3.10, effect all re-financings of certain outstanding Indebtedness required as a result of the Merger or as required by the Financing Commitment Letters and pay the anticipated fees and expenses related to the Merger and the Related Transactions (the "Debt Financing"). On the date hereof, the Financing Commitment Letters are in full force and effect and have not been amended or modified in any respect. As of the date hereof, the Lenders have not advised Parent or any of its Affiliates of any facts which cause them to believe the financings contemplated by the Financing Commitment Letters will not be consummated substantially in accordance with the terms thereof.

     (c) Parent has been informed by FPSH that FPSH has the necessary power and authority to call the funds necessary to make the equity commitment contemplated by the Stock Purchase Agreement and Financing Commitment Letters, without need for any consent or approval of any Person and without any other condition to be satisfied (excluding customary conditions that have been previously disclosed to the Special Committee and those conditions set forth in the equity commitment letter attached hereto as Exhibit F). Attached hereto as Exhibit F is the fully-executed equity commitment letter providing such equity commitment necessary to consummate the transactions contemplated by the Stock Purchase Agreement, in full force and effect as of the date hereof, without amendment or modification in any respect, provided to FPSH by Fox Paine Capital Fund II, L.P.

     SECTION 5.8. Ownership of Shares. Except as set forth in the Related Agreements, on the Closing Date, Parent will beneficially and of record own 84,377,861 shares of Company Common Stock, free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law).

     SECTION 5.9. Parent/FPSH Agreements. A complete and correct copy of all material written arrangements or agreements between Parent or any of its Affiliates, on the one hand, and FPSH or its Affiliates, on the other hand, relating to their investment in the Surviving Corporation has been provided to the Special Committee.

     SECTION 5.10. Parent Information. Parent represents that neither it, nor the chief financial officer of Savia, is aware of any fact, event or circumstance that makes, or could reasonably be expected to make, the Company's representations and warranties set forth in Section 4.20 (Affiliate Transactions) not true and correct.


                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.1. Stockholders Meeting. The Company, acting through the Company Board in accordance with its certificate of incorporation and bylaws, shall, as promptly as practicable following the date of this Agreement and in consultation with Parent, take all action reasonably necessary, except as otherwise provided for herein, to seek approval and adoption of this Agreement and the Merger at a duly called and noticed meeting of the Company's stockholders (the "Stockholders Meeting").

     SECTION 6.2. Proxy Statement. Promptly following the date of this Agreement, the Company and Parent shall, except as otherwise provided for herein, cooperate in preparing a proxy statement or information statement that meets the requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the "Proxy Statement") to seek the approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable. The Company and Parent each agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. The Company will promptly notify Parent of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by Parent, and shall be reasonably acceptable to Parent. Parent will furnish (or cause to be furnished) to the Company the information relating to it and its Affiliates and FPSH and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement. The Company agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. Subject to Section 6.10, the Company shall include in the Proxy Statement the recommendation of the Special Committee and the recommendation of the Company Board that the Company's stockholders vote in favor of the approval and adoption of this Agreement and the Merger (as the same may be amended, modified or withdrawn in accordance with Section 6.10).

     SECTION 6.3. Conduct of Business of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement or the Related Agreements, the Company shall, and shall cause its Subsidiaries to,
(i) operate its business in the usual and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations and (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Sections 6.3(a)-6.3(q) of the Company Disclosure Schedule or the Related Agreements or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to, do any of the following:

        (a) amend or propose to amend its certificate of incorporation or bylaws (or other governing documents);

        (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as required by agreements with the Company's employees under the Company Stock Plans as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

        (d) (i) incur or assume any long-term or short-term indebtedness or issue any debt securities, other than borrowings under (A) the Revolving Credit (as defined in the Company Credit Agreement) or (B) those agreements for short term bank borrowings listed on Section 4.2(e) of the Company Disclosure Schedule under the heading "Seminis Korea;" provided that in no event shall outstanding borrowings pursuant to clause (B) exceed $25 million, in each case in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (v) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon other than Permitted Liens in the ordinary course of business, consistent with past practice;

        (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries;

        (f) (i) except as may be required by law or existing agreements, plans or arrangements as in effect as of the date hereof, or in the ordinary course of business consistent with past practice, pay, agree to pay, grant, issue or accelerate payments or benefits pursuant to any Benefit Plan in excess of the payments or benefits provided under such Benefit Plan as of the date hereof, (ii) except (A) for increases in the ordinary course of business consistent with past practice for employees other than officers and directors of the Company that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or (B) as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the salary or fees or benefits of any director, officer, consultant or employee, or (iii) except as may be required by law, amend (other than amendments made in the ordinary course of business consistent with past practice) or terminate any Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

        (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets (other than inventory in the ordinary course consistent with past practice) that, in the aggregate, are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole;

        (h) except as may be required as a result of a change in law or in GAAP, change any of the financial accounting principles or practices used by it;

        (i) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole; (iii) other than as contemplated by Section 6.3(j)(iii) of the Company Disclosure Schedule, authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under this clause (j);

        (k) make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Parent before filing or causing to be filed any material Tax Return of the Company or any of its Subsidiaries, except to the extent such Tax Return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

        (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or to the extent provided for in reserves specific to such claim, liability or obligation;

        (m) (i) permit any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and the Subsidiaries taken as a whole, to be canceled or terminated without notice to Parent unless the Company or one of its Subsidiaries shall have obtained a comparable replacement policy, or (ii) enter into any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and the Subsidiaries taken as a whole;

        (n) except in the ordinary course of business consistent with past practice, (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract, or (ii) amend, modify or change (in any material respect) any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

        (o) settle or compromise any pending or threatened material suit, action or claim;

        (p) enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other

     Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

        (q) (i) terminate the employment of, materially change the terms or conditions of employment of, or, as referenced by the Employee's waiver in the Employment Agreements, pay any severance amounts upon a voluntary termination of employment or "retirement" of, any of the individuals listed on Section 6.3(q)(i) of the Company Disclosure Schedule, (ii) amend or modify any of the employment agreements listed on Section 6.3(q)(ii) of the Company Disclosure Schedule, or (iii) amend or modify any of the letter agreements listed on Section 6.3(q)(iii) of the Company Disclosure Schedule; or

        (r) take, or agree in writing or otherwise to take, any of the actions prohibited in Sections 6.3(a) through (q).

     SECTION 6.4. Notification of Certain Matters. The Company, Merger Sub and Parent each shall give prompt notice to the others of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not affect the representations, warranties or covenants of the parties hereto or limit or otherwise affect the remedies available to the Company, Parent or Merger Sub hereunder.

     SECTION 6.5.  Access to Information.

     (a) Between the date hereof and the Effective Time, the Company will, upon reasonable request, give Parent and its authorized representatives (including
FPSH) and Persons providing or committed or proposing to provide the Company with financing and their representatives, reasonable access during normal business hours to employees, plants, offices, warehouses and other facilities and properties and to all books and records (including Tax Returns and work papers of the Company's independent auditors, when available) of the Company and its Subsidiaries, will permit Parent and its authorized representatives (including FPSH) to make such inspections (including any physical inspections or soil or groundwater investigations) as they may reasonably request and will instruct the officers and employees of the Company and those of its Subsidiaries to furnish to Parent and its authorized representatives (including FPSH) such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Parent may from time to time reasonably request; provided that the Company shall not be required to provide any such information if the Person receiving such information is not subject to a confidentiality agreement for the benefit of the Company; provided, further that in the event Parent or its authorized representatives or agents (including FPSH) elect to prepare Phase I environmental site assessments, equivalent analyses, or any other reports analyzing potential environmental, human health, or safety issues or liabilities based on the books and records of the Company, or access to the Company's employees, plants, etc., Parent shall promptly provide to the Company copies of any such reports (when executed and delivered), including cost estimates (if any). All information obtained by Persons pursuant to this Section 6.5(a) shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the confidentiality agreement, dated December 13, 2002, as supplemented by the letter to the Company dated January 10, 2003, by and among Savia, Fox Paine & Company, LLC, ARG Trust, Servasa, S.A. de C.V. and Mr. Alfonso Romo Garza (the "Confidentiality Agreement").

     (b) Prior to the Effective Time, the Company shall, and shall use commercially reasonable efforts to cause its accountants, counsel, agents and other representatives to, cooperate with Parent by providing information about the Company which is reasonably requested by Parent and its representatives (including FPSH) in connection with the preparation of the Financing Documents and such other documents and other reasonable requests with respect to such documents. Notwithstanding anything in this Agreement to the contrary, to the extent reasonably appropriate to assist the success of the Debt Financing, Parent may disclose, or cause its representatives to disclose, and at the request of Parent, the Company shall disclose information concerning the Company and its Subsidiaries and their respective businesses, assets and properties, and the Merger and the Related Transactions in the Financing Documents and to prospective financing sources in connection with the Merger, subject to the prior execution of a customary confidentiality agreement approved by the Company (which approval shall not be unreasonably withheld or delayed) executed by the recipient of any such information; provided that nothing in this Section 6.5(b) shall require the Company prior to Closing to sign a registration statement with respect to any securities.

     (c) Prior to the Effective Time, the Company shall, no later than 30 days following the end of each month and 45 days following the end of each quarter, prepare and deliver to Parent upon completion the balance sheet, income statement and statement of cash flows prepared in accordance with GAAP of the Company for each month ended between the date of this Agreement and the Effective Time. The Company shall promptly prepare all reasonably requested financial statements required to be included in the Financing Documents.

     SECTION 6.6.  Additional Agreements, Commercially Reasonable Efforts.

     (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, each of Savia, Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules or regulations to consummate and make effective as promptly as practicable the Merger and the Related Transactions and the other transactions contemplated by this Agreement and the Related Agreements, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the Related Transactions and the other transactions contemplated hereby and thereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party, including any Governmental Entity, and (ii) the satisfaction of the other parties' conditions to the consummation of the Merger and the Related Transactions. Without limiting this Section 6.6, Parent and the Company shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Merger and the Related Transactions. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate (subject to the Company's right to control) in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed).

     (b) The Company agrees to use its commercially reasonable efforts to cooperate with Parent in connection with its efforts to obtain any financing for Parent and/or the Surviving Corporation and its Subsidiaries in connection with consummation of the Merger, and Parent shall use its commercially reasonable efforts to obtain such financing for Parent and/or the Surviving Corporation and its Subsidiaries. At the reasonable request of Parent from time to time, the Company agrees to use its commercially reasonable efforts to cause members of its senior management to participate in the preparation of any Financing Documents reasonably requested by Parent and to participate in any "roadshow" or other presentations to potential investors in connection with the obtaining of any financing for Parent and/or the Company and its Subsidiaries in connection with the Merger.

     (c) Prior to the Effective Time, the Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity regarding any of the transactions contemplated by this Agreement or the Related Agreements. The Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall promptly inform the other parties hereto of, and if in writing, furnish the other parties with copies of (or, in the case of material oral communication, advise the other parties orally of) any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or the Related Agreements. If the Company or its Subsidiaries, on the one hand, or Parent or its Affiliates, on the other hand, receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger or the Related Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request. None of the Company or its Subsidiaries, on the one hand, or Parent or its Affiliates, on the other hand, shall participate in any meeting with any Governmental Entity with respect to the Merger or the Related Transactions unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. To the extent not otherwise provided in this Section 6.6(c), the Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall furnish the other parties hereto with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to the Merger or the Related Transactions, provided that either the Company or Parent or an Affiliate of Parent may redact any information from such correspondence, filings, and communications that discusses or reflects its valuation of the Merger or Related Transactions. Tax return filings in the ordinary course and Tax proceedings with a Governmental Entity shall not be subject to the above provisions of this Section 6.6(c). The Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall furnish the other parties hereto with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings or submissions of information to any Governmental Entity. To the extent that transfers of Company Permits are required as a result of execution of this Agreement or the Related Agree-ments or consummation of the Merger or the Related Transactions, the Company and Parent shall use all commercially reasonable efforts to effect such transfers.

     (d) Notwithstanding any other provision of this Agreement to the contrary, Parent may amend or revise the Financing Commitment Letters referred to in
Section 5.6(b), or enter into new, replacement or additional financing arrangements, through itself or any of its Affiliates, in connection with the financings referred to in Section 5.6(b) or otherwise to facilitate the transactions contemplated by this Agreement or the Related Agreements, provided that (i) any such action would not, individually or in the aggregate, have a Parent Material Adverse Effect or delay the Closing, and (ii) any such amendment or revision or new, replacement or additional financing arrangements are upon terms and conditions that are substantially equivalent to those set forth in the Financing Commitment Letters, and to the extent any of the terms or conditions are not substantially equivalent to those set forth in the Financing Commitment Letters, on terms and conditions reasonably satisfactory to the Special Committee.

     (e) Between the date hereof and the Closing, the Company shall use its commercially reasonable efforts to identify and secure or provide any consents or notices required as a result of the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

     SECTION 6.7. Public Announcements. Parent, Merger Sub and the Company, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Related Agreements, the Merger, the Related Transactions or the other transactions contemplated hereby or thereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national market system to which Parent, its Affiliates, the Company or its Subsidiaries is a party. The parties hereto have agreed on the text of the joint press release by which announcement of the execution of this Agreement will be made.

     SECTION 6.8.  Indemnification.

     (a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or other governing documents) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect after the Effective Time. Any rights to indemnification or exculpation pursuant to this Section 6.8(a) shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

     (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby and the Related Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby, provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

     (c) The Surviving Corporation shall provide or maintain in effect for six years from the Effective Time (the "Tail Period") directors' and officers' and corporate liability insurance covering those individuals who are covered by the directors' and officers' and corporate liability insurance policy provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms (other than with respect to minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage) comparable to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries of at least $25 million and deductibles no larger than those customary for such type of insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of $1,000,000 in aggregate premiums for such insurance coverage with respect to the Tail Period, and if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to maintain or obtain a policy with the greatest coverage available for a cost not exceeding such amount.


     (d) Parent shall cause Savia to exercise its right pursuant to the Existing Policy to obtain insurance coverage for the Discovery Period (as defined in the Existing Policy) provided that the Company shall pay its portion of the cost of any such insurance coverage in accordance with intercompany allocations made on a basis consistent with past practice. The cost to the Company for such coverage shall not exceed $100,000 in the aggregate.*


---------------


    * Pursuant to an amendment to the merger agreement dated July 31, 2003, this section 6.8(d) has been deleted.

     (e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 6.8.

     (f) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any rights such individual may have under the certificate of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under the DGCL or any other applicable laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

     SECTION 6.9. Contributions to Parent. Parent shall cause, prior to the Effective Time, the stockholders of the Company set forth on Exhibit E to sell and/or contribute such number of shares of Company Common Stock set forth next to such stockholder's name on Exhibit E to Parent in exchange for an equivalent number of membership interests of Parent (which membership interests shall be issued by Parent prior to the Effective Time), all in accordance with the Contribution Agreement attached as Exhibit C hereto. The shares of Company Common Stock contributed to Parent shall be canceled and retired in the Merger in accordance with Section 3.8(b).

     SECTION 6.10.  No Solicitation.

     (a) Except as set forth in this Section 6.10, the Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries to, and shall use commercially reasonable efforts to cause its or its Subsidiaries' directors, officers, investment bankers, consultants, attorneys, agents or representatives, directly or indirectly, not to (i) solicit, initiate or knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to a Company Competing Transaction, (ii) negotiate, explore or otherwise engage in substantive discussions with any Person (other than FPSH, Parent, or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or (iii) enter into any agreement, arrangement or understanding with respect to a Company Competing Transaction; provided that, prior to the Effective Time, if the Company receives a written proposal for a Company Competing Transaction (x) that was not initiated, solicited or knowingly encouraged after the date of this Agreement by the Company, its Subsidiaries or any of its or their directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives and (y) that the Special Committee determines in good faith, by majority vote, after receiving advice from its outside legal and financial advisors, constitutes or presents a reasonable likelihood of resulting in a Superior Transaction, then subject to compliance with Section 6.10(d), the Company may, directly or indirectly, (A) furnish information with respect to the Company to the Person making such proposal pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such Person regarding such proposal. The activities referred to in clauses
(A) and (B) of the previous sentence, if undertaken in compliance with all of the terms and conditions of the previous sentence, are referred to herein as "Permitted Discussions." The Company shall, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause the Company's and its Subsidiaries' respective directors, officers, investment bankers, consultants, attorneys, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted prior to the date hereof with respect to any inquiries or proposals relating to a Company Competing Transaction. A violation of clauses (i) or (ii) of this Section 6.10(a) by an employee of the Company or any of its Subsidiaries shall be deemed a violation by the Company of such clauses.

     (b) Except as permitted by Section 6.10(c), neither the Special Committee nor the Company Board shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or FPSH, its recommendation in favor of the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction. Nothing contained in this Agreement shall prevent the

Special Committee or the Company Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (c) In the event that, prior to the Effective Time the Special Committee believes, in its good faith judgment, after receiving the advice of its outside legal counsel, that failing to do so would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Special Committee (and the Company Board acting on the recommendation of the Special Committee) may (subject to this Section 6.10(c) and to Section 6.10(d)) withdraw or modify its approval or recommendation in favor of the Merger, provided that it gives Parent three days' prior written notice of its intention to do so. Any such withdrawal or modification of the recommendation shall not change the approval of the Special Committee and the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present this Agreement and the Merger for approval and adoption. The foregoing notwithstanding, in such event, unless the Special Committee determines otherwise, this Agreement and the Merger will require the approval of the holders of a majority of the outstanding shares beneficially owned by stockholders of the Company other than Parent, FPSH and their respective Affiliates (the "Disinterested Stockholder Approval").

     (d) From and after the execution of this Agreement, the Company shall promptly advise Parent orally and in writing of any request for information or of any proposal in connection with a Company Competing Transaction, the material terms and conditions of such request or proposal and the identity of the Person making such request or proposal. The Company shall keep Parent reasonably apprised of the status (including amendments and proposed amendments) of any proposal relating to a Company Competing Transaction on a current basis, including promptly providing to Parent copies of any written communications between the Company and any Person relating to a Company Competing Transaction.

     (e) If prior to the Effective Time the Special Committee determines in good faith, after consultation with its outside financial and legal advisors, that any bona fide written proposal from a third party for a Company Competing Transaction received after the date hereof that was not initiated, solicited or encouraged by the Company or any of its Subsidiaries or their respective directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives in violation of this Agreement is more favorable to the stockholders of the Company (taking into account all the terms and conditions of the Company Competing Transaction and this Agreement that the Special Committee in good faith deems relevant, including any conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Company Competing Proposal and taking into account all other legal, financial, regulatory and other aspects of such proposal) than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Company Competing Transaction) (a "Superior Transaction"), and the Special Committee believes in its good faith judgment, after receiving advice of its outside legal counsel that failing to terminate this Agreement and enter into such a Company Competing Transaction would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Company may terminate this Agreement and enter into a binding acquisition agreement (an "Acquisition Agreement") with respect to such Superior Transaction provided, that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 6.10(e), identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Company Competing Transaction in the form to be entered into, and (ii) at least seven full calendar days after the Company has provided the notice referred to in clause
(i) above (provided that the Special Committee's determinations and beliefs shall continue in effect without material revision or modification), (A) the Company (1) delivers to Parent a written notice of termination of this Agreement pursuant to this Section 6.10(e), and (2) delivers (or causes the other party to a Superior Transaction to deliver) to FPSH the Company Termination Fee and the FPSH Expenses as provided in Section 8.3, and (B) FPSH receives a written acknowledgment from the Company and from the other party to a Superior Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

     SECTION 6.11. Resignation of Directors. Immediately prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company (other than those directors set forth in a written notice of Parent to the Company), such resignations to become effective as of the Effective Time.

     SECTION 6.12. Solvency Opinion. The parties shall engage, at the expense of the Company, an appraisal firm of national reputation reasonably acceptable to the Company, the Special Committee, Parent and the Lenders, to deliver a letter addressed to the Special Committee, Parent and FPSH and, if requested by them, the Lenders (and on which the Special Committee and FPSH shall be entitled to rely) indicating that at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby and by the Related Agreements, including the Debt Financing, the Company will not
(a) be insolvent and will have assets sufficient to pay its debts, (b) have unreasonably small capital with which to engage in its business and perform its obligations under this Agreement and the Related Agreements, and (c) have incurred and does not believe it would incur debts beyond its ability to pay as they become absolute and matured.

     SECTION 6.13. Related Agreements. Parent and Merger Sub agree that they will not, and will not permit any of their Affiliates to, without the prior consent of the Special Committee, which consent shall not be unreasonably withheld, enter into any amendment to or modification or waiver of any provision of the Related Agreements or take any action to terminate any such agreement that will prevent or delay the Closing. The parties to the Contribution Agreement have acknowledged in such agreement that the Company would not have entered into this Agreement had the parties not entered into the Contribution Agreement. Parent and Merger Sub shall use all commercially reasonable efforts to fulfill all of their obligations under the Related Agreements and to cause any conditions to closing under such agreements to be satisfied. Parent and Merger Sub shall give the Special Committee prompt written notice of (a) any material breach or threatened material breach by any party of the terms or provisions of the Related Agreements, (b) any termination or threatened termination of any of the Related Agreements, or (c) any exercise or threatened exercise of any condition under any of the Related Agreements.

     SECTION 6.14. Exchange Agreement. The Company will not, and Savia has agreed not to, terminate the Exchange Agreement during the term of this Agreement. In addition, subject to the conditions set forth in Sections 7.1(a) and 7.2 of this Agreement, immediately prior to the Closing, the Company shall consummate the transactions contemplated by the Exchange Agreement.

     SECTION 6.15. Privilege. The parties agree and acknowledge that the disclosure, provision or furnishing of information, directly or indirectly, by the Company under this Agreement shall not be deemed a waiver of any privilege under applicable law that has been or may be asserted, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges).

     SECTION 6.16.  Employee Matters.

     (a) For a period of one year following the Effective Time, the Surviving Corporation shall provide, or cause to be provided, to the employees of the Company immediately prior to the Effective Time who continue employment, employee benefit programs that are, in the aggregate, generally comparable to those provided to the employees of the Company as of the date hereof; provided that, other than as required by applicable law or employment agreements binding upon the Surviving Corporation or any of its Subsidiaries (in the absence of the consent of the individuals party to such employment agreements), the Surviving Corporation may at any time increase or reduce the level of such benefit programs if such an increase or reduction shall be determined to be advisable in the sole business judgment of the Surviving Corporation.

     (b) The Company's annual bonuses for the fiscal year ending in 2003 under the Company's Executive Incentive Plan shall be determined based upon the incentive compensation targets set forth in Section 6.16(b) of the Company Disclosure Schedule.

     SECTION 6.17. Merger Sub Charter Amendment. At least five days prior to the Effective Time, (a) Parent shall cause Merger Sub to amend its certificate of incorporation to authorize 100,000,000 shares of MS Common Stock, and (b) Parent shall cause Merger Sub to issue to Parent an additional 84,376,861 shares of MS Common Stock so that immediately prior to the Effective Time, Parent shall own all of the outstanding 84,377,861 shares of MS Common Stock.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1.  Conditions to the Merger.

     (a) The obligation of the Company to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

        (i) Accuracy of Representations and Warranties. The representations and warranties made by Parent and Merger Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (ii) Compliance with Covenants. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Parent Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

        (iii) Officer's Certificates. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Sections 7.1(a)(i) and (ii).

        (iv) Debt Financing. The Debt Financing shall have been obtained and, to the extent required, the existing Indebtedness of the Company shall have been repaid.

     (b) The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

        (i) Accuracy of Representations and Warranties. The representations and warranties made by the Company herein (other than in the case of Section 4.8(c)), disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect. The representation made by the Company in Section 4.8(c) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

        (ii) Compliance with Covenants. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

        (iii) Officer's Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 7.1(b)(i) and (ii).

        (iv) No Litigation. After the date hereof, there shall not be (A) any new suit, action or proceeding by any Governmental Entity or any other Person or (B) any development in any existing suit, action or proceeding by any Governmental Entity or any other Person that, in any such case is more likely than not, individually or in the aggregate, to have a Company Material Adverse Effect (for purposes of this clause (iv) only, excluding the reference to the phrase "or is reasonably expected to be" from the definition of Company Material Adverse Effect).

        (v) Debt Financing. The proceeds from the credit facility portion of the Debt Financing under the Financing Commitment Letters, or alternative financing as permitted pursuant to Section 6.6(d), shall have been obtained substantially on the terms set forth in the Financing Commitment Letters (or the alternative commitment letter referred to in Section 6.6(d)) or, if unavailable on such terms, on such other terms as are not materially less favorable to Parent than those contemplated by the Financing Commitment Letters (or the alternative commitment arrangements referred to in Section 6.6(d)). The proceeds from the senior subordinated note issuance portion of the Debt Financing shall be an amount not less than $175 million, and on terms that are not materially less favorable to Parent than those set forth in Section 7.1(b)(v) of the Parent Disclosure Schedule.

        (vi) Foreign Investment in Real Property Tax Act. Parent shall have received duly executed and acknowledged affidavits of the Company, in form substantially identical to those attached as Exhibit G hereto in accordance with Treasury Regulation Sections 1.1445-2(c)(3), 1.897-2(g), 1.897-2(g) and 1.897-2(h), certifying that each "interest" in the Company (within the meaning of Section 897(c)(1) of the Code) is not a "United States real property interest" within the meaning of Section 897(c) of the Code.

     SECTION 7.2. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

        (a) Stockholder Approval. The Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval) shall have been validly obtained under the DGCL and the Company's certificate of incorporation and bylaws.

        (b) Statutes; Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that prohibits, restrains, enjoins, precludes or restricts the consummation of the Merger or the Related Transactions.

        (c) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have occurred.

        (d) Stock Purchase Closing. All conditions to the Stock Purchase set forth in Article VII of the Stock Purchase Agreement (other than the condition requiring the consummation of the Merger) shall have been satisfied or waived (to the extent permitted by applicable law) and shall be in full force and effect and the closing of the Stock Purchase shall occur substantially concurrently with the Closing.

        (e) Competition Approvals. All clearances or approvals required from any Governmental Entity, including pursuant to any antitrust or trade regulation laws or regulations, shall have been received in connection with the Merger and the Related Transactions, other than those clearances or approvals the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (f) Solvency Opinion. The parties shall have received the opinion referred to in Section 6.12.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval):

        (a) by mutual written consent duly authorized by the Company Board (provided such termination has been approved by the Special Committee) and the board of directors of Parent;

        (b) by Parent or the Company, if (i) any Governmental Entity shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction (which statute, rule, regulation, executive order, decree, ruling or injunction the parties hereto shall use their commercially reasonable efforts to reverse, overturn or lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the Related Transactions and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

        (c) by Parent, if (i) there shall have been a material breach of any of the Company's representations, warranties or covenants, which breach (A) would give rise to the failure of a condition set forth in Section 7.1(b) or Section 7.2, and (B) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by the Company of written notice from Parent and Merger Sub of such breach, (ii) the Special Committee or the Company Board shall withdraw, modify, or change (including by amendment of the Proxy Statement) its recommendation with respect to this Agreement and the Merger in a manner adverse to Parent or FPSH or shall have resolved to do any of the foregoing, (iii) the Special Committee or the Company Board shall have recommended any proposal in respect of a Company Competing Transaction or
     (iv) any Person or group (as defined in Section 13(d)(3) of the Exchange
     Act) other than Parent or any of its Affiliates shall have become the beneficial owner of shares of Common Stock representing 15% or more of the voting power of the Company (either on a primary or a fully-diluted basis).

        (d) by the Company, if there shall have been a material breach of any of Parent's or Merger Sub's representations, warranties or covenants, which breach (i) would give rise to the failure of a condition set forth in
     Section 7.1(a) or Section 7.2 and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Parent and Merger Sub of written notice from the Company of such breach;

        (e)  by the Company, pursuant to and in compliance with Section 6.10(e);

        (f) by either Parent or the Company, if at the Stockholders Meeting (including any postponement or adjournment thereof), (i) the Company Stockholder Approval shall have not been obtained, or (ii) if applicable, the Disinterested Stockholder Approval shall not have been obtained; or

        (g) by the Company, if the Stock Purchase Agreement shall have been terminated pursuant to Section 8.1(a), (b), (c) or (d) of the Stock Purchase Agreement.

     SECTION 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties in accordance with
Section 9.4, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the Company or its Subsidiaries or its Affiliates or Parent or its Affiliates or their respective directors, officers, employees or stockholders, other than the provisions of this Section
8.2 and Section 8.3; provided, however, that nothing contained in this Section
8.2 shall relieve any party from liability for any willful and material breach of this Agreement.

     SECTION 8.3.  Fees and Expenses.

     (a)  In the event that:

        (i) (A)(x) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) and the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date,
     (y) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i) or (z) either party shall have terminated this Agreement pursuant to Section 8.1(f), (B) on or prior to such time (or in connection with clause (z), on or prior to the Stockholders Meeting) any entity or group (other than Parent and its Affiliates or FPSH and its Affiliates) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction, and (C) within 12 months of termination of this Agreement, the Company (1) consummates a Company Competing Transaction, or (2) enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C));

        (ii)  (A) Parent shall have terminated this Agreement pursuant to
     Section 8.1(c)(ii), (iii) or (iv), and (B) within 12 months of termination of this Agreement, the Company (1) consummates a Company Competing Transaction, or (2) enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (B)); or

        (iii)  the Company shall have terminated this Agreement pursuant to
     Section 8.1(e),

        then, in any such event, the Company shall pay to FPSH, a termination fee in cash, of $15 million (the "Company Termination Fee") (less any amount paid or payable pursuant to Section 8.3(b)). Any Company Termination Fee that becomes payable shall be paid (m) in the case of clause (i) or clause (ii) above, not later than the date on which a Company Competing Transaction is consummated, and (n) in the case of clause (iii) above, at or prior to such termination pursuant to Section 8.1(e).

     (b) Upon the termination of this Agreement (i) by Parent or the Company pursuant to Section 8.1(b)(ii) where the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; (ii) by Parent pursuant to Section 8.1(c)(i), (ii), (iii) or (iv); or (iii) by Parent or the Company pursuant to Section 8.1(f), the Company shall pay to FPSH the FPSH Expenses up to, but not exceeding $4.5 million in cash not later than two business days after submission of statements therefor, less any such expenses previously reimbursed by the Company.

     (c) Except as specifically provided in this Section 8.3, all costs and expenses incurred in connection with this Agreement, the Related Agreements, the Merger, the Related Transactions and the other transactions contemplated by this Agreement and the Related Agreements shall be paid by the party incurring such expenses, regardless of whether the Merger and the Related Transactions or any other transaction contemplated by this Agreement or the Related Agreements is consummated.

     SECTION 8.4. Amendment. This Agreement may be amended at any time before or after the Company Stockholder Approval (or if applicable the Disinterested Stockholder Approval) by an instrument in writing signed by all of the parties hereto; provided that, in addition to any other approval required by law, (a) in the case of the Company, this Agreement may only be amended following approval of such amendment by the Special Committee and (b) in the case of Parent, this Agreement may only be amended following written approval by FPSH; provided, further that after the Company Stockholder Approval (or if applicable the Disinterested Stockholder Approval), no amendment shall be made that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

     SECTION 8.5. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that the Company may only grant such extension or waiver if it first obtains the written approval of the Special Committee, and Parent may only grant such extension or waiver if it first obtains the written approval of FPSH. Any agreement on the part of any party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. In the event that this Agreement is to be terminated by the Company, it shall be terminated by the Company following approval by the Special Committee and may not be terminated without the approval of the Special Committee.


                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

     SECTION 9.2. Entire Agreement; Assignment. This Agreement and the Related Agreements (including the schedules and Exhibits hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign any or all of its rights and obligations under this Agreement to an Affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.3. Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a manner acceptable to all parties hereto.

     SECTION 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     (a) If to Parent or Merger Sub:

       c/o Savia, S.A. de C.V.
       Ave. Roble No. 565 Ote. -- Piso 4
       Colonia Valle Del Campestre
       Garza Garcia, N.L. 66265
       Mexico
       Attention: Bernardo Jimenez Barrera
       Facsimile: 011-52-818-399-5606

        With copies, which will not constitute notice, to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, New York 10005
        Attention: Howard S. Kelberg, Esq.
        Facsimile: 212-822-5530

        Fox Paine & Company, LLC
        950 Tower Lane, Suite 1950
        Foster City, California 94404
        Attention: W. Dexter Paine, III
        Facsimile: 650-525-1396

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019

        Attention: Mitchell S. Presser, Esq.
        Facsimile: 212-403-2000

     (b) If to the Company:

        Seminis, Inc.
        2700 Camino del Sol
        Oxnard, California 93030-7967
        Attention: Chairman of the Special
                   Committee of the Board of Directors
        Facsimile: 805-918-2530

        With copies, which will not constitute notice, to:

        Seminis, Inc.
        2700 Camino del Sol
        Oxnard, California 93030-7967
        Attention: General Counsel
        Facsimile: 805-918-2530

        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036
        Attention: Peter A. Atkins, Esq.
                   David J. Friedman, Esq.
        Facsimile: 212-735-2000

     SECTION 9.5.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     (b) The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware in any suit, action or proceeding seeking enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

     (c) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     SECTION 9.6. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.7. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.8.  Parties in Interest.

     (a) Subject to Section 9.8(b), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 6.8 and as otherwise explicitly provided in this Agreement and in the Stock Purchase Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (b) Notwithstanding anything to the contrary contained herein, (i) FPSH shall be a third party beneficiary of this Agreement and shall have the right to directly enforce Section 6.10, Section 8.3, Section 8.4 and Section 8.5, (ii) FPSH shall have the right to enforce any right under this Agreement exercisable by Parent or Merger Sub, (iii) any representations, warranties or covenants made by the Company to Parent or Merger Sub shall be deemed made to (and, with respect to covenants, shall be enforceable by) FPSH, (iv) any notice to Parent, Merger Sub or the Company under this Agreement given (or required to be given) shall be simultaneously given to FPSH and (v) anything under this Agreement that must be approved by or acceptable to Parent or Merger Sub must also be approved or accepted by FPSH (which approval or acceptance shall be subject to the same standards applicable to Parent and Merger Sub with respect thereto); provided, however, that none of clauses (i), (ii) or (iii) of this Section 9.8(b) shall prevent Parent or Merger Sub from directly enforcing its rights under this Agreement. The Stock Purchase Agreement shall provide that it may not be amended, modified, supplemented or any terms waived in a manner that would prevent or delay the Closing without the approval of the Special Committee (which approval shall not be unreasonably withheld or delayed). The parties to the Stock Purchase Agreement have acknowledged in such agreement that the Company would not have entered into this Agreement had the parties not entered into the Stock Purchase Agreement.

     SECTION 9.9. Performance by Others. Savia shall cause Parent and Merger Sub (and, if applicable, their successors or permitted assigns) to comply with their obligations under this Agreement and the Related Agreements to which Parent or Merger Sub is a party.

     SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          SEMINIS ACQUISITION LLC




                                          By:     /s/ BERNARDO JIMENEZ
                                            ------------------------------------
                                            Name: Bernardo Jimenez
                                            Title: Attorney in Fact

                                          SEMINIS MERGER CORP.




                                          By:     /s/ BERNARDO JIMENEZ
                                            ------------------------------------
                                            Name: Bernardo Jimenez
                                            Title: Attorney in Fact

                                          SEMINIS, INC.




                                          By:      /s/ GASPAR ALVAREZ
                                            ------------------------------------
                                            Name: Gaspar Alvarez
                                            Title: VP WW Corporate Comptroller

                                          By:      /s/ ENRIQUE OSORIO
                                            ------------------------------------
                                            Name: Enrique Osorio
                                            Title: Treasurer Vice President

For purposes of Section 9.9 only,

SAVIA, S.A. DE C.V.


By:      /s/ BERNARDO JIMENEZ
    ----------------------------------
    Name: Bernardo Jimenez
    Title: Attorney in Fact

                                                                      APPENDIX B

                                VOTING AGREEMENT

     Voting Agreement (this "Agreement"), dated as of May 30, 2003, among Savia, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Savia"), Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), a trust created under the laws of the United Mexican States ("ARG Trust"), Conjunto Administrativo Integral, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("CAI"), Emprima, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Emprima"), Park Financial Group, Ltd (BVI) a British Virgin Islands Company ("Park"), Seminis Acquisition LLC, a Delaware limited liability company ("Parent"), Alfonso Romo Garza, an individual and a citizen of the United Mexican States ("Mr. Romo," and together with Savia, ARG Trust, CAI, Emprima, Park and Parent, the "Stockholders," each, a "Stockholder") and Fox Paine Seminis Holdings, LLC, a Delaware limited liability company ("FPSH").

     WHEREAS, Parent, Seminis Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Seminis, Inc., a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith, pursuant to which Merger Sub will merge with and into the Company (the "Merger") on the terms and conditions set forth in the Merger Agreement;

     WHEREAS, immediately following the Merger, pursuant to the Stock Purchase Agreement, of even date herewith, among FPSH, Parent, Merger Sub and the ARG Trust (the "Stock Purchase Agreement"), FPSH will purchase outstanding shares of New Company Common Stock from Parent in accordance with the terms of the Stock Purchase Agreement;

     WHEREAS, in order to induce FPSH to enter into the Stock Purchase Agreement, FPSH has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement; and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

        1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earliest of (a) the Effective Time, (b) to the extent amounts are payable pursuant to Section 8.3(b) of the Merger Agreement, the date of payment in full of all amounts payable to FPSH by the Company pursuant to such section (unless FPSH shall fail to provide to the Company within two business days of termination of the Merger Agreement any required statements of expenses), and (c) the date of termination of the Merger Agreement for any other reason, each Stockholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name on Schedule A hereto (with respect to such Stockholder, the "Schedule A Securities") (x) to approve and adopt the Merger Agreement and the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournments or postponements thereof, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed prior to the termination of the Agreement Period, and (y) to help cause such meeting to be held.

        2. During the Agreement Period, each Stockholder hereby agrees that it will not vote any of the Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action that upon consummation would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

        3. As security for each Stockholder's agreements provided for herein, each Stockholder hereby grants to FPSH a proxy to vote the Schedule A Securities with respect to the matters specified in, and in accordance with the provisions of, Paragraphs 1 and 2 of this Agreement. Each Stockholder agrees that this proxy shall be irrevocable during the Agreement Period and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Schedule A Securities.

        4. Except as otherwise provided in this Paragraph 4, during the Agreement Period, each Stockholder agrees that it shall not, and shall not authorize or permit any of its Subsidiaries to, and shall use commercially reasonable efforts to cause its or its Subsidiaries' directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives, directly or indirectly, not to (a) solicit, initiate or knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to a Company Competing Transaction or a Savia Competing Transaction, (b) negotiate, explore or otherwise engage in substantive discussions with any Person (other than FPSH, Parent, or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or Savia Competing Transaction or (c) enter into any agreement, arrangement or understanding with respect to a Company Competing Transaction or a Savia Competing Transaction. Each Stockholder shall, and shall, if applicable, cause its Subsidiaries, and shall use commercially reasonable efforts, as applicable, to cause such Stockholder's and its Subsidiaries' respective directors, officers, employees, investment bankers, consultants, attorneys, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted prior to the date hereof with respect to any inquiries or proposals relating to a Company Competing Transaction or a Savia Competing Transaction. Anything herein to the contrary notwithstanding, this Agreement shall not limit actions taken, or require actions to be taken, by any Stockholder or any party related to any Stockholder one or more of whose affiliates, directors, partners, officers or employees is a director or officer of the Company, to the extent such actions are taken solely in such Person's capacity as a director or officer of the Company and such actions are otherwise permitted to be taken pursuant to the Merger Agreement. From and after the execution of this Agreement, each Stockholder shall promptly advise FPSH orally and in writing of any request for information or of any proposal in connection with a Savia Competing Transaction or a Company Competing Transaction, the material terms and conditions of such request or proposal and the identity of the Person making such request or proposal. Each Stockholder shall keep FPSH reasonably apprised of the status (including amendments and proposed amendments) of any proposal relating to a Company Competing Transaction or a Savia Competing Transaction on a current basis, including promptly providing to FPSH copies of any written communications between such Stockholder and any Person relating to a Company Competing Transaction or a Savia Competing Transaction. The obligations pursuant to the preceding two sentences with respect to information provided to the Company or learned as a director or officer of the Company shall be governed by the Merger Agreement. For purposes of this Agreement, "Savia Competing Transaction" shall mean any recapitalization, merger, consolidation or other business combination involving Savia, or direct or indirect acquisition of 15% or more of the voting stock or equity securities of Savia or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice, the Restructuring Steps (as defined in the Contribution Agreement) or as otherwise permitted by the Merger Agreement) of Savia and its Subsidiaries, or any combination of the foregoing.

        5. Each Stockholder agrees to comply with the terms and conditions of the Contribution Agreement.

        6. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation
     Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder with respect to the Merger.

        7. Each Stockholder hereby represents and warrants to FPSH that as of the date hereof:

           (a) Such Stockholder (i) (A) owns beneficially and of record all of the Schedule A Securities, free and clear of any claims, liens, encumbrances and security interests and (B) does not own beneficially or of record any other shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, other than the Schedule A Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute, deliver and perform its obligations under this Agreement without the consent or approval of any other Person, (iii) has (on the date hereof), and will have (as of the date of the Stockholders Meeting), sole voting power with respect to the Schedule A Securities, and (iv) is not party to any voting agreement, and has not granted any Person any proxy (revocable or irrevocable), with respect to such shares (other than pursuant to this Agreement);

           (b) assuming the due authorization, execution and delivery of this Agreement by FPSH, this Agreement is the valid and binding agreement of such Stockholder; and

           (c) other than as disclosed pursuant to the Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company, such Stockholder or their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

        8. Each Stockholder agrees that it will not (a) sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, encumbrance or other disposition of, or limitation on the voting rights of, any of the Schedule A Securities (whether to an Affiliate or otherwise) until the expiration of the Agreement Period, (b) grant any proxies or powers of attorney, deposit any Schedule A Securities into a voting trust or enter into a voting agreement with respect to any Schedule A Securities, (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or delaying such Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions, other than (i) pursuant to this Agreement, the Merger Agreement, the Stock Purchase Agreement, the Exchange Agreement or the Contribution Agreement, or (ii) transfers to Parent prior to or concurrent with the consummation of such transfer that includes such shares as Schedule A Securities thereunder. Any transfer of Schedule A Securities not permitted hereby shall be null and void.

        9. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify FPSH of the number of new shares of Company Common Stock, if any, acquired by such Stockholder after the date hereof. Any such shares shall be subject to the terms of this Agreement and shall be included as Schedule A Securities hereunder.

        10.  (a) In the event that:

           (i) (A)(u) Parent or the Company shall have terminated the Merger Agreement pursuant to Section 8.1(b)(ii) of the Merger Agreement and the failure of Parent or the Company to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date, (v) Parent shall have terminated the Merger Agreement pursuant to Section 8.1(c)(i) of the Merger Agreement, (w) the Company shall have terminated the Merger Agreement pursuant to Section 8.1(d) of the Merger Agreement, (x) the Company or Parent shall have terminated the Merger Agreement pursuant to Section 8.1(f) of the Merger Agreement (other than in the circumstances described in Paragraph 10(a)(iii) of this Agreement), (y) FPSH shall have terminated the Stock Purchase Agreement pursuant to
        Section 8.1(c) of the Stock Purchase Agreement or (z) any party shall have terminated the Merger Agreement, the Stock Purchase Agreement or the Contribution Agreement due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement), which non-occurrence is the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the

        Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred, (B) on or prior to such time any entity or group (other than FPSH and its Affiliates (together with Parent and its Affiliates)) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction or a Savia Competing Transaction, and (C) within 12 months of termination of the Merger Agreement or the Stock Purchase Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C)) or the Company consummates a Company Competing Transaction or enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C));

           (ii) (A) Parent shall have terminated the Merger Agreement pursuant to Section 8.1(c)(ii), (iii) or (iv) of the Merger Agreement, and (B) within 12 months of termination of the Merger Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (B)); or

           (iii) either Parent or the Company shall have terminated the Merger Agreement pursuant to Section 8.1(f) of the Merger Agreement in a circumstance in which Savia shall have failed to vote the Schedule A Securities in accordance with Paragraph 1 of this Agreement, then, Savia shall pay or cause to be paid to FPSH a termination fee in cash, of $15 million (the "Savia Termination Fee") (less the aggregate amount paid pursuant to Section 8.3(a) and Section 8.3(b) of the Merger Agreement and Section 10(b) of this Agreement). Any Savia Termination Fee that becomes payable shall be paid (m) in the case of clause (i) or clause
        (ii) above, not later than the date on which a Company Competing Transaction or Savia Competing Transaction is consummated, and (n) in the case of clause (iii) above, upon such termination pursuant to
        Section 8.1(f) of the Merger Agreement. If the Company pays (and FPSH receives from the Company) any amounts pursuant to Section 8.3(a) or
        Section 8.3(b) of the Merger Agreement after Savia has paid or caused to be paid the Savia Termination Fee, FPSH shall immediately pay to Savia such amounts received from the Company pursuant to Section 8.3(a) or
        Section 8.3(b) of the Merger Agreement, it being understood that in no event shall FPSH be required to pay any amounts to Savia if such payment would result in FPSH receiving an aggregate amount less than the Savia Termination Fee.

           (b)(i) Upon the termination of the Merger Agreement (A) by Parent or the Company pursuant to Section 8.1(b)(ii) of the Merger Agreement where the failure of Parent to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, or (B) by the Company pursuant to Section 8.1(d) of the Merger Agreement;

           (ii) Upon the termination of the Stock Purchase Agreement by FPSH pursuant to Section 8.1(c) of the Stock Purchase Agreement;

           (iii) Upon the termination of the Merger Agreement, the Stock Purchase Agreement or the Contribution Agreement by any party due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement), which non-occurrence is the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred; or

           (iv) (A) Upon the termination of the Merger Agreement, the Stock Purchase Agreement or the Contribution Agreement by any party due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement) which non-occurrence is not the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred, (B) on or prior to such time any entity or group (other than FPSH and its Affiliates (together with Parent and its Affiliates)) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction or a Savia Competing Transaction, and (C) within 12 months of termination of the Stock Purchase Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C)) or the Company consummates a Company Competing Transaction or enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C)),

           Savia shall pay or cause to be paid to FPSH the FPSH Expenses in cash up to, but not exceeding $4.5 million (less any amount paid pursuant to Section 8.3(b) of the Merger Agreement). Any FPSH Expenses that become payable shall be paid (m) in the case of clause (i), clause (ii) or clause (iii) above, in cash not later than two business days after submission of statements therefor, less any such expenses previously reimbursed by the Company, and (n) in the case of clause (iv) above not later than the date on which a Company Competing Transaction or Savia Competing Transaction is consummated. If the Company pays (and FPSH receives from the Company) any amounts pursuant to Section 8.3(a) or 8.3(b) of the Merger Agreement after Savia has paid or caused to be paid the FPSH Expenses, FPSH shall immediately pay to Savia such amounts received from the Company pursuant to Section 8.3(a) or 8.3(b) of the Merger Agreement, it being understood that in no event shall FPSH be required to pay any amounts to Savia if such payment would result in FPSH receiving an aggregate amount less than the FPSH Expenses (subject to the $4.5 million cap).

        11. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement.

        12. This Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the expiration of the Agreement Period. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Section 10 of this Agreement shall survive until the obligations set forth therein have been fully discharged.

        13. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

        14.(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

        (b) The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

        (c) Each Stockholder irrevocably appoints CT Corporation Systems, which currently maintains an office at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding. So long as any Stockholder has any obligation under this Agreement, each such Stockholder will maintain a duly appointed agent in the State of Delaware for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

        (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

        15. Each Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by FPSH to be reasonably necessary or desirable to complete and effectuate the covenants contained herein.

        16. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

        If to a Stockholder:

        Savia, S.A. de C.V.
        Ave. Roble No. 565 Ote. -- Piso 4
        Colonia Valle Del Campestre
        Garza Garcia, N.L. 66265
        Mexico

        Attention: Bernardo Jimenez Barrera
        Facsimile: 011-52-818-399-5606

        With a copy, which will not constitute notice, to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, New York 10005
        Attention: Howard S. Kelberg, Esq.
        Facsimile: 212-822-5530

        If to FPSH:

        Fox Paine & Company, LLC
        950 Tower Lane, Suite 1950
        Foster City, California 94404
        Attention: W. Dexter Paine, III
        Facsimile: 650-525-1396

        With a copy, which will not constitute notice, to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019

        Attention: Mitchell S. Presser, Esq.
        Facsimile: 212-403-2000

        Copies of all notices given under this Agreement shall also be provided to:

        Seminis, Inc.
        2700 Camino del Sol
        Oxnard, California 93030-7967
        Attention: Chairman of the Special Committee of the Board of Directors
        Facsimile: 805-918-2530

        and

        Seminis, Inc.
        2700 Camino del Sol
        Oxnard, California 93030-7967
        Attention: General Counsel
        Facsimile: 805-918-2530

        With a copy, which will not constitute notice, to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036
        Attention: Peter A. Atkins, Esq.
                   David J. Friedman, Esq.
        Facsimile: 212-735-2000

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




                                          FOX PAINE SEMINIS HOLDINGS, LLC




                                          By: Fox Paine & Company, LLC,
                                              as sole member

                                          By:     /s/ KEVIN M. SCHWARTZ
                                            ------------------------------------
                                            Name:  Kevin M. Schwartz
                                            Title: Vice President




                                          SAVIA, S.A. DE C.V.




                                          By:     /s/ BERNARDO JIMENEZ
                                            ------------------------------------
                                            Name:  Bernardo Jimenez
                                            Title: Attorney




                                          SEMINIS ACQUISITION LLC




                                          By:     /s/ BERNARDO JIMENEZ
                                            ------------------------------------
                                            Name: Bernardo Jimenez
                                            Title:




                                          BANCA AFIRME, S.A., INSTITUCION DE
                                          BANCA MULTIPLE, AFIRME GRUPO
                                          FINANCIERO, AS TRUSTEE, UNDER THE
                                          IRREVOCABLE ADMINISTRATION AND PAYMENT
                                          TRUST NUMBER 167-5 (FIDEICOMISO
                                          IRREVOCABLE DE ADMINISTRACION Y PAGO
                                          NUMERO 167-5)




                                          By:     /s/ ADRIAN J. LOZANO
                                            ------------------------------------
                                            Name:  Adrian J. Lozano
                                            Title: Delegado Fiduciario

                                          By:        /s/ BEATRIZ GARZA L.
                                            ------------------------------------
                                            Name:  Beatriz Garza L.
                                            Title: Delegado Fiduciario

                                          CONJUNTO ADMINISTRATIVO
                                          INTEGRAL, S.A. DE C.V.




                                          By:        /s/ HERIBERTO S. MUZZA
                                            ------------------------------------
                                            Name:  Heriberto S. Muzza
                                            Title: Attorney In Fact

                                          By:        /s/ CARLOS G. MAHUAD
                                            ------------------------------------
                                            Name:  Carlos G. Mahuad
                                            Title: Attorney In Fact




                                          EMPRIMA, S.A. DE C.V.




                                          By:        /s/ HERIBERTO S. MUZZA
                                            ------------------------------------
                                            Name:  Heriberto S. Muzza
                                            Title: Attorney In Fact

                                          By:        /s/ CARLOS G. MAHUAD
                                            ------------------------------------
                                            Name:  Carlos G. Mahuad
                                            Title: Attorney In Fact




                                          PARK FINANCIAL GROUP




                                          By:        /s/ BERNARDO JIMENEZ
                                            ------------------------------------
                                            Name: Bernardo Jimenez
                                            Title:

                                          By:        /s/ ALFONSO ROMO GARZA
                                            ------------------------------------
                                            Name: Alfonso Romo Garza

                                   SCHEDULE A

                                                              SHARES OF COMPANY
                        STOCKHOLDER                             COMMON STOCK
                        -----------                           -----------------
Savia, S.A. de C.V..........................................     40,615,619
Conjunto Administrativo Integral, S.A. de C.V...............         42,000
Park Financial Group, Ltd (BVI).............................      1,000,000
Banca Afirme, S.A., Institucion de Banca Multiple, Afirme
  Grupo Financiero, as Trustee, under the Irrevocable
  Administration and Payment Trust Number 167-5 (Fideicomiso
  Irrevocable de Administracion Y Pago Numero 167-5)........      4,365,257

                                                                      APPENDIX C
                           [MERRILL LYNCH LETTERHEAD]

                                                                    May 30, 2003

Special Committee of the Board of Directors
Seminis, Inc.
2700 Oxnard del Sol
Oxnard, CA 93030-7967

Members of the Special Committee of the Board of Directors (the "Special Committee"):

     Seminis, Inc. (the "Company"), Seminis Acquisition LLC (the "Parent"), an affiliate of Savia, S.A. de C.V. ("Savia"), and Seminis Merger Corp., a newly formed wholly owned subsidiary of the Parent (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Sub would be merged with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), not held by the Parent, the Merger Sub or the Company would be converted into the right to receive $3.78 in cash (the "Consideration").

     Simultaneously with the execution of the Merger Agreement, (a) the Company and Savia propose to enter into an Amended and Restated Exchange Agreement (the "Exchange Agreement") pursuant to which Savia would exchange 16,688 shares of Class C Redeemable PIK Preferred Stock, par value $.01 per share, of Seminis held by Savia, together with certain accrued and unpaid dividends thereon as well as certain interest payments owing by Seminis to Savia, for 37,669,480 Company Shares together with a cash payment in the amount of $15,000,000, plus interest, minus $3,000,000, (b) Savia, Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Group Financiero, as Trustee, under The Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5) (the "ARG Trust"), Conjunto Administrativo Integral, S.A. de C.V. ("CAI"), Emprima, S.A. de C.V. ("Emprima"), Park Financial Group, Ltd (BVI) ("Park"), the Parent, Eugenio Najera ("Najera"), Alfonso Romo Garza ("Romo" and, together with Savia, the ARG Trust, CAI, Emprima, Park, the Parent and Najera, the "Stockholders") and Fox Paine Seminis Holdings, LLC ("FP Seminis Holdings"), an affiliate of Fox Paine & Company, LLC ("Fox Paine"), propose to enter into a Voting Agreement (the "Voting Agreement") pursuant to which the Stockholders would agree to vote their shares of the Company in favor of the Merger and (c) Savia and certain other parties propose to enter into a Contribution Agreement (the "Contribution Agreement") with the Parent pursuant to which Savia and such other parties would, prior to the Merger, contribute to the Parent the Company Shares held by them. Immediately following the Merger, (i) FP Seminis Holdings and certain bondholders and other creditors of Pulsar Internacional, S.A. de C.V. who may elect to participate in a purchase and sale of shares of the Surviving Corporation would collectively purchase 70,972,409 shares of common stock, par value $.01 per share, of the Surviving Corporation ("New Company Shares") from the Parent for a purchase price of $3.40 per New Company Share, (ii) the Surviving Corporation would purchase 6,411,953 New Company Shares from the Parent for a purchase price of $3.40 per New Company Share and (iii) the ARG Trust would receive the option to purchase 900,737 New Company Shares from the Parent for a purchase price of $3.40 per New Company Share, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") proposed to be entered into among FP Seminis Holdings, Afirme, the ARG Trust, the Parent and the Merger Sub.

     You have asked us whether, in our opinion, the Consideration to be received pursuant to the Merger by the holders of the Company Shares other than the Parent and its affiliates is fair from a financial point of view to such holders.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

     (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

     (4) Reviewed the historical market prices, trading activity and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company, Savia and Fox Paine and their respective advisors;

     (8) Reviewed the Merger Agreement, the Exchange Agreement, the Voting Agreement, the Stock Purchase Agreement, as well as the Contribution Agreement, each dated as of the date hereof; and

     (9) Reviewed such other financial studies and analyses, performed such other investigations and analyses, and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We express no opinion as to such financial forecast information or the assumptions on which they were based.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company, the Board of Directors of the Company, or the Special Committee to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company and Savia, as well as securities of affiliates of Fox Paine, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Subsequent to our engagement by the Special Committee, we have, with your consent given after we disclosed all relevant facts that resulted in our conclusion that no conflict was presented with our engagement for the Special Committee, provided and are currently providing financial advisory and financing services to an affiliate of Fox Paine and we expect to receive fees for the rendering of such services.

     This opinion is for the use and benefit of the Special Committee. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any stockholder as to whether such stockholder should vote in favor of the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares (other than the Parent and its affiliates).

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Merger by the holders of the Company Shares other than the Parent and its affiliates is fair from a financial point of view to such holders.

                                    Very truly yours,

                                    /s/ Merrill Lynch, Pierce, Fenner & Smith
                                              Incorporated

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

                                                                      APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 -- APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX F

                                 SEMINIS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2

Consolidated Balance Sheets as of September 30, 2002 and
  2001......................................................   F-3

Consolidated Statements of Operations for the Years Ended
  September 30, 2002, 2001 and 2000.........................   F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended September 30, 2002, 2001 and 2000.............   F-5

Consolidated Statements of Cash Flows for the Years Ended
  September 30, 2002, 2001 and 2000.........................   F-6

Notes to Consolidated Financial Statements..................   F-7

QUARTERLY FINANCIAL STATEMENTS

Consolidated Balance Sheets as of March 28, 2003 and
  September 30, 2002........................................  F-29

Consolidated Statements of Operations for the Three and Six
  Months Ended March 28, 2003 and March 29, 2002............  F-30

Consolidated Statement of Stockholders' Equity for the Six
  Months Ended March 28, 2003...............................  F-31

Consolidated Statements of Cash Flows for the Six Months
  Ended March 28, 2003 and March 29, 2002...................  F-32

Notes to Consolidated Financial Statements..................  F-33


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Seminis, Inc.

     In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) on page 33 present fairly, in all material respects, the financial position of Seminis, Inc. and its subsidiaries at September 30, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2) on page 33 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2 to the financial statements, all outstanding amounts borrowed under the Company's syndicated credit facility must be repaid by December 31, 2003. In the event that the lenders of the credit facility do not renew or extend the final maturity date of the facility, the Company will be obligated to secure alternative sources of financing. There can be no assurance that such financing will be available and the inability to find such financing could have a material adverse impact on the future financial position and operating results of the Company.

                                          PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
January 13, 2003

                                 SEMINIS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               AS OF SEPTEMBER 30,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                      ASSETS
Current assets
  Cash and cash equivalents.................................  $  36,805   $  22,323
  Accounts receivable, less allowance for doubtful accounts
     of $12,344 and $12,094, respectively...................    140,315     141,691
  Other receivable..........................................         --      20,612
  Inventories...............................................    272,527     279,683
  Prepaid expenses and other current assets.................      2,427       3,436
                                                              ---------   ---------
     Total current assets...................................    452,074     467,745
Property, plant and equipment, net..........................    168,729     182,261
Intangible assets, net......................................    160,803     169,664
Other assets................................................     18,391      15,687
                                                              ---------   ---------
                                                              $ 799,997   $ 835,357
                                                              =========   =========
                     LIABILITIES, MANDATORILY REDEEMABLE STOCK
                             AND STOCKHOLDERS' EQUITY
  Current liabilities
  Short-term borrowings.....................................  $  28,532   $  19,665
  Current maturities of long-term debt......................     21,709      67,527
  Accounts payable..........................................     38,179      45,423
  Accrued liabilities.......................................     98,624      89,169
                                                              ---------   ---------
     Total current liabilities..............................    187,044     221,784
Long-term debt..............................................    228,293     248,898
Deferred income taxes.......................................     15,753      15,736
Minority interest in subsidiaries...........................      1,902       1,721
                                                              ---------   ---------
  Total liabilities.........................................    432,992     488,139
                                                              ---------   ---------
Commitments and contingencies (see Note 12)
Mandatorily Redeemable Stock
  Class B Redeemable Preferred Stock, $.01 par value; 25
     shares authorized as of September 30, 2002 and 2001; 25
     shares issued and outstanding as of September 30, 2002
     and 2001...............................................     29,500      27,500
                                                              ---------   ---------
     Total mandatorily redeemable stock.....................     29,500      27,500
                                                              ---------   ---------
Stockholders' Equity
  Class C Preferred Stock, $.01 par value; 14 shares
     authorized as of September 30, 2002 and 2001; 12 shares
     issued and outstanding as of September 30, 2002 and
     2001 (Liquidation Value of $138.2 and $129.2 million at
     September 30, 2002 and 2001, respectively).............          1           1
  Class A Common Stock, $.01 par value; 211,000 shares
     authorized as of September 30, 2002 and 2001; 18,940
     and 14,682 shares issued and outstanding as of
     September 30, 2002 and 2001, respectively..............        190         147
  Class B Common Stock, $.01 par value; 67,000 shares
     authorized as of September 30, 2002 and 2001; 45,142
     shares issued and outstanding as of September 30, 2002
     and 2001...............................................        452         452
  Additional paid-in capital................................    699,255     707,816
  Accumulated deficit.......................................   (324,558)   (340,644)
  Accumulated other comprehensive loss......................    (37,835)    (48,054)
                                                              ---------   ---------
     Total stockholders' equity.............................    337,505     319,718
                                                              ---------   ---------
                                                              $ 799,997   $ 835,357
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEARS ENDED SEPTEMBER 30,
                                                             --------------------------------------
                                                                2002         2001          2000
                                                             ----------   -----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................................   $452,607     $ 449,895     $ 474,445
Cost of goods sold.........................................    171,892       232,067       237,105
                                                              --------     ---------     ---------
     Gross profit..........................................    280,715       217,828       237,340
                                                              --------     ---------     ---------
Operating expenses
  Research and development expenses........................     44,316        52,441        58,364
  Selling, general and administrative expenses.............    174,854       191,113       222,632
  Amortization of intangible assets........................     17,065        28,034        30,454
                                                              --------     ---------     ---------
     Total operating expenses..............................    236,235       271,588       311,450
                                                              --------     ---------     ---------
Income (loss) from operations..............................     44,480       (53,760)      (74,110)
                                                              --------     ---------     ---------
Other income (expense)
  Interest income..........................................      1,270         1,341         3,872
  Interest expense.........................................    (28,989)      (40,425)      (37,256)
  Foreign currency gain (loss).............................     (2,177)        1,709        (5,374)
  Minority interest........................................     (1,187)       (1,436)       (1,157)
  Other, net...............................................      5,158        (1,909)        8,688
                                                              --------     ---------     ---------
                                                               (25,925)      (40,720)      (31,227)
                                                              --------     ---------     ---------
Income (loss) before income taxes..........................     18,555       (94,480)     (105,337)
Income tax benefit (expense)...............................     (2,469)      (39,975)       24,554
                                                              --------     ---------     ---------
Net income (loss)..........................................     16,086      (134,455)      (80,783)
Preferred stock dividends..................................    (14,018)      (13,986)       (8,624)
Additional capital contribution dividends..................     (4,670)       (4,338)           --
                                                              --------     ---------     ---------
Net income (loss) available for common stockholders........   $ (2,602)    $(152,779)    $ (89,407)
                                                              ========     =========     =========
Net income (loss) available for common stockholders per
  common share, basic and diluted..........................   $  (0.04)    $   (2.55)    $   (1.49)
                                                              ========     =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               CLASS C           CLASS A           CLASS B
                                           PREFERRED STOCK    COMMON STOCK      COMMON STOCK     ADDITIONAL
                                           ---------------   ---------------   ---------------    PAID-IN     ACCUMULATED
                                           NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT    CAPITAL       DEFICIT
                                           ------   ------   ------   ------   ------   ------   ----------   -----------
                                                                           (IN THOUSANDS)
BALANCE, SEPTEMBER 30, 1999..............     4        1     13,750     138    46,074     461      610,464      (125,406)
Comprehensive loss
  Net loss...............................    --       --        --       --       --       --           --       (80,783)
  Translation adjustment.................    --       --        --       --       --       --           --            --
Conversion of shares.....................    --       --       226        2     (226)      (2)          --            --
Issuance of Class C Preferred Stock......     7       --        --       --       --       --       66,000            --
Dividends on Redeemable Preferred
  Stock..................................    --       --        --       --       --       --       (2,000)           --
Dividends on Class C Preferred Stock.....     1       --        --       --       --       --           --            --
                                            ---       --     ------    ----    ------    ----     --------     ---------
BALANCE, SEPTEMBER 30, 2000..............    12       $1     13,976    $140    45,848    $459     $674,464     $(206,189)
                                            ---       --     ------    ----    ------    ----     --------     ---------
Comprehensive loss
  Net loss...............................    --       --        --       --       --       --           --      (134,455)
  Translation adjustment.................    --       --        --       --       --       --           --            --
Conversion of shares.....................    --       --       706        7     (706)      (7)          --            --
Additional capital contribution..........    --       --        --       --       --       --       45,850            --
Dividends on additional capital
  contribution...........................    --       --        --       --       --       --       (3,493)           --
Dividends on Redeemable Preferred
  Stock..................................    --       --        --       --       --       --       (2,000)           --
Dividends on Class C Preferred Stock.....    --       --        --       --       --       --       (8,989)           --
Restricted shares issuance...............    --       --        --       --       --       --        1,984            --
                                            ---       --     ------    ----    ------    ----     --------     ---------
BALANCE, SEPTEMBER 30, 2001..............    12       $1     14,682    $147    45,142    $452     $707,816     $(340,644)
                                            ---       --     ------    ----    ------    ----     --------     ---------
Comprehensive Income
  Net income.............................    --       --        --       --       --       --           --        16,086
  Translation adjustment.................    --       --        --       --       --       --           --            --
  Equity adjustment for minimum pension
    liability............................    --       --        --       --       --       --           --            --
Restricted share issuance................    --       --     4,254       43       --       --        5,966            --
Options exercised........................    --       --         4       --       --       --           --            --
Dividends on additional capital
  contribution...........................    --       --        --       --       --       --       (3,505)           --
Dividends on Class B Redeemable Preferred
  Stock..................................    --       --        --       --       --       --       (2,000)           --
Dividends on Class C Preferred Stock.....    --       --        --       --       --       --       (9,022)           --
                                            ---       --     ------    ----    ------    ----     --------     ---------
BALANCE, SEPTEMBER 30, 2002..............    12       $1     18,940    $190    45,142    $452     $699,255     $(324,558)
                                            ===       ==     ======    ====    ======    ====     ========     =========

                                            ACCUMULATED
                                               OTHER           TOTAL
                                           COMPREHENSIVE   STOCKHOLDERS'
                                               LOSS           EQUITY
                                           -------------   -------------
                                                  (IN THOUSANDS)
BALANCE, SEPTEMBER 30, 1999..............     (14,943)         470,715
Comprehensive loss
  Net loss...............................          --          (80,783)
  Translation adjustment.................      (3,052)          (3,052)
                                                             ---------
                                                               (83,835)
Conversion of shares.....................          --               --
Issuance of Class C Preferred Stock......          --           66,000
Dividends on Redeemable Preferred
  Stock..................................          --           (2,000)
Dividends on Class C Preferred Stock.....          --               --
                                             --------        ---------
BALANCE, SEPTEMBER 30, 2000..............    $(17,995)       $ 450,880
                                             --------        ---------
Comprehensive loss
  Net loss...............................          --         (134,455)
  Translation adjustment.................     (30,059)         (30,059)
                                                             ---------
                                                              (164,514)
Conversion of shares.....................          --               --
Additional capital contribution..........          --           45,850
Dividends on additional capital
  contribution...........................          --           (3,493)
Dividends on Redeemable Preferred
  Stock..................................          --           (2,000)
Dividends on Class C Preferred Stock.....          --           (8,989)
Restricted shares issuance...............          --            1,984
                                             --------        ---------
BALANCE, SEPTEMBER 30, 2001..............    $(48,054)       $ 319,718
                                             --------        ---------
Comprehensive Income
  Net income.............................          --           16,086
  Translation adjustment.................      17,395           17,395
  Equity adjustment for minimum pension
    liability............................      (7,176)          (7,176)
                                                             ---------
Restricted share issuance................          --            6,009
Options exercised........................          --               --
Dividends on additional capital
  contribution...........................          --           (3,505)
Dividends on Class B Redeemable Preferred
  Stock..................................          --           (2,000)
Dividends on Class C Preferred Stock.....          --           (9,022)
                                             --------        ---------
BALANCE, SEPTEMBER 30, 2002..............    $(37,835)       $ 337,505
                                             ========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED SEPTEMBER 30,
                                                       ------------------------------------------
                                                         2002            2001             2000
                                                       --------   -------------------   ---------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $ 16,086        $(134,455)       $ (80,783)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization...................    32,544           45,054           50,109
     Deferred income tax.............................      (266)          33,514          (37,459)
     Provision for minority interest in subsidiary...     1,187            1,436            1,157
     Inventory write-down............................    16,937           73,850           58,948
     Gain on sale of non-core business...............    (4,971)              --               --
     Compensation expense for restricted stock.......     5,866            1,806               --
     Other...........................................     1,515            5,468              786
     Changes in assets and liabilities
       Accounts receivable...........................     3,212           15,138           (3,821)
       Inventories...................................    (5,866)         (23,209)        (102,484)
       Prepaid expenses and other assets.............    (8,226)          (4,759)           8,663
       Current income taxes..........................       487           (3,069)           9,385
       Accounts payable..............................    (7,403)          (8,608)           1,999
       Other liabilities.............................   (13,029)         (15,654)          25,045
                                                       --------        ---------        ---------
          Net cash provided by (used in) operating
            activities...............................    38,073          (13,488)         (68,455)
                                                       --------        ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed and intangible assets...........   (14,826)         (14,280)         (41,487)
  Proceeds from disposition of assets................    28,517           14,096           11,291
  Proceeds from sale of business.....................    17,551               --            9,712
  Other..............................................      (258)            (448)          (1,751)
                                                       --------        ---------        ---------
          Net cash provided by (used in) investing
            activities...............................    30,984             (632)         (22,235)
                                                       --------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt issuances.............     1,855            1,424           97,184
  Repayments of long-term debt.......................   (67,869)         (33,670)         (81,356)
  Net short-term borrowings (repayments).............     7,606             (856)          15,307
  Dividends paid.....................................        --               --           (1,500)
  Issuance of Class C Preferred Stock................        --               --           66,000
  Savia capital contribution.........................        --           45,850               --
  Other..............................................         4               --               --
                                                       --------        ---------        ---------
          Net cash provided by (used in) financing
            activities...............................   (58,404)          12,748           95,635
                                                       --------        ---------        ---------
Effect of exchange rate changes on cash and cash
  equivalents........................................     3,829            1,216           (1,534)
                                                       --------        ---------        ---------
Increase (decrease) in cash and cash equivalents.....    14,482             (156)           3,411
Cash and cash equivalents, beginning of period.......    22,323           22,479           19,068
                                                       --------        ---------        ---------
Cash and cash equivalents, end of period.............  $ 36,805        $  22,323        $  22,479
                                                       ========        =========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Seminis, Inc. (the "Company", "we") is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. ("Savia") and effectively began operations when it purchased Asgrow Seed Company ("Asgrow") in December 1994.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to fiscal year 2002 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year, including estimates and assumptions related to customer discounts and allowances. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Product sales are recognized upon shipment of goods and are reduced by provisions for discounts and allowances based on the Company's historical and anticipated experience.

  CASH AND CASH EQUIVALENTS

     The Company classifies as cash equivalents all highly liquid investments purchased with an original maturity of three months or less. The Company invests its excess cash in deposits with major international banks, in government securities and in money market accounts with financial institutions. Such investments are considered cash equivalents for purposes of reporting cash flows and bear minimal risk.

  ACCOUNTS RECEIVABLE

     Accounts receivable are valued net of reserves for bad debts, discounts and allowances. Calculations of reserves are based on historical experience and anticipated market conditions and are adjusted as management determines necessary. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company's diversified customer base limits the amount of credit exposure to any one customer.

     No customer accounts for more than 10% of accounts receivable or sales.

  INVENTORIES

     Inventories are stated at the lower of cost or estimated net realizable value. Costs for substantially all inventories are determined using the first-in, first-out ("FIFO") method and include the cost of materials, direct labor and the applicable share of overhead costs. Unharvested crop-growing costs are included as part of inventory and represent costs incurred to plant and maintain seed crops which will be harvested during the subsequent fiscal year. Inventories are periodically reviewed and reserves established for deteriorated, excess and obsolete items.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Provisions for depreciation have been made using the straight-line and accelerated methods for financial reporting purposes and accelerated methods for tax

                                 SEMINIS, INC.

purposes. Estimated useful lives generally range from 5 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

  INTANGIBLE ASSETS

     Intangible assets consist primarily of the excess of purchase price over the fair market value of net assets acquired in purchase acquisitions and the costs of acquired germplasm patents and trademarks. The costs of acquired germplasm, patents and trademarks are being amortized over 10 to 20 years on an accelerated basis. Other intangibles are amortized over 3 to 10 years on a straight-line basis.

  GOODWILL

     Goodwill was amortized over 15 years on a straight-line basis. Upon adoption of SFAS No. 142, the Company has ceased amortization of its goodwill in fiscal year 2002.

  CAPITALIZED SOFTWARE COSTS

     Costs of computer software developed and obtained for internal use are capitalized and amortized over respective license periods or expected useful lives, which range from three to five years. Capitalized computer software costs include external direct costs for licenses and services and payroll and payroll-related costs for employees who are directly associated with developing or installing such software.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying businesses, products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In fiscal year 2000, the Company recognized a $6,400 impairment write-down associated with its investment in LSL Plantscience. No other material impairments have been experienced.

  SEEDMEN'S ERRORS AND OMISSIONS

     The Company maintains third party seedmen's errors and omissions insurance covering claims by growers for losses incurred as a result of seed quality or errors arising in fulfilling customer orders. Such policies are subject to annual renewal and revision and have coverage limits, deductibles and other terms. Provisions are made for anticipated losses in excess of coverage amounts provided by insurance based on historical experience and expected resolution. The Company performs ongoing evaluations of such claims and adjusts reserves as necessary to reflect expected settlements.

  RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are charged to operations as incurred. Costs attributable to in-process research and development activities acquired in a purchase transaction are written-off at the date of acquisition.

  INCOME TAXES

     Deferred income taxes reflect temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts utilized for tax purposes. A valuation allowance is established against deferred tax assets when all or some portion of such assets is unlikely to be realized.

  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The financial statements of the Company's foreign subsidiaries are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are primarily translated at average monthly

                                 SEMINIS, INC.

rates of exchange prevailing during the fiscal year. The resultant translation adjustments are included in accumulated other comprehensive loss as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

     Subsidiaries operating in highly inflationary economies or primarily using the United States dollar as their functional currency include gains and losses from foreign currency transactions and balance sheet translation adjustments in the consolidated statements of operations.

  FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, debt and mandatorily redeemable securities. These balances are stated in the consolidated financial statements at amounts that approximate fair market value unless separately disclosed in the Notes to Consolidated Financial Statements.

  COMPREHENSIVE INCOME

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income primarily consists of its reported net income or loss and changes in foreign currency translation adjustments and minimum pension liability adjustment during a period.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair market value of the Company's stock and the amount an employee must pay to acquire the stock.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company accounts for derivative instruments and hedging activities in accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and No. 138. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company does not currently have any derivative instruments and therefore adoption of SFAS No. 133 did not have a material impact on the Company's consolidated financial position or results of operations for fiscal year 2002.

  ACCOUNTING FOR SHIPPING AND HANDLING FEES AND COSTS

     The Company accounts for shipping and handling fees and costs in accordance with the provisions of EITF 00-10, "Accounting for Shipping and Handling Fees and Costs". EITF 00-10 requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and should be classified as revenue. It also states that a company may record shipping and handling costs in cost of sales. If such costs are significant and are not included in cost of sales (that is, if those costs are accounted for together or separately on other income statement line items), a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. Freight and handling charges of $4.3 million related to customer shipping were stated on a gross basis in selling expense with a corresponding $3.1 million of revenue stated in net sales in fiscal year 2002 and $1.4 million related to customer shipping were stated on a gross basis in selling expense with a corresponding $1.3 million of revenue stated in net sales in the fourth quarter of fiscal year 2001, respectively. In the prior

                                 SEMINIS, INC.

reporting periods, these freight and handling charges were netted with the associated billing of these costs to the Company's customers. Restatements of the prior periods to conform to EITF 00-10 were impractical because there was no system in place to capture this information in the past.

  SUPPLEMENTARY CASH FLOW INFORMATION

                                                          FOR THE YEARS ENDED SEPTEMBER 30,
                                                          ---------------------------------
                                                            2002        2001        2000
                                                          ---------   ---------   ---------
Cash paid for interest..................................   $25,407     $45,933     $31,890
Cash paid for income taxes..............................     2,248       9,530       3,520
Supplemental non-cash transactions:
  Class C Preferred Stock dividends.....................     9,022      11,986       6,624
  Class B Redeemable Preferred Stock dividend...........     2,000       2,000         500
  Additional capital contribution dividends.............     3,505       4,338          --

     Effective January 2001, Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The syndicated bank agreement, however, precludes the payment of cash dividends.

  INCOME (LOSS) PER COMMON SHARE

     Income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic income (loss) per common share is computed by dividing income (loss) available to common stockholders by the average number of common shares outstanding during each period. Income (loss) available to common stockholders represents reported net income less preferred dividends, accretion of redemption value for redeemable common stock and the excess of the repurchase price paid over the redemption value of redeemable common stock. Diluted income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of income from continuing operations and sets forth the computation for basic and diluted income (loss) per share from continuing operations:

                                                      FOR THE YEARS ENDED SEPTEMBER 30,
                                                      ----------------------------------
                                                        2002         2001        2000
                                                      ---------   ----------   ---------
NUMERATOR FOR BASIC AND DILUTED:
Income (loss) from continuing operations............  $ 16,086    $(134,455)   $(80,783)
Preferred stock dividends...........................   (11,022)     (13,986)     (8,624)
Additional capital contribution dividends...........    (3,505)      (4,338)         --
Contingent dividends payable........................    (4,161)          --          --
                                                      --------    ---------    --------
Loss from continuing operations available for common
  stockholders......................................  $ (2,602)   $(152,779)   $(89,407)
                                                      ========    =========    ========
DENOMINATOR -- SHARES:
Weighted average common shares outstanding basic and
  diluted...........................................    62,074       59,824      59,824
LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS
  AVAILABLE FOR COMMON STOCKHOLDERS:
  Basic and diluted.................................  $  (0.04)   $   (2.55)   $  (1.49)
                                                      ========    =========    ========

     A total of 4.3, 2.1 and 1.1 million potential shares from options were excluded from the computation of diluted earnings per share for fiscal years 2002, 2001 and 2000, respectively, due to their antidilutive effect.

     Contingently payable dividends represent dividends that may potentially be payable to Savia if the Exchange Agreement described in Note 9 is not consummated. As part of this agreement, Savia agreed to forego dividends on Class C Preferred Stock and additional paid-in capital contributions effective July 1, 2002;

                                 SEMINIS, INC.

however, such dividends would be payable if the exchange transaction is not completed and the agreement terminated. These dividends have not been accrued but are included in the calculation of earnings per share in order to present the most dilutive result. On a pro forma basis, had the exchange transaction been completed as of July 1, 2002, income available for common stockholders would have been $1,559 and the weighted average common shares outstanding would have been increased by 9,417 shares, resulting in income per common share available for common stockholders of $0.02.

  RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 141, "Business Combinations," was effective for the company on July 1, 2001. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method.

     SFAS No. 142, "Goodwill and Other Intangible Assets," was effective for the Company for fiscal years beginning after December 15, 2001, but was adopted early as of the beginning of fiscal year 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. We have ceased the amortization of goodwill and other intangible assets due to our adoption of SFAS No. 142 and no impairment was required in fiscal year 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, is effective for fiscal years beginning after June 15, 2002 and requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Management has not yet determined the impact, if any, of the adoption of this standard on the financial position or results of operation of the Company.

     In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002. We do not expect SFAS No. 144 to have a material effect on our consolidated financial position, results of operations or cash flows.

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections." Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions" are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flow.

     In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)."

                                 SEMINIS, INC.

     SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan.

     The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

     On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002.

NOTE 2 -- LIQUIDITY

     As of September 30, 2000, we were not in compliance with certain covenants of our existing credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the credit facility or recapitalization of the company.

     On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

     In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

                                 SEMINIS, INC.

     We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended credit agreement; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt as of September 30, 2002.

     Although not impacting current liquidity, the Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company's Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company's Class B common stock that also hold shares of the Company's Class B Redeemable preferred stock). The exchange agreement was approved by the Company's Board of Directors on July 3, 2002 and was approved by our stockholders on September 26, 2002. Although the exchange agreement was approved by the Stockholders at the Annual Meeting, it is subject to customary closing conditions and approvals by creditors of Savia and the Company. At this time, all of the closing conditions and approvals have not been satisfied and therefore, the exchange has not been consummated. The Company may not complete all of the transactions contemplated under the exchange agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B preferred stock and the consent of the lenders under the Company's Syndicated Credit Facility.

     In December 2002, Savia, Seminis' majority stockholder, announced that it signed a letter of intent with Fox Paine & Company LLC under which Fox Paine and certain Savia related parties will acquire all the outstanding shares of Seminis, Inc. (See Note 16). The proposed transaction is subject to numerous conditions; however, if completed, such a change in control would require the credit facility to be paid in full. It is anticipated that such a transaction would be funded by financing arranged by Fox Paine.

     Whereas we have met our obligations as well as covenant requirements under the amended credit facility through September 30, 2002, we must successfully execute a refinancing plan prior to December 31, 2003 in order to meet the final maturity of the facility. We will continue to pursue a refinancing plan, which may include negotiation of a new credit facility, and/or placement of new debt securities; however, there can be no assurances that we will be able to successfully complete the refinancing. Additionally, there can be no assurances that the Fox Paine transaction will be consummated. Failure to comply with existing covenants, which would make the Syndicated debt callable, or our inability to obtain adequate financing with reasonable terms prior to December 31, 2003 could have a material adverse impact on our business, results of operations or financial condition.

                                 SEMINIS, INC.

NOTE 3 -- GLOBAL RESTRUCTURING AND OPTIMIZATION PLAN

     In February 2000, we announced a cost-saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000 and focused on North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase, which was targeted at our global operations and expanded the phase to cover additional headcount reductions and to consolidate our facilities in Holland. The key elements to the Global Restructuring and Optimization Plan involve:

     - reorganizing our ten legacy seed companies into four geographical regions;

     - selling or consolidating certain operation and production facilities;

     - reducing headcount that results from the reorganization and from facility consolidation;

     - rationalizing our product portfolio;

     - implementing an advanced logistics management information system; and

     - divesting non-strategic assets.

     In connection with phase one of the Global Restructuring and Optimization Plan, we recorded pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

     As part of the implementation of the expanded second phase of our Global Restructuring and Optimization Plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge primarily related to severance and related costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. In fiscal year 2001, we also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our Global Restructuring and Optimization Plan.

     The remaining components of the restructuring accruals are as follows:

                                 AMOUNTS     BALANCE AT     ADDITIONAL   AMOUNTS     BALANCE AT     ADDITIONAL   AMOUNTS
                       CHARGES   INCURRED   SEPTEMBER 30,    CHARGES     INCURRED   SEPTEMBER 30,    CHARGES     INCURRED
                        2000       2000         2000           2001        2001         2001           2002        2002
                       -------   --------   -------------   ----------   --------   -------------   ----------   --------
Severance and related
  expenses...........   $14.0     $ (1.8)       $12.2         $12.0       $(12.3)       $11.9         $  --       $(8.6)
Inventory write
  downs..............    18.4      (18.4)          --          58.2        (58.2)          --            --          --
Other................     2.0       (2.0)          --            --           --           --            --          --
                        -----     ------        -----         -----       ------        -----         -----       -----
Total................   $34.4     $(22.2)       $12.2         $70.2       $(70.5)       $11.9         $  --       $(8.6)
                        =====     ======        =====         =====       ======        =====         =====       =====

                        BALANCE AT
                       SEPTEMBER 30,
                           2002
                       -------------
Severance and related
  expenses...........      $3.3
Inventory write
  downs..............        --
Other................        --
                           ----
Total................      $3.3
                           ====

     To date, there have been no material adjustments to amounts accrued under the plan. The remaining $3.3 million reserve balance is expected to be utilized in fiscal year 2003.

                                 SEMINIS, INC.

NOTE 4 -- INVENTORIES

     Inventories consist of the following at September 30, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Seed........................................................  $238,448   $246,250
Unharvested crop growing costs..............................    27,199     25,857
Supplies....................................................     6,880      7,576
                                                              --------   --------
  Total net inventories.....................................  $272,527   $279,683
                                                              ========   ========

     Inventories are presented net of reserves of $86,957 and $114,316 at September 30, 2002 and 2001, respectively. A non-recurring inventory write-down of approximately $58,200 was taken in fiscal year 2001 to rationalize the Company's product portfolio and impose more stringent seed quality standards as part of the Global Restructuring and Optimization Plan.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at September 30, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Land........................................................  $ 40,623   $ 42,383
Buildings and improvements..................................   129,522    123,893
Machinery and equipment.....................................    61,478     67,518
Construction in progress....................................       318      7,073
                                                              --------   --------
                                                               231,941    240,867
Less: accumulated depreciation..............................   (63,212)   (58,606)
                                                              --------   --------
                                                              $168,729   $182,261
                                                              ========   ========

NOTE 6 -- INTANGIBLE ASSETS

     Intangible assets at September 30, 2002 and 2001 consist of the following and are net of accumulated amortization for the respective the respective fiscal years as parenthetically noted:

                                                                2002       2001
                                                              --------   --------
Goodwill (net of $29,491 and $28,017).......................  $ 98,931   $ 93,082
Software costs (net of $20,697 and $14,603).................    13,225     17,747
Trademarks (net of $7,772 and $6,980).......................     7,128      7,920
Germplasm (net of $71,431 and $64,044)......................    28,413     35,087
Other intangible assets (net of $12,847 and $10,109)........    13,106     15,828
                                                              --------   --------
                                                              $160,803   $169,664
                                                              ========   ========

     Changes in the net carrying amount of goodwill for the year ended September 30, 2002, are as follows:

                                                              AMOUNT
                                                              -------
Balance as of September 30, 2001............................  $93,082
  Goodwill acquired during the period.......................       --
  Impairment losses.........................................       --
  Translation adjustments and other.........................    5,849
                                                              -------
Balance as of September 30, 2002............................  $98,931
                                                              =======

     Amortization expense on goodwill was $9,047 and $9,872 for the years ended September 30, 2001 and September 30, 2000, respectively.

                                 SEMINIS, INC.

     As required by SFAS No. 142, the results for the prior years have not been restated. Had the Company accounted for its goodwill under SFAS No. 142 for all periods presented, the Company's net income and loss per share would have been as follows:

                                                                 YEAR ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reported net loss.............................     $(2,602)       $(152,779)      $(89,407)
Goodwill amortization, net of tax.............          --            9,047          9,872
                                                   -------        ---------       --------
  Adjusted net loss...........................     $(2,602)       $(143,732)      $(79,535)
                                                   =======        =========       ========
Basic and diluted loss per share:
  As reported.................................     $ (0.04)       $   (2.55)      $  (1.49)
  Goodwill amortization.......................          --              .15            .16
                                                   -------        ---------       --------
Adjusted basic and diluted loss per share.....     $ (0.04)       $   (2.40)      $  (1.33)
                                                   =======        =========       ========

NOTE 7 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following at September 30, 2002 and 2001:

                                                               2002      2001
                                                              -------   -------
Employee salaries and related benefits......................  $44,754   $34,504
Severance...................................................    3,269    11,936
Seedmen's errors and omissions..............................    4,072     3,595
Interest....................................................      412     1,184
Savia dividends.............................................   25,008    12,500
Income taxes payable........................................    3,236     1,820
Other.......................................................   17,873    23,630
                                                              -------   -------
                                                              $98,624   $89,169
                                                              =======   =======

NOTE 8 -- LONG-TERM DEBT

     Long-term debt consists of the following at September 30, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Syndicated credit agreement borrowings......................  $229,732   $293,200
South Korean borrowings due in annual installments through
  2007......................................................     1,738      1,956
GE Capital borrowings.......................................    14,174     16,077
Other borrowings............................................     4,358      5,192
                                                              --------   --------
                                                               250,002    316,425
Less current portion........................................   (21,709)   (67,527)
                                                              --------   --------
                                                              $228,293   $248,898
                                                              ========   ========

     Other borrowings consist of various domestic and foreign, government and non-government loans of less than $1,500 each, bearing interest annually at average rates of 8.79% through 2013 and 8.5% through 2007 for fiscal years 2002 and 2001, respectively.

                                 SEMINIS, INC.

     As of September 30, 2002, long-term debt maturities are as follows:

YEAR ENDING SEPTEMBER 30
------------------------
2003........................................................  $ 21,709
2004........................................................   214,930
2005........................................................     2,713
2006........................................................     2,719
2007........................................................     2,397
Thereafter..................................................     5,534
                                                              --------
                                                              $250,002
                                                              ========

     In July 1999, the Company entered into a new credit agreement with Bank of Montreal and Harris Trust and Savings Bank providing for a $350,000 credit facility. The Company used a portion of the net proceeds of its initial public offering (Note 10) and funds available under the new credit facility to pay loan origination fees and repay indebtedness under its previous credit agreement. The Company's $350,000 credit facility consists of a term loan in the amount of $200,000 and a revolving line of credit in the amount of $150,000. The term loan required semi-annual payments, with the remaining balance due and the revolving line of credit originally maturing on June 30, 2004.

     The July 1999 agreement contains a number of financial covenants, including net worth and indebtedness tests and limitations on its ability to make acquisitions, transfer or sell assets, create liens, pay dividends, enter into transactions with its affiliates or enter into a merger, consolidation or sale of substantially all of its assets. The agreement is secured by the intellectual property of Seminis and 100% of the shares of Seminis Vegetable Seeds, Inc., a wholly owned subsidiary of Seminis, Inc. and shares of some other international subsidiaries. The credit agreement provides for events of default typical of facilities of its type, as well as an event of default if Pulsar Internacional, S.A. de C.V., together with its affiliates, which includes Savia, fails to hold a majority of the board of directors or direct management of the Company or control at least 51% of the voting rights of the Company.

     In June 2000, the Company amended its credit agreement to provide for more relaxed financial covenant ratios as well as to allow for the needed expenses related to the Global Restructuring and Optimization Plan. The Company also entered into a security agreement with the lenders that collateralized certain receivables, general intangibles and inventory.

     As of September 30, 2000, we were not in compliance with certain covenants of our existing credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the credit facility or recapitalization of the company.

     On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment

                                 SEMINIS, INC.

included $16.0 million due in the fourth quarter of fiscal year 2001, $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

     In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

     We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended credit agreement; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula based on the greater of the sum of the base rate and 3.5% or an interest rate that ranges from 9.0% to 10.25% to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt as of September 30, 2002.

     Loan origination fees of $3,611 were capitalized in fiscal year 1999 in connection with the July 1999 credit agreement, $2,222 were capitalized in fiscal year 2000 in connection with the amended credit agreement and $2,985 were capitalized in fiscal year 2001 in connection with the May 2001 amended credit agreement. The fees are being amortized to interest expense over the life of the agreement that expired on December 31, 2002. Fees related to the fifth amendment will be amortized over the life of the agreement, which will expire on December 31, 2003. Interest expense includes amortization of loan origination fees of $4,354, $3,075 and $843 in fiscal years 2002, 2001 and 2000, respectively.

     For the fiscal year ended September 30, 2002, 2001 and 2000, the Company incurred interest at a weighted-average rate of 8.90%, 11.19% and 8.70% per annum, respectively.

NOTE 9 -- CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

  RECAPITALIZATION

     In January 1999, the Board of Directors of Seminis, Inc., an Illinois corporation, authorized the reincorporation of the Company in Delaware. In conjunction with the reincorporation the holders of certain securities agreed to a plan for the recapitalization of the Company (the "Recapitalization") to occur concurrently. The Recapitalization was effective June 18, 1999 and provided for the exchange of shares of the Illinois corporation for shares of the Delaware corporation as follows: (i) all preferred stock was exchanged for like preferred stock; (ii) all 6,772 shares of Class B Redeemable Common Stock ("Old Class B Redeemable Common Stock") were converted into one-half the number of such shares of Class B Common Stock; (iii) all Class A Common Stock was exchanged for one-half the number of such shares of Class B Common Stock; and (iv) all options to purchase Class C Common Stock were exchanged for options to purchase Class A Common Stock. Immediately following the Recapitalization, the Company paid a 1-for-1 stock dividend to all holders of Class B Common Stock.

                                 SEMINIS, INC.

  INITIAL PUBLIC OFFERING

     In July 1999, the Company completed an initial public offering of 13,750 shares of Class A Common Stock at an initial offering price of $15.00 per share, raising net proceeds of $191,700. The Company used the net proceeds of the offering and funds available under the new July 1999 credit facility to pay loan origination fees, repay indebtedness under the April 1999 credit agreement and $7,700 of a $20,000 intercompany advance from Savia. The remaining $12,300 of the intercompany advance was converted into 1.2 shares of Class C Preferred Stock.

  CLASS A AND B REDEEMABLE PREFERRED STOCK

     On October 1, 1995, the Company acquired Petoseed Co., Inc. ("Petoseed") through a tax-free merger (the "Merger") with George J. Ball, Inc. ("Ball"). As part of the transaction, Seminis issued 25 shares of Class A Redeemable Preferred Stock to the stockholders of Ball. Upon the completion of the Company's initial public offering in July 1999, each share of Class A Redeemable Preferred Stock automatically converted into one share of Class B Redeemable Preferred Stock.

     The Class B Redeemable Preferred Stock has no voting rights. The Company pays quarterly dividends on all issued shares of Class B Redeemable Preferred Stock at a rate of 8% per year. Dividends are cumulative if unpaid and are added to the redemption value of the shares. The liquidation value of the shares is equal to the redemption value at any point in time. Class B Redeemable Preferred Stock is not redeemable at the option of the holder. The Company shall redeem all outstanding shares of the Class B Redeemable Preferred Stock on October 1, 2005.

  OLD CLASS B REDEEMABLE COMMON STOCK

     The Company also issued 18,091 shares of Old Class B Redeemable Common Stock to the Ball stockholders as part of the Ball Merger. In November 1997, Savia purchased 3,895 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $72,875 or $18.71 per share. In January 1998, the Company repurchased 11,319 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $211,824 or $18.71 per share. Such shares were canceled upon repurchase.

     Upon the Recapitalization in June 1999, each share of Old Class B Redeemable Common Stock automatically converted into one share of Class B Common Stock, however, upon the conversion, the Old Class B Redeemable Common Stock lost its redemption and accretion rights.

     The redemption price of the Old Class B Redeemable Common Stock accreted at an annual rate of approximately 6%. The redemption price was $7.48 per share on the June 18, 1999 conversion date.

  CLASS A COMMON STOCK

     The Company is authorized to issue up to 211,000 shares of Class A Common Stock. Upon completion of the Company's initial public offering in July 1999, the Company issued 13,750 shares of Class A Common Stock. In addition, 4,677 shares were reserved for issuance of stock options. Class A Common Stock is entitled to one vote per share.

  CLASS B COMMON STOCK

     Following the Ball Merger, Savia owned all 30,000 outstanding shares of the Company's Class B Common Stock. During fiscal year 1998, the Company issued 7,386 shares of Class B Common Stock for cash in the amount of $138,200. The share price of $18.71 was based on the fair market value of the Company at the time of the transaction.

     In February 1999, the Company converted its convertible subordinated debt due Savia of $35,857 into 1,916 shares of Class B Common Stock at $18.71 per share. As part of the Company's recapitalization in June 1999, 6,772 shares of Old Class B Redeemable Common Stock were effectively converted into the same number of shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to three votes per share.

                                 SEMINIS, INC.

     In the fourth quarter of fiscal year 2001, 706 shares of Class B Common Stock were converted to Class A Common Stock and in the second quarter of fiscal year 2000, 226 shares of Class B Common Stock were converted to Class A Common Stock.

  CLASS C PREFERRED STOCK

     The Company is authorized to issue up to 14 shares of its Class C Preferred Stock. In December 1998, Savia made an equity investment in Seminis of $10,000 in exchange for 1 share of Class C Preferred Stock to finance the purchase of shares of Hungnong, which Seminis was obligated to purchase from the minority shareholders. In March 1999, Savia made an additional equity investment in Seminis of $20,000 in exchange for 2 shares of Class C Preferred Stock to finance working capital requirements. In July 1999, the Company converted $12,300 of an intercompany advance from Savia into 1.2 shares of Class C Preferred Stock. In April, May and June 2000, the company converted $22,000, $14,000 and $6,000, respectively, of intercompany advances from Savia into 2.2 shares, 1.4 shares and .6 shares of Class C Preferred Stock. In August and September 2000, Savia made additional equity investments of $10,000 and $14,000, respectively, in exchange for 1.0 shares and 1.4 shares of Class C Preferred Stock.

     Shares of Class C Preferred Stock have no voting rights and are redeemable at the option of the Company. Dividends accrue cumulatively at the rate of 10% per year and are payable quarterly. Dividends payable through January 2001 are payable by issuing additional fully paid and non-assessable shares of Class C Preferred Stock. Subsequently, the dividends are part of the accrued liabilities.

     The liquidation value of Class C Preferred Stock at September 30, 2002 and 2001, included $18,011 and $8,989, respectively, of accrued cash dividends classified in accrued liabilities.

  ADDITIONAL CAPITAL CONTRIBUTIONS

     In October and November 2000, the Company received additional capital contributions of $31.9 million and $14.0 million, respectively, from Savia to finance additional working capital requirements. Dividends were accrued at the rate of 10% per year.

     On October 1, 2002 the Board of Directors approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million to be converted to 4.67 shares of Class C Preferred Stock. Concurrently, the Board also adopted a resolution authorizing and directing an increase in the number of shares designated as Class C Redeemable PIK Preferred Stock from 14.4 shares to 16.7 shares.

  EXCHANGE TRANSACTION

     The Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company's Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company's Class B common stock that also hold shares of the Company's Class B Redeemable preferred stock). The exchange agreement was approved by the Company's Board of Directors on July 3, 2002 and was approved by our stockholders on September 26, 2002. Although the exchange agreement was approved by the Stockholders at the Annual Meeting, it is subject to customary closing conditions and approvals by creditors of Savia and the Company. At this time, all of the closing conditions and approvals have not been satisfied and

                                 SEMINIS, INC.

therefore, the exchange has not been consummated. The Company may not complete all of the transactions contemplated under the exchange agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B preferred stock and the consent of the lenders under the Company's Syndicated Credit Facility.

NOTE 10 -- INCOME TAXES

     Income (loss) from continuing operations before income taxes consists of the following:

                                                        2002       2001       2000
                                                       -------   --------   ---------
U.S. operations......................................  $(9,952)  $(98,826)  $ (90,311)
Foreign operations...................................   28,507      4,346     (15,026)
                                                       -------   --------   ---------
                                                       $18,555   $(94,480)  $(105,337)
                                                       =======   ========   =========

     The expense (benefit) for income taxes consists of the following:

                                                          2002      2001       2000
                                                         -------   -------   --------
Current:
  Federal..............................................  $(5,909)  $    --   $     --
  State................................................     (441)      125        806
  Foreign..............................................    9,085     6,336     12,099
                                                         -------   -------   --------
                                                           2,735     6,461     12,905
                                                         -------   -------   --------
Deferred:
  Federal..............................................    2,065    23,355    (32,466)
  State................................................      179     2,702     (2,824)
  Foreign..............................................   (2,510)    7,457     (2,169)
                                                         -------   -------   --------
                                                            (266)   33,514    (37,459)
                                                         -------   -------   --------
                                                         $ 2,469   $39,975   $(24,554)
                                                         =======   =======   ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2002 and 2001 are as follows:

                                                                2002       2001
                                                              --------   --------
Deferred tax assets:
  Accounts receivable.......................................  $  2,887   $  2,626
  Inventories...............................................    13,644     23,411
  Other accruals............................................     6,546     12,338
  Net operating loss and foreign tax credit carryforwards...    58,864     59,135
                                                              --------   --------
     Total deferred tax assets..............................    81,941     97,510
  Valuation allowances and reserves.........................   (57,060)   (62,769)
                                                              --------   --------
     Net deferred tax assets................................    24,881     34,741
                                                              --------   --------
Deferred tax liabilities:
  Fixed and intangible assets...............................   (19,183)   (28,640)
  Accrued taxes on undistributed foreign earnings...........   (21,451)   (21,837)
                                                              --------   --------
     Total deferred tax liabilities.........................   (40,634)   (50,477)
                                                              --------   --------
                                                              $(15,753)  $(15,736)
                                                              ========   ========

                                 SEMINIS, INC.

     Based upon an assessment of the net deferred tax assets in the United States and foreign jurisdictions, an increase in valuation allowance on the remaining deferred tax assets in the United States and the Netherlands was considered necessary during fiscal year 2001.

     The valuation allowance for deferred tax assets as of September 30, 2002 and 2001 was $57,060 and $62,769, respectively. The net change in the total valuation allowance for the years ended September 30, 2002 and 2001 was a decrease of $5,709 and an increase of $44,168, respectively. The decrease in 2002 consisted of partial utilization of NOLs in the Netherlands which had been fully reserved, utilization of a fully reserved NOL carryback in the United States based on a change in the tax law, offset by additional losses generated in the United States for which no benefit was recorded.

     The Company's tax asset of $58,864 for net operating loss and foreign tax credit carryforwards include appropriate balances relating to a Netherlands net operating loss carryforward of $28,894 that has an indefinite life and a United States net operating loss carryforward of $83,971 which will expire in 2020 and 2022.

     To address cash flow needs in the United States, the repatriation strategy for earnings in Korea was changed during fiscal year 2001. Accordingly, United States tax was recorded for previously undistributed Korean earnings. The earnings for certain other foreign subsidiaries will only be repatriated to the United States to the extent the foreign taxes can be utilized as foreign tax credits against federal taxes.

     The expense (benefit) for income taxes varies from income taxes based on the federal statutory rate as follows:

                                                         2002       2001       2000
                                                        -------   --------   --------
Income tax (benefit) at statutory Federal rate........  $ 6,494   $(33,068)  $(36,868)
State and local income tax (benefit), net of Federal
  income tax effect...................................      170       (168)    (1,312)
Research and other tax credits........................     (724)    (1,064)    (1,358)
Repatriated foreign earnings..........................       --     23,739         --
Foreign earnings taxed at different rates.............    2,599      4,385     (2,051)
Net increase (decrease) in valuation allowances and
  reserves............................................   (5,709)    44,168     11,521
Goodwill amortization.................................       --      3,194      3,558
Other.................................................     (361)    (1,211)     1,956
                                                        -------   --------   --------
                                                        $ 2,469   $ 39,975   $(24,554)
                                                        =======   ========   ========

NOTE 11 -- EMPLOYEE BENEFITS

  PENSION AND RETIREMENT PLANS

     U.S. Plans. The Company maintains a Company-sponsored defined contribution savings plan covering eligible employees. Company contributions are based on a percentage of employee contributions and on employee salaries. Company contributions totaled $1,576, $2,428 and $2,499 in fiscal years 2002, 2001 and 2000, respectively. The Company also maintains a qualified profit sharing plan. Annual contributions are made at the discretion of the Company's board of directors and totaled $514, $566 and $440 in fiscal years 2002, 2001 and 2000, respectively.

     Foreign Plans. In accordance with the local statutory requirements, the Company sponsors retirement and severance plans at several of its foreign locations. The Company has an accrual of $19,740 at September 30, 2002 and $11,531 at September 30, 2001 for anticipated payments to be made to foreign employees upon retirement or termination. The accrual in fiscal year 2002 included a $7,176 equity adjustment for minimum pension liability in Holland.

                                 SEMINIS, INC.

     The Company provides a defined-benefit pension plan in the Netherlands (the "Netherlands Plan") as required by statute. The following provides a reconciliation of the benefit obligation, plan assets and funded status of the Netherlands Plan as of September 30, 2002 and 2001.

                                                               2002      2001
                                                              -------   -------
CHANGE IN PROJECTED BENEFIT OBLIGATION:
  Projected benefit obligation at beginning of year.........  $41,679   $34,193
  Service cost..............................................    2,204     1,393
  Interest cost.............................................    2,450     2,265
  Actuarial loss............................................      315     3,019
  Benefits paid.............................................     (942)     (844)
  Plan participant contributions............................      166        --
  Curtailment...............................................   (1,729)       --
  Translation difference....................................    3,245     1,653
                                                              -------   -------
  Projected benefit obligation at end of year...............   47,388    41,679
                                                              -------   -------

CHANGE IN PLAN ASSETS:
  Fair value of plan assets at beginning of year............   34,143    31,978
  Actual return on plan assets..............................    1,903       671
  Contributions.............................................    1,835     1,035
  Benefits paid.............................................     (942)     (844)
  Translation difference....................................    2,379     1,303
                                                              -------   -------
  Fair value of plan assets at end of year..................   39,318    34,143
                                                              -------   -------
  Funded status of plan.....................................   (8,070)   (7,536)
  Unrecognized net loss.....................................   12,345    10,981
  Unrecognized prior service cost...........................   (1,946)   (3,322)
                                                              -------   -------
  Prepaid pension asset.....................................  $ 2,329   $   123
                                                              =======   =======

     The components of net pension expense of the Netherlands Plan, based on the most recent valuation dates, are as follows:

                                                              2002     2001     2000
                                                             ------   ------   ------
Service cost...............................................  $2,204   $1,393   $1,509
Interest cost..............................................   2,450    2,265    1,752
Actual gain on plan assets.................................  (1,781)    (649)    (960)
Net amortization and deferral..............................  (2,811)  (1,294)  (1,256)
                                                             ------   ------   ------
                                                             $   62   $1,715   $1,045
                                                             ======   ======   ======

     Assumptions used in the above calculations are as follows:

                                                              2002   2001   2000
                                                              ----   ----   ----
Weighted-average discount rate..............................  5.5%   6.0%   6.3%
Rate of future compensation increases.......................  5.8    5.5    5.5
Long-term rate of return on plan assets.....................  8.0    8.0    8.0

 STOCK OPTION PLAN

     In 1998, the Company adopted the Seminis 1998 Stock Option Plan (the "Stock Option Plan") under which key employees and board of director members may be granted options to purchase shares of the

                                 SEMINIS, INC.

Company's authorized and issued Class A Common Stock. The board of directors reserved 3,677 shares for issuance under the plan. On September 26, 2002, during the annual meeting of stockholders, the stockholders approved an amendment to the Seminis, Inc. 1998 Stock Option Plan to increase the number of shares that may be granted under the Plan from 3,677 shares to 4,677 shares. In July 1998, the Board of Directors awarded options to acquire 267 shares by plan participants. During October 1999 and August 2000, 520 options and 432 options were issued at $7.63 and $1.56 per share, respectively. During October 2000 and August 2001, 513 options and 950 options were issued at $1.36 and $1.18 per share, respectively. During April 2002, 2,562 options were issued at $1.28 per share. Under the Stock Option Plan, the option exercise price is equal to fair market value at the date of grant.

     Options currently expire no later than ten years from the grant date and generally vest over four years. Proceeds received by the Company from exercises will be credited to common stock and additional paid-in capital.

     Stock option plan activity during the three years ended September 30, 2002 was as follows:

                                                     AVAILABLE   OUTSTANDING      WEIGHTED
                                                      NUMBER       NUMBER         AVERAGE
                                                     OF SHARES    OF SHARES    EXERCISE PRICE
                                                     ---------   -----------   --------------
September 30, 1999.................................    3,410          267             --
  Grants...........................................     (952)         952           4.87
  Exercises........................................       --           --             --
  Cancellations....................................      135         (135)         13.02
                                                      ------        -----
September 30, 2000.................................    2,593        1,084
                                                      ------        -----
  Grants...........................................   (1,462)       1,462           1.24
  Exercises........................................       --           --             --
  Cancellations....................................      434         (434)          7.11
                                                      ------        -----
September 30, 2001.................................    1,565        2,112
                                                      ------        -----
  Additional authorized A shares...................    1,000           --             --
  Grants...........................................   (2,562)       2,562           1.28
  Exercises........................................        4           (4)          1.33
  Cancellations....................................      248         (248)          3.83
                                                      ------        -----
September 30, 2002.................................      255        4,422
                                                      ======        =====

     The following table summarizes information concerning currently outstanding and exercisable stock options:

                                                    NUMBER                           NUMBER
                                                  OUTSTANDING                      EXERCISABLE
                                                     AS OF         REMAINING          AS OF
EXERCISE PRICE                                      9/30/02     CONTRACTUAL LIFE     9/30/02
--------------                                    -----------   ----------------   -----------
$ 1.28..........................................     2,562         9.50 years            0
  1.18..........................................       872         8.92 years          218
  1.36..........................................       374         8.04 years           94
  1.56..........................................       257         7.92 years          129
  7.63..........................................       267         7.04 years          134
 18.71..........................................        90         5.75 years           90
                                                     -----                             ---
                                                     4,422                             665
                                                     =====                             ===

     Pro forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted under the fair market

                                 SEMINIS, INC.

value method of that statement. The weighted average fair value of options granted in fiscal year 2000 was $2.80 per share using the Black-Scholes option pricing model, assuming a weighted average risk-free interest rate of 6.03%, an expected life of five years and no projected dividend yields. Stock price volatility was 55% and 100% for the October 1999 and August 2000 grants, respectively. The weighted average fair value of options granted in fiscal year 2001 was $0.96 per share using the Black-Scholes options pricing model, assuming a weighted average risk-free interest rate of 5.04%, an expected life of five years and no projected dividend yields. The weighted average fair value of options granted in fiscal year 2002 was $0.98 per share using the Black-Scholes options pricing model, assuming a weighted average risk-free interest rate of 4.59%, an expected life of five years and no projected dividend yields. Stock price volatility was 100% for the October 2000, August 2001 and April 2002 grants.

     For purposes of pro forma disclosures, the estimated fair market value of the options is amortized to expense over the options' vesting periods. Stock-based compensation costs determined under the fair value method would have decreased net income by $769 ($0.01 per share) for the year ended September 30, 2002, and increased net loss by $622 ($0.01 per share) and $795 ($0.01 per share) for the years ended September 30, 2001 and 2000, respectively.

 STOCK AWARD PLAN

     During the quarter ended June 29, 2001, the Company adopted a stock award plan that was approved by the shareholders on September 26, 2002. Certain key executives were awarded with Company shares that vest after meeting certain quarterly performance criteria over 18 months. Upon meeting each quarterly goal, the shares awarded were immediately vested. Total number of shares eligible to be awarded under this plan is 4.8 million. Performance targets were met, which resulted in an accrual of approximately $7.3 million and $2.6 million recorded in selling, general and administrative expenses based on current market value of Common Stock at the date the award was earned in fiscal year 2002 and 2001, respectively.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

 LEASES

     The Company leases land, buildings, machinery and equipment under operating leases. Rental expenses aggregated approximately $7,579, $9,461 and $11,973 in fiscal years 2002, 2001 and 2000, respectively.

     Minimum annual lease commitments under non-cancelable operating leases at September 30, 2002 are as follows:

YEAR ENDING SEPTEMBER 30
------------------------
2003........................................................  $ 5,102
2004........................................................    3,854
2005........................................................    2,557
2006........................................................    1,215
2007........................................................      474
Thereafter..................................................      254
                                                              -------
                                                              $13,456
                                                              =======

 CONTINGENCIES

     The Company has been named as a defendant in various lawsuits arising out of alleged seedmen's errors and omissions. The Company maintains third-party seedmen's errors and omissions insurance covering these types of claims, thus policies are subject to annual renewal and revisions and house deductibles and coverage limits. An accrual for management's estimate of exposure related to such claims has been recorded in the financial statements and is disclosed in
Note 7. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                                 SEMINIS, INC.

     Historically, resolution of asserted claims has been in line with management's expectations.

NOTE 13 -- GEOGRAPHIC INFORMATION

     The Company operates principally in one business segment consisting of the development, production and marketing of vegetable and fruit seeds. Revenues derived from sales to external customers attributed to the Company's country of domicile, to individual countries representing more than 10% of the Company's consolidated net sales and to all other foreign countries in total are summarized as follows:

                                                         2002       2001       2000
                                                       --------   --------   --------
Net sales:
  United States......................................  $144,295   $140,016   $138,774
  Italy..............................................    38,368     37,933     41,789
  South Korea........................................    45,383     56,583     60,732
  Spain..............................................    28,492     25,717     28,153
  Mexico.............................................    28,245     27,809     22,578
  Other foreign......................................   167,824    161,837    182,419
                                                       --------   --------   --------
     Consolidated net sales..........................  $452,607   $449,895   $474,445
                                                       ========   ========   ========

     Long-lived assets other than financial instruments and deferred tax assets located in the Company's country of domicile, located in individual foreign countries representing more than 10% of the Company's consolidated long-lived assets and located in all other foreign countries in total in which the Company holds assets are summarized as follows:

                                                                2002       2001
                                                              --------   --------
Long-lived assets:
  United States.............................................  $138,814   $159,169
  The Netherlands...........................................    29,191     32,724
  South Korea...............................................   142,595    125,608
  Other foreign.............................................    37,323     50,111
                                                              --------   --------
  Consolidated long-lived assets............................  $347,923   $367,612
                                                              ========   ========

NOTE 14 -- RELATED PARTIES

     Balances and transactions with related parties included in the consolidated financial statements are as follows:

     Pursuant to an agreement between our company and Bionova, a biotechnology and fresh produce company and a majority owned subsidiary of Savia, we paid Bionova for access to the results of Bionova's biotechnology research. This agreement was terminated during the third quarter of fiscal year 2002. Research and development expenses included $662, $2,255 and $2,500 in fiscal year 2002, 2001 and 2000, respectively, in biotechnology research fees.

     In fiscal year 2002 and 2001, we had sales of $793 and $944, respectively, to Agrobionova, an affiliate of Savia and a receivable of $355 and $617 at September 30, 2002 and 2001, respectively. We also had sales of $296 to Bionova in fiscal year 2001 and a corresponding receivable of $296 at September 30, 2001.

     We have issued 10,830 shares of our Class C preferred stock to Savia for a total purchase price of $108.3 million. These shares accrue dividends quarterly at a rate of 10.0% per year. In October and November 2000, we received an additional $31.9 million and $14.0 million, respectively, of capital contributions from Savia. We have agreed to pay dividends on these contributions at the same rate as the Class C preferred stock. Through July 1, 2002, there were $25.0 million of accrued and unpaid dividends on the outstanding Class C

                                 SEMINIS, INC.

preferred stock and additional capital contributions. We have also paid dividends of $12.7 million in the form of additional shares on the Class C preferred stock, which are classified as additional paid in capital.

     On October 1, 2002 the Board of Directors approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million to be converted to 4.67 shares of Class C Preferred Stock. Concurrently, the Board also adopted a resolution authorizing and directing an increase in the number of shares designated as Class C Redeemable PIK Preferred Stock from 14.4 shares to 16.7 shares.

NOTE 15 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The seed business is highly seasonal. Generally, net sales are highest in the second fiscal quarter due to increased demand from northern hemisphere growers who plant seed in the early spring. Seminis recorded 33.7% of its fiscal year 2002 and 2001 net sales, during its second fiscal quarter. Seminis' results in any particular quarter should not be considered indicative of those to be expected for a full year.

     The following table sets forth results of operations data for the last eight fiscal quarters.

                                                               QUARTER ENDED
                           --------------------------------------------------------------------------------------
                                       FISCAL YEAR 2002                             FISCAL YEAR 2001
                           -----------------------------------------   ------------------------------------------
                           DEC. 28,   MAR. 29,   JUN. 28,   SEP. 30,   DEC. 29,   MAR. 30,   JUN. 29,    SEP. 30,
                           --------   --------   --------   --------   --------   --------   ---------   --------
Net sales................  $ 80,079   $152,309   $106,564   $113,655   $ 81,233   $151,514   $ 106,445   $110,703
Gross profit.............    49,793     95,851     64,983     70,088     48,271     92,155      10,238     67,164
Net income (loss) from
  continuing
  operations.............   (19,311)    25,654      4,264      5,479    (16,837)     4,879    (107,090)   (15,407)
Income (loss) from
  continuing operations
  available for common
  stockholders...........   (23,880)    20,993       (396)       681    (21,086)       216    (111,750)   (20,159)
Income (loss) from
  continuing operations
  available for common
  stockholders per common
  share, basic and
  diluted................     (0.40)      0.34      (0.01)      0.01      (0.35)        --       (1.87)     (0.33)

NOTE 16 -- SUBSEQUENT EVENT

     On December 13, 2002, Savia, S.A. de C.V., Seminis' majority stockholder, announced that it signed a letter of intent with Fox Paine & Company, LLC, a San Francisco based private equity firm, under which Fox Paine and certain Savia related parties will acquire all of the outstanding shares of Seminis, Inc. In response to the proposed transaction, the Company formed a special committee of the independent directors to evaluate the proposed transaction and its fairness and to make a recommendation to the full Board of Directors. The proposed transaction is subject to certain conditions, including the satisfactory completion of a review of the business and financial condition of Seminis by Fox Paine, the negotiation of definitive agreements covering the transactions contemplated under the letter of intent, the refinancing and incurrence of additional indebtedness of Seminis, the acquisition of the Seminis shares held by the public, the approval of the bank lenders of both Savia and its controlling stockholders, the obtaining of regulatory approvals, the approval of the Board of Directors of Seminis and Savia and the approval of the stockholders of Seminis and Savia.

     On December 17, 2002 and January 4, 2003, four purported class action lawsuits were filed relating to the above-described transaction. Three of these actions -- Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097 and Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105 -- were filed in the Delaware Court of Chancery (New Castle County), while the fourth, Mark Rosales
v. Seminis, Inc., Case No. CIV216255, was filed in California

                                 SEMINIS, INC.

Superior Court (Ventura County). The Firth, Pozniak and Herranz complaints name as defendants Savia S.A. de C.V. ("Savia") and Seminis, Inc. ("Seminis"), along with Seminis' directors. The Rosales complaint names as a defendant Seminis and its directors. All four complaints purport to be brought on behalf of Seminis common stockholders or their successors. All four complaints allege that the above-described transaction, if consummated, would provide insufficient consideration to Seminis common stockholders and allege that the defendants breached their fiduciary duties in connection with the transaction. The complaints seek a preliminary and permanent injunction to enjoin the transaction and, in the event the transaction is consummated, rescission and damages. The defendants will vigorously defend these actions.

                        PART I -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                                 SEMINIS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 AS OF          AS OF
                                                               MARCH 28,    SEPTEMBER 30,
                                                                 2003           2002
                                                              -----------   -------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets
  Cash and cash equivalents.................................   $  34,901      $  36,805
  Accounts receivable, less allowances for doubtful accounts
    of $13,341 and $12,344, respectively....................     178,788        140,315
  Inventories...............................................     271,174        272,527
  Prepaid expenses and other current assets.................       4,876          2,427
                                                               ---------      ---------
    Total current assets....................................     489,739        452,074
Property, plant and equipment, net..........................     161,547        168,729
Goodwill, net...............................................      97,578         98,931
Intangible assets, net......................................      56,520         61,872
Other assets................................................      22,884         18,391
                                                               ---------      ---------
                                                               $ 828,268      $ 799,997
                                                               =========      =========
           LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings.....................................   $  40,990      $  28,532
  Current maturities of long-term debt......................     226,720         21,709
  Accounts payable..........................................      31,375         38,179
  Accrued liabilities.......................................     108,667         98,624
                                                               ---------      ---------
    Total current liabilities...............................     407,752        187,044
Long-term debt..............................................      15,379        228,293
Deferred income taxes.......................................      16,503         15,753
Minority interest in subsidiaries...........................       1,436          1,902
                                                               ---------      ---------
    Total liabilities.......................................     441,070        432,992
                                                               ---------      ---------
Commitments and contingencies (see Note 8)
Mandatorily redeemable stock
  Class B Redeemable Preferred Stock, $.01 par value; 25
    shares authorized as of March 28, 2003 and September 30,
    2002; 25 shares issued and outstanding as of March 28,
    2003 and September 30, 2002.............................      30,500         29,500
                                                               ---------      ---------
    Total mandatorily redeemable stock......................      30,500         29,500
                                                               ---------      ---------
Stockholders' equity
  Class C Preferred Stock, $.01 par value; 17 and 14 shares
    authorized as of March 28, 2003 and September 30, 2002,
    respectively; 17 and 12 shares issued and outstanding as
    of March 28, 2003 and September 30, 2002, respectively
    (Liquidation Value of $191.9 and $138.2 million at March
    28, 2003 and September 30, 2002, respectively)..........           1              1
  Class A Common Stock, $.01 par value; 211,000 shares
    authorized as of March 28, 2003 and September 30, 2002;
    18,952 and 18,940 shares issued and outstanding as of
    March 28, 2003 and September 30, 2002, respectively.....         190            190
  Class B Common Stock, $.01 par value; 67,000 shares
    authorized as of March 28, 2003 and September 30, 2002;
    45,142 shares issued and outstanding as of March 28,
    2003 and September 30, 2002.............................         452            452
  Additional paid-in-capital................................     698,308        699,255
  Accumulated deficit.......................................    (312,298)      (324,558)
  Accumulated other comprehensive loss......................     (29,955)       (37,835)
                                                               ---------      ---------
    Total stockholders' equity..............................     356,698        337,505
                                                               ---------      ---------
                                                               $ 828,268      $ 799,997
                                                               =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE                 FOR THE
                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                     ---------------------   ---------------------
                                                     MARCH 28,   MARCH 29,   MARCH 28,   MARCH 29,
                                                       2003        2002        2003        2002
                                                     ---------   ---------   ---------   ---------
                                                          (UNAUDITED)             (UNAUDITED)
Net sales..........................................  $159,001    $152,309    $239,617    $232,388
Cost of goods sold.................................    58,008      56,458      88,241      86,744
                                                     --------    --------    --------    --------
  Gross profit.....................................   100,993      95,851     151,376     145,644
                                                     --------    --------    --------    --------
Operating expenses
  Research and development expenses................    10,953       9,611      22,378      21,510
  Selling, general and administrative expenses.....    48,637      44,621      91,337      88,528
  Amortization of intangible assets................     3,966       4,144       7,893       8,302
                                                     --------    --------    --------    --------
     Total operating expenses......................    63,556      58,376     121,608     118,340
                                                     --------    --------    --------    --------
  Gain on sale of assets...........................     1,537       4,359       1,091       5,275
                                                     --------    --------    --------    --------
Income from operations.............................    38,974      41,834      30,859      32,579
                                                     --------    --------    --------    --------
Other income (expense)
  Interest income..................................       259         122         506         242
  Interest expense.................................    (8,704)     (7,054)    (15,441)    (14,344)
  Foreign currency gain (loss).....................       213      (3,278)         29      (4,342)
  Other, net.......................................       316         212         447        (310)
                                                     --------    --------    --------    --------
                                                       (7,916)     (9,998)    (14,459)    (18,754)
                                                     --------    --------    --------    --------
Income before income taxes.........................    31,058      31,836      16,400      13,825
Income tax expense.................................    (7,018)     (6,182)     (4,140)     (7,482)
                                                     --------    --------    --------    --------
Net income.........................................    24,040      25,654      12,260       6,343
Preferred stock dividends..........................    (4,661)     (3,497)     (9,184)     (6,927)
Additional capital contribution dividends..........        --      (1,164)         --      (2,303)
                                                     --------    --------    --------    --------
Net income (loss) available for common
  stockholders.....................................  $ 19,379    $ 20,993    $  3,076    $ (2,887)
                                                     ========    ========    ========    ========
Net income (loss) available for common stockholders
  per common share:
  Basic............................................  $   0.30    $   0.34    $   0.05    $  (0.05)
                                                     ========    ========    ========    ========
  Diluted..........................................  $   0.29    $   0.33    $   0.05    $  (0.05)
                                                     ========    ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                     CLASS C           CLASS A           CLASS B                                   ACCUMULATED
                                 PREFERRED STOCK    COMMON STOCK      COMMON STOCK     ADDITIONAL                     OTHER
                                 ---------------   ---------------   ---------------    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                 NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT    CAPITAL       DEFICIT         LOSS
                                 ------   ------   ------   ------   ------   ------   ----------   -----------   -------------
BALANCE, SEPTEMBER 30, 2002....    12      $ 1     18,940    $190    45,142    $452     $699,255     $(324,558)     $(37,835)
Comprehensive income
  Net income (Unaudited).......    --       --         --      --        --      --           --        12,260            --
    Translation adjustment
      (Unaudited)..............    --       --         --      --        --      --           --            --         7,880
Conversion of additional
  capital contribution to Class
  C Preferred Stock
  (Unaudited)..................     5       --         --      --        --      --           --            --            --
Options Exercised
  (Unaudited)..................    --       --         12      --        --      --           53            --            --
Dividends on Redeemable
  Preferred Stock
  (Unaudited)..................    --       --         --      --        --      --       (1,000)           --            --
                                   --      ---     ------    ----    ------    ----     --------     ---------      --------
BALANCE, MARCH 28, 2003
  (Unaudited)..................    17      $ 1     18,952    $190    45,142    $452     $698,308     $(312,298)     $(29,955)
                                   ==      ===     ======    ====    ======    ====     ========     =========      ========


                                     TOTAL
                                 STOCKHOLDERS'
                                    EQUITY
                                 -------------
BALANCE, SEPTEMBER 30, 2002....    $337,505
Comprehensive income
  Net income (Unaudited).......      12,260
    Translation adjustment
      (Unaudited)..............       7,880
                                   --------
                                     20,140
Conversion of additional
  capital contribution to Class
  C Preferred Stock
  (Unaudited)..................          --
Options Exercised
  (Unaudited)..................          53
Dividends on Redeemable
  Preferred Stock
  (Unaudited)..................      (1,000)
                                   --------
BALANCE, MARCH 28, 2003
  (Unaudited)..................    $356,698
                                   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     FOR THE
                                                                SIX MONTHS ENDED
                                                              ---------------------
                                                              MARCH 28,   MARCH 29,
                                                                2003        2002
                                                              ---------   ---------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 12,260    $  6,343
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................    15,343      15,948
     Gain on sale of fixed assets...........................    (1,091)     (1,257)
     Deferred income taxes..................................       802         593
     Provision (benefit) for minority interest subsidiary...      (270)        370
     Inventory write-down...................................     8,352       8,200
     Gain on sale of non-core business......................        --      (4,018)
     Compensation expense for restricted stock..............        --       2,600
     Other..................................................     1,388          38
     Changes in assets and liabilities:
       Accounts receivable..................................   (34,168)    (25,536)
       Inventories..........................................      (279)     (1,625)
       Prepaid expenses and other assets....................    (5,640)     (2,580)
       Current income taxes.................................     1,091       4,582
       Accounts payable.....................................    (7,937)    (16,857)
       Other liabilities....................................     1,746      (1,624)
                                                              --------    --------
     Net cash used in operating activities..................    (8,403)    (14,823)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed and intangible assets..................    (5,826)     (5,796)
  Proceeds from disposition of assets.......................     7,613      24,342
  Proceeds from sale of non-core business...................        --      17,551
  Other.....................................................       179        (554)
                                                              --------    --------
     Net cash provided by investing activities..............     1,966      35,543
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................       596         509
  Repayment of long-term debt...............................    (8,763)    (36,216)
  Net short-term borrowings.................................    11,590      19,996
  Other.....................................................        53          --
                                                              --------    --------
     Net cash provided by (used in) financing activities....     3,476     (15,711)
                                                              --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     1,057         152
                                                              --------    --------
Increase (decrease) in cash and cash equivalents............    (1,904)      5,161
Cash and cash equivalents, beginning of period..............    36,805      22,323
                                                              --------    --------
Cash and cash equivalents, end of period....................  $ 34,901    $ 27,484
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Seminis, Inc. ("Seminis," "We" or the "Company") is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. ("Savia") and effectively began operations when it purchased Asgrow Seed Company in December 1994.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior periods to conform to the current quarter presentation.

     Seminis generally operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter, except for the fiscal year end, which closes on September 30.

     The unaudited consolidated financial statements included herein reflect all adjustments, (consisting only of normal recurring adjustments), that the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The Company's business is subject to seasonal fluctuation and, therefore, the results of operations for periods less than one year are not necessarily indicative of results, which may be expected for any other interim period or for the fiscal year as a whole.

  SUPPLEMENTARY CASH FLOW INFORMATION

                                                                SIX MONTHS ENDED
                                                              ---------------------
                                                              MARCH 28,   MARCH 29,
                                                                2003        2002
                                                              ---------   ---------
                                                                   (UNAUDITED)
Cash paid for interest......................................   $9,329      $11,469
Cash paid for income taxes..................................    2,247        2,307
Supplemental non-cash transactions:
  Class C Preferred Stock dividends.........................       --        5,927
  Class B Redeemable Preferred Stock dividends..............    1,000        1,000
  Additional capital contribution dividends.................       --        2,303

     Effective January 2001, Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The syndicated credit facility, however, precludes the payment of cash dividends. These dividends have not been accrued effective July 1, 2002 in accordance with the exchange agreement, dated as of July 1, 2002, by and between the Company and Savia (the "Exchange Agreement"), as further described in Note 2. As part of the Exchange Agreement, Savia agreed to forego dividends on Class C Preferred Stock and additional capital contributions effective July 1, 2002; however, such dividends would be payable if the transactions contemplated by the Exchange Agreement are not completed and the Exchange Agreement is terminated.

  INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic income (loss) per common share is computed by dividing net income
(loss) available to common stockholders by the average number of common shares outstanding during each period. Net income (loss) available to common stockholders represents reported net income (loss) less preferred and additional capital contribution dividends. Diluted net

                                 SEMINIS, INC.

income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of net income (loss) and sets forth the computation for basic and diluted net income (loss) per share available for common stockholders.

                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                              ---------------------   ---------------------
                                              MARCH 28,   MARCH 29,   MARCH 28,   MARCH 29,
                                                2003        2002        2003        2002
                                              ---------   ---------   ---------   ---------
                                                   (UNAUDITED)             (UNAUDITED)
NUMERATOR FOR BASIC AND DILUTED:
Net income..................................   $24,040     $25,654     $12,260     $ 6,343
Preferred stock dividends...................      (500)     (3,497)     (1,000)     (6,927)
Additional capital contribution dividends...        --      (1,164)         --      (2,303)
Contingent dividends payable................    (4,161)         --      (8,184)         --
                                               -------     -------     -------     -------
  Net income (loss) available for common
     stockholders...........................   $19,379     $20,993     $ 3,076     $(2,887)
                                               =======     =======     =======     =======
DENOMINATOR -- SHARES:
  Weighted average common shares outstanding
     (basic)................................    64,094      62,062      64,090      61,056
  Add: potential common shares:.............     2,161         887       1,080          --
                                               -------     -------     -------     -------
  Weighted average common shares outstanding
     (diluted)..............................    66,255      62,949      65,170      61,056
                                               =======     =======     =======     =======
NET INCOME (LOSS) AVAILABLE FOR COMMON
  STOCKHOLDERS PER COMMON SHARE:
  Basic.....................................   $  0.30     $  0.34     $  0.05     $ (0.05)
                                               =======     =======     =======     =======
  Diluted...................................   $  0.29     $  0.33     $  0.05     $ (0.05)
                                               =======     =======     =======     =======

     A total of 0.3 million potential shares from options were excluded from the computation of diluted earnings per share for the three and six months ended March 28, 2003 due to their antidilutive effect. A total of 1.0 million and 1.9 million of potential shares from options were excluded from the computation of diluted earning per share for the three and six months ended March 29, 2002, respectively, due to their antidilutive effect.

     Contingently payable dividends represent dividends that may potentially be payable to Savia if the Exchange Agreement described in Note 2 is not consummated. As part of the Exchange Agreement, Savia agreed to forego dividends on Class C Preferred Stock and additional capital contributions effective July 1, 2002; however, such dividends would be payable if the transactions contemplated by the Exchange Agreement are not completed and the Exchange Agreement is terminated. These dividends have not been accrued but are included in the calculation of earnings per share.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We have adopted SFAS No. 144 as of October 1, 2002. Such adoption did not have a material effect on our consolidated financial position, results of operations or cash flows.

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections." Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary

                                 SEMINIS, INC.

accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions" are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. Accordingly, SFAS No. 145 was adopted by the Company on October 1, 2002. Such adoption did not have an impact on our business, consolidated financial position, results of operations or cash flow.

     In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)."

     SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan.

     The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

     On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. Accordingly, the Company adopted FIN 45 during the quarter ended December 27, 2002. The company has no guarantees which would require disclosure under FIN 45.

     In January 2003, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. As we have elected not to change to the fair value based method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 will not have an impact upon our financial condition or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of ARB No. 51." The Interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of

                                 SEMINIS, INC.

this Interpretation are effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. The adoption of this Interpretation did not have a significant impact on the Company's financial results.

NOTE 2 -- LIQUIDITY

     As of September 30, 2000, we were not in compliance with certain covenants of our existing syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the syndicated credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of the Company.

     On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing syndicated credit facility. Upon receipt of the amended syndicated credit facility, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the syndicated credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

     In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the syndicated credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing syndicated credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

     We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended syndicated credit facility at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended syndicated credit facility; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the syndicated credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the syndicated credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. We met all required principal and interest payments during the first six months of fiscal year 2003 and were in compliance with all of our financial covenants at March 28, 2003 under the newly extended amendment. As all remaining amounts under the amended syndicated credit facility are due within one year, the $223.3 million of outstanding borrowings under the syndicated credit facility have been classified as a current liability as of March 28, 2003.

                                 SEMINIS, INC.

     Although not impacting current liquidity, the Company entered into the Exchange Agreement to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, additional capital contributions (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the Exchange Agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company's Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company's Class B common stock that also hold shares of the Company's Class B Redeemable preferred stock). The Exchange Agreement was approved by the Company's Board of Directors on July 3, 2002 and was approved by our stockholders on September 26, 2002. Although the Exchange Agreement was approved by the stockholders at the 2002 Annual Meeting, it is subject to customary closing conditions and approvals by creditors of Savia and the Company. At this time, all of the closing conditions and approvals have not been satisfied and therefore, the exchange has not been consummated. The Company may not complete all of the transactions contemplated under the Exchange Agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B preferred stock and the consent of the lenders under the Company's syndicated credit facility.

     In December 2002, Savia, Seminis' majority stockholder, announced that it signed a letter of intent with Fox Paine & Company, LLC, a San Francisco based private equity firm, under which an acquisition company would be formed to acquire all the outstanding shares of Seminis common stock. The consummation of the proposed transaction would require the Company's existing credit facility to be refinanced. It is anticipated that the proposed transaction would be funded, in part, by financing arranged by the newly-formed acquisition company. The proposed transaction is subject to certain conditions, including, among other things, the negotiation of definitive agreements and approval of the Seminis Board of Directors and stockholders. In response to the proposed transaction, Seminis formed a special committee of independent members of its Board of Directors on December 18, 2002 to, among other things, evaluate the proposed transaction and its fairness to the holders of Seminis common stock unaffiliated with Fox Paine or Savia and make a recommendation regarding the proposed transaction to the entire Seminis Board of Directors at the appropriate time. In April 2003, Savia announced that its shareholders approved the sale of Savia-owned Seminis shares as contemplated by the proposed transaction. While negotiations are proceeding, there can be no assurances that the proposed transaction will be approved by the Seminis special committee or Board of Directors, or that any transaction will be consummated.

     Whereas we have met our obligations as well as covenant requirements under the amended credit facility through March 28, 2003, we must successfully execute a refinancing plan prior to December 31, 2003 in order to meet the final maturity of the facility. We will continue to pursue a refinancing plan, which may include negotiation of a new credit facility and/or placement of new debt securities; however, there can be no assurances that we will be able to successfully complete the refinancing. Additionally, as discussed above, there can be no assurances that the proposed transaction with Fox Paine and Savia will be consummated. Failure to comply with existing covenants, which would make the syndicated credit facility callable, or our inability to obtain adequate financing with terms satisfactory to Seminis prior to December 31, 2003 could have a material adverse impact on our business, results of operations or financial condition.

                                 SEMINIS, INC.

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                               MARCH 28,    SEPTEMBER 30,
                                                                 2003           2002
                                                              -----------   -------------
                                                              (UNAUDITED)
Seed........................................................   $238,196       $238,448
Unharvested crop growing costs..............................     24,909         27,199
Supplies....................................................      8,069          6,880
                                                               --------       --------
                                                               $271,174       $272,527
                                                               ========       ========

NOTE 4 -- GOODWILL

     Changes in the net carrying amount of goodwill for the period ended March 28, 2003, are as follows:

                                                              AMOUNT
                                                              -------
Balance as of September 30, 2002............................  $98,931
  Goodwill acquired during the period (unaudited)...........      304
  Impairment losses (unaudited).............................       --
Translation adjustments and other (unaudited)...............   (1,657)
                                                              -------
Balance as of March 28, 2003 (unaudited)....................  $97,578
                                                              =======

NOTE 5 -- INTANGIBLES

     The following table sets forth the Company's intangible assets, at March 28, 2003 and September 30, 2002, which continue to be amortized:

                                                 MARCH 28, 2003                               SEPTEMBER 30, 2002
                                  --------------------------------------------   --------------------------------------------
                                  GROSS CARRYING   ACCUMULATED    NET CARRYING   GROSS CARRYING   ACCUMULATED    NET CARRYING
                                      AMOUNT       AMORTIZATION      AMOUNT          AMOUNT       AMORTIZATION      AMOUNT
                                  --------------   ------------   ------------   --------------   ------------   ------------
                                   (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
Amortized intangible assets:
Germplasm.......................     $ 99,662        $ 73,901       $25,761         $ 99,844        $ 71,431       $28,413
Software Costs..................       35,648          23,931        11,717           33,922          20,697        13,225
Trademarks......................       14,900           8,128         6,772           14,900           7,772         7,128
Other intangibles...............       26,813          14,543        12,270           25,953          12,847        13,106
                                     --------        --------       -------         --------        --------       -------
Total...........................     $177,023        $120,503       $56,520         $174,619        $112,747       $61,872
                                     --------        --------       -------         --------        --------       -------

     Amortization expense on intangible assets was $3,966 and $4,144 for the three months ended March 28, 2003 and March 29, 2002, respectively; and $7,893 and $8,302 for the six months ended March 28, 2003 and March 29, 2002, respectively. Based on current information, estimated amortization expense for acquired intangible assets for this fiscal year, and for each of the next four succeeding fiscal years, is expected to be approximately $15,756, $14,486, $13,454, $12,646 and $12,023, respectively.

                                 SEMINIS, INC.

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following at March 28, 2003 and September 30, 2002:

                                                               MARCH 28,    SEPTEMBER 30,
                                                                 2003           2002
                                                              -----------   -------------
                                                              (UNAUDITED)
Employee salaries and related benefits......................   $ 45,857        $44,754
Severance...................................................      5,053          3,269
Seedmen's errors and omissions..............................      5,449          4,072
Interest....................................................      3,234            412
Savia dividends and interest payable........................     26,146         25,383
Income taxes payable........................................      4,135          3,236
Other.......................................................     18,793         17,498
                                                               --------        -------
                                                               $108,667        $98,624
                                                               ========        =======

NOTE 7 -- STOCK-BASED COMPENSATION

     The Company has a policy whereby all stock option grants are priced at fair market value on the date of grant. Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

     In accordance with the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosures," the following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of SFAS No. 123:

                                                     FOR THE                 FOR THE
                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                              ---------------------   ---------------------
                                              MARCH 28,   MARCH 29,   MARCH 28,   MARCH 29,
                                                2003        2002        2003        2002
                                              ---------   ---------   ---------   ---------
                                                   (UNAUDITED)             (UNAUDITED)
Net income (loss) available for common
  stockholders, as reported.................   $19,379     $20,993     $3,076      $(2,887)
Compensation expense, net of tax............      (187)       (161)      (375)        (321)
                                               -------     -------     ------      -------
Pro forma net income (loss) available for
  common stockholders.......................   $19,192     $20,832     $2,701      $(3,208)
                                               -------     -------     ------      -------
Net income (loss) available for common
  stockholders per common share as reported:
Basic.......................................   $  0.30     $  0.34     $ 0.05      $ (0.05)
Diluted.....................................   $  0.29     $  0.33     $ 0.05      $ (0.05)
                                               -------     -------     ------      -------
Pro forma net income (loss) available for
  common stockholders per common share:
Basic.......................................   $  0.30     $  0.34     $ 0.04      $ (0.05)
Diluted.....................................   $  0.29     $  0.33     $ 0.04      $ (0.05)
                                               -------     -------     ------      -------

                                 SEMINIS, INC.

NOTE 8 -- CONTINGENCIES

     We are involved from time to time as a defendant in various lawsuits arising in the normal course of business. We believe that no current claims, individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

     In January 2002, melon growers in Costa Rica notified us that our Dorado melon seeds were infected with Watermelon Fruit Blotch. Growers who purchased the infected Seminis seeds and growers whose crops were infected by the bacteria that spread from crops grown with the infected Seminis seeds have claimed damages against us. The claims related to those growers who purchased Seminis seeds have been settled for approximately $5.8 million, of which, approximately $2.6 million was recovered under our errors and omissions insurance policy and the remainder of the settlement was paid by the Company by July 2002. The claims related to the growers with infected crops total approximately $5.2 million and we believe these claims are covered under our general liability insurance policy. We have tentatively settled all of these claims and we have advanced approximately $2.1 million to the growers; however, we are unable to finalize the settlement because our general liability insurance carrier has denied coverage. We continue to believe the policy covers these claims and are pursuing enforcement of our rights under the policy coverage of the claims. In the event we cannot finalize the settlement, claims could increase above $5.2 million.

     In early 2000, we filed a suit against Dietrich Schmidt, the former president of Seminis and the current president of United Genetics, a competitor of ours, United Genetics and two former Seminis breeders, Ken Owen and Wei Ouyang, for trade secret misappropriation and breach of contract. Schmidt filed a counterclaim for defamation against us. We were unsuccessful on our claims for trade secret misappropriation and breach of contract and Schmidt was successful on his counterclaim with the court awarding him $1 in nominal damages. The court subsequently awarded Schmidt, Owen and Ouyang their attorneys' fees. We have appealed certain aspects of the judgement, including the fee award. The appeal is still pending and is not expected to be decided until late 2003.

     On December 17, 2002 and January 4, 2003, five purported class action lawsuits were filed relating to the proposed transaction under which Fox Paine & Company, LLC, a San Francisco based private equity firm and certain Savia-related parties would acquire all of the outstanding shares of Seminis. Four of these actions -- Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097, Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105 and Haven Capital Management v. Seminis, Inc., et al., Civil Action No. 20140-NC were filed in the Delaware Court of Chancery (New Castle, County), while the fifth, Mark Rosales
v. Seminis, Inc., Case No. CIV216255, was filed in California Superior Court (Ventura County). The Firth, Pozniak, Herranz and Haven complaints name as defendants Savia and Seminis, along with Seminis' directors.

     The Rosales complaint names as a defendant Seminis and its directors. All five complaints purport to be brought on behalf of Seminis common stockholders or their successors. The four complaints filed in Delaware have been consolidated into one action. All five complaints allege that the above-described transaction, if consummated, would provide insufficient consideration to Seminis common stockholders and allege that the defendants breached their fiduciary duties in connection with the transaction. The complaints seek a preliminary and permanent injunction to enjoin the transaction and, in the event the transaction is consummated, rescission and damages. The defendants will vigorously defend these actions.

                                      PROXY

                                 SEMINIS, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 5, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I appoint Alfonso Romo Garza and Gaspar Alvarez Martinez, together and separately, as proxies to vote all shares of Seminis common stock that I have power to vote at the special meeting of stockholders to be held on September 5, 2003 at 10:00 a.m. local time at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       SPECIAL MEETING OF STOCKHOLDERS OF

                                  SEMINIS, INC.

                               SEPTEMBER 5, 2003




Please date, sign and mail your proxy card in the envelope provided as soon as possible.



1. Approve and adopt the Agreement and Plan of Merger among Seminis, Inc., Seminis Acquisition LLC and Seminis Merger Corp. and merger of Seminis Merger Corp. with and into Seminis, Inc.

                                    /_/ For /_/ Against /_/ Abstain

      THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

2. Transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEM 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Box /_/




Signature of Stockholder                               Date:
                         -----------------------------      -------------------

Signature of Stockholder                               Date:
                         -----------------------------      -------------------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


                                       2